   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 15, 1999
                                            REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                          MAXXIM MEDICAL GROUP, INC.*
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                           3842                          59-3597135
(State or Other Jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
Incorporation or Organization)     Classification Code Number)          Identification No.)

                             ---------------------

       10300 49TH STREET NORTH, CLEARWATER, FLORIDA 33762, (727) 561-2100 (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                             ---------------------

                         KENNETH W. DAVIDSON, PRESIDENT
                           MAXXIM MEDICAL GROUP, INC.
                            10300 49TH STREET NORTH
                           CLEARWATER, FLORIDA 33762
                                 (727) 561-2100
               (Name, Address, Including Zip Code, and Telephone
               Number, Including Area Code, of Agent for Service)

                     WITH COPIES OF ALL COMMUNICATIONS TO:

              PAUL R. LYNCH, ESQ.                           MITCHELL S. PRESSER, ESQ.
        SHUMAKER, LOOP & KENDRICK, LLP                   WACHTELL, LIPTON, ROSEN & KATZ
          101 EAST KENNEDY BOULEVARD                           51 WEST 52ND STREET
                  SUITE 2800                                 NEW YORK, NY 10019-6150
             TAMPA, FLORIDA 33602                                (212) 403-1000
                (813) 229-7600

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the Exchange Offer referred to herein.

                             ---------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                             ---------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
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                                                                         PROPOSED             PROPOSED
             TITLE OF EACH CLASS                    AMOUNT TO             MAXXIM               MAXIMUM             AMOUNT OF
             OF SECURITIES TO BE                        BE            OFFERING PRICE          AGGREGATE          REGISTRATION
                  REGISTERED                        REGISTERED           PER NOTE         OFFERING PRICE(1)         FEE(2)
---------------------------------------------------------------------------------------------------------------------------------
Senior Subordinated Discount Notes due 2009      $144,552,000(3)           73.9%            $106,913,550         $28,225.18(3)
---------------------------------------------------------------------------------------------------------------------------------
Guarantees of the Senior Subordinated Discount
  Notes due 2009(4)                                    (4)                  (4)                  (4)                  (4)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933.
(2) Calculated pursuant to Rule 457(f)(2).
(3) The Senior Subordinated Discount Notes due 2009 were sold on November 12, 1999 at a discount from their principal amount at maturity. The registration fee was calculated based on the gross proceeds received from the sale of the Senior Subordinated Discount Notes due 2009. The "Amount to Be Registered" represents the aggregate principal amount at maturity of such notes.
(4) Pursuant to Rule 457(n) under the Securities Act, no registration fee is required with respect to the guarantees.

                             ---------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        *TABLE OF ADDITIONAL REGISTRANTS

                                      STATE OR OTHER    PRIMARY STANDARD
                                     JURISDICTION OF       INDUSTRIAL      I.R.S. EMPLOYEE
                                     INCORPORATION OR    CLASSIFICATION    IDENTIFICATION
NAME                                   ORGANIZATION          NUMBER            NUMBER
----                                 ----------------   ----------------   ---------------
Maxxim Medical, Inc.(1)............          Texas             3842          76-0291634
Maxxim Medical, Inc.(1)............       Delaware             3842          74-1941367
Maxxim Investment Management,
  Inc.(2)..........................         Nevada             3842          88-1625987
Fabritek La Romana, Inc.(1)........    Mississippi             3842          64-0574215

-------------------------

(1) The address, including zip code, and telephone number, including area code, of the principal executive offices of these additional registrants is 10300 49th Street North, Clearwater, Florida 33762, (727) 561-2100.

(2) The address, including zip code, and telephone number, including area code, of the principal executive offices of Maxxim Investment Management, Inc. is 1325 Airmotive Way, Suite 130, Reno, Nevada 89902, (775) 823-3080.

                             SUBJECT TO COMPLETION
                               DECEMBER 15, 1999
PROSPECTUS
                           MAXXIM MEDICAL GROUP, INC.
                               OFFER TO EXCHANGE
    ALL SENIOR SUBORDINATED DISCOUNT NOTES DUE 2009 ($144,552,000 AGGREGATE
                         PRINCIPAL AMOUNT AT MATURITY)
                                      FOR
 SENIOR SUBORDINATED DISCOUNT NOTES DUE 2009 ($144,552,000 AGGREGATE PRINCIPAL
                              AMOUNT AT MATURITY)
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

     The exchange offer will expire at 5:00 p.m., New York City time, on , 2000, unless extended.

                           -------------------------

     We do not intend to list the exchange notes on any national securities exchange, and no public market for the exchange notes is anticipated.

                           -------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE                   FOR A DISCUSSION OF
FACTORS THAT YOU SHOULD CONSIDER BEFORE TENDERING YOUR OLD NOTES.

                           -------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

                 THE DATE OF THIS PROSPECTUS IS        , 2000.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION RELATING TO THESE SECURITIES IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Additional Information..............   ii
Forward-Looking Statements..........  iii
Industry and Pro Forma
  Information.......................    v
Summary.............................    1
Risk Factors........................   22
The Exchange Offer..................   40
The Transactions....................   49
Use of Proceeds.....................   52
Capitalization......................   53
Unaudited Pro Forma Financial
  Information of the Company........   54
Selected Historical Consolidated
  Financial Information of
  Holdings..........................   64
Management's Discussion and
  Analysis of Financial Condition
     and Results of Operations......   66
Business............................   78

                                      PAGE
                                      ----
Management..........................   96
Security Ownership of Certain
  Beneficial Owners and
  Management........................  101
Certain Relationships and Related
  Party Transactions................  104
Description of New Credit Facilities
  and Other Indebtedness............  111
Description of the Exchange Notes...  115
Exchange and Registration Rights
  Agreement.........................  168
Book-Entry, Delivery and Form.......  171
Certain United States Federal Income
  Tax Considerations................  175
Plan of Distribution................  176
Available Information...............  177
Experts.............................  178
Validity of the Exchange Notes......  178

                             ADDITIONAL INFORMATION

     This prospectus incorporates important business and financial information about us from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this prospectus (other than exhibits to those documents) by requesting them in writing or by telephone from us at the following address:
                           Maxxim Medical Group, Inc.
                            10300 49th Street North
                           Clearwater, Florida 33762
                             Attention: Mary Lugris
                           Telephone: (727) 561-2100

     You will not be charged for any documents that you request. If you would
like to request documents, please do so by           , 2000 in order to receive
them before the exchange offer expires on           , 2000.

                           -------------------------

     Until           , 2000, all dealers that effect transactions in these
securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements" including, in particular, the statements about our plans, strategies and prospects under "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." These statements are based on our current plans and expectations relating to, among other things, growth in the future and future success under various strategies, and, as such, these forward-looking statements involve uncertainty and risk. The forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by such forward-looking statements. Important factors, some of which may be beyond our control, that could cause actual results to differ materially from management's expectations ("cautionary statements") are disclosed in this prospectus, including under "Risk Factors." We caution you not to place undue reliance on these forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus. These forward-looking statements are based on assumptions about the Company and Holdings, including, among other things, that:

     - our increased leverage and debt service obligations described in this prospectus will not have an adverse effect on our operations and finances;

     - there will not be adverse developments in, or changes to, the laws and regulations governing our business (particularly regulations promulgated by the U.S. Food and Drug Administration);

     - there will not be adverse developments in the international markets in which we operate, and we will be successful in anticipating and managing the risks associated with our international operations;

     - products in development will be introduced successfully and on schedule;

     - we will make acquisitions which contribute to profitability, and the integration of such acquisitions will not disrupt our operations;

     - we will be able to respond effectively to cost containment efforts and other significant trends affecting healthcare providers and healthcare buying groups;

     - demand for our products will follow recent growth trends;

     - we will become year 2000 compliant without material expenditures, and our key suppliers and customers also will become year 2000 compliant so that our business is not disrupted;

     - our senior management's obligation to manage Circon Corporation (a former subsidiary that is commonly owned and managed) as well as the Company will not prove unduly burdensome or adversely divert management attention away from the Company;

     - our competitors will not introduce new products that will substantially reduce our sales position in our most significant product groups;

     - any product liability claims or other litigation to which we are now subject or to which we may become subject in the future will not result in materially adverse judgments against us; and

     - we will be successful in retaining employees who are integral to the operation of our business.

     In the event any of the above assumptions does not prove to be correct, actual results could differ materially from the expectations expressed in the forward-looking statements. Except to the extent required under the federal securities laws, we do not intend to update or otherwise revise forward-looking statements to reflect circumstances arising after the date of the preparation of the forward-looking statements.

                       INDUSTRY AND PRO FORMA INFORMATION

     Unless otherwise indicated, and except as provided in the following sentence, information in this prospectus concerning the U.S. single-use specialty medical products industry and the custom procedure tray and medical glove portions of such industry and the European custom procedure tray industry, including, but not limited to, information as to historical sales, historical growth rates, projected growth rates and our position in the custom procedure tray portion of the U.S. single-use specialty medical products industry, is based on a report dated September 7, 1999, that was prepared in connection with the sale of the old notes by Frost & Sullivan, a market research firm. Information regarding our percentage of total sales of non-latex medical examination gloves to hospitals, surgery centers and other acute care facilities in the United States is based on reports prepared by IMS Health Incorporated ("IMS"), a supplier of market research data to the pharmaceutical and healthcare industries. We have not independently verified any of the information in the Frost & Sullivan or IMS reports. Information presented in this prospectus based on the Frost & Sullivan and IMS reports is based on estimates, but is, we believe, generally indicative of such industries' size and our positions within such industries or their components. Our general expectations concerning the U.S. single-use specialty medical products industry and its components and the European custom procedure tray industry involve risks and uncertainties and are subject to change based on various factors, including those discussed under "Risk Factors."

     Pro forma statement of operations information presented in this prospectus gives effect to the Transactions (as defined) and, for certain periods, the consummation of the Winfield Acquisition (as defined) as if they had occurred on November 3, 1997. Pro forma balance sheet information presented in this prospectus gives effect to the Transactions as if they had occurred on August 1, 1999.

                                    SUMMARY

     The following summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before exchanging your old notes for exchange notes, and you are encouraged to read this prospectus in its entirety. This prospectus includes specific terms of the exchange notes we are offering, as well as information about our business and detailed financial data.

     Unless otherwise indicated or the context otherwise requires, references in this prospectus to (1) the "Issuer" refer to Maxxim Medical Group, Inc., a Delaware corporation, (2) "Holdings" refer to Maxxim Medical, Inc., a Texas corporation that is the direct parent of the Issuer, (3) the "Company," "we," "our" and "us" refer to the Issuer and its subsidiaries as a combined entity after giving effect to the Transactions, (4) "Circon" refer to Circon Corporation, an indirect wholly owned subsidiary of Holdings prior to the Transactions, and currently a separate corporation indirectly owned by the same shareholders that currently own Holdings, and (5) "Fox Paine" refer, collectively, to Fox Paine Capital Fund, L.P., Fox Paine & Company, LLC, Fox Paine Medic Acquisition Corporation and certain related entities. Holdings is a holding company, the principal asset of which is the capital stock of the Issuer. The Issuer is also a holding company, the principal assets of which are the capital stock of its subsidiaries. Discussions of the Company and its historical operations, unless otherwise indicated, exclude the effects of the acquisition of Circon in January 1999, including Circon's results of operations.

     References to a particular fiscal year refer to our fiscal year, which ends on the Sunday following the last Thursday in October of the fiscal year specified. Our 1997 fiscal year ended on November 2, 1997, our 1998 fiscal year ended on November 1, 1998, and our 1999 fiscal year ended on October 31, 1999.

                                  THE COMPANY

OVERVIEW

     We are a leading developer, manufacturer, distributor and marketer of a broad range of single-use specialty medical products primarily used in the operating rooms of hospitals and surgery centers. Through our North American and European sales force of 156 full-time representatives, we sell approximately 23,000 products to approximately 7,000 customers. Our products (and the percentage they represented of our pro forma total net sales for the twelve months ended August 1, 1999) include:

     - custom procedure trays (56.6%);

     - gloves for medical examinations and surgical procedures (21.0%);

     - imaging and critical care products for cardiology and radiology (6.7%);

     - bio-safety containment products (5.8%);

     - drapes and gowns (4.6%); and

     - other single-use specialty medical products (5.3%).

     We are the second leading supplier of custom procedure trays in the United States, with approximately 29% of sales of such products in 1998, and we are the leading supplier of non-latex medical examination gloves to hospitals, surgery centers and other acute care facilities in the United States, with approximately 35% of sales of such products to such customers for the three months ended March 31, 1999. For the twelve months ended August 1, 1999, approximately 89.9% of our pro forma total net sales were in North America (substantially all of which were in the United States) and 10.1% of our pro forma total net sales were outside North America (primarily in Europe). For the twelve months ended August 1, 1999, we generated pro forma net sales of $524.4 million and pro forma EBITDA (as defined) of $75.6 million.

     Our custom procedure trays are kits containing single-use products (such as surgical drapes and gowns, needles, syringes, pressure syringes, bulb syringes, scalpels, tubing, skin markers, bowls, cotton towels, towel clamps and other non-powered instruments) used in surgical and other medical procedures. We currently assemble approximately 4,000 different custom procedure trays. We design these custom procedure trays in accordance with the specific preferences of individual end users (primarily hospitals and surgery centers) that select components from a list of approximately 9,000 components manufactured by us or other third party manufacturers. Hospitals and surgery centers have increased their use of custom procedure trays in recent years in order to increase efficiency, reduce inventory levels, protect against product contamination and allow for easier identification of costs associated with specific medical procedures.

     The gloves we manufacture include non-latex medical examination gloves, which are manufactured entirely from synthetic materials, as well as non-latex and latex gloves for use in surgical procedures. A June 1997 report published by the National Institute for Occupational Safety and Health heightened the awareness and concern of healthcare professionals about allergic reactions from exposure to latex and has, we believe, contributed to non-latex gloves becoming the fastest growing portion of medical glove sales. To capitalize on this expanding business, we have increased our glove capacity from 2.2 billion to 3.5 billion non-latex gloves per year by investing approximately $36.0 million since the beginning of fiscal year 1998 in additional plant capacity, including two new state-of-the-art production lines. We believe our increased capacity and high product quality position us to grow in the expanding non-latex medical glove business.

     Hospitals and surgery centers are the primary end-use customers of our products. Our North American sales force, consisting of approximately 140 full-time representatives, maintains close, direct relationships with the healthcare professionals and administrators who make the purchasing decisions for these customers. In addition, a majority of our U.S. hospital and surgery center customers are members of Buying Groups (as defined). See "-- Industry" for a description of Buying Groups. Our nationwide customer service and distribution capabilities, broad product offerings and sophisticated supply management systems, combined with the efforts of our 10 national account managers, have enabled us to develop close relationships with a number of Buying Groups, including the six largest Buying Groups, as ranked by number of member hospitals -- Premier Research Worldwide Ltd., AmeriNet, Inc., Novation, LLC, Mid-Atlantic Group Network of Shared Services Inc., MHA/MedEcon and Health Services Corporation of America. Buying Groups typically enter into contracts with various suppliers that provide that the suppliers will make available specified products at agreed-upon prices to members of the Buying Groups. Buying Groups strongly encourage their members to purchase these products, although compliance by different Buying Group members may vary. Our sales efforts at the hospital and surgery center level, which are strengthened by the use of our proprietary DataStat(TM) and ValuQuote(TM) systems (see "-- Business Strengths"), increase demand for our products among our end-use customers, including those that make purchases under Buying Group contracts.

     Led by our Chairman, President and Chief Executive Officer, Kenneth W. Davidson, and a team of senior managers who average approximately 18 years of experience in the medical products industry, we have grown through strategic acquisitions as well as through the development of new products. Our strategy has been to acquire companies and develop products that expand or complement existing product groups, increase vertical integration or enlarge our customer base. Since Mr. Davidson's arrival in 1986, we have completed 20 acquisitions (excluding Circon), which, when combined with internal growth, have generated compound annual growth rates through August 1, 1999 of 44.9% in net sales and 48.8% in EBITDA (in each case, excluding Circon).

INDUSTRY

     We compete primarily in the $5.3 billion (based on 1998 sales) U.S. single-use specialty medical products industry, which has been growing at a compound annual rate of approximately 6.6% since 1993 and is expected to grow at a compound annual rate of approximately 6.3% through 2003. The products included in the U.S. single-use specialty medical products industry are latex and non-latex medical gloves, custom procedure trays, drapes, gowns, shoe covers, face masks, non-powered instruments, headgear, needles, syringes, tubing and prepackaged needle kits and trays, all of which we sell. The primary customers for single-use specialty medical products are hospitals, surgery centers, alternate site care providers and physician practices.

     We believe several trends have had and will continue to have an impact on the single-use specialty medical products industry. First, we expect the projected aging of the population to increase demand for such products because older people tend to undergo more surgical procedures. Second, we expect efforts to reduce the transmission of infectious diseases and to address the occupational safety of healthcare professionals to favorably impact demand for single-use specialty medical products. Finally, in recent years, widespread efforts have been made in both the public and private sectors to control healthcare costs in the United States and abroad. Among other implications, this has led to a growing trend in the United States for hospitals and surgery centers to consolidate and/or to join so-called independent delivery networks and group purchasing organizations (collectively, "Buying Groups"), which are groups of independent hospitals and surgery centers that coordinate their purchasing and supply requirements on a regional or national basis in order to obtain price concessions and contain costs. We believe this trend favors suppliers, like us, that are able to serve national contracts with a broad product line, sophisticated supply management processes, high brand name recognition with member hospitals and other end-use customers and nationwide customer service and distribution capabilities.

     CUSTOM PROCEDURE TRAYS. The custom procedure tray portion of the U.S. single-use specialty medical products industry, estimated at $1.1 billion (based on 1998 sales), has been growing at a compound annual rate of approximately 7.2% since 1993 and is expected to grow at a compound annual rate of approximately 6.3% through 2003. Custom procedure trays were used in approximately 65% of all surgical procedures in the United States in 1998. We believe several factors will contribute to continued growth in demand for custom procedure trays in the United States, including (1) continued growth in the number of overall surgical procedures, (2) growth in the number of more complex surgical procedures for which custom procedure trays are used and (3) growing demand for products that improve productivity and contain costs.

     MEDICAL EXAMINATION AND SURGICAL GLOVES. The medical glove portion of the U.S. single-use specialty medical products industry, estimated at $1.2 billion (based on 1998 sales), has been growing at a compound annual rate of approximately 8.9% since 1993 and is expected to grow at a compound annual rate of approximately 10.0% through 2003. The medical glove portion can be divided into latex gloves and non-latex gloves, each of which can be designed either for medical examinations or surgical procedures. U.S. sales of medical examination gloves, estimated at $940 million in 1998, are projected to grow at a compound annual rate of approximately 9.9% through 2003, with the non-latex category estimated to grow at a compound annual rate of approximately 17.5% through 2003. U.S. sales of surgical procedure gloves, estimated at $223 million in 1998, are projected to grow at a compound annual rate of approximately 10.1% through 2003, with the non-latex category estimated to grow at a compound annual rate of approximately 30.9% through 2003. A greater emphasis on protecting healthcare professionals from the transmission of infectious diseases is expected to help drive growth in sales of both latex and non-latex gloves. A June 1997 report published by the National Institute for Occupational Safety and Health heightened the awareness and concern of healthcare professionals about allergic reactions from exposure to latex and has, we believe, contributed to non-latex gloves becoming the fastest growing portion of medical glove sales.

     EUROPEAN INDUSTRY TRENDS. Although we believe the number of surgical procedures performed in Europe is only slightly less than the number of surgical procedures performed in the United States, the use of single-use specialty medical products, including custom procedure trays, currently is not as prevalent in Europe as it is in the United States. Custom procedure trays were used in approximately 8% of all surgical procedures in Europe in 1998 versus approximately 65% in the United States during such time. We believe that European healthcare providers will increase their use of single-use specialty medical products, including custom procedure trays, as demand increases in Europe for products that improve productivity, help contain healthcare costs and reduce the transmission of infectious diseases.

BUSINESS STRENGTHS

     We believe that the following business strengths provide us with a foundation to further enhance growth, profitability and our position as an industry leader:

          LEADING SALES POSITIONS. We are the second leading supplier of custom procedure trays in the United States, with approximately 29% of sales of such products in 1998, and we are the leading supplier of non-latex medical examination gloves to hospitals, surgery centers and other acute care facilities in the United States, with approximately 35% of sales of such products to such customers for the three months ended March 31, 1999. We believe our strong reputation for high-quality products, superior customer service and cost competitiveness makes doing business with us attractive to our end-use customers as well as to Buying Groups, and has helped us to establish our leading sales positions. Our leading sales positions in these products give our products a significant presence in the operating rooms of hospitals and surgery centers, which we believe allows us to expand the variety and increase the volume of products sold to our customers.

          STRONG CUSTOMER RELATIONSHIPS. We have developed and maintain strong relationships with Buying Groups, their member hospitals and surgery centers which purchase and use our products under Buying Group contracts and independent hospitals and surgery centers. At the Buying Group level, our nationwide customer service and distribution capabilities, broad product offerings and sophisticated supply management systems, combined with the efforts of our 10 national account managers, have enabled us to develop close relationships with a number of Buying Groups, including the six largest Buying Groups, as ranked by number of member hospitals -- Premier Research Worldwide Ltd., AmeriNet, Inc., Novation, LLC, Mid-Atlantic Group Network of Shared Services Inc., MHA/MedEcon and Health Services Corporation of America. At the hospital and surgery center level, our North American sales force, consisting of approximately 140 full-time representatives, maintains close, direct relationships with the healthcare professionals and administrators who make the purchasing decisions for these customers, providing value-added solutions and superior customer service. By working closely with these customers and learning about their individualized needs, we are able to design, assemble and deliver highly customized procedure trays quickly on a cost-effective basis, which further strengthens our relationships and reputation with these customers.

          VALUE-ADDED CUSTOMER SUPPORT SYSTEMS. We have created and implemented process innovations that provide significant value to our customers, including our DataStat(TM) and ValuQuote(TM) software systems and our EnCompass(SM) Integrated Product Packaging system. Our DataStat(TM) software system enables us to help our customers measure efficiency and cost by reviewing various surgical procedures, tracking which components are used in each procedure and recording surgery time and operating room delays. Our ValuQuote(TM) software system allows our account managers to search our component database for cost-effective components that meet the product and sequencing needs of each customer. We use these two software systems to design custom procedure trays that address the specific preferences and requirements of each individual customer. Our EnCompass(SM) Integrated Product Packaging system is an innovative system that packages most of the single-use components used in a surgical procedure, together with the custom procedure tray, into a single modular container. These containers are specially designed and labeled to meet the inventory and operating room set-up, turnaround and disposal needs of hospitals and surgery centers. We believe that these proprietary systems have had and will continue to have an important impact on our customers' decisions to select the Company to be their single-use specialty medical products supplier.

          MANUFACTURING EXPERTISE. We believe we have developed significant expertise in the manufacture of non-latex medical examination gloves and in the assembly and supply management processes that are important to the sale of custom procedure trays. Technology plays a major role in the development, manufacture and sale of medical gloves because medical glove performance is measured by the degree of tactility and barrier protection that the glove affords. Our most technologically advanced non-latex gloves are manufactured using a combination of trade secrets and patented formulations and manufacturing processes that we believe provide us with technological and performance advantages over our competitors. Similarly, the assembly and preparation of custom procedure trays from a selection of approximately 9,000 components requires sophisticated assembly and supply management processes, as well as extensive systems for processing customer data. We believe we have developed the physical and technological infrastructure -- including systems for ordering and tracking components, coordinating information received from customers and reducing turn-around and delivery times -- that is necessary to compete effectively in the custom procedure tray business.

          PROVEN MANAGEMENT TEAM WITH SUBSTANTIAL EQUITY OWNERSHIP. Our senior management team is comprised of eight individuals who average approximately 18 years of experience in the medical products industry. Mr. Davidson, our Chairman, President and Chief Executive Officer, has 29 years of medical products industry experience. Since joining the Company in 1986, he has overseen 20 acquisitions (excluding Circon), that have helped the Company increase its net sales from $4.6 million in fiscal year 1986 to $524.4 million for the twelve months ended August 1, 1999 (excluding Circon). The eight members of senior management own approximately 8.2% of the outstanding common equity of Holdings (before giving effect to the exercise of any stock options or warrants) and, assuming the exercise of their stock options, will own approximately 22.8% of the outstanding common equity of Holdings on a fully-diluted basis.

BUSINESS STRATEGY

     Our key business objectives are to enhance growth, profitability and our position as an industry leader through the following key strategic initiatives:

          EMPHASIZE RELATIONSHIPS WITH BUYING GROUPS. We believe that the trend among Buying Groups to concentrate their supply contracting with fewer, larger suppliers favors suppliers, like us, that offer the ability to serve national contracts with a broad product line, sophisticated supply management processes, high brand name recognition with Buying Group members and nationwide customer service and distribution capabilities. We intend to leverage our strengths in these areas and our existing relationships in order to (1) increase the number of Buying Groups with which we do business, (2) increase the number of our products approved by each Buying Group for purchase by its members and (3) increase sales of approved products to the members of each Buying Group.

          SEEK GREATER VERTICAL INTEGRATION. Our profitability is greatly affected by our ability to vertically integrate the products we manufacture into our custom procedure trays. Most of the items included in our custom procedure trays, based on the cost of materials, are purchased from third parties. We intend to increase the percentage of our products integrated into our custom procedure trays through an aggressive marketing effort designed to encourage hospitals and surgery centers to select Company-manufactured products when selecting the components of the custom procedure trays we sell.

          CONTINUE GROWTH THROUGH STRATEGIC ACQUISITIONS AND PRODUCT DEVELOPMENT. An important focus of our overall strategy is to:

        - acquire companies and product groups that expand or complement our existing product groups, increase vertical integration or enlarge our customer base; and

        - continue our internal product development and enhancement efforts in order to maintain a leadership position in the medical glove business and to increase the number of Company-manufactured products that either can be sold directly or can be included in our custom procedure trays.

     We have successfully used acquisitions to build the Company into a leading single-use specialty medical products company and we intend to continue to grow through additional select acquisitions. Since 1986, we have successfully completed 20 acquisitions (excluding Circon) which, when combined with internal growth, have generated compound annual growth rates through August 1, 1999 of 44.9% in net sales and 48.8% in EBITDA (in each case, excluding Circon). We believe the Company is an attractive platform from which to grow for the following reasons:

        - our strong relationships with Buying Groups and approximately 7,000 end-use customers;

        - our North American and European sales force of 156 full-time representatives;

        - our senior management team's experience and track record of integrating acquisitions; and

        - our custom procedure tray business, which creates margin-improvement opportunities from the vertical integration of newly acquired or developed products that can be included in our trays.

          EXPAND EUROPEAN PRESENCE. We plan to increase our penetration of the expanding European single-use specialty medical products business by using our current European operations as a platform for growth and by leveraging the expertise we have developed from our U.S. experience in the manufacture, assembly, marketing and distribution of these products. We believe that European healthcare providers will increase their use of single-use specialty medical products, including custom procedure trays, as demand increases in Europe for products that improve productivity, help contain healthcare costs and reduce the transmission of infectious diseases. We first introduced products in Europe in January of 1995 through the acquisition of our Medica subsidiary. For the twelve months ended August 1, 1999, our pro forma net sales into Europe were $45.2 million, or 8.6% of our pro forma total net sales.

     We are located at 10300 49th Street North, Clearwater, Florida 33762. Our telephone number is (727) 561-2100.

                                THE TRANSACTIONS

     On June 13, 1999, Holdings and Fox Paine Medic Acquisition Corporation, a Texas corporation newly formed by Fox Paine Capital Fund, L.P., entered into a merger agreement providing for the recapitalization of Holdings. The transactions contemplated by the merger agreement, including the recapitalization, were consummated on November 12, 1999. The recapitalization involved, among other transactions, (1) the sale (the "Circon Sale") to Circon Holdings Corporation, a newly formed Texas corporation which is owned by the shareholders of Holdings, of all of the capital stock of Circon in exchange for $208.0 million in cash and the repayment of $20 million of intercompany indebtedness owed by Circon to Holdings, as a result of which Circon is pursuing separate business strategies, is separately capitalized and is operated separately from Holdings and us and (2) the contribution of all of Holdings' assets and liabilities (other than those relating to Holdings' credit facility in existence prior to the consummation of the Transactions, which was repaid and terminated as part of the Transactions) to us (the "Asset Dropdown"). See "The Transactions."

     The Transactions required total funding of approximately $799.6 million (see "-- Sources and Uses" and "The Transactions"). In addition to the $110.0 million from the issuance of the old, unregistered senior subordinated discount notes due 2009 and associated warrants to purchase Holdings common stock, the remainder of the financing came from the following sources:

     - $261.6 million in borrowings by us under our new senior secured credit facilities;

     - $50.0 million from the issuance by Holdings of senior unsecured discount notes (the "Holdings Notes") and warrants to purchase shares of Holdings common stock to GS Mezzanine Partners, L.P., an investment fund managed by affiliates of Goldman, Sachs & Co., and certain of its affiliated investment funds (collectively, the "Holdco Note Purchaser");

     - $131.8 million in cash from the purchase by the Investors (as defined) of shares of Fox Paine Medic Acquisition Corporation common stock, which were converted in the merger of Fox Paine Medic Acquisition Corporation with and into Holdings into shares of Holdings common stock (the "Investor Equity Contribution");

     - $13.8 million of shares of Holdings common stock retained by the Continuing Shareholders (as defined) following the merger (the "Rollover Equity");

     - $4.4 million in cash from the sale of shares of Holdings common stock to the Management Investors (as defined); and

     - $228.0 million in cash from the Circon Sale and the repayment of intercompany indebtedness by Circon to Holdings.

     In connection with the recapitalization, we (1) repaid all amounts outstanding under Holdings' previous credit facility and (2) consummated the tender offer for Holdings' $100.0 million principal amount of outstanding
10 1/2% Senior Subordinated Notes due 2006.

     We refer to Fox Paine, together with the Holdco Note Purchaser and the entities managed by Fox Paine which are shareholders of Holdings, as the "Investors." See "Security Ownership of Certain Beneficial Owners and Management."

     References in this prospectus to the "Transactions" refer, collectively, to
(1) the merger, (2) the Circon Sale and repayment of intercompany indebtedness by Circon to Holdings, (3) the payment of the Cash Consideration (as defined) in the merger, (4) the issuance of the old notes, (5) the initial borrowings under the new credit facilities, (6) the issuance of the Holdings Notes, (7) the completion of the tender offer for the 10 1/2% Senior Subordinated Notes due 2006, (8) the repayment of indebtedness under Holdings' previous credit facility, (9) the Investor Equity Contribution, (10) the Management Equity Investment (as defined), (11) the Asset Dropdown and (12) the payment of fees and expenses in connection with the foregoing.

                                SOURCES AND USES

     The following table sets forth the approximate sources and uses of funds in connection with the Transactions:

                                                              (DOLLARS IN MILLIONS)
SOURCES:
  New credit facilities(1)..................................         $261.6
  Old notes and warrants....................................          110.0
  Holdings Notes and warrants(2)............................           50.0
  Investor Equity Contribution..............................          131.8
  Management Equity Investment(3)...........................           18.2
  Cash from Circon Sale and repayment of Circon
     Indebtedness...........................................          228.0
                                                                     ------
     Total sources..........................................         $799.6
                                                                     ======
USES:
  Cash consideration(4).....................................         $368.6
  Repayment of previous credit facility(5)..................          252.8
  Purchase of 10 1/2% Senior Subordinated Notes due 2006....          100.0
  Rollover Equity...........................................           13.8
  Transaction fees and expenses(6)..........................           52.2
  Working capital...........................................           12.2
                                                                     ------
     Total uses.............................................         $799.6
                                                                     ======

-------------------------

(1) Represents borrowings under the new credit facilities made at the closing of the Transactions, consisting of $80.0 million under the Term Loan A facility (as defined), $90.0 million under the Term Loan B facility (as defined), $90.0 million under the Term Loan C facility (as defined) and $1.6 million under the revolving credit facility. Upon consummation of the Transactions, we had $48.4 million of additional borrowing capacity under the revolving credit facility. See "The Transactions -- Financing for the Transactions" and "Description of New Credit Facilities and Other Indebtedness -- New Credit Facilities."

(2) See "Description of New Credit Facilities and Other Indebtedness -- Holdings Notes."

(3) Represents $13.8 million of Rollover Equity and $4.4 million of option proceeds invested by the Management Investors in shares of Holdings common stock. See "The Transactions -- Financing for the Transactions" and "Certain Relationships and Related Party Transactions -- Treatment of Continuing Shares and Options."

(4) Consists of $357.5 million of Merger Consideration (as defined) (net of the repayment of certain outstanding loans to employees who are not Management Investors) and $11.1 million of Option Consideration (as defined). See "Certain Relationships and Related Party Transactions -- Treatment of Continuing Shares and Options."

(5) Represents the amount outstanding under our previous credit facility at November 12, 1999.

(6) Transaction fees and expenses include, among other things, the premium, consent fees and other fees and expenses paid in connection with the tender offer for Holdings' outstanding 10 1/2% Senior Subordinated Notes due 2006, the discount takedown fee payable to the purchasers of the old notes and other expenses related to the offering of the old notes and fees and expenses associated with the recapitalization, the new credit facilities, the Holdings Notes and the other Transactions.

                     SUMMARY OF TERMS OF THE EXCHANGE OFFER

     On November 12, 1999, we completed the private offering of the old, unregistered senior subordinated discount notes. We entered into an exchange and registration rights agreement with the purchasers of those notes in which we agreed to deliver to you this prospectus as part of the exchange offer and agreed to complete the exchange offer within 180 days after the date of original issuance of the old notes. You are entitled to exchange in the exchange offer your old notes for exchange notes which are identical in all material respects to the old notes except:

     - the exchange notes have been registered under the Securities Act;

     - the exchange notes are not entitled to some registration rights which are applicable to the old notes under the exchange and registration rights agreement; and

     - contingent liquidated damages provisions, except for those relating to our failure to keep effective a shelf registration statement under certain circumstances, are no longer applicable.

The Exchange Offer...........   We are offering to exchange up to $144,552,000
                                aggregate principal amount at maturity of old notes for up to $144,552,000 aggregate principal amount at maturity of exchange notes. You may exchange old notes only in integral multiples of $1,000.

Resale.......................   Based on an interpretation by the staff of the
                                SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you
                                (unless you are an "affiliate" of us within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities
                                Act, provided that you are acquiring the exchange notes in the ordinary course of your business and that you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes. Each participating broker-dealer that receives exchange notes for its own account under the exchange offer in exchange for old notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."

                                Any holder of old notes who:

                                - is our affiliate;

                                - does not acquire exchange notes in the
                                  ordinary course of its business; or

                                - tenders in the exchange offer with the
                                  intention to participate, or for the purpose of participating, in a distribution of exchange notes cannot rely on the position of the staff of the SEC stated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration of the
  Exchange Offer;
  Withdrawal of Tender.......   The exchange offer will expire at 5:00 p.m., New
                                York City time, on        , 2000 or a later date
                                and time to which we extend it. We do not currently intend to extend the expiration of the exchange offer. You may withdraw your tender of old notes pursuant to the exchange offer at any time before expiration of the exchange offer.
                                Any old notes not accepted for exchange for any reason will be returned without expense to you promptly after the expiration or termination of the exchange offer.

Conditions to the
  Exchange Offer.............   The exchange offer is subject to customary
                                conditions, which we may waive. Please read the section under the caption "The Exchange
                                Offer -- Conditions" of this prospectus for more information regarding the conditions to the exchange offer.

Procedures for Tendering
  Outstanding Notes..........   If you wish to participate in the exchange
                                offer, you must:

                                - complete, sign and date the accompanying
                                  letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal; and

                                - mail or otherwise deliver the letter of
                                  transmittal, or a facsimile of the letter of transmittal, together with your old notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

                                By signing the letter of transmittal, you will represent to us that, among other things:

                                - you acquired your old notes in the ordinary
                                  course of your business;

                                - you have no arrangement or understanding with
                                  any person or entity to participate in a distribution of the exchange notes;

                                - if you are a broker-dealer that will receive
                                  exchange notes for your own account in
                                  exchange for old notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of those exchange notes; and

                                - you are not an "affiliate," as defined in Rule
                                  405 of the Securities Act, of us or, if you are an affiliate, that you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Special Procedures for
  Beneficial Owners..........   If you are a beneficial owner of old notes that
                                are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you want to tender old notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed before expiration of the exchange offer.

Guaranteed Delivery
  Procedures.................   If you wish to tender your old notes and your
                                old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal before expiration of the exchange offer, you must tender your old notes according to the guaranteed delivery procedures set forth under the caption "The
                                Exchange Offer -- Guaranteed Delivery
                                Procedures."

Effect on Holders of
  Outstanding Notes..........   By making the exchange offer and by accepting
                                for exchange all validly tendered old notes under the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. Accordingly, there will be no liquidation damages payable to holders of the old notes under the circumstances described in the registration rights agreement. If you are a holder of old notes and you do not tender your old notes in the exchange offer, you will continue to hold your old notes and will be entitled to all the rights and subject to all the limitations applicable to the old notes in the indenture, except for any rights under the registration rights agreement that terminate upon the completion of the exchange offer. Any trading market for old notes could be adversely affected if some but not all of the old notes are tendered and accepted in the exchange offer.

Consequences of Failure
  to Exchange................   All untendered old notes will remain subject to
                                the restrictions on transfer provided for in the old notes and in the indenture. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the old notes under the Securities Act.

Federal Income Tax
  Considerations.............   The exchange of old notes for exchange notes in
                                the exchange offer will not be a taxable event for U.S. federal income tax purposes. See
                                "Certain United States Federal Income Tax
                                Considerations" for a more detailed description of the tax consequences of the exchange.

Use of Proceeds..............   We will not receive any cash proceeds from the
                                issuance of exchange notes pursuant to the exchange offer.

Exchange Agent...............   The Bank of New York is the exchange agent for
                                the exchange offer. The address and telephone number of the exchange agent are set forth under the caption "The Exchange Offer - Exchange
                                Agent" of this prospectus.

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

Issuer.......................   Maxxim Medical Group, Inc.

Securities Offered...........   $144,552,000 aggregate principal amount at
                                maturity of Senior Subordinated Discount Notes due 2009 ($110,004,072 aggregate initial accreted value).

Maturity.....................   November 15, 2009.

Interest Payment Dates.......   May 15 and November 15 of each year, commencing
                                on May 15, 2000.

Yield and Interest...........   (i) 11% cash interest on the initial accreted
                                    value ($761.00) of each note with a
                                    principal amount at
                                    maturity of $1,000, equal to $41.86, paid semi-annually May 15 and November 15 of each year, commencing on May 15, 2000; and

                                (ii) 1.375% semi-annual accreted interest on the
                                     accreted value, accreting on May 15 and
                                     November 15 of each year, commencing on May
                                     15, 2000.

Original Issue Discount......   The old notes were issued with original issue
                                discount for U.S. Federal income tax purposes.
                                The exchange notes will bear the same amount of original issue discount as the old notes, and the holders of the exchange notes will be required to include such original issue discount in gross income for U.S. federal income tax purposes on a constant yield to maturity basis, in advance of the receipt of the cash payments to which such income is attributable.

Optional Redemption..........   On or after November 15, 2004, the Issuer may
                                redeem some or all of the exchange notes at the redemption prices (expressed as a percentage of accreted value) listed under the caption
                                "Description of the Exchange Notes -- Optional
                                Redemption," together with accrued and unpaid interest and liquidated damages, if any, to the date of redemption. Prior to such date, the exchange notes may not be redeemed, except as described in the following sentence. At any time prior to November 15, 2002, the Issuer may redeem exchange notes and old notes representing up to 35% of the original aggregate principal amount at maturity of the old notes, together with accrued and unpaid interest and liquidated damages, if any, to the date of redemption, with the net cash proceeds of certain equity offerings at a redemption price equal to 113 3/4% of the accreted value thereof, plus accrued and unpaid interest, if any, thereon, so long as:

                                - at least 65% of the original aggregate
                                  principal amount at maturity of the old notes remains outstanding after each such redemption; and

                                - any such redemption is made within 90 days of
                                  the consummation of such equity offering.

                                See "Description of the Exchange
                                Notes -- Optional Redemption."

Change of Control............   If Holdings or the Issuer experiences a change
                                of control, you will have the right to require the Issuer to purchase all or a portion of your exchange notes at a purchase price in cash equal to 101% of the accreted value of the exchange notes, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase, provided, however, that, notwithstanding a change of control, the Issuer will not be obligated to purchase exchange notes pursuant to a change of control offer in the event that it has exercised its right to redeem all the exchange notes, as described under "-- Optional Redemption." See "Description of the Exchange Notes -- Change of Control."

Guarantees...................   The exchange notes will be fully and
                                unconditionally guaranteed on an unsecured senior subordinated basis by Holdings, each of our U.S. subsidiaries existing on November 12, 1999, each of our U.S. subsidiaries acquired or formed after November 12, 1999 and each of our non-U.S. subsidiaries (whether previously existing or newly acquired or formed) that guarantees any debt of the Issuer (other than our outstanding $5,000 of 10 1/2% Senior
                                Subordinated Notes due 2006) or any of our U.S.
                                subsidiaries after November 12, 1999. In certain circumstances, a subsidiary guarantor may be released from its guarantee. See "Description of the Exchange Notes -- Guarantees."

                                On a pro forma basis, as of and for the twelve months ended August 1, 1999, our subsidiaries that will not initially guarantee the exchange notes would have had total liabilities (excluding intercompany liabilities) of $30.1 million and no outstanding preferred stock, total assets of the non-guarantor subsidiaries would have accounted for 14.3% of our assets and the non-guarantor subsidiaries would have generated 12.2% of our total net sales and 11.8% of our EBITDA.

Ranking......................   The exchange notes:

                                - will be unsecured;

                                - will be subordinated to all of the Issuer's
                                  existing and future senior debt;

                                - will rank equally with all of the Issuer's
                                  existing and future senior subordinated debt;

                                - will rank senior to all of the Issuer's
                                  existing and future subordinated debt;

                                - will be effectively subordinated to the
                                  Issuer's and its subsidiaries' secured debt to the extent of the value of the assets securing such indebtedness; and

                                - will be effectively subordinated to all
                                  liabilities (including trade payables) and preferred stock of each existing and future non-guarantor subsidiary.

                                Similarly, the guarantee of each guarantor:

                                - will be unsecured;

                                - will be subordinated to all of such
                                  guarantor's existing and future senior debt;

                                - will rank equally with all of such guarantor's
                                  existing and future senior subordinated debt;

                                - will rank senior to all of such guarantor's
                                  future subordinated debt;

                                - will be effectively subordinated to any
                                  secured debt of such guarantor and its
                                  subsidiaries to the extent of the value of the assets securing such debt; and

                                - will be effectively subordinated to all
                                  liabilities (including trade payables) and preferred stock of each subsidiary of such guarantor that is a non-guarantor subsidiary.

                                As of August 1, 1999, on a pro forma basis:

                                - the Issuer would have had $261.6 million of
                                  senior debt (excluding unused commitments available under the new credit facilities), all of which would have been secured;

                                - the guarantors would have had $58.7 million of
                                  senior debt (including the Holding Notes and $8.7 million of capital leases, industrial revenue bonds and other long-term obligations, but excluding guarantees of the new credit facilities), $7.4 million of which would have been secured;

                                - the Issuer would not have had any senior
                                  subordinated debt other than the exchange notes and $5,000 of 10 1/2% Senior Subordinated Notes due 2006, and each guarantor would not have had any senior subordinated debt other than its guarantee of the exchange notes and the $5,000 of 10 1/2% Senior Subordinated Notes due 2006; and

                                - the Issuer and the guarantors would not have
                                  had any subordinated debt.

Restrictive Covenants........   We will issue the exchange notes under an
                                indenture with The Bank of New York, as the trustee. The indenture will, among other things, restrict our ability and the ability of our subsidiaries to:

                                - incur additional debt (including in the form
                                  of guarantees);

                                - pay dividends, make distributions, redeem
                                  equity interests or redeem subordinated debt;

                                - make certain types of investments;

                                - sell or issue capital stock of subsidiaries;

                                - enter into agreements restricting
                                  distributions from subsidiaries;

                                - sell certain assets or merge or consolidate
                                  with or into other companies; and

                                - enter into certain transactions with
                                  affiliates.

                                These covenants will be subject to a number of important exceptions. For more details, see "Description of the Exchange
                                Notes -- Restrictive Covenants."

Absence of Established
  Market for the Notes.......   The exchange notes are a new issue of securities
                                and there is no established trading market for the exchange notes. We do not intend to apply for the exchange notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. We cannot assure you that a liquid market will develop for the exchange notes.

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

     The following table presents (1) summary historical consolidated financial information of Holdings and (2) summary pro forma consolidated financial information of the Company. The Issuer had no operations or assets prior to the Asset Dropdown. Pursuant to the Asset Dropdown, Holdings contributed all of its assets and liabilities (other than those relating to its credit facility existing prior to the consummation of the Transactions) to the Issuer. As a result of the Transactions, Holdings has guaranteed the old notes and the new credit facilities and has no substantial operations or assets other than the capital stock of the Issuer.

     The summary historical consolidated financial information set forth below as of the end of and for fiscal years 1994 and 1995 is derived from Holdings' audited consolidated financial statements and the notes thereto, which are not included in this prospectus. The summary historical consolidated financial information of Holdings set forth below as of the end of and for fiscal years 1996, 1997 and 1998 and as of and for the nine months ended August 2, 1998 and August 1, 1999 is derived from Holdings' consolidated financial statements and the notes thereto, which are included elsewhere in this prospectus. The fiscal year of Holdings ends on the Sunday following the last Thursday in October.

     The summary pro forma consolidated financial information of the Company set forth below as of and for the twelve months ended August 1, 1999 is derived from Holdings' unaudited consolidated financial statements and the notes thereto included elsewhere in this prospectus. The unaudited pro forma consolidated statement of operations information for the twelve months ended August 1, 1999 gives effect to the Transactions as if they had occurred on November 3, 1997. The unaudited pro forma consolidated balance sheet information at August 1, 1999 gives effect to the Transactions as if they had occurred on that date. The summary pro forma consolidated financial information is for informational purposes only and does not (1) purport to represent what the financial position or results of operations of the Company would actually have been had the Transactions in fact occurred on such dates or to project the financial position or results of operations of the Company for any future period or date, (2) reflect the effect of certain non-recurring statement of operations charges resulting from the Transactions or (3) reflect certain insignificant acquisitions or divestitures.

     The information set forth below is qualified in its entirety by and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical Consolidated Financial Information of Holdings," "Unaudited Pro Forma Financial Information of the Company," the consolidated financial statements of Holdings, together with the notes thereto, and the other financial information included elsewhere in this prospectus.

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

                                                                                                                       COMPANY
                                                                                                                      PRO FORMA
                                                                HOLDINGS                                               TWELVE
                       -------------------------------------------------------------------------------------------     MONTHS
                                                                                               NINE MONTHS ENDED        ENDED
                                                FISCAL YEAR ENDED                                 (UNAUDITED)        (UNAUDITED)
                       -------------------------------------------------------------------   ---------------------   -----------
                       OCTOBER 30,   OCTOBER 29,   NOVEMBER 3,   NOVEMBER 2,   NOVEMBER 1,   AUGUST 2,   AUGUST 1,    AUGUST 1,
                          1994          1995          1996          1997          1998         1998        1999         1999
                       -----------   -----------   -----------   -----------   -----------   ---------   ---------   -----------
                                                                (DOLLARS IN THOUSANDS)
STATEMENT OF
OPERATIONS DATA:
Net sales............   $191,382      $265,726      $399,836      $529,552      $522,516     $389,018    $485,367     $524,408
Cost of sales........    129,569       186,495       294,164       397,691       381,638      285,891     324,327      377,500
                        --------      --------      --------      --------      --------     --------    --------     --------
Gross profit.........     61,813        79,231       105,672       131,861       140,878      103,127     161,040      146,908
Selling, general, and
 administrative
 expenses............     48,390        60,329        77,980        90,101        94,410       69,125     109,947       94,498
Nonrecurring charges
 and Transition
 expenses(1).........         --        10,845            --            --            --           --       3,371        2,016
                        --------      --------      --------      --------      --------     --------    --------     --------
Income from
 operations..........     13,423         8,057        27,692        41,760        46,468       34,002      47,722       50,394
Interest expense,
 net.................      2,059         4,088        13,143        22,145        13,420       10,382      19,940       42,023
Other income
 (expense), net......        859         1,014           583         2,751         1,042          514         299          808
                        --------      --------      --------      --------      --------     --------    --------     --------
Income before income
 taxes...............     12,223         4,983        15,132        22,366        34,090       24,134      28,081        9,179
Income taxes.........      4,538         2,054         6,422         9,485        14,454       10,220      12,228        5,299
Change in accounting
 for income taxes....        380            --            --            --            --           --          --           --
                        --------      --------      --------      --------      --------     --------    --------     --------
Net income...........   $  8,065      $  2,929      $  8,710      $ 12,881      $ 19,636     $ 13,914    $ 15,853     $  3,880
                        ========      ========      ========      ========      ========     ========    ========     ========
BALANCE SHEET DATA
 (AT END OF PERIOD):
Working capital......   $ 82,886      $ 73,286      $122,086      $ 99,815      $108,918     $ 99,317    $141,554     $129,946
Total assets.........    165,416       264,490       465,347       424,046       468,051      440,241     754,806      515,443
Total debt...........     30,434       108,158       267,926       221,085       121,683      110,882     363,470      377,209
Total shareholders'
 equity..............    111,470       116,351       123,556       137,928       272,909      262,679     284,413       60,644
OTHER FINANCIAL DATA:
EBITDA(2)............   $ 21,495      $ 29,233      $ 43,268      $ 61,647      $ 66,514     $ 48,528    $ 75,067     $ 75,579
EBITDA margin(3).....       11.2%         11.0%         10.8%         11.6%         12.7%        12.5%       15.5%        14.4%
Depreciation and
 amortization........   $  7,130      $  9,073      $ 14,682      $ 16,665      $ 18,379     $ 13,544    $ 23,080     $ 21,609
Cash interest
 expense(4)..........      1,899         3,928        12,857        21,315        12,399        9,961      19,112       36,357
Capital
 expenditures(5).....     12,100         9,274        10,625         6,829        23,441       15,519      23,365       30,048
Expenditures for
 acquisitions,
 net(6)..............      3,800        85,705       112,676            --        47,363       31,267     245,177      261,273
Ratio of earnings to
 fixed charges(7)....        6.2x          2.2x          2.1x          2.0x          3.3x         3.2x        2.3x         1.2x
Ratio of EBITDA to
 cash interest
 expense.............                                                                                                      2.1x
Ratio of total debt
 to EBITDA...........                                                                                                      5.0x
Ratio of net debt to
 EBITDA(8)...........                                                                                                      4.8x

See Notes to Summary Historical and Pro Forma Financial Information.

        NOTES TO SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)

     (1) Non-recurring charges of $10,845 incurred in fiscal year 1995 include $1,300 for restructuring expenses, $2,200 for facility consolidation expenses and $7,345 for non-cash asset write-downs. Transition expenses of $3,371 incurred in the nine months ended August 1, 1999 include $2,016 for sales force restructuring, comprised primarily of $1,243 for severance costs, $450 for training and $323 for other transition expenses, and $1,355 for Circon acquisition and integration related charges, comprised primarily of $500 for training and $855 for other transition expenses including bonuses and professional fees as a result of the acquisition of Circon. Transition expenses of the Company for the pro forma twelve months ended August 1, 1999 were $2,016 for sales force restructuring comprised as set forth above.

     (2) EBITDA for any relevant period presented above is defined as net income plus income taxes, interest expense, net, depreciation and amortization, non-cash stock compensation expense and nonrecurring charges and transition expenses. Non-cash stock compensation expense for Holdings was $83, $244, $311, $471 and $625 for fiscal years 1994, 1995, 1996, 1997 and 1998, respectively, and $468 and $595 for the nine months ended August 2, 1998 and August 1, 1999, respectively. Non-cash stock compensation expense for the Company was $752 for the pro forma twelve months ended August 1, 1999. EBITDA is not a measure recognized by generally accepted accounting principles and should not be considered in isolation or as a substitute for operating income, as an indicator of liquidity or as a substitute for net cash provided by operating activities, which are determined in accordance with generally accepted accounting principles.

     (3) EBITDA margin represents EBITDA as a percentage of net sales.

     (4) Cash interest expense is defined as interest expense less amortization of debt financing costs. Amortization of debt financing costs for Holdings was $160, $160, $286, $830 and $1,021 for fiscal years 1994,
         1995, 1996, 1997 and 1998, respectively, and $421 and $828 for the nine months ended August 2, 1998 and August 1, 1999, respectively. Amortization of debt financing costs, accretion of the note discount and accretion of the warrants was $2,349, $3,109 and $242, respectively, for the pro forma twelve months ended August 1, 1999.

     (5) Capital expenditures exclude expenditures for acquisitions, net of divestitures.

     (6) Expenditures for acquisitions, net of divestitures, for Holdings consist of (a) for fiscal year 1994, an acquisition of $3,800 relating to the purchase of Southwest Medical, (b) for fiscal year 1995, acquisitions of $85,705 consist of the (i) purchase of Medica B.V. (our current European operations) -- $11,000, (ii) purchase of Bovie product group -- $2,600, (iii) purchase of property and equipment, inventory and other assets relating to non-sterile products -- $1,500, and (iv) purchase of glove operations -- $70,605, (c) for fiscal year 1996, net acquisitions of $112,676 consist of (i) the purchase of Sterile Concepts, Inc. -- $118,676, net of (ii) the sale of Henley Healthcare physical therapy division -- $6,000, (d) for fiscal year 1998, acquisitions of $47,363 consist of the (i) purchase of Winfield Medical (the "Winfield Acquisition") -- $31,267 and (ii) purchase of glove plant assets and assumption of related liabilities -- $16,096,

(e) for the nine months ended August 2, 1998, an acquisition of $31,267 relating to the Winfield Acquisition and (f) for the nine months ended August 1, 1999, net acquisitions of $245,177 consist of (i) the purchase of Circon -- $246,769, net of (ii) the sale of non-sterile products -- $1,592. Expenditures for acquisitions, net of divestitures, for the Company for the pro forma twelve months ended August 1, 1999 of $261,273 consist of (i) the purchase of glove plant assets and assumption of related liabilities -- $16,096, and (ii) the purchase of Circon -- $246,769, net of (iii) the sale of non-sterile products -- $1,592. There were no acquisitions or divestitures for Holdings in fiscal year 1997.

     (7) The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings before income taxes plus fixed charges less capitalized interest) by fixed charges (interest expense plus capitalized interest and the portion of operating lease rental expense that represents the interest factor).

     (8) Net debt is defined as total debt less cash and cash equivalents. Cash and cash equivalents for Holdings was $31,869, $5,074, $5,950, $3,130 and $4,125 as of the end of fiscal years 1994, 1995, 1996, 1997 and 1998, respectively, and $12,897 and $5,354 at August 2, 1998 and August 1, 1999, respectively. Pro forma cash and cash equivalents for the Company was $15,394 as of August 1, 1999.

                                  RISK FACTORS

     You should carefully consider the following factors and the other information in this prospectus before deciding to exchange your old notes for exchange notes. See "The Transactions" for a description of the Transactions described in the risk factors.

HOLDINGS AND THE COMPANY WILL HAVE A SUBSTANTIAL AMOUNT OF DEBT THAT THEY MAY NOT BE ABLE TO SERVICE.

     As a result of the Transactions, we have a significant amount of debt. As of August 1, 1999, on a pro forma basis, we would have had $380.3 million of outstanding debt (excluding unused commitments under the new credit facilities) and $60.6 million of shareholder's equity. In addition to its guarantees of the old notes and the debt outstanding under the new credit facilities, Holdings has $98.5 million principal amount at maturity ($50.0 million aggregate accreted value outstanding at November 12, 1999) of outstanding senior debt under the Holdings Notes (see "Description of New Credit Facilities and Other Indebtedness -- Holdings Notes"). Subject to restrictions in the new credit facilities and the indenture, we may borrow more money for working capital, capital expenditures, acquisitions and other purposes.

     Our substantial level of debt could have important consequences for our operations. For example, our substantial debt could:

     - limit our flexibility in planning for, or reacting to, changes in our business, changes affecting the single-use specialty medical products industry generally or changes in economic conditions generally;

     - require us to dedicate a substantial portion of our cash flow from operations to make payments on our debt, thereby reducing the availability of our cash flow for other purposes, including to fund future working capital, capital expenditures, acquisitions, research and development and other operating needs and uses;

     - make it more difficult for us to satisfy our debt obligations, including under the exchange notes;

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit, among other things, our ability to borrow additional funds;

     - expose us to the risk of increased interest rates because certain of our borrowings, including borrowings under the new credit facilities, are, and will continue to be, at variable rates of interest; and

     - place us at a competitive disadvantage, because we may have more debt than certain of our competitors.

     Our ability to make payments on our debt, including the exchange notes, depends on our future operating performance. This performance is dependent upon general economic and competitive conditions and financial, business and other factors, many of which we cannot control. If we are not able to generate sufficient cash flow from our operating activities to make payments on our debt, we may take certain actions, including:

     - delaying or reducing capital expenditures;

     - selling assets or operations;

     - attempting to restructure or refinance our debt; or

     - seeking additional equity capital.

     We may be unable to take any of these actions on satisfactory terms or in a timely manner. Moreover, any or all of these actions may not be sufficient to allow us to service our debt or fund our other requirements.

     On a pro forma basis, as of and for the twelve months ended August 1, 1999,
(1) our interest expense would have been $42.0 million and (2) our ratio of earnings to fixed charges would have been 1.2x.

THE ISSUER AND HOLDINGS ARE DEPENDENT ON THEIR SUBSIDIARIES FOR FUNDS NECESSARY TO MAKE PAYMENTS ON THE EXCHANGE NOTES AND ON HOLDINGS' GUARANTEE, RESPECTIVELY.

     The Issuer and Holdings are holding companies with no significant assets other than the capital stock of their subsidiaries. All of their operations will be conducted through the subsidiaries of the Issuer. As a result, the Issuer and Holdings will be dependent upon dividends or other intercompany transfers of funds from the subsidiaries of the Issuer for the funds necessary to meet their debt service obligations, including required payments on the exchange notes and Holdings' guarantee, respectively, and other obligations. We cannot assure you that any dividends or other distributions that the Issuer or Holdings receives from the subsidiaries of the Issuer will be adequate to allow them to make payments on the exchange notes or Holdings' guarantee, as applicable.

     The indenture will limit restrictions on the ability of certain of the Issuer's subsidiaries to pay dividends or make certain other distributions, but these limitations will be subject to a number of significant qualifications and exceptions. In addition, the ability of the Issuer's subsidiaries to pay dividends or make other distributions may be restricted by applicable laws and regulations as well as by agreements that these subsidiaries enter into with other parties.

     The claims of creditors and preferred shareholders of a subsidiary are generally structurally superior in right of payment to the claims of the creditors of the subsidiary's parent company, unless the obligations of the parent company to its creditors are guaranteed by such subsidiary. Consequently, the exchange notes and Holdings' guarantee will be effectively subordinated in right of payment to the claims of creditors (including trade creditors) and preferred shareholders of existing and future subsidiaries that do not guarantee the exchange notes. On a pro forma basis, as of August 1, 1999, the subsidiaries of the Issuer that will not initially guarantee the exchange notes would have had $30.1 million of outstanding liabilities (other than intercompany liabilities) and no outstanding preferred stock. In addition, on a pro forma basis, for the twelve months ended August 1, 1999, the non-guarantor subsidiaries would have generated 12.2% of our total net sales and 11.8% of our EBITDA and would have accounted for 14.3% of our assets.

     Although the guarantees provide the holders of the exchange notes with a direct claim against the assets, if any, of the guarantors:

     - enforcement of any guarantee against any guarantor may be subject to legal challenge in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of such guarantor, and would be subject to certain defenses available to guarantors generally; and

     - to the extent that the guarantees are not enforceable, the exchange notes would be effectively subordinated to all liabilities (including trade payables) and claims of preferred shareholders of the guarantors.

     As a result, in the event of the Issuer's bankruptcy, dissolution, liquidation or reorganization, holders of the exchange notes may not receive any amounts with respect to the exchange notes until after the payment in full of the claims of the creditors and preferred shareholders of the Issuer's subsidiaries.

THE EXCHANGE NOTES AND THE GUARANTEES WILL BE CONTRACTUALLY SUBORDINATED TO THE SENIOR DEBT OF THE ISSUER AND THE GUARANTORS, RESPECTIVELY.

     The right to payment on the exchange notes will be contractually subordinated to all the Issuer's existing and future senior debt (including borrowings under the new credit facilities). Similarly, the guarantee of each guarantor will be contractually subordinated to all existing and future senior debt of such guarantor, including such guarantor's guarantee of the new credit facilities. As of August 1, 1999, on a pro forma basis:

     - the Issuer would have had $261.6 million of senior debt outstanding (excluding unused commitments under the new credit facilities), all of which would have been secured;

     - Holdings would have had $50.0 million of senior debt outstanding (including the current accreted value of the Holdings Notes, but excluding Holdings' guarantee of the new credit facilities), none of which would have been secured; and

     - the guarantor subsidiaries would have had $8.7 million of senior debt outstanding (excluding guarantees of the new credit facilities), $7.4 million of which would have been secured.

     In the event of a bankruptcy or similar proceeding with respect to the Issuer or any guarantor, the Issuer's or such guarantor's assets will be available to pay obligations on the exchange notes or such guarantor's guarantee, as applicable, only after all outstanding senior debt of the Issuer or such guarantor, as the case may be, has been paid in full. There may not be sufficient assets remaining to make payment of amounts due on any or all of the exchange notes then outstanding or any guarantee.

     Under certain circumstances, a payment default or certain other defaults in respect of certain senior debt, including debt under the new credit facilities, will prohibit the Issuer and/or the guarantors from making payments on the exchange notes or the guarantees until the payment of such senior debt or the passing of a specified period of time, as applicable.

     Further, the new credit facilities will, and the Issuer's future senior debt may, prohibit the Issuer from purchasing any exchange notes prior to maturity, even though the indenture requires the Issuer to offer to purchase exchange notes in certain circumstances. If certain of the Issuer's assets are disposed of or if a change of control occurs when the Issuer is prohibited from purchasing exchange notes, the Issuer could ask its lenders under the new credit facilities (or such future senior debt) for permission to purchase the exchange notes or the Issuer could attempt to refinance the new credit facilities (or such future senior debt). If the Issuer does not obtain such a consent to purchase exchange notes or is unable to refinance such borrowings, the Issuer would be unable to purchase the exchange notes. The Issuer's failure to purchase tendered exchange notes at a time when such purchase is required by the indenture would constitute an event of default under the indenture, which, in turn, would constitute a default under the new credit facilities, and may constitute an event of default under the Issuer's future senior debt. In such circumstances, the subordination provisions in the indenture would restrict payments to you. See "Description of New Credit Facilities and Other Indebtedness -- New Credit Facilities" and "Description of Exchange Notes -- Ranking."

THE EXCHANGE NOTES AND THE GUARANTEES WILL BE UNSECURED.

     The exchange notes and the guarantees will not be secured by any collateral. Thus, the exchange notes will effectively rank junior in right of payment to the Issuer's and its subsidiaries' secured debt, and the guarantee of each guarantor will effectively rank junior in right of payment to such guarantor's and its subsidiaries' secured debt, in each case to the extent of the value of the assets securing such debt.

     The Issuer's secured debt includes debt incurred under the new credit facilities that is secured by all the Issuer's capital stock and, subject to certain exceptions, all the capital stock of all the Issuer's subsidiaries and liens on substantially all the Issuer's assets and the assets of each guarantor of the new credit facilities. If an event of default were to occur under the new credit facilities:

     - the lenders thereunder could foreclose on the collateral securing the amounts outstanding under the new credit facilities, regardless of any default with respect to the exchange notes; and

     - the assets constituting the collateral would first be used to repay in full all amounts outstanding under the new credit facilities.

     It is possible that there would be insufficient assets remaining after repayment in full of all amounts outstanding under the new credit facilities to satisfy in full all claims of holders of the exchange notes. See "Description of New Credit Facilities and Other Indebtedness -- New Credit Facilities."

THE ISSUER MAY NOT BE ABLE TO SATISFY ITS OBLIGATIONS TO HOLDERS OF THE EXCHANGE NOTES UPON A CHANGE OF CONTROL.

     Upon the occurrence of a change of control of Holdings or the Issuer under the indenture, each holder of the exchange notes will have the right to require the Issuer to purchase such holder's exchange notes at a price equal to 101% of the accreted value thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase. In addition,

     - a change of control under the indenture will result in a default under the new credit facilities (and may result in a default or a change of control put under future senior debt of the Issuer) and thus your right to payment in respect of a change of control offer will be subordinated to the rights of the lenders under the new credit facilities (or such future senior debt) to the extent provided in the indenture;

     - the new credit facilities prohibit (and future debt instruments may prohibit) the payment of principal on the exchange notes, including pursuant to a change of control offer;

     - the Issuer's failure to purchase the exchange notes in the event of a change of control would be a default under the indenture, which would be a default under the new credit facilities (and may be a default under future debt instruments); and

     - the Issuer's failure to repay all amounts outstanding under the new credit facilities (and certain future debt instruments) upon an acceleration of the amounts thereunder would also be a default under the indenture.

     In the event of a change of control, we may not have sufficient assets to satisfy all of our obligations under the new credit facilities, the indenture and any other applicable debt instruments. We expect that we would require third-party financing to satisfy such obligations, and we can provide no assurance that we would be able to obtain such financing on favorable terms, if at all.

OUR DEBT INSTRUMENTS CONTAIN RESTRICTIVE COVENANTS THAT MAY LIMIT OUR
FLEXIBILITY.

     The indenture and the new credit facilities, among other things, restrict our ability to:

     - incur debt and, in the case of subsidiaries, issue preferred stock;

     - pay dividends on capital stock of the Issuer;

     - repurchase capital stock;

     - repay subordinated debt;

     - make certain types of investments;

     - use the proceeds of the sale of certain assets or stock of certain subsidiaries;

     - engage in certain transactions with affiliates;

     - engage in mergers, consolidations and certain sales of assets;

     - engage in business activities unrelated to our current business; and

     - permit restrictions on the ability of certain subsidiaries to pay dividends, and make other distributions or transfers, to us.

     In addition, the new credit facilities require the Issuer to maintain a minimum interest coverage ratio and maximum total and senior debt leverage ratios. The Issuer's ability to meet those financial ratios can be affected by events beyond our control and there can be no assurance that the Issuer will meet those ratios.

     The restrictions in the indenture and the new credit facilities may limit the Issuer's financial and operating flexibility. In addition, if the Issuer fails to comply with the restrictions contained in the indenture, the holders of the old notes and exchange notes may accelerate payments under the old notes and exchange notes, which in turn would allow the lenders to accelerate payment of all outstanding amounts under the new credit facilities (and may allow future creditors to accelerate payment of their debt). Similarly, if the Issuer fails to satisfy the financial ratios or comply with the restrictions under the new credit facilities, the lenders thereunder could accelerate payment of all amounts outstanding under the new credit facilities and, if they were to do so, the holders of the exchange notes may accelerate payments under the exchange notes. If the lenders under the new credit facilities accelerate the payment of the debt under the new credit facilities, there can be no assurance that our assets would be sufficient to repay in full such debt and our other debt, including the exchange notes.

COMPETITION AND TECHNOLOGICAL CHANGE AFFECT OUR BUSINESS.

     Our products compete with the products of numerous companies in the business of developing, manufacturing, distributing and marketing single-use specialty medical products. Some of these competitors have more extensive financial resources, research and development facilities, and marketing organizations than we do. See "Business -- Competition."

     In custom procedure trays, four companies, including ourselves, accounted for approximately 90% of the total sales of custom procedure trays in the United States in 1998. We compete based on the quality of relationships with hospitals, surgery centers and individual healthcare providers, price, capacity, size and, in the case of contracts with Buying Groups, the ability to service accounts nationally from regional distribution centers. We believe that the barriers to entry in the custom procedure tray business are fairly low and it would be reasonably easy for medical products companies currently not in the custom procedure tray business or others to enter the business. This is because the business is not highly capital or technology intensive as a supplier of trays does not need to manufacture single-use specialty medical products. There are currently many manufacturers that package specialty medical products that may not technically be "custom procedure trays," but effectively compete with our custom procedure trays or could be packaged with other products so as to directly compete with our custom procedure trays. In addition, our end-use customers could revert to the in-house preparation of a tray containing the same components that are found in a custom procedure tray. There are also numerous companies that supply medical procedure trays to niche markets (for example, dental and eye) that could broaden their product lines. There can be no assurance that we will be able to continue to compete effectively with our current competitors or any new competitors in the custom procedure tray portion of our business. See "Business -- Competition -- Custom Procedure Trays."

     Factors affecting medical glove competition include glove price and performance, and whether the glove is latex or non-latex. Manufacturers also compete based on manufacturing capacity of non-latex gloves. Over 90% of the gloves we manufacture are non-latex. Although non-latex gloves sales are growing faster than sales of latex gloves, there can be no assurance that the factors influencing this trend will continue. In addition, medical glove performance is measured by the degree of tactility and barrier protection that the glove affords, and, as a result, technology plays a major role in the development, manufacture and sale of medical gloves. Although we have patented formulations and manufacturing processes for our most technologically advanced non-latex gloves, and trade secrets or know-how related to certain of our other gloves, there can be no assurance that our competitors will not develop superior gloves or gloves which offer a superior combination of price and performance. See "Business -- Product Development and Patents; Other Intellectual Property" and "Business -- Competition -- Medical Gloves."

     We pursue a policy of seeking exclusive licenses and/or patent protection both in the United States and abroad for certain of our technology and/or manufacturing processes. While no patent covered product sales that constituted 5% or more of our pro forma net sales for the twelve months ended August 1, 1999, obtaining or maintaining patents and/or exclusive technology licenses on certain of our new products or products under development (including our SensiCare(TM) brand gloves) may be critical to the success of such products, and the failure to obtain or maintain such patents and licenses could have an adverse effect on our prospects or future operating results. We also rely on trade secrets and know-how to maintain our competitive position and to protect significant portions of our technology and/or manufacturing processes (including our DataStat(TM) and ValuQuote(TM)software systems and our EnCompass(SM) Integrated Product Packaging System). It is our practice to enter into confidentiality agreements with key employees and consultants. There can be no assurance, however, that these measures will prevent the unauthorized disclosure or use of our trade secrets and know-how, or that others may not independently develop similar trade secrets or know-how or obtain access to our trade secrets, know-how or other technology. Although we pursue product research and development efforts, there can be no assurance that technological change will not render one or more of our present or proposed products obsolete. See "Business -- Product Development and Patents; Other Intellectual Property."

WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION.

     Our activities are subject to numerous and evolving state, federal and foreign regulations.

     In the United States, most of our products (and products that we are likely to develop or market in the future) are subject to regulation as medical devices by the U.S. Food and Drug Administration (the "FDA") pursuant to the U.S. Food, Drug and Cosmetic Act and regulations promulgated thereunder (collectively, the "FDCA"). Although we believe we have obtained all necessary clearances from the FDA for the manufacture and sale of all the products that we currently sell, any products developed in the future are likely to require FDA approval before they can be sold in the United States. There is no guarantee that the FDA will approve or will not challenge the sale of any new products. We anticipate that all of the products that we are currently developing will qualify for marketing approval under Section 510(k) of the FDCA, which provides for FDA marketing approval on an expedited basis if certain criteria are met. However, if we develop products that do not meet such criteria, we will be required to obtain FDA approval by submitting a premarket approval application ("PMA"), which is typically a much more complex application than a Section 510(k) application. The FDA may not act favorably or quickly in its review of our Section 510(k) or PMA applications, or we may encounter significant difficulties and costs or be required to perform additional testing or collect additional data in our effort to obtain FDA clearance or approval, all of which could delay or preclude the sale of new products in the United States. In addition, the FDA may place significant limitations upon the intended use of our products as a condition to a Section 510(k) clearance or PMA approval. Product applications can also be denied or withdrawn due to failure to comply with regulatory requirements or the occurrence of unforeseen problems following approval. Failure to obtain FDA clearance or approvals of new products we develop, any limitations imposed by the FDA on new product use or the costs of obtaining FDA clearance or approvals could have a material adverse effect on our business, financial condition or results of operations. See "Business -- Government Regulation -- Domestic Regulation."

     Once we obtain FDA clearance or approval for a product, rigorous regulatory requirements apply to medical devices including, among other things, the FDA's Quality System Regulation ("QSR"), recordkeeping regulations, labeling requirements and adverse event reporting regulations. See
"Business -- Government Regulation -- Domestic Regula-tion." In addition, the FDA's mandatory Medical Device Reporting ("MDR") regulation obligates us to keep records and provide information to the FDA on injuries alleged to have been associated with the use of a product or in connection with certain product failures which could cause injury.

     Failure to comply with applicable FDA medical device regulatory requirements could result in, among other things, warning letters, additional product labeling requirements, fines, injunctions, civil penalties, repairs, replacements, refunds, recalls or seizures of products, total or partial suspension of production, the FDA's refusal to grant future premarket clearances or approvals, withdrawals or suspensions of current product applications and criminal prosecution. Any of these actions, in combination or alone, could have a material adverse effect on our business, financial condition or results of operations. See "Business -- Government Regulation -- Domestic Regulation."

     Many of the states in which we do business or in which our products are sold impose licensing, labeling or certification requirements that are in addition to those imposed by the FDA. To date, we have not experienced difficulty in complying with these requirements; however, there can be no assurance that one or more states will not impose additional regulations or requirements that have a material adverse effect on our ability to sell our products. See "Business -- Government Regulation -- Domestic Regulation."

     The products we manufacture and sell in Europe are subject to the European Community regulations for medical devices. The European Community has a registration process that includes registration of manufacturing facilities ("ISO certification") and product certification ("CE Mark"). We have obtained ISO certification and CE Mark certification for our existing facilities and products in Europe as well as for those facilities and products in North America that are sold into those markets or countries which require such certification. However, there is no guarantee that we will be successful in obtaining European certifications for new facilities or products, or that we will be able to maintain our existing certifications for facilities or products in the future.

     In many of the countries in which we do business or in which our products are sold outside of the United States, we are subject to regulation by national governments and supranational agencies as well as by local agencies affecting, among other things, product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. To date, we have not experienced difficulty in complying with these regulations; however, there can be no assurance that one or more countries or agencies will not impose additional regulations or requirements that could have a material adverse effect on our ability to sell our products. The harmonization of standards in the European Community has caused a shift from a country-by-country regulatory system to a European Community-wide single regulatory system. However, many members of the European Community have imposed additional country specific regulations/requirements. Although our products generally are already subject to European Community regulation through the ISO certification and CE Mark certification processes, there can be no assurance that the changes in the regulatory schemes imposed either by the European Community, supranational agencies or individual countries affecting our products will not have a material adverse effect on our ability to sell our products in Europe. See "Business -- Government Regulation -- International Regulation."

OUR BUSINESS IS AFFECTED BY COST CONTAINMENT EFFORTS AND OTHER SIGNIFICANT TRENDS AFFECTING HEALTHCARE PROVIDERS AND HEALTHCARE BUYING GROUPS.

     In recent years, widespread efforts have been made in both the public and private sectors to control healthcare costs, including the prices of products such as those sold by the Company, in the United States and abroad. One result of this focus on cost containment has been a growing trend for hospitals, surgery centers and other healthcare providers to coordinate their purchases of medical products through Buying Groups in order to obtain price concessions and control costs. In response to this trend, we have entered into contracts with many Buying Groups making available to their members specified products at agreed upon prices. A majority of our U.S. hospital and surgery center customers are members of Buying Groups. We believe that our ability to enter into more of such arrangements will be important to our future success. However, there can be no assurance that we will be able to obtain new contracts from major Buying Groups. Because these contracts with Buying Groups involve price concessions from us, it is important that these contracts result in high sales volumes from members of the Buying Groups in order to offset the negative impact of lower per unit prices at lower margins. Although Buying Groups strongly encourage their members to purchase products under these contracts, compliance by different members of the Buying Groups may vary. Accordingly, there can be no assurance that there will be high sales volumes under these contracts. Our failure to enter into new contracts with Buying Groups in the future or to achieve high sales volumes under our contracts could have a material adverse effect on our business, financial condition or results of operations.

     Cost containment pressures within the healthcare industry also have been driving significant consolidation of healthcare providers. Acquisitions of our significant customers or Buying Groups with which we have contracts have in the past resulted in, and in the future could result in, the loss of such customer or contract, as applicable, thereby negatively impacting our business, financial condition or results of operations. In addition, the consolidation of healthcare providers often results in renegotiation of terms and in the granting of price concessions. Many of our customer relationships and Buying Group contracts are terminable by the customer with little or no penalty. Many Buying Groups are able to leverage their size and purchasing power when negotiating prices and this trend has caused us to reduce prices and could have a material adverse effect on our business, financial condition or results of operations. As Buying Groups increase in size, each relationship represents a greater concentration of market share and the adverse consequences of losing a single relationship increase considerably.

     Cost containment has also caused a shift in some of the decision making functions with respect to the supply of medical products away from healthcare professionals and towards administrators, resulting in a somewhat greater emphasis being placed on price, as opposed to features and customer service. We believe that it is likely that efforts by governmental and private payors to contain costs through managed care and other efforts and to reform healthcare systems will continue and that such efforts may have an adverse effect on the pricing and demand for our products. There can be no assurance that current or future reform initiatives will not have a material adverse effect on our business, financial condition or results of operations. See "Business -- Industry" and "Business -- Sales, Marketing and Distribution."

     In international markets, where the movement toward healthcare reform and the development of managed care are generally less advanced than in the United States, we have experienced downward pressure on product pricing and other effects of healthcare reform similar to those we have experienced in the United States. We expect healthcare reform and managed care to continue to develop in our primary international markets, which we expect will result in further downward pressure in product pricing. The timing and the effects on us of healthcare reform and the development of managed care in international markets cannot currently be predicted.

WE ARE SUBJECT TO LAWS PERTAINING TO THE REGULATION OF FRAUD AND ABUSE IN HEALTHCARE.

     We are subject to various federal and state laws pertaining to healthcare fraud and abuse, including antikickback laws and physician self-referral laws. Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, imprisonment and exclusion from participation in U.S. federal and state healthcare programs, including Medicare, Medicaid and Veterans Affairs health programs. We believe that our operations are in material compliance with such laws; however, because of the far-reaching nature of these laws, we or certain of our sales representatives may be required to alter one or more of our or their practices to be in compliance with these laws. In addition, we cannot assure you that the occurrence of one or more violations of these laws would not result in a material adverse effect on our business, financial condition or results of operations. If there is a change in law, regulation or administrative or judicial interpretations, we may have to change our business practices or our existing business practices could be challenged as unlawful, which could have a material adverse effect on our business, financial condition or results of operations.

OUR ACQUISITION STRATEGY POSES SUBSTANTIAL RISK.

     Part of our business strategy is to acquire companies and product groups that expand or complement our existing product groups, increase vertical integration or enlarge our customer base. We are unable to predict whether or when any prospective acquisition candidates will become available or the likelihood of transactions being completed should any negotiations commence. Our ability to finance acquisitions may be constrained by, among other things, our high degree of leverage following the Transactions. The new credit facilities and the indenture significantly limit our ability to make acquisitions and to incur debt in connection with acquisitions. In addition, our acquisition strategy is subject to a number of other risks, including:

     - our acquisition strategy may not yield anticipated benefits, such as improvements in gross margin from greater vertical integration of our custom procedure trays or enlargement of our customer base;

     - we may have difficulty integrating the operations, systems and management of our acquired companies;

     - our acquisition strategy may divert management's attention from other business concerns;

     - we may be unable to maintain uniform standards, controls, procedures and policies; and

     - we may lose key employees or customers of acquired companies.

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

WE MAY HAVE EXPOSURE TO PRODUCT LIABILITY AND OTHER LITIGATION RISKS.

     We are currently, and are from time to time, subject to claims and lawsuits arising in the ordinary course of business, including those relating to product liability, safety and health and employment matters. In some of such actions, plaintiffs request punitive or other damages or nonmonetary relief, which may not be covered by insurance, and which could, in the case of nonmonetary relief, if granted, materially affect the conduct of our business. Although we maintain insurance that we believe to be reasonable and appropriate, the amount and scope of any coverage may be inadequate to protect us in the event of a substantial adverse judgment. In management's opinion (taking third-party indemnities into consideration), the various asserted claims and litigation in which we are currently involved are not reasonably likely to have a material adverse effect on our business, results of operations or financial condition. However, no assurance can be given as to the ultimate outcome with respect to such claims and litigation.

     Since March 1996, we have been served with lawsuits alleging various adverse reactions to the latex used in certain of the medical gloves alleged to have been manufactured by us or the prior owner of the assets relating to our latex glove operations acquired in June 1995 as well as certain glove products distributed by us since 1989. We believe that most of such claims relate to gloves sold or shipped prior to June 1995. We have been, and we believe we will continue to be, indemnified by the prior owner with regard to such claims. Because we, as well as our competitors, have continued to manufacture and sell latex gloves, we may be subject to further claims. We are not entitled to indemnification from the prior owner for gloves that were manufactured, sold or shipped in or from one of their or our plants after June 1995. We intend to vigorously defend against such claims. We are aware that an increasing number of lawsuits have been brought against latex glove manufacturers with respect to such adverse reactions. There can be no assurance that we will prevail in any such lawsuits, that the prior owner will continue to indemnify us or that we will not incur costs or liabilities relating to such claims that will result in a material adverse effect on our business, financial condition or results of operations.

     A complaint was filed on June 25, 1999, in state court in Pinellas County, Florida, by certain former Holdings shareholders on behalf of a purported class of former public shareholders of Holdings naming Holdings, its former directors and Fox Paine & Company, LLC as defendants. The lawsuit alleges that the consideration paid in the merger was unfair and inadequate, and that such former directors of Holdings breached their fiduciary duties by failing to obtain the best price for Holdings. As relief, the complaint seeks, among other things, equitable relief and damages in an unspecified amount. On September 30, 1999, counsel for the plaintiffs and counsel for defendants entered into a memorandum of understanding providing that the claims asserted in the case will be settled, the action will be dismissed and defendants will receive a release of all claims, however the settlement is subject to court approval and certain other conditions. In addition, on September 28, 1999, a complaint was filed in state court in Henderson County, Texas naming Holdings and its former directors as defendants. The complaint is brought on behalf of a purported class of former public shareholders of Holdings and alleges, among other things, that the consideration paid in the merger was unfair and inadequate and that the former directors of Holdings breached their fiduciary duties by failing to obtain the best price for Holdings. As relief, the complaint seeks, among other things, equitable relief and damages in an unspecified amount. The defendants in this action believe the allegations of the complaint are without merit and intend to vigorously defend the lawsuit.

WE ARE SUBJECT TO ENVIRONMENTAL, HEALTH AND SAFETY LAWS AND REGULATIONS AND ENVIRONMENTAL RISKS.

     Our facilities and operations are subject to federal, state and local environmental and occupational health and safety requirements of the United States and foreign countries, including those relating to discharges of substances to the air, water and land, the handling, storage and disposal of wastes and the cleanup of properties affected by pollutants. We believe we are currently in substantial compliance with such requirements and we do not currently anticipate any material adverse effect on our business, financial condition or results of operations as a result of such environmental, health or safety requirements. In the future, federal, state, local or foreign governments could enact new or more stringent requirements concerning environmental, health and safety matters that could affect our operations. Also, in the future, contamination may be found to exist at our current or former facilities or off-site locations where we have sent wastes. We could be held liable for such newly discovered contamination. Changes in environmental, health and safety requirements or liabilities from newly discovered contamination could have a material effect on our business, financial condition or results of operations.

WE ARE DEPENDENT UPON KEY PERSONNEL.

     We believe that our success will depend to a significant extent upon the efforts and abilities of our senior management team, including Mr. Davidson, our Chairman of the Board, President and Chief Executive Officer, and our other executive officers. We do not carry key man life insurance on any of our executive officers. The loss of the services of Mr. Davidson or one or more of these senior executives could adversely affect our ability to effectively manage our overall operations or successfully execute current or future business strategies, including identifying and completing acquisitions. Eight members of our senior management team own approximately 8.2% of the outstanding common equity of Holdings (before giving effect to the exercise of any stock options or warrants) and, assuming the exercise of their stock options, will own approximately 22.8% of the outstanding common equity of Holdings on a fully-diluted basis. See "Security Ownership of Certain Beneficial Owners and Management," "Certain Relationships and Related Party Transactions -- Treatment of Continuing Shares and Options" and "Certain Relationships and Related Party Transactions -- New Management Equity Incentive Plans." In addition, each member of senior management entered into a five-year employment agreement with Holdings upon completion of the Transactions. See "Certain Relationships and Related Party Transactions -- Employment Agreements." Nevertheless, there can be no assurance that one or more members of senior management will not leave Holdings' employment. In addition, we believe that failure to attract and retain additional qualified personnel could adversely affect our operations and future success.

OUR MANAGEMENT'S TIME AND ATTENTION IS DIVIDED BETWEEN THE COMPANY AND CIRCON, AND OUR DIRECTORS AND MANAGEMENT MAY HAVE CONFLICTS OF INTEREST, BETWEEN THE COMPANY AND CIRCON.

     As a result of the Transactions, the Company and Circon are separate companies, are separately capitalized and are separately pursuing their respective business strategies. However, the same persons who are the directors of Holdings and the Company are also the directors of Circon Holdings and Circon. See "Management -- Executive Officers and Directors." Mr. Davidson is the Chairman of the Board of Directors, President and Chief Executive Officer of both Holdings and the Company and both Circon Holdings and Circon. In addition, other members of our senior management team are required under the services agreement with Circon to spend a considerable amount of time and effort on managing the business and affairs of Circon and some of them have been, and others may in the future be, named as senior officers of Circon Holdings and Circon. Mr. Davidson and such other members of our senior management team who are officers of Circon Holdings and Circon receive, in addition to the compensation and incentives received from us, compensation and incentives from Circon Holdings or Circon that is dependent upon the performance of Circon. As a result of the Transactions, officers and directors of Holdings own approximately 5.3% of the outstanding common equity of Circon Holdings (before giving effect to the exercise of any stock options or warrants) and, assuming the exercise of their stock options, will own approximately 22.8% of the outstanding common equity of Circon Holdings on a fully-diluted basis. There can be no assurance that the members of our senior management team will have sufficient time to conduct our business and affairs as they currently are proposed to be conducted or that the amount of time the members of our senior management team spend on the management of the business and affairs of Circon will not have a material adverse effect on our business, financial condition or results of operations. The new credit facilities obligate Holdings and the Issuer to maintain separate books and records and separate financial statements for Holdings and the Issuer, on the one hand, and Circon Holdings and Circon, on the other, and to observe a number of other formalities intended to ensure that Holdings and the Issuer, on the one hand, and Circon Holdings and Circon, on the other, are managed as separate companies. See "New Credit Facilities and Other Indebtedness -- New Credit Facilities." There can be no assurance that such provisions of the new credit facilities will not be amended, removed or waived in the future. The indenture does not contain any such requirements.

     In addition to the possibility that our senior management team's attention might be diverted as a result of managing Circon, there also exists the possibility that the directors and members of our senior management team will have conflicts of interest as a result of their dual roles. Any decision made by any such directors or officers involving the Company is required by law to be made in accordance with their duties and obligations to deal fairly and in good faith with a view to the best interests of the Company and its shareholders, and such directors and members of our senior management team who are also officers of Circon will also owe similar duties to Circon and its shareholders. Other than these legal requirements, there will be no agreements or arrangements in place to address such potential conflicts of interest or to address the allocation of corporate opportunities between the Company and Circon. Despite these legal requirements, there can be no assurance that any directors or members of our senior management team involved in any such conflict of interest will act in the best interests of the Company or that any corporate opportunity that could benefit both the Company and Circon will be allocated to the Company. In addition, there can be no assurance that any such conflict of interest or failure to allocate such corporate opportunity to the Company would not have a material adverse effect on the Company's business, financial condition or results of operations.

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

YOUR INTERESTS AS HOLDERS OF THE EXCHANGE NOTES MAY CONFLICT WITH THOSE OF OUR CONTROLLING SHAREHOLDER.

     As a result of the Transactions, the Investors (excluding the Holdco Note Purchaser) beneficially own approximately 84.1% of the outstanding common equity of Holdings and have the ability to appoint four of the seven members of Holdings' board of directors. See "Certain Relationships and Related Party Transactions -- Shareholders Agreement -- Board of Directors." In addition, the shareholders agreement does not limit Fox Paine's ability (as majority shareholder) to add additional directors. Accordingly, Fox Paine has the ability to control our policies and operations and has the ability to appoint new management and approve any action requiring shareholder approval (including adopting amendments to our certificate of incorporation and approving mergers or sales of substantially all of our assets). There can be no assurance that the interests of Fox Paine will not conflict with your interests. See "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Party Transactions."

OUR INTERNATIONAL SALES AND OPERATIONS SUBJECT US TO CERTAIN RISKS INHERENT IN INTERNATIONAL OPERATIONS.

     Sales outside of North America accounted for approximately 10.1% of our pro forma total net sales for the twelve months ended August 1, 1999, with approximately 85% of those sales within the European Community. It is our objective to increase international sales in the future as we believe there are growth opportunities abroad, particularly in Europe. See "Business -- Business Strategy." Generally we generate net sales and expenses in the local currency where our products are sold and thus are not currently subject to significant currency exchange risk. In the future, it is possible that a greater portion of our net sales outside of North America may not be denominated in the same local currency as the related expenses and thus we may be subject to currency exchange risks. With respect to international sales, we are subject to translation adjustment risk, as an increase in the strength of the U.S. dollar could decrease our reported net sales and margins in respect of such sales to the extent we are unable or determine not to increase local currency prices. For example, our international sales have been primarily denominated in Dutch guilders which have depreciated from an average of 1.65 guilders per U.S. dollar in fiscal year 1996 to an average of 1.98 guilders per U.S. dollar in the twelve months ended August 1, 1999, with a corresponding reduction in the reported amount of our sales in U.S. dollars.

     We are also subject to other risks inherent in international operations including political and economic conditions, foreign regulatory requirements, exposure to different legal requirements and standards, potential difficulties in protecting intellectual property, import and export restrictions, increased costs of transportation or shipping, labor disputes, difficulties in collecting accounts receivable, longer collection periods and potentially adverse tax consequences. As we continue to attempt to expand our international business, our success will be dependent, in part, on our ability to anticipate and effectively manage these and other risks. There can be no assurance, however, that we will be successful in anticipating and managing these and other risks.

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

WE AND OUR CUSTOMERS AND SUPPLIERS ARE REQUIRED TO ADDRESS YEAR 2000 BUSINESS SYSTEMS ISSUES.

     The year 2000 problem relates to computer systems that are designed using two digits, rather than four, to represent a given year. Therefore, such systems may recognize "00" as the year 1900 rather than the year 2000, possibly resulting in major system failures or miscalculations and causing disruptions in our operations. We have established a three-phased approach to address year 2000 issues, including embedded technology utilized in our facilities and equipment. The three phases included in our approach are (1) identification, (2) compliance and (3) validation. Internally, we have substantially completed, with the aid of outside consultants, the identification and compliance phases and will continue completing the validation phase, which consists primarily of monitoring and testing of new software and all other components and interfaces that were implemented or upgraded as part of the software installation or as a result of other identified year 2000 deficiencies, as appropriate. While we have proceeded over the past two years in what we believe to be a reasonably prudent manner to identify and remediate year 2000 issues, there can be no assurance that a significant interruption in our business due to a year 2000 non-compliance issue would not have a material adverse effect on our financial position, operations or liquidity.

     Externally, we are formally communicating with significant suppliers, customers and other third parties to assess their year 2000 readiness and are currently determining our potential exposure if any of these external parties fail to correct their year 2000 issues in a timely manner. We cannot assure you that all of our key suppliers or customers will become compliant in time to avoid a disruption to our business that could have a material adverse effect on us. If we or our suppliers or customers fail to completely overcome the year 2000 issue, our business, financial condition or results of operations could be adversely affected.

FEDERAL AND STATE STATUTES COULD ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID THE EXCHANGE NOTES AND THE GUARANTEES.

     The Issuer's issuance of the exchange notes may be subject to review under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance laws if a bankruptcy or reorganization case or lawsuit is commenced by or on behalf of the Issuer's unpaid creditors. Under these laws, if a court were to find in such a bankruptcy or reorganization case or lawsuit that, at the time the Issuer issued the old notes, the Issuer:

     - issued the old notes with the intent of delaying, hindering or defrauding present or future creditors; or

     - received less than reasonably equivalent value or fair consideration for issuing the old notes and, at the time it issued the old notes, either it:

        -- was insolvent or rendered insolvent by reason of issuing the old notes;

        -- was engaged, or was about to engage, in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital to carry on its business; or

        -- intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature,
then the court could void the obligations under the old notes and the exchange notes, subordinate the old notes and the exchange notes to the Issuer's other debt or take other action detrimental to holders of the old notes and the exchange notes.

     The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the law of the jurisdiction that is being applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a person would be considered insolvent if, at the time it incurred the debt:

     - the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

     - the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

     - it could not pay its debts as they become due.

There can be no assurance regarding the standard that a court would use to determine whether or not the Issuer was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the old notes and the exchange notes would not be voided or the old notes and the exchange notes would not be subordinated to the Issuer's other debt.

     Each guarantee also may be subject to review under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance laws if a bankruptcy or reorganization case or lawsuit is commenced by or on behalf of the unpaid creditors of the applicable guarantor. If such a case were to occur:

     - the analysis applicable to the issuance of the old notes would generally apply to the incurrence of the guarantee; and

     - any guarantee incurred by one of the guarantors could also be subject to the claim that, since the guarantee was incurred for the Issuer's benefit and only indirectly for the benefit of such guarantor, the obligations of such guarantor were incurred for less than fair consideration.

A court could thus void the obligations under such guarantee or subordinate such guarantee to such guarantor's other debt or take other action detrimental to holders of the exchange notes.

     Additionally, under U.S. federal bankruptcy or applicable state insolvency law, if certain bankruptcy or insolvency proceedings were initiated by or against the Issuer or any guarantor within 90 days after any payment by the Issuer with respect to the exchange notes or by such guarantor under its guarantee or if the Issuer or such guarantor anticipated becoming insolvent at the time of such payment, all or a portion of such payment could be avoided as a preferential transfer and the recipient of such payment could be required to return such payment.

THE ORIGINAL ISSUE DISCOUNT ON THE EXCHANGE NOTES MAY LIMIT THE CLAIM OF A HOLDER OF EXCHANGE NOTES IN A BANKRUPTCY CASE AGAINST US.

     If a bankruptcy case is commenced before the exchange notes have fully accreted, you may not be able to recover the portion of the original issue discount that has not yet accrued. If a bankruptcy case is commenced by or against us under the U.S. Bankruptcy Code after the issuance of the exchange notes, the claim of a holder of exchange notes relating to the principal amount thereof may be limited to an amount equal to the sum of (1) the initial offering price of the old notes and
(2) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code. Any original issue discount that was not accrued as of any such bankruptcy filing would constitute "unmatured interest."

THERE IS NO ESTABLISHED TRADING MARKET FOR THE EXCHANGE NOTES, AND ANY MARKET FOR THE EXCHANGE NOTES MAY BE ILLIQUID.

     We cannot assure you that a liquid market will develop for the exchange notes, that you will be able to sell your exchange notes at a particular time or that the prices that you receive when you sell will be favorable. The exchange notes are a new issue of securities with no established trading market. Moreover, we do not intend to apply for the exchange notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system, and the purchasers of the old notes are not obligated to make a market for the exchange notes. If issued under an effective registration statement, the exchange notes generally may be resold or otherwise transferred with no need for further registration, but the offer to exchange the exchange notes for the old notes will not depend upon the amount of old notes tendered for exchange.

     Future trading prices of the exchange notes will depend on many factors, including:

     - our operating performance and financial condition;

     - prevailing interest rates; and

     - the market for similar securities.

IF YOU ARE DEEMED TO HAVE RECEIVED RESTRICTED SECURITIES IN EXCHANGE FOR YOUR OLD NOTES, YOU MAY FACE SIGNIFICANT TRANSFER RESTRICTIONS IF YOU ATTEMPT TO RESELL THEM.

     If you exchange your old notes in the exchange offer, you will be deemed to have represented, by your acceptance of the exchange offer, that you acquired the exchange notes in the ordinary course of business and that you are not engaged in, and do not intend to engage in, a distribution of the exchange notes. If the SEC determines otherwise, however, you may be deemed to have received restricted securities. If so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

IF YOU DO NOT EXCHANGE YOUR OLD NOTES, THEY MAY BE DIFFICULT TO RESELL.

     It may be difficult for you to sell old notes that are not exchanged in the exchange offer. If you do not tender your old notes or if we do not accept some of your old notes, those old notes will continue to be subject to transfer and exchange restrictions.

     These restrictions on transfer of your old notes arise because we issued the old notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold pursuant to an exemption from the Securities Act and applicable state securities laws. If you intend to make use of an exemption, you must, if requested by us, deliver to us an opinion of independent counsel, reasonably satisfactory in form and substance to us, that the exemption is available. We do not intend to register the old notes under the Securities Act.

     Based on interpretations of the SEC staff, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

     - cannot rely on the applicable interpretations of the SEC; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     To the extent the old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes would be adversely affected due to a reduction in market liquidity.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     We have entered into an exchange and registration rights agreement with the initial purchasers of the old notes in which we agreed to file a registration statement relating to an offer to exchange the old notes for exchange notes. We also agreed to use our reasonable best efforts to cause the exchange offer to be consummated within 180 days following the original issuance of the old notes. The exchange notes will have terms substantially identical to the old notes except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and the payment of liquidated damages for our failure to observe obligations in the registration rights agreement. The old notes were issued on November 12, 1999.

     Under the circumstances set forth below, we will use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the old notes and keep the statement effective for up to two years after the original issue of the old notes. These circumstances include:

     - if any changes in law, SEC rules or regulations or applicable interpretations by the staff of the SEC do not permit us to effect the exchange offer as contemplated by the registration rights agreement;

     - if any old notes validly tendered in the exchange offer are not exchanged for exchange notes within 180 days after the original issuance of the old notes;

     - if any initial purchaser of the old notes requests within 20 days of completion of the exchange offer, but only with respect to any old notes not eligible to be exchanged for exchange notes in the exchange offer;

     - if any holder of the old notes is not permitted by any law or applicable interpretations by the staff of the SEC to participate in the exchange offer;

     - if any holder of old notes that participates in the exchange offer and does not receive fully tradeable exchange notes requests within 20 days of completion of the exchange offer; or

     - if we elect to file a shelf registration statement with respect to the resale of the old notes.

     If we fail to comply with our obligations under the registration rights agreement, we may be required to pay liquidated damages to holders of the old notes. Please read the section captioned "Exchange and Registration Rights Agreement" for more details regarding the registration rights agreement.

RESALE OF EXCHANGE NOTES

     Based on interpretations of the SEC staff set forth in no-action letters issued to unrelated third parties, we believe that exchange notes issued under the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

     - the holder is not our "affiliate" within the meaning of Rule 405 under the Securities Act;

     - the exchange notes are acquired in the ordinary course of the holder's business; and

     - the holder does not intend to participate in a distribution of the exchange notes.

     Any holder of the old notes using the exchange offer to participate in a distribution of exchange notes cannot rely on the no-action letters referred to above. This includes a broker-dealer that acquired old notes directly from us, but not as a result of market-making activities or other trading activities. Consequently, the holder must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in the absence of an exemption from such requirements.

     Each broker-dealer that receives exchange notes for its own account in exchange for old notes, as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as result of market-making activities or other trading activities. The letter of transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that is an "underwriter" within the meaning of the Securities Act of 1933. We have agreed that for a period of 90 days after the consummation of the exchange offer, we will make this prospectus available to broker-dealers of use in connection with any such resale. See "Plan of Distribution."

     Except as described above, this prospectus may not be used for an offer to resell, resale other retransfer of exchange notes.

     The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn before expiration of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of old notes surrendered under the exchange offer. Old notes may be tendered only in integral multiples of $1,000.

     The form and terms of the exchange notes will be substantially identical to the form and terms of the old notes, except the exchange notes:

     - will be registered under the Securities Act;

     - will not bear legends restricting their transfer; and

     - will not provide for the payment of liquidated damages upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to become effective, a registration statement, and to consummate the exchange offer.

     The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes. Consequently, both series will be treated as a single class of debt securities under that indenture. For a description of the indenture, see "Description of the Exchange Notes" below.

     The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

     As of the date of this prospectus, $144.6 million aggregate principal amount at maturity of the old notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

     We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue and accrete interest and will be entitled to the rights and benefits that their holders currently have under the indenture.

     We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of their acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering the exchange notes to holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption
"-- Conditions."

     Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled "-- Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

EXPIRATION OF THE EXCHANGE OFFER; EXTENSIONS; AMENDMENTS

     The exchange offer will expire at 5:00 p.m., New York City time on , 2000, unless, in our sole discretion, we extend it.

     In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the exchange offer.

     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

CONDITIONS

     Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any old notes, and we may terminate the exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

     - the exchange notes to be received will not be tradeable by the holder, without restriction under the Securities Act, the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

     - the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

     - any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

     In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us:

     - the representations described under "-- Resale of Exchange Notes," "-- Procedures for Tendering" and "Plan of Distribution"; and

     - any other representations that may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

     We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of an extension to their holders. During an extension, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holders as promptly as practicable after the expiration or termination of the exchange offer.

     We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. In the case of any extension, the notice of extension will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the exchange offer.

     These conditions are solely for our benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of that right. Each of these rights will be deemed an ongoing right that we may assert at any time or at various times.

     In addition, we will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any old notes, if at that time a stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

PROCEDURES FOR TENDERING

     Only a holder of record of old notes may tender old notes in the exchange offer. To tender in the exchange offer, a holder must:

     - complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date.

In addition, either:

     - the exchange agent must receive old notes along with the letter of transmittal; or

     - the holder must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the exchange agent must receive physical delivery of the letter of transmittal and other required documents at the address set forth below under "-- Exchange Agent" before expiration of the exchange offer.

     The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE HOLDER'S ELECTION AND RISK. RATHER THAN MAIL THESE ITEMS, WE RECOMMEND THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, HOLDERS SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE EXPIRATION OF THE EXCHANGE OFFER. HOLDERS SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR OLD NOTES TO US. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR THEM.

     Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner's behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

     - make appropriate arrangements to register ownership of the old notes in the owner's name; or

     - obtain a properly completed bond power from the registered holder of old notes.

     The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

     Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the U.S. or another "eligible institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the old notes are tendered:

     - by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     - for the account of an eligible institution.

     If the letter of transmittal is signed by a person other than the registered holder of any old notes, the old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the old notes and an eligible institution must guarantee the signature on the bond power.

     If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

     We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of old notes will not be deemed made until any defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which those defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     In all cases, we will issue exchange notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

     - the old notes; and

     - a properly completed and duly executed letter of transmittal and all other required documents.

     By signing the letter of transmittal, each tendering holder of old notes will represent to us that, among other things:

     - any exchange notes that the holder receives will be acquired in the ordinary course of its business;

     - the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

     - if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

     - if the holder is a broker-dealer, that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of those exchange notes (see "Plan of Distribution"); and

     - the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of us or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

GUARANTEED DELIVERY PROCEDURES

     Holders wishing to tender their old notes but whose old notes are not immediately available or who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent before expiration of the exchange offer may tender if:

     - the tender is made through an eligible institution;

     - before expiration of the exchange offer, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery:

        -- setting forth the name and address of the holder and the registered number(s) and the principal amount of old notes tendered;

        -- stating that the tender is being made by guaranteed delivery; and

        -- guaranteeing that, within three New York Stock Exchange trading days after expiration of the exchange offer, the letter of transmittal or facsimile thereof together with the old notes and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     - the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered old notes in proper form for transfer and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after expiration of the exchange offer.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time before expiration of the exchange offer.

     For a withdrawal to be effective, the exchange agent must receive a written notice, which may be by telegram, telex, facsimile transmission or letter, of withdrawal at one of the addresses set forth below under "-- Exchange Agent."

     Any notice of withdrawal must:

     - specify the name of the person who tendered the old notes to be withdrawn;

     - identify the old notes to be withdrawn, including the principal amount of the old notes to be withdrawn; and

     - where old notes have been transmitted, specify the name in which the old notes were registered, if different from that of the withdrawing holder.

     If old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those old notes, the withdrawing holder must also submit:

     - the private placement numbers of the particular old notes to be withdrawn; and

     - a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the withdrawing holder is an eligible institution.

     We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. We will return any old notes that have been tendered for exchange but that are not exchanged for any reason to their holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may re-tender properly withdrawn old notes by following one of the procedures described under "-- Procedures for Tendering" above at any time on or before expiration of the exchange offer.

EXCHANGE AGENT

     The Bank of New York has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

   By Registered or Certified Mail:     By Hand or Overnight Delivery:
         The Bank of New York           The Bank of New York
         101 Barclay Street,            101 Barclay Street, Ground Level
             Floor 7 East               Corporate Trust Services Window
       New York, New York 10286         New York, New York 10286
  Attention: Reorganization Section     Attention: Ayikwei Aryeetzy
                                                             Reorganization
                                        Section

          By Facsimile Transmission (for Eligible Institutions Only):
                              The Bank of New York

                                 (212) 815-6339

     To Confirm by Telephone or for Information Call:  (212) 815-3687

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SHOWN ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

     We will pay the cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately
[$          ]. They include:

     - SEC registration fees;

     - fees and expenses of the exchange agent and trustee;

     - accounting and legal fees; and

     - printing and mailing costs.

TRANSFER TAXES

     We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

     - certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

     - tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

     - a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

     If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

ACCOUNTING TREATMENT

     We will record the exchange notes in our accounting records at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. Any expenses incurred in the exchange offer will be recorded as deferred financing costs and amortized over the life of the exchange notes.

OTHER

     Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. We urge you to consult your financial and tax advisors in making your own decision on what action to take.

     We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. However, we have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

                                THE TRANSACTIONS

THE RECAPITALIZATION

     On November 12, 1999, we consummated the recapitalization, which included the following transactions:

     - the Asset Dropdown, pursuant to which Holdings contributed all its assets and liabilities (other than those relating to its previous credit facility, which was repaid and terminated as part of the recapitalization) to the Issuer;

     - the merger, pursuant to which Fox Paine Medic Acquisition Corporation was merged with and into Holdings with Holdings as the surviving corporation, in connection with which:

        -- the Investors made the Investor Equity Contribution, pursuant to which they purchased shares of Fox Paine Medic Acquisition Corporation common stock for $131.8 million in cash prior to the merger, with such shares of Fox Paine Medic Acquisition Corporation common stock being converted in the merger into shares of Holdings common stock (see "Security Ownership of Certain Beneficial Owners and Management");

        -- each outstanding share of Holdings common stock (other than a portion of the shares held by a group of 10 Holdings shareholders (the "Continuing Shareholders"), including eight members of Holdings' senior management (the "Management Investors"), which shares continue to represent shares of Holdings common stock after the merger) were converted into the right to receive $26.00 in cash (the "Merger Consideration") (see "Certain Relationships and Related Party Transactions -- Treatment of Continuing Shares and Options");

        -- options to purchase shares of Holdings common stock (other than certain options held by the Management Investors, which were canceled without payment and replaced by Circon Holdings options) were canceled in return for a cash payment for each share of Holdings common stock subject to such options equal to the excess of $26.00 over the exercise price of such options (the "Option Consideration," and together with the Merger Consideration, the "Cash Consideration") (see "Certain Relationships and Related Party
           Transactions -- Treatment of Continuing Shares and Options"); and

     - the Circon Sale, pursuant to which we sold to Circon Holdings all of the capital stock of Circon in exchange for $208.0 million in cash and the repayment of $20 million of intercompany indebtedness owed by Circon to Holdings, as a result of which Circon is pursuing separate business strategies, is separately capitalized and is operated separately from Holdings and the Company.

     As a result of the Transactions, Holdings is owned approximately 87.8% by the Investors and approximately 12.2% by the Continuing Shareholders (before giving effect to the exercise of any stock options or warrants). Assuming the exercise of stock options that were rolled-over into new stock options and stock options issued under new stock option incentive programs, the Continuing Shareholders will own approximately 26.0% of the outstanding common equity of Holdings on a fully-diluted basis and approximately 26.0% of the outstanding common equity Circon Holdings on a fully-diluted basis.

FINANCING FOR THE TRANSACTIONS

     The recapitalization and the other Transactions required total funding of approximately $799.6 million (see "Summary -- Sources and Uses"). In addition to the $110.0 million from the issuance of the old notes and related warrants to purchase Holdings common stock, the remainder of the financing came from the following sources:

     - $261.6 million in borrowings by the Issuer under the new credit facilities, consisting of (1) an $80.0 million Term Loan A facility; (2) a $90.0 million Term Loan B facility; (3) a $90.0 million Term Loan C facility; and (4) $1.6 million drawn under the $50.0 million revolving credit facility;

     - $50.0 million from the issuance of the Holdings Notes and warrants to purchase shares of Holdings common stock to the Holdco Note Purchaser in a private placement (see "Description of New Credit Facilities and Other Indebtedness -- Holdings Notes");

     - $131.8 million of cash equity from the Investor Equity Contribution;

     - $13.8 million of existing equity from the Rollover Equity (see "Certain Relationships and Related Party Transactions -- Treatment of Continuing Shares and Options");

     - $4.4 million in cash from the sale of new shares of Holdings common stock to the Management Investors (which the Management Investors financed with a portion of the Option Consideration they received) (together with the Rollover Equity, the "Management Equity Investment") (see "Certain Relationships and Related Party Transactions -- Treatment of Continuing Shares and Options"); and

     - $228.0 million in cash proceeds from the Circon Sale and repayment of intercompany indebtedness owed by Circon to Holdings.

REPAYMENT OF EXISTING CREDIT FACILITY AND DEBT TENDER OFFER

     In connection with the Transactions, we (1) repaid all amounts outstanding under Holdings' previous credit facility and (2) consummated the tender offer for Holdings' $100.0 million aggregate principal amount of 10 1/2% Senior Subordinated Notes due 2006. Completion of the Transactions would have violated certain covenants contained in the indenture governing the 10 1/2% Notes. Accordingly, on September 30, 1999, Holdings commenced a debt tender offer to acquire all the 10 1/2% Notes and a related consent solicitation. As part of the tender offer, Holdings solicited consents from holders of the 10 1/2% Notes to amendments to the terms of the 10 1/2% Notes and the governing indenture in order to eliminate substantially all of the restrictive covenants contained in the indenture, including those that would be violated as a result of the Transactions. Holders of more than 99.9% of the principal amount of the 10 1/2% Notes consented to the amendments and tendered their notes. Holdings' obligations under the indenture governing the remaining $5,000 of 10 1/2% Notes has been assumed by the Issuer, and such notes, as amended through the consent solicitation process, have become the obligations of the Issuer and will rank equally with the exchange notes. Holdings remains liable, along with the Issuer, for payments of principal, premium and interest on the remaining $5,000 of 10 1/2% Notes and each of the subsidiaries of the Issuer has guaranteed the 10 1/2% Notes in each case on a senior subordinated basis.

     Other than the 10 1/2% Notes that remain outstanding, all of the debt of Holdings and the Company outstanding immediately prior to the completion of the Transactions was repaid in connection with the consummation of the Transactions, except for $8.7 million in the aggregate of capital leases, industrial revenue bonds and certain other long term obligations of the Company. See "Description of New Credit Facilities and Other Indebtedness -- Capital Leases, Industrial Revenue Bonds and Other Long-Term Obligations."

OTHER AGREEMENTS

     In connection with the recapitalization:

          (1) the Continuing Shareholders and the Investors entered into a shareholders agreement (see "Certain Relationships and Related Party Transactions -- Shareholders Agreement"); and

          (2) Holdings, the Issuer, Circon Holdings and Circon entered into a services agreement (see "Certain Relationships and Related Party Transactions -- Services Agreement").

                                USE OF PROCEEDS

     The net proceeds to the Issuer from the sale of the old notes and related warrants to purchase Holdings common stock were approximately $106.7 million (after deducting the take down fee paid to the initial purchasers of the old notes). We used the gross proceeds from the sale as described under "Summary -- Sources and Uses" and "The Transactions."

                                 CAPITALIZATION

     The following table sets forth the Company's unaudited cash and cash equivalents and unaudited capitalization as of August 1, 1999, on a pro forma basis giving effect to the Transactions as if they had been consummated on such date. The information in the following table should be read in conjunction with "Unaudited Pro Forma Financial Information of the Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements of Holdings and the notes thereto included elsewhere in this prospectus.

                    PRO FORMA CAPITALIZATION OF THE COMPANY

                                                              AS OF AUGUST 1, 1999
                                                             ----------------------
                                                             (DOLLARS IN THOUSANDS)
Cash and cash equivalents..................................         $ 15,394
                                                                    ========
Total debt (including current portion):
  New credit facilities (1)................................          261,600
  Other long-term obligations (2)..........................            8,700
  Senior Subordinated Discount Notes due 2009..............          106,909
     Total debt............................................          377,209
Total shareholder's equity.................................           60,644
                                                                    --------
     Total capitalization..................................         $437,853
                                                                    ========

-------------------------

(1) Represents borrowings under the new credit facilities made at the closing of the Transactions, consisting of $80 million under the Term Loan A facility, $90.0 million under the Term Loan B facility, $90.0 million under the Term Loan C facility and $1.6 million under the revolving credit facility. Upon consummation of the Transactions, we had $48.4 million of borrowing capacity under the revolving credit facility. See "The Transactions -- Financing for the Transactions" and "Description of New Credit Facilities and Other Indebtedness -- New Credit Facilities."

(2) Includes approximately $2.8 million of industrial revenue bonds, $4.6 million of capital leases and $1.3 million of other long-term obligations. See "Description of New Credit Facilities and Other Indebtedness -- Capital Leases, Industrial Revenue Bonds and Other Long-Term Obligations."

     After giving effect to the Transactions as if they had been consummated on August 1, 1999, Holdings would have had aggregate outstanding long-term indebtedness of $50.0 million under the Holdings notes (in addition to its guarantees of the obligations of the Issuer under the old notes and the new credit facilities) and shareholders' equity equal to approximately $24.2 million.

            UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE COMPANY

     The following unaudited pro forma financial information of the Company has been prepared based on the historical consolidated financial statements of Holdings included elsewhere in this prospectus, adjusted to give pro forma effect to the Transactions and the purchase of Winfield Medical (the "Winfield Acquisition," which was consummated on June 26, 1998), as applicable. Certain acquisitions and divestitures consummated during the periods presented have not been reflected in the unaudited pro forma consolidated financial information as they were considered immaterial to the operations of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." For a description of the Transactions, see "The Transactions."

     As part of the Transactions, Holdings contributed all of its assets and liabilities (other than with respect to its previous credit facility) to the Issuer. As a result of the Transactions, Holdings is a guarantor of the old notes and the new credit facilities and has no substantial operations or assets other than the capital stock of the Issuer. As a result, the consolidated financial position and results of operations of Holdings are substantially the same as those of the Issuer, except as described in footnote (b) to the Unaudited Pro Forma Consolidated Balance Sheet and footnote (b) to the Unaudited Pro Forma Consolidated Statements of Operations.

     The Unaudited Pro Forma Consolidated Balance Sheet at August 1, 1999 gives effect to the Transactions as if they had occurred on that date. The Unaudited Pro Forma Consolidated Statements of Operations (1) for the twelve months ended and nine months ended August 1, 1999 give effect to the Transactions as if they had occurred on November 3, 1997 and (2) for the nine months ended August 2, 1998 and the fiscal year ended November 1, 1998 give effect to the Transactions and the Winfield Acquisition as if they had occurred on November 3, 1997. The recapitalization is being accounted for as a recapitalization and therefore has no impact on the historical basis of the assets and liabilities as reflected in the consolidated financial statements. For a discussion of the recapitalization, see "The Transactions."

     The Winfield Acquisition was accounted for using the purchase method of accounting. The total purchase price was allocated to the assets acquired and liabilities assumed based on their respective fair values.

     The unaudited pro forma adjustments, which are based upon available information and upon certain assumptions that management believes are reasonable, are described in the accompanying notes. The unaudited pro forma consolidated financial information is for informational purposes only and does not (1) purport to represent what the financial position or results of operations of the Company would actually have been had the Transactions or the Winfield Acquisition in fact occurred on the dates assumed or the financial position or results of operations of the Company for any future period or date,
(2) reflect the effect of certain non-recurring statement of operations charges expected to result from the Transactions, as described in the footnotes hereto, or (3) reflect certain insignificant acquisitions and divestitures. The unaudited pro forma consolidated financial information should be read in conjunction with "Selected Historical Consolidated Financial Information of Holdings," the consolidated financial statements of Holdings, together with the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information included elsewhere in this prospectus.

                           MAXXIM MEDICAL GROUP, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF AUGUST 1, 1999

                                                                PRO FORMA
                                           COMPANY         ADJUSTMENTS FOR THE
                                          PRO FORMA      ------------------------
                            HOLDINGS     AFTER ASSET      CIRCON        OTHER          COMPANY
                           HISTORICAL   DROPDOWN(a)(b)    SALE(c)    TRANSACTIONS     PRO FORMA
                           ----------   --------------   ---------   ------------     ----------
                                                  (DOLLARS IN THOUSANDS)
CURRENT ASSETS:
Cash and cash
  equivalents............   $  5,354       $  5,354      $ 228,000   $  (217,960)(d)  $   15,394
Accounts receivable,
  net....................    101,188        101,188        (33,692)           --          67,496
Inventory, net...........    131,512        131,512        (40,672)           --          90,840
Net current deferred tax
  asset..................     16,398         16,398         (6,507)        6,459(e)       16,350
Prepaid expenses and
  other..................      7,717          7,717         (1,126)           --           6,591
                            --------       --------      ---------   -----------      ----------
  Total current assets...    262,169        262,169        146,003      (211,501)        196,671
Property & equipment,
  net....................    183,612        183,612        (44,511)           --         139,101
Goodwill, net............    272,656        272,656       (128,132)           --         144,524
Other assets, net........     36,369         31,083        (13,255)       17,319(e)       35,147
                            --------       --------      ---------   -----------      ----------
  Total assets...........   $754,806       $749,520      $ (39,895)  $  (194,182)     $  515,443
                            ========       ========      =========   ===========      ==========
CURRENT LIABILITIES:
Current maturities of
  long-term debt.........   $ 25,000       $     --      $      --   $        --      $       --
Current maturities of
  other long-term
  obligations............      1,853          1,853             --            --           1,853
Accounts payable.........     42,117         42,117         (6,766)           --          35,351
Accrued liabilities......     51,645         51,645        (22,124)           --          29,521
                            --------       --------      ---------   -----------      ----------
  Total current
    liabilities..........    120,615         95,615        (28,890)           --          66,725
Long term debt, net of
  current maturities.....    229,700             --             --       261,600(f)      261,600
Industrial revenue
  bonds..................      2,370          2,370             --            --           2,370
10 1/2% Senior
  Subordinated Notes due
  2006...................    100,000        100,000             --      (100,000)(g)          --
Senior Subordinated
  Discount Notes due
  2009...................         --             --             --       106,909(h)      106,909
Other long-term
  obligations, net of
  current maturities.....      4,547          4,547            (70)           --           4,477
Deferred tax
  liabilities............     13,161         13,161           (443)           --          12,718
                            --------       --------      ---------   -----------      ----------
  Total liabilities......    470,393        215,693        (29,403)      268,509         454,799
SHAREHOLDERS' EQUITY:
Preferred stock..........         --             --             --            --              --
Common stock.............         14             --             --            --              --
Additional paid in
  capital................    220,322        547,207             --      (436,669)(i)     110,538
Retained earnings
  (accumulated
  deficit)...............     80,739             --        (12,274)      (26,022)(e)     (38,296)
Subscriptions
  receivable.............     (5,200)        (1,918)         1,918            --              --
Accumulated other
  Comprehensive loss.....    (11,462)       (11,462)          (136)           --         (11,598)
                            --------       --------      ---------   -----------      ----------
  Total shareholders'
    equity...............    284,413        533,827        (10,492)     (462,691)         60,644
                            --------       --------      ---------   -----------      ----------
  Total liabilities &
    shareholders'
    equity...............   $754,806       $749,520      $ (39,895)  $  (194,182)     $  515,443
                            ========       ========      =========   ===========      ==========

See Notes to Unaudited Pro Forma Consolidated Balance Sheet.

                           MAXXIM MEDICAL GROUP, INC.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

(a) Reflects the pro forma consolidated financial position of the Company after giving effect to the Asset Dropdown. In connection with the Transactions, Holdings contributed all of its assets and liabilities (other than the liabilities under its previous credit facility ($254,700 as of August 1, 1999) and $5,286 of capitalized financing costs related to its previous credit facility) to the Issuer. The previous credit facility was repaid and terminated in connection with the Transactions. The Asset Dropdown reflects the net equity contributed to the Issuer of $533,827.

(b) As a result of the Transactions, the consolidated financial position and results of operations of Holdings are substantially the same as those of the Issuer, except that Holdings has outstanding $98,500 aggregate principal amount at maturity ($50,000 aggregate accreted value outstanding at November 12, 1999) of Holdings Notes which are obligations of Holdings and not the Issuer, $2,400 of capitalized financing costs related to the Holdings Notes, deferred tax assets totaling $6,400 for the write-off of financing costs related to Holdings' previous credit facility not contributed to the Issuer and non-cash compensation expense recorded by Holdings for the cash-out of employees' and certain Management Investors' options, and $1,000 of tax loans to be issued by Holdings to the Continuing Shareholders in connection with the Transactions.

(c) Reflects the receipt of $228,000 cash proceeds from (i) the sale of Circon to Circon Holdings and (ii) the repayment of intercompany indebtedness owed by Circon to Holdings on or prior to the closing of the Transactions. Circon's rights in certain property and equipment with a carrying value of $4,785 and associated liabilities with a carrying value of $2,775 were transferred by Circon to the Company apart from the Circon Sale and are now a part of the Company's operations. In connection with the Circon Sale, a loss of $(12,274), calculated as the purchase price paid by Circon Holdings for Circon's capital stock less the carrying value of Circon's net assets (after giving effect to the transfer of Circon's rights in certain assets and liabilities described in the preceding sentence), has been reflected as a charge to retained earnings. This adjustment has not been reflected in the pro forma statements of operations and was charged to operations upon consummation of the Transactions.

(d)  Reflects the following:

SOURCES OF CASH
New credit facilities -- see note (f)...............  $ 261,600
Sale of Senior Subordinated Discount Notes due 2009
  and Warrants -- see note (h)......................    110,000
USES OF CASH
Repayment of 10 1/2% Senior Subordinated Notes due
  2006 -- see note (g)..............................   (100,000)
Dividends to Holdings -- see note (i)...............   (439,760)
Transaction fees and expenses of the Issuer -- see
  note (e)..........................................    (49,800)
                                                      ---------
                                                      $(217,960)
                                                      =========

                           MAXXIM MEDICAL GROUP, INC.

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                          BALANCE SHEET -- (CONTINUED)

(e)  Reflects the following fees and expenses:

                          OTHER                       RETAINED
                       ASSETS, NET   DEFERRED TAXES   EARNINGS     TOTAL
                       -----------   --------------   ---------   -------
Capitalized financing
costs................    $19,452         $   --        $    --    $19,452
Tender premium and
  consent payment on
  10 1/2% Senior
  Subordinated Notes
  due 2006...........         --          4,256          6,944     11,200
Key executive
  bonuses............                     1,392          2,271      3,663
Other fees and
  expenses...........                                   15,485     15,485
Write-off of
  unamortized
  financing fees on
  10 1/2% Senior
  Subordinated Notes
  due 2006
  refinanced.........     (2,133)           811          1,322         --
                         -------         ------        -------    -------
                         $17,319         $6,459        $26,022    $49,800
                         =======         ======        =======    =======

     Total estimated transaction fees and expenses are $52,200, consisting of
     (i) $2,400 of expenses incurred by Holdings related to the issuance of $98,500 aggregate principal amount at maturity of Holdings Notes, (ii) $19,452 of capitalized fees and expenses related to the issuance of the old notes and related warrants and the new credit facilities and (iii) $30,348 of other fees and expenses, $24,700 of which was charged against shareholders' equity following consummation of the Transactions. Such other fees and expenses consist of (i) $11,200 related to the tender premium and consent payment for the repayment of the 10 1/2% Senior Subordinated Notes due 2006 (reflected as a charge to retained earnings of $6,944, net of a tax benefit of $4,256, and charged to operations following consummation of the Transactions), (ii) $3,663 for the estimated bonus expense associated with the key executive special bonuses paid in connection with the merger (reflected as a charge to retained earnings of $2,271, net of a tax benefit of $1,392, and charged to operations following consummation of the Transactions) and (iii) $15,485 for estimated other fees and expenses consisting of (a) professional and advisory fees and expenses and (b) other fees and expenses such as printing and filing fees. No tax benefit has been provided for the $15,485 of other fees and expenses, as such expenses are not deductible for tax purposes.

     The $2,133 write-off relates to unamortized financing fees on the 10 1/2% Senior Subordinated Notes due 2006 refinanced, net of a tax benefit of $811. This adjustment has not been reflected in the pro forma statements of operations and was charged to operations upon consummation of the Transactions.

(f)  Reflects the incurrence of debt under the new credit facilities.

                           MAXXIM MEDICAL GROUP, INC.

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                          BALANCE SHEET -- (CONTINUED)

(g) Reflects the purchase in the debt tender offer of all of the outstanding 10 1/2% Senior Subordinated Notes due 2006.

(h) Reflects the issuance of the old notes. The old notes have a face value of $144,552 and are recorded net of a $34,552 discount. The discount will be accreted over 10 years, the life of the old notes. Sold together with each old note was a warrant to purchase 0.8226 shares of Holdings common stock (a total of 144,552 warrants). Each warrant is valued at $21.38, for a total warrant value of $3,091. The value allocated to the warrants will be amortized over the life of the old notes (and exchange notes, if old notes are exchanged for exchange notes). Since Holdings has issued these warrants in connection with the Company's issuance of the old notes, the value of the warrants is reflected in the Company's additional paid in capital. See note (i) below.

(i) Represents the $3,091 value allocated to the warrants issued with the old notes (see note (h) above), and the estimated dividends to Holdings from its subsidiaries to finance a portion of the Transactions as follows:

USES REQUIRED BY HOLDINGS:
Repayment of previous credit facility................  $254,700
Financing costs on Holdings Notes....................     2,400
Merger Consideration.................................   356,722
Option Consideration.................................    11,148
Management tax loans.................................     1,000
                                                       --------
                                                       $625,970
                                                       --------
LESS:
HOLDINGS SOURCES:
Holdings Notes and warrants..........................  $ 50,000
Investor Equity Contribution.........................   131,800
Management Investors' option proceeds invested.......     4,410
                                                       --------
                                                       $186,210
                                                       ========
Dividends to Holdings................................  $439,760
                                                       ========

                           MAXXIM MEDICAL GROUP, INC.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE TWELVE MONTHS ENDED AUGUST 1, 1999

                                       PRO FORMA ADJUSTMENTS FOR THE
                                       -----------------------------
                         HOLDINGS         ASSET                           OTHER        THE COMPANY
                       HISTORICAL(a)   DROPDOWN(b)    CIRCON SALE(c)   TRANSACTIONS     PRO FORMA
                       -------------   -----------    --------------   ------------    -----------
                                                 (DOLLARS IN THOUSANDS)
Net sales............    $618,865       $     --         $(94,457)       $     --       $524,408
Cost of sales........     420,074             --          (42,574)             --        377,500
                         --------       --------         --------        --------       --------
  Gross profit.......     198,791             --          (51,883)             --        146,908
Selling, general, and
  administrative
  expenses...........     135,232             --          (39,490)         (1,244)(d)     94,498
Transition
  expenses...........       3,371             --           (1,355)             --          2,016
                         --------       --------         --------        --------       --------
  Income from
    operations.......      60,188             --          (11,038)          1,244         50,394
Interest expense,
  net................      22,978        (12,302)(e)           95          31,252(f)      42,023
Other income, net....         827             --              (19)             --            808
                         --------       --------         --------        --------       --------
  Income before
    income taxes.....      38,037         12,302          (11,152)        (30,008)         9,179
Income taxes.........      16,462          4,675(g)        (5,464)        (10,374)(g)      5,299
                         --------       --------         --------        --------       --------
  Net income.........    $ 21,575       $  7,627         $ (5,688)       $(19,634)      $  3,880
                         ========       ========         ========        ========       ========
EBITDA(h)............                                                                     75,579
EBITDA margin(h).....                                                                       14.4%

                   FOR THE FISCAL YEAR ENDED NOVEMBER 1, 1998

                                      PRO FORMA ADJUSTMENTS FOR THE
                                      ------------------------------
                          HOLDINGS       WINFIELD            ASSET          OTHER        THE COMPANY
                         HISTORICAL   ACQUISITION(i)       DROPDOWN      TRANSACTIONS     PRO FORMA
                         ----------   ---------------      ---------     ------------    -----------
                                                         (UNAUDITED)
                                                   (DOLLARS IN THOUSANDS)
Net sales..............   $522,516       $ 19,598          $     --        $     --       $542,114
Cost of sales..........    381,638         11,602                --              --        393,240
                          --------       --------          --------        --------       --------
  Gross profit.........    140,878          7,996                --              --        148,874
Selling, general, and
  administrative
  expenses.............     94,410          6,986                --          (1,244)(d)    100,768
                                              616(j)
                          --------       --------          --------        --------       --------
  Income from
    operations.........     46,468            394                --           1,244         48,106
Interest expense,
  net..................     13,420            273            (3,231)(e)      31,177(f)      41,639
Other income, net......      1,042             19                --              --          1,061
                          --------       --------          --------        --------       --------
  Income before income
    taxes..............     34,090            140             3,231         (29,933)         7,528
Income taxes...........     14,454            349             1,228(g)      (10,374)(g)      5,657
                          --------       --------          --------        --------       --------
  Net income...........   $ 19,636       $   (209)         $  2,003        $(19,559)      $  1,871
                          ========       ========          ========        ========       ========
EBITDA(h)..............                                                                     68,903
EBITDA margin(h).......                                                                       12.7%

See Notes to Unaudited Pro Forma Consolidated Statements of Operations.

                           MAXXIM MEDICAL GROUP, INC.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                    FOR THE NINE MONTHS ENDED AUGUST 1, 1999

                                              PRO FORMA ADJUSTMENTS FOR THE
                                       --------------------------------------------
                         HOLDINGS         ASSET                           OTHER        THE COMPANY
                       HISTORICAL(a)   DROPDOWN(b)    CIRCON SALE(c)   TRANSACTIONS     PRO FORMA
                       -------------   -----------    --------------   ------------    -----------
                                                 (DOLLARS IN THOUSANDS)
Net sales............    $485,367       $     --         $(94,457)      $      --       $390,910
Cost of sales........     324,327             --          (42,574)             --        281,753
                         --------       --------         --------       ---------       --------
  Gross profit.......     161,040             --          (51,883)             --        109,157
Selling, general, and
  administrative
  expenses...........     109,947             --          (39,490)           (933)(d)     69,524
Transition
  expenses...........       3,371             --           (1,355)             --          2,016
                         --------       --------         --------       ---------       --------
  Income from
    operations.......      47,722             --          (11,038)            933         37,617
Interest expense,
  net................      19,940        (12,069)(e)           95          23,377(f)      31,343
Other income, net....         299             --              (19)             --            280
                         --------       --------         --------       ---------       --------
  Income before
    income taxes.....      28,081         12,069          (11,752)        (22,444)         6,554
Income taxes.........      12,228          4,586(g)        (5,464)         (7,762)(g)      3,588
                         --------       --------         --------       ---------       --------
  Net income.........    $ 15,853       $  7,483         $ (5,688)      $ (14,682)      $  2,966
                         ========       ========         ========       =========       ========
EBITDA (h)...........                                                                   $ 57,282
EBITDA margin (h)....                                                                       14.7%

                    FOR THE NINE MONTHS ENDED AUGUST 2, 1998

                                                 PRO FORMA ADJUSTMENTS FOR THE
                                           ------------------------------------------       THE
                               HOLDINGS       WINFIELD        ASSET         OTHER         COMPANY
                              HISTORICAL   ACQUISITION(i)    DROPDOWN    TRANSACTIONS    PRO FORMA
                              ----------   --------------    --------    ------------    ---------
                                                          (UNAUDITED)
                                                     (DOLLARS IN THOUSANDS)
Net sales...................   $389,018       $19,598        $    --     $        --     $408,616
Cost of sales...............    285,891        11,602             --              --      297,493
                               --------       -------        -------     -----------     --------
  Gross profit..............    103,127         7,996             --              --      111,123
Selling, general, and
  administrative expenses...     69,125         6,986             --            (933)(d)   75,794
                                                  616(j)
                               --------       -------        -------     -----------     --------
  Income from operations....     34,002           394             --             933       35,329
Interest expense, net.......     10,382           273         (2,998)(e)      23,303(f)    30,960
Other income, net...........        514            19             --              --          533
                               --------       -------        -------     -----------     --------
  Income before income
    taxes...................     24,134           140          2,998         (22,370)       4,902
Income taxes................     10,220           349          1,139(g)       (7,762)(g)    3,946
                               --------       -------        -------     -----------     --------
  Net income................   $ 13,914       $  (209)       $ 1,859     $   (14,608)    $    956
                               ========       =======        =======     ===========     ========
EBITDA(h)...................                                                               50,606
EBITDA margin(h)............                                                                 12.4%

See Notes to Unaudited Pro Forma Consolidated Statements of Operations.

                           MAXXIM MEDICAL GROUP, INC.

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

(a) Includes the unaudited results of Circon for the period January 6, 1999 to August 1, 1999.

(b) As a result of the Transactions, the consolidated financial position and results of operations of Holdings are substantially the same as those of the Issuer, except that Holdings has outstanding $98,500 aggregate principal amount at maturity ($50,000 aggregate accreted value outstanding at November 12, 1999) of Holdings Notes which are obligations of Holdings and not the Issuer, $2,400 of capitalized financing costs related to the Holdings Notes, deferred tax assets totaling $6,400 for the write-off of financing costs related to Holdings' previous credit facility not contributed to the Issuer and non-cash compensation expense recorded by Holdings for the cash-out of employees' and certain Management Investors' options, and $1,000 of tax loans to be issued by Holdings to the Continuing Shareholders in connection with the Transactions.

(c) Reflects the adjustments to the Company's Statements of Operations necessary to give effect to the Circon Sale.

(d)  Adjustment reflects the following:

                       TWELVE MONTHS   FISCAL YEAR     NINE MONTHS ENDED
                           ENDED          ENDED      ---------------------
                         AUGUST 1,     NOVEMBER 1,   AUGUST 2,   AUGUST 1,
                           1999           1998         1998        1999
                       -------------   -----------   ---------   ---------
Fox Paine Advisory
Fee(1)...............     $   756        $   756      $   567     $   567
Management Services
  Fee(2).............      (2,000)        (2,000)      (1,500)     (1,500)
                          -------        -------      -------     -------
                          $(1,244)       $(1,244)     $  (933)    $  (933)
                          =======        =======      =======     =======

     (1) Reflects the estimated management advisory fee that would have been charged to the Issuer by Fox Paine during such periods. See "Certain Relationships and Related Party Transactions -- Services Agreement."

     (2) Reflects the estimated fee that would have been paid by Circon to the Company under the services agreement for management services provided to Circon by the Company during such periods. See "Certain Relationships and Related Party Transactions -- Services Agreement."

(e) Reflects the interest expense (including amortization of financing fees) on Holdings' previous credit facility not contributed to the Company in connection with the Asset Dropdown. In connection with the Transactions, Holdings contributed all of its assets and liabilities (other than the liabilities under the its previous credit facility ($254,700 as of August 1, 1999) and $5,286 of debt financing costs related to the its previous credit facility) to the Issuer. The previous credit facility was repaid and terminated in connection with the Transactions.

                           MAXXIM MEDICAL GROUP, INC.

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                    STATEMENTS OF OPERATIONS -- (CONTINUED)

(f)  Adjustment to interest expense to reflect the following:

                           TWELVE       FISCAL
                           MONTHS        YEAR         NINE MONTHS ENDED
                            ENDED        ENDED      ---------------------
                          AUGUST 1,   NOVEMBER 1,   AUGUST 2,   AUGUST 1,
                            1999         1998         1998        1999
                          ---------   -----------   ---------   ---------
FINANCING INCURRED WITH
THE TRANSACTIONS:
Revolving credit
  facility ($1,600 at
  8.75%)................   $   140      $   140      $   105     $   105
Revolving credit
  facility commitment
  fee(1)................       242          242          181         181
Term Loan A facility
  ($80,000 at 8.75%)....     7,000        7,000        5,236       5,236
Term Loan B facility
  ($90,000 at 9.25%)....     8,325        8,325        6,227       6,227
Term Loan C facility
  ($90,000 at 9.5%).....     8,550        8,550        6,394       6,394
Senior Subordinated
  Discount Notes due
  2009 ($110,000 at
  11%)..................    12,100       12,100        9,050       9,050
Amortization of
  financing costs
  resulting from the
  Transactions ($19,452
  amortized between 6 to
  10 years).............     2,349        2,349        1,762       1,762
Accretion of note
  discount..............     3,109        3,046        2,279       2,342
Accretion of warrants...       242          230          173         184
                           -------      -------      -------     -------
                           $42,057      $41,982      $31,407     $31,481
Less: Historical
  interest expense
  related to the 10 1/2%
  Senior Subordinated
  Notes due 2006........    10,805       10,805        8,104       8,104
                           -------      -------      -------     -------
Pro forma adjustment....   $31,252      $31,177      $23,303     $23,377
                           =======      =======      =======     =======

(1) The $50,000 revolving credit facility bears a commitment fee equal to 50 basis points times the undrawn portion of the facility.

     The effect of a 0.25% change in the annual interest rate of the revolving credit facility, Term Loan A facility, Term Loan B facility, Term Loan C facility and the old notes would change pro forma interest expense by $929 for the twelve months ended August 1, 1999 and the fiscal year ended November 1, 1998, and $695 for the nine months ended August 2, 1998 and August 1, 1999.

                           MAXXIM MEDICAL GROUP, INC.

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                    STATEMENTS OF OPERATIONS -- (CONTINUED)

(g) Adjustments to reflect the tax effect of the pro forma adjustments at the combined federal and state statutory rate of 38%. In calculating the tax adjustment, the goodwill amortization as calculated in note (j) below is non-deductible for income tax purposes.

(h) EBITDA for any relevant period presented is defined as net income plus income taxes, interest expense, net, depreciation and amortization, non-cash stock compensation expense and transition expenses. Non-cash stock compensation expense was $752 for the pro forma twelve months ended August 1, 1999, $625 for the fiscal year ended November 1, 1998, $468 for the nine months ended August 2, 1998 and $595 for the nine months ended August 1, 1999. Transition expenses of $3,371 incurred in the nine months ended August 1, 1999 include $2,016 incurred for sales force restructuring and $1,355 incurred for the acquisition of Circon and integration related charges. EBITDA is not a measure recognized by generally accepted accounting principles and should not be considered in isolation or as a substitute for operating income, as an indicator of liquidity or as a substitute for net cash provided by operating activities, which are determined in accordance with generally accepted accounting principles. EBITDA margin represents EBITDA as a percentage of net sales.

(i) Includes the unaudited results for Winfield Medical for the period November 3, 1997 to June 26, 1998 (the date of acquisition).

(j) Reflects the amortization of Winfield Medical goodwill for the eight months ended June 26, 1998. Approximately $27,700 of goodwill was recorded in the Winfield Acquisition and the Winfield goodwill is being amortized over 30 years. As the goodwill is non-deductible for tax purposes, the goodwill was not tax affected in calculating the pro forma tax adjustment.

       SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF HOLDINGS

     The following table sets forth selected historical consolidated financial information of Holdings as of the end of and for fiscal years 1994, 1995, 1996, 1997 and 1998 and as of and for the nine months ended August 2, 1998 and August 1, 1999. The fiscal year of Holdings ends on the Sunday following the last Thursday in October.

     The historical consolidated financial information as of the end of and for fiscal years 1994 and 1995 has been derived from Holdings' audited consolidated financial statements and the notes thereto, which are not included in this prospectus. The historical consolidated financial information as of the end of and for fiscal years 1996, 1997 and 1998 and as of and for the nine months ended August 2, 1998 and August 1, 1999 has been derived from Holdings' consolidated financial statements and the notes thereto, which are included elsewhere in this prospectus. The unaudited consolidated financial statements of Holdings include, in the opinion of management, all adjustments (which consist only of normal recurring accruals) necessary for a fair presentation of the results of operations and financial position for and as of the end of such periods. Results of operations for the nine months ended August 1, 1999 are not necessarily indicative of the results to be expected for the full year or for any future period. Results for the fiscal year ended November 1, 1998 include the results of Winfield Medical for the period from June 26, 1998 (the date of the Winfield Acquisition) to November 1, 1998. Results for the nine months ended August 1, 1999 include the results of Circon for the period from January 6, 1999 (the date of the acquisition of Circon) to August 1, 1999. Circon was sold as part of the Transactions. During the periods reported, there have been other acquisitions and divestitures which have impacted the reported results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Issuer had no operations or assets prior to the Asset Dropdown. Pursuant to the Asset Dropdown, Holdings contributed all of its assets and liabilities (other than those relating to Holdings' previous credit facility) to the Issuer. As a result of the Transactions, Holdings guaranteed the old notes and the new credit facilities (and will guarantee any exchange notes) and has no substantial operations or assets other than the capital stock of the Issuer.

     The information set forth below is qualified in its entirety by and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Holdings and the notes thereto included elsewhere in this prospectus.

       SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF HOLDINGS

                                                      FISCAL YEAR ENDED                              NINE MONTHS ENDED
                             -------------------------------------------------------------------   ---------------------
                             OCTOBER 30,   OCTOBER 29,   NOVEMBER 3,   NOVEMBER 2,   NOVEMBER 1,   AUGUST 2,   AUGUST 1,
                                1994          1995          1996          1997          1998         1998        1999
                             -----------   -----------   -----------   -----------   -----------   ---------   ---------
                                                                                                        (UNAUDITED)
STATEMENT OF OPERATIONS
DATA:
Net sales..................   $191,382      $ 265,726     $ 399,836     $529,552      $522,516     $389,018    $ 485,367
Cost of sales..............    129,569        186,495       294,164      397,691       381,638      285,891      324,327
                              --------      ---------     ---------     --------      --------     --------    ---------
Gross profit...............     61,813         79,231       105,672      131,861       140,878      103,127      161,040
Selling, general, and
  administrative
  expenses.................     48,390         60,329        77,980       90,101        94,410       69,125      109,947
Nonrecurring charges and
  transition expenses(1)...         --         10,845            --           --            --           --        3,371
                              --------      ---------     ---------     --------      --------     --------    ---------
Income from operations.....     13,423          8,057        27,692       41,760        46,468       34,002       47,722
Interest expense, net......      2,059          4,088        13,143       22,145        13,420       10,382       19,940
Other income, net..........        859          1,014           583        2,751         1,042          514          299
                              --------      ---------     ---------     --------      --------     --------    ---------
Income before income
  taxes....................     12,223          4,983        15,132       22,366        34,090       24,134       28,081
Income taxes...............      4,538          2,054         6,422        9,485        14,454       10,220       12,228
Change in accounting for
  income taxes.............        380             --            --           --            --           --           --
                              --------      ---------     ---------     --------      --------     --------    ---------
Net income.................   $  8,065      $   2,929     $   8,710     $ 12,881      $ 19,636     $ 13,914    $  15,853
                              ========      =========     =========     ========      ========     ========    =========
BALANCE SHEET DATA (AT END
  OF PERIOD):
Working capital............   $ 82,886      $  73,286     $ 122,086     $ 99,815      $108,918     $ 99,317    $ 141,554
Total assets...............    165,416        264,490       465,347      424,046       468,051      440,241      754,806
Total debt.................     30,434        108,158       267,926      221,085       121,683      110,882      363,470
Total shareholders'
  equity...................    111,470        116,351       123,556      137,928       272,909      262,679      284,413
OTHER FINANCIAL DATA:
Net cash provided by
  operating activities.....     13,422          3,295           357       49,577        55,542       51,847       36,649
Net cash used in investing
  activities...............    (15,900)      (106,879)     (124,921)      (3,199)      (67,954)     (44,086)    (268,206)
Net cash provided by (used
  in) financing............     31,534         75,782       125,484      (48,807)       13,371        2,110      232,974
Depreciation and
  amortization.............      7,130          9,073        14,682       16,665        18,379       13,544       23,080
Capital expenditures(2)....     12,100          9,274        10,625        6,829        23,441       15,519       23,365
Ratio of earnings to fixed
  charges(3)...............        6.2x           2.2x          2.1x         2.0x          3.3x         3.2x         2.3x

-------------------------

(1) Non-recurring charges include $10,845 incurred in fiscal year 1995 comprised primarily of $1,300 for restructuring expenses, $2,200 for facility consolidation expenses and $7,345 for non-cash asset write-downs. Transition expenses of $3,371 incurred in the nine months ended August 1, 1999 include $2,016 for sales force restructuring, comprised primarily of $1,243 for severance costs, $450 for training and $323 for other transition expenses, and $1,355 for Circon acquisition and integration related charges, comprised primarily of $500 for training and $855 for other transition expenses including bonuses and professional fees as a result of the acquisition of Circon.

(2) Capital expenditures exclude expenditures for acquisitions, net of divestitures.

(3) The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings before income taxes plus fixed charges less capitalized interest) by fixed charges (interest expense plus capitalized interest and the portion of operating lease rental expense that represents the interest factor).

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Pursuant to the Asset Dropdown, Holdings contributed all of its assets and liabilities (other than those relating to the Holdings' previous credit facility) to the Issuer. The Issuer did not have any operations or assets prior to the Asset Dropdown. As a result of the Transactions, Holdings has guaranteed the old notes (and will guarantee any exchange notes) and the new credit facilities and has no material assets or operations other than its ownership of all of the Issuer's capital stock. References to "we," "our" and "us" in the discussion below refer to Holdings and its subsidiaries.

     The following discussion and analysis of Holdings' financial condition and results of operations covers only periods prior to the Transactions. Accordingly, the discussion and analysis of historical periods does not reflect the significant impact that the Transactions had on Holdings and the Issuer, including significantly increased leverage and liquidity requirements. See "Risk Factors" and "-- Liquidity and Capital Resources." In order to provide holders of old notes a basis for comparison, we have excluded the effects of our January 1999 acquisition of Circon (which was sold to Circon Holdings Corporation as part of the Transactions) from certain of the analyses. You should read the following discussion in conjunction with Holdings' historical consolidated financial statements and the related notes and the pro forma and other financial information included elsewhere in this prospectus.

RECENT ACQUISITIONS AND DIVESTITURES

     Since 1986, we have completed 21 acquisitions, including Circon. We have pursued acquisitions that have expanded or complemented existing product groups, increased vertical integration or enlarged our customer base. Our most recent acquisitions are as follows:

          CIRCON. In January 1999, we acquired Circon for $260.0 million, including the repayment of $32.5 million of Circon debt and certain fees and expenses incurred in connection with the acquisition. We obtained all funds required in connection with the acquisition through borrowings under our previous credit facility. Circon is a producer of endoscope systems, urology endoscopes, gynecology endoscopes, gynecology sterilization products, suction/irrigation products and premium urology stents. Circon Holdings acquired Circon as part of the Transactions and Circon is now pursuing its business strategy separately from us and the Company.

          GLOVE PLANT. In September 1998, we purchased a glove manufacturing plant for approximately $16.1 million, funded from cash on hand. The plant is located in Eaton, Ohio and produces non-latex examination gloves used primarily in hospitals and surgery centers. The acquisition provided us with additional glove-manufacturing capacity and an experienced work force.

          WINFIELD MEDICAL. In June 1998, we acquired Winfield Medical for approximately $31.3 million, funded from cash on hand, and the assumption of approximately $5.3 million of capital lease obligations. Winfield Medical was a developer, manufacturer and distributor of single-use specialty medical products, primarily bio-safety containment products.

          STERILE CONCEPTS. In July 1996, we acquired Sterile Concepts for approximately $110.0 million in cash (net of cash on hand at Sterile Concepts), excluding acquisition costs of approximately $8.6 million paid in fiscal year 1996. The cash purchase price, repayment of approximately $34.2 million of Sterile Concepts' debt and refinancing of approximately $72.7 million of our then-existing debt were funded through approximately $121.0 million of borrowings under our previous credit facility and the net proceeds of $97.0 million from the issuance of $100.0 million principal amount of 10 1/2% Senior Subordinated Notes due 2006. Sterile Concepts assembled, packaged and distributed custom procedure trays for hospitals, outpatient surgery centers and medical clinics. The acquisition of Sterile Concepts increased our custom procedure tray business by over 200%, thereby significantly expanding vertical integration opportunities in custom procedure trays. As a result of the acquisition, we became the second leading supplier of custom procedure trays in the United States.

          We have also divested companies or product lines in recent years which did not support our focus as a leading developer, manufacturer, distributor and marketer of single-use specialty medical products. Significant divestitures are as follows:

          NON-STERILE PRODUCTS. In December 1998, we sold certain assets and liabilities associated with our non-sterile products to CareLine, Inc. for approximately $3.1 million, which consisted of approximately $1.2 million in cash and a $1.9 million promissory note. This product group contributed net sales of $11.8 million, $13.8 million and $16.3 million in fiscal years 1998, 1997 and 1996, respectively.

          HENLEY MEDICAL. In May 1996, we sold certain assets related to our Henley Healthcare division operations to Henley Healthcare, Inc. (formerly Lasermedics Inc.) for approximately $13.0 million, which consisted of approximately $6.0 million in cash and a $7.0 million convertible note. In fiscal year 1998, Holdings elected to convert $4.0 million of the convertible note into 2,000,000 shares of the purchaser's common stock. Subsequent to this conversion, Holdings sold 975,000 shares during fiscal year 1998 in various private transactions. The assets sold in this divestiture were used by the Henley division to manufacture and sell various types of physical medicine, rehabilitation and pain management products. Fiscal year 1996 net sales include sales of $8.3 million of Henley division products.

VERTICAL INTEGRATION

     Our ability to vertically integrate the products we manufacture into our custom procedure trays greatly affects our profitability because self-manufactured products typically generate higher gross margins than those generated by components purchased from third parties. Most of the items included in our custom procedure trays, based on the cost of materials, are currently purchased from third parties. Since the acquisition of Sterile Concepts in July 1996, we have increased over time the percentage of self-manufactured content in our custom procedure trays. We intend to further increase the percentage of self-manufactured products in our custom procedure trays through an on-going marketing effort designed to encourage hospitals and surgery centers to select products that we manufacture when selecting the components of the custom procedure trays we sell.

HEALTH CARE REFORM; BUYING GROUPS

     In recent years, widespread efforts have been made in both the public and private sectors to control healthcare costs, including the prices of products such as those we sell, in the United States and abroad. One result of this focus on cost containment has been a growing trend for hospitals and surgery centers and other healthcare providers to coordinate their purchases of medical products through Buying Groups in order to obtain price concessions and control costs. In response to this trend, we have entered into contracts with many Buying Groups making available to their members specified products at agreed upon prices. A majority of our U.S. hospital and surgery center customers are members of Buying Groups. We believe that our ability to enter into more of such arrangements will be important to our future success. However, there can be no assurance that we will be able to obtain new contracts from major Buying Groups. In addition, because these contracts with Buying Groups involve price concessions from us, it is important that these contracts result in high sales volumes from members of the Buying Groups in order to offset the negative impact of lower per unit prices at lower margins. Although Buying Groups strongly encourage their members to purchase products under these contracts, compliance by different members of the Buying Groups may vary. Accordingly, there can be no assurance that there will be high sales volumes under these contracts. Our failure to enter into new contracts with Buying Groups in the future or to achieve high sales volumes under our contracts could have a material adverse effect on our business, financial condition or results of operations.

     We also believe that it is likely that efforts by governmental and private payors to contain costs through managed care and other efforts and to reform health systems will continue and that such efforts may have an adverse effect on the pricing and demand for the Company's products. There can be no assurance that current or future reform initiatives will not have a material adverse effect on the Company's business, financial condition or results or operations. See "Business -- Industry" and "Business -- Sales, Marketing and Distribution."

INTERNATIONAL SALES

     For the twelve months ended August 1, 1999, approximately 10.1% of our net sales (excluding Circon) were to customers outside North America, primarily in Europe. One of our growth strategies is to increase the percentage of our sales of products to international markets, primarily in Europe.

     In international markets, where the movement towards healthcare reform and the development of managed care are generally less advanced than in the United States, we have experienced downward pressure on product pricing and other effects of healthcare reform similar to those we have experienced in the United States. We expect that continued development of healthcare reform and managed care in our primary international markets will result in further downward pressure on product prices.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, our statement of operations line items and the percentage of net sales that each amount represents. You should read the information below in conjunction with "Summary -- Summary Historical and Pro Forma Financial Information," "Selected Historical Consolidated Financial Information of Holdings," the historical consolidated financial statements of Holdings and the accompanying notes included elsewhere in this prospectus.

                                                    FISCAL YEAR ENDED
                          ---------------------------------------------------------------------
                            NOVEMBER 3, 1996        NOVEMBER 2, 1997        NOVEMBER 1, 1998
                          ---------------------   ---------------------   ---------------------
                          FINANCIAL     % OF      FINANCIAL     % OF      FINANCIAL     % OF
                           RESULTS    NET SALES    RESULTS    NET SALES    RESULTS    NET SALES
                          ---------   ---------   ---------   ---------   ---------   ---------
                                                  (DOLLARS IN MILLIONS)
Net sales...............   $399.8       100.0%     $529.6       100.0%     $522.5       100.0%
Cost of sales...........    294.1        73.6       397.7        75.1       381.6        73.0
                           ------       -----      ------       -----      ------       -----
Gross profit............    105.7        26.4       131.9        24.9       140.9        27.0
Selling, general and
  administrative
  expenses..............     78.0        19.5        90.1        17.0        94.4        18.1
                           ------       -----      ------       -----      ------       -----
  Income from
     operations.........     27.7         6.9        41.8         7.9        46.5         8.9
Interest expense........     13.1         3.3        22.1         4.2        13.4         2.6
Other income, net.......      0.5         0.2         2.7         0.5         1.0         0.2
                           ------       -----      ------       -----      ------       -----
  Income before income
     taxes..............     15.1         3.8        22.4         4.2        34.1         6.5
Income taxes............      6.4         1.6         9.5         1.8        14.5         2.8
                           ------       -----      ------       -----      ------       -----
  Net income............   $  8.7         2.2%     $ 12.9         2.4%     $ 19.6         3.7%
                           ======       =====      ======       =====      ======       =====

                                                    NINE MONTHS ENDED
                          ---------------------------------------------------------------------
                             AUGUST 2, 1998          AUGUST 1, 1999          AUGUST 1, 1999*
                          ---------------------   ---------------------   ---------------------
                          FINANCIAL     % OF      FINANCIAL     % OF      FINANCIAL     % OF
                           RESULTS    NET SALES    RESULTS    NET SALES    RESULTS    NET SALES
                          ---------   ---------   ---------   ---------   ---------   ---------
                                                  (DOLLARS IN MILLIONS)
Net sales...............   $389.0       100.0%     $485.4       100.0%     $390.9       100.0%
Cost of sales...........    285.9        73.5       324.3        66.8       281.8        72.1
                           ------       -----      ------       -----      ------       -----
  Gross profit..........    103.1        26.5       161.1        33.2       109.1        27.9
Selling, general and
  administrative
  expenses..............     69.1        17.8       110.0        22.7        69.5        17.7
Transition expenses.....       --          --         3.4         0.7         2.0         0.5
                           ------       -----      ------       -----      ------       -----
  Income from
     operations.........     34.0         8.7        47.7         9.8        37.6         9.7
Interest expense........     10.4         2.6        19.9         4.1        10.1         2.6
Other income, net.......      0.5         0.1         0.3         0.1         0.1          --
                           ------       -----      ------       -----      ------       -----
  Income before income
     taxes..............     24.1         6.2        28.1         5.8        27.6         7.1
Income taxes............     10.2         2.6        12.2         2.5        10.9         2.8
                           ------       -----      ------       -----      ------       -----
  Net income............   $ 13.9         3.6%     $ 15.9         3.3%     $ 16.7         4.3%
                           ======       =====      ======       =====      ======       =====

-------------------------

* Amounts shown exclude the effects of the acquisition of Circon in January
  1999.

NINE MONTHS ENDED AUGUST 1, 1999 COMPARED TO NINE MONTHS ENDED
AUGUST 2, 1998

     NET SALES -- Reported net sales for the first nine months of fiscal year 1999 were $485.4 million. Excluding Circon, net sales for the first nine months of fiscal year 1999 were $390.9 million compared to $389.0 million for the first nine months of fiscal year 1998. While total sales excluding Circon remained approximately constant year over year, product group sales fluctuated. Custom procedure tray sales declined in the nine months ended August 1, 1999 compared to the nine months ended August 2, 1998, due to the planned cessation of low margin business. Medical glove sales increased slightly for the first nine months of fiscal year 1999 compared to the first nine months of fiscal year 1998. Sales of bio-safety containment products increased in the nine months ended August 1, 1999 from the nine months ended August 2, 1998, due to the Winfield Acquisition in June 1998.

     GROSS PROFIT -- Reported gross profit for the nine months ended August 1, 1999 was $161.1 million. Excluding Circon, for the nine months ended August 1, 1999 and the nine months ended August 2, 1998, gross profit increased to $109.1 million from $103.1 million, or 27.9% and 26.5% of net sales, respectively. This improvement was due to the planned cessation of low margin custom procedure tray business, an increase in the vertical integration percentage for custom procedure trays period over period and improved margins for bio-safety containment products resulting from the elimination of certain administrative activities and consolidation of certain manufacturing facilities, partially offset by a slight decline in gross profit margins for gloves due to increased OEM sales in connection with the acquisition of the Eaton, Ohio glove manufacturing facility in September 1998 and competitive pressures on glove pricing resulting from price cuts by manufacturers of non-latex gloves.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES -- Reported selling, general and administrative expenses for the first nine months of fiscal year 1999 were $110.0 million. Excluding Circon, selling, general and administrative expenses for the first nine months of fiscal years 1999 and 1998 were $69.5 million and $69.1 million, respectively, or 17.7% and 17.8% of net sales in each period, respectively. Excluding Circon, marketing and selling expenses increased $5.7 million in the nine months ended August 1, 1999 compared to the nine months ended August 2, 1998 due to the higher selling costs of the Winfield Medical business and an increase in the administrative fees which are payable to Buying Groups under our Buying Group contracts. General and administrative expense excluding Circon decreased $5.3 million period to period primarily due to the reduction of Winfield Medical's administrative costs.

     TRANSITION EXPENSES -- Reported transition expenses for the first nine months of fiscal year 1999 were $3.4 million. Excluding Circon, in the first quarter of fiscal year 1999, Holdings recorded transition expenses of $2.0 million related to the restructuring of its sales force, which were unrelated to Circon.

     INCOME FROM OPERATIONS -- Reported income from operations for the nine months ended August 1, 1999 was $47.7 million. Excluding Circon, income from operations increased to $37.6 million, or 9.7% of net sales, for the nine months ended August 1, 1999 from $34.0 million, or 8.7% of net sales, in the comparable period of the prior fiscal year. This is an increase of 10.9% over the prior fiscal period.

     INTEREST EXPENSE -- Reported interest expense for the first nine months of fiscal year 1999 was $19.9 million. Excluding Circon, interest expense decreased to $10.1 million for the nine months ended August 1, 1999 from $10.4 million for the nine months ended August 2, 1998. This decrease in interest expense was due to a modest reduction in debt balances.

     INCOME TAXES -- Holdings' effective tax rate for the nine months ended August 1, 1999 was 43.5%. Excluding Circon, the effective tax rate for the nine month periods ended August 1, 1999 and August 2, 1998 was 39.4% and 42.3%, respectively, and was higher than the statutory rate primarily due to nondeductible amortization of goodwill resulting from acquisitions.

     NET INCOME -- Reported net income for the nine months ended August 1, 1999 was $15.9 million. Excluding Circon, net income for the first nine months of fiscal years 1999 and 1998 was $16.7 million and $13.9 million, respectively, due to the factors discussed above.

FISCAL YEAR ENDED NOVEMBER 1, 1998 COMPARED TO FISCAL YEAR ENDED NOVEMBER 2,
1997

     NET SALES -- Net sales for fiscal year 1998 were $522.5 million, compared to $529.6 million reported for fiscal year 1997. The 1.3% decrease is primarily attributable to the planned cessation of low margin custom procedure tray business during fiscal year 1998. The decrease in custom procedure tray sales was partially offset by the addition of bio-safety containment products in the third and fourth quarters following the Winfield Acquisition in June 1998 and an increase in glove sales throughout the year. The increase in glove sales during the year was primarily due to changes in product mix and the acquisition of our Eaton, Ohio glove plant in the fourth quarter of fiscal year 1998.

     GROSS PROFIT -- Gross profit increased to $140.9 million in fiscal year 1998 from $131.9 million reported in fiscal year 1997. The corresponding gross profit margin rose to 27.0% in fiscal year 1998 from 24.9% in fiscal year 1997. Gross profit dollar and gross margin rate increases were primarily due to our fiscal year 1998 focus on product profitability. The 2.1 percentage point gross profit margin year-over-year improvement resulted from the planned cessation of low margin custom procedure tray business, greater vertical integration of self-manufactured components in custom procedure trays, increased glove manufacturing efficiency, a shift to sales of higher margin gloves and the addition of higher margin bio-safety containment products.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES -- Marketing and selling expenses increased to $65.8 million in fiscal year 1998 from $62.6 million in fiscal year 1997. As a percentage of net sales, these expenses were 12.6% and 11.8% in fiscal years 1998 and 1997, respectively. This increase in both total dollars and percent of net sales was the result of an increase in the administrative fees which are payable to Buying Groups under our Buying Group contracts, lower net sales in fiscal year 1998, and higher selling costs associated with bio-safety containment products. General and administrative expenses increased modestly from $27.5 million in fiscal year 1997 to $28.6 million in fiscal year 1998, and were 5.5% of net sales in fiscal year 1998 and 5.2% of net sales in fiscal year 1997. The increase in general and administrative expenses is primarily attributable to the Winfield Acquisition in June 1998.

     INCOME FROM OPERATIONS -- Income from operations increased 11.3% to $46.5 million in fiscal year 1998, from $41.8 million in fiscal year 1997. As a percentage of sales, income from operations increased 1.0 percentage points in fiscal year 1998 to 8.9%, from 7.9% in fiscal year 1997.

     INTEREST EXPENSE -- Interest expense decreased to $13.4 million in fiscal year 1998 from $22.1 million in fiscal year 1997. The reduction in interest expense was due to the repayment of outstanding borrowings under our previous credit facility using the proceeds of Holdings' secondary common stock offering completed in March 1998.

     INCOME TAXES -- Holdings' effective income tax rate was 42.4% in both fiscal year 1998 and fiscal year 1997. Our effective tax rate was higher than the statutory rate primarily as a result of nondeductible amortization resulting from goodwill recorded in past acquisitions.

     NET INCOME -- As a result of the foregoing, fiscal year 1998 net income increased 52.4% to $19.6 million, compared to fiscal year 1997 net income of $12.9 million.

FISCAL YEAR ENDED NOVEMBER 2, 1997 COMPARED TO FISCAL YEAR ENDED NOVEMBER 3,
1996

     NET SALES -- Net sales for fiscal year 1997 were $529.6 million, a 32.4% increase over the $399.8 million reported for fiscal year 1996, due to the increase in sales of custom procedure trays. Fiscal year 1997 sales reflected a full year of Sterile Concepts custom procedure tray sales compared to three months of sales of Sterile Concepts products in fiscal year 1996.

     GROSS PROFIT -- Gross profit was $131.9 million for fiscal year 1997, a 24.8% increase over the $105.7 million reported for fiscal year 1996. The gross profit margin declined to 24.9% in fiscal year 1997 from 26.4% in fiscal year 1996 primarily due to the acquisition of Sterile Concepts (which had a gross margin of 19.1% in fiscal year 1996). However, gross margins improved each quarter since the acquisition from 23.4% in the fourth quarter of fiscal year 1996 to 25.6% in the fourth quarter of fiscal year 1997.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES -- Marketing and selling expenses increased from $51.8 million in fiscal year 1996 to $62.6 million in fiscal year 1997; however, as a percentage of net sales, these expenses dropped from 13.0% to 11.8% in the same periods. General and administrative expenses increased from $26.2 million in fiscal year 1996 to $27.5 million in fiscal year 1997; as a percentage of net sales, these expenses also dropped from 6.5% to 5.2% for the respective periods. Operating expenses for fiscal year 1996 included approximately $1.6 million of one-time expenses in connection with the integration of Sterile Concepts. The reduction in expense rates resulted from the leveraging of the Sterile Concepts operations with our existing operations.

     INCOME FROM OPERATIONS -- Income from operations increased 50.8% to $41.8 million in fiscal year 1997, from $27.7 million in fiscal year 1996. Excluding the one-time expenses in fiscal year 1996 discussed above, income from operations increased from $29.3 million, or 7.3% of net sales in fiscal year 1996, to $41.8 million, or 7.9% of net sales in fiscal year 1997.

     INTEREST EXPENSE -- Interest expense increased to $22.1 million in fiscal year 1997 from $13.1 million in fiscal year 1996. Interest expense for fiscal year 1996 included approximately $1.9 million of one-time bridge financing expenses related to the acquisition of Sterile Concepts. The increase in interest expense was the direct result of the increase in outstanding debt incurred to finance the acquisition of Sterile Concepts.

     INCOME TAXES -- Holdings' effective income tax rate was 42.4% in both fiscal year 1997 and fiscal year 1996. Our effective tax rate was higher than the statutory rate as a result of nondeductible amortization expenses resulting from goodwill recorded in past acquisitions.

     NET INCOME -- As a result of the foregoing, fiscal year 1997 net income was $12.9 million, compared to fiscal year 1996 net income of $8.7 million.

LIQUIDITY AND CAPITAL RESOURCES

HISTORICAL

     Net cash provided by operating activities was $0.4 million, $49.6 million, $55.5 million, $51.9 million and $36.6 million in fiscal years 1996, 1997 and 1998 and the nine months ended August 2, 1998 and the nine months ended August 1, 1999, respectively. The decrease of $15.3 million in the nine months ended August 1, 1999 compared to the nine months ended August 2, 1998 reflects a general decrease in working capital, partially offset by an increase in net income and an increase in depreciation and amortization related to various acquisitions during the period. The increase of $5.9 million in fiscal year 1998 compared to fiscal year 1997 was primarily due to an increase in net income, partially offset by an increase in inventory period over period. The increase of $49.2 million in fiscal year 1997 compared to fiscal year 1996 was due to declines in accounts receivable and inventory and increases in accrued liabilities and net income, partially offset by a decline in accounts payable.

     Cash flows used in investing activities were $124.9 million, $3.2 million, $68.0 million, $44.1 million and $268.2 million in fiscal years 1996, 1997 and 1998 and the nine months ended August 2, 1998 and the nine months ended August 1, 1999, respectively. The acquisition of Circon used $246.8 million of investing sources in the nine months ended August 1, 1999. Capital expenditures totaled $23.4 million in the first nine months of fiscal year 1999 due primarily to our investment in glove manufacturing capacity expansion. The Winfield Acquisition used $31.3 million of investing sources in fiscal year 1998. Capital expenditures totaled $23.4 million in fiscal year 1998 and were used primarily to increase glove manufacturing capacity. Additionally, we invested $16.1 million for the purchase of glove plant assets in fiscal year 1998. Fiscal year 1997 investing activities were primarily related to capital expenditures offset by proceeds from the sale of investment securities. In fiscal year 1996, we acquired Sterile Concepts for $118.7 million, net of cash acquired.

     Cash flows provided by (used in) financing activities were $125.5 million, $(48.8) million, $13.4 million, $2.1 million and $233.0 million in fiscal years 1996, 1997 and 1998 and the nine months ended August 2, 1998 and the nine months ended August 1, 1999, respectively. We entered into a new credit facility in connection with the acquisition of Circon in January 1999, and additional borrowings under the facility totaled $240.9 million during the nine month period ended August 1, 1999. In March 1998, we completed an offering of 4,025,000 shares of common stock at a price to the public of $24.00 per share. After deducting offering costs and commissions, we received net proceeds of approximately $91.4 million. We used the proceeds to repay amounts due under our previous credit facility. In fiscal year 1997, we used $48.3 million to repay amounts due under such credit facility and to reduce overdrafts. In July 1996, we issued $100.0 million principal amount of 10 1/2% Senior Subordinated Notes due 2006, from which we received net proceeds of approximately $97.0 million. In addition, pursuant to the terms of our previous credit facility, we established a $90.0 million term loan and a $75.0 million revolving line of credit.

     At August 1, 1999, our balance sheet included net goodwill of $272.7 million. The majority of this balance represents goodwill from our three most recent acquisitions. In January 1999, we acquired Circon. As of August 1, 1999 unamortized goodwill from the Circon acquisition totaled $128.1 million or 47.0% of net goodwill. In June 1998, we acquired Winfield Medical. Unamortized goodwill from the Winfield Acquisition totaled $22.9 million at August 1, 1999, which represents 8.4% of net goodwill as of that date. In July 1996, we acquired Sterile Concepts. Unamortized goodwill from the Sterile Concepts acquisition totaled $108.6 million at August 1, 1999, and represented 39.8% of net goodwill as of that date. The remaining $13.1 million of unamortized goodwill at August 1, 1999, relates to various other acquisitions made between 1992 and 1999. All components of goodwill are being amortized on a straight line basis over the applicable useful life. Useful lives have been estimated at 30 years for both Circon and Winfield Medical, 40 years for Sterile Concepts and 5 to 20 years for the remaining goodwill components. Total amortization expense for the three and nine months ended August 1, 1999 was $2.4 million and $6.2 million, respectively. Management believes that there is no persuasive evidence that any material portion of this intangible asset will dissipate over a period shorter than the determined useful life.

EFFECTS OF THE TRANSACTIONS

     As a result of the consummation of the Transactions, interest payments on the old notes, senior debt service under the new credit facilities, working capital and capital expenditures represent the Company's significant liquidity requirements. Future, but as yet unidentified, acquisition opportunities may also represent potentially significant liquidity requirements.

     The new credit facilities are provided by a syndicate of banks and other institutions led by The Chase Manhattan Bank, as administrative agent and collateral agent, and Chase Securities Inc., as arranger. The new credit facilities provide for (1) a $50.0 million revolving credit facility, which will terminate six years from the date of the initial borrowings under the new credit facilities, (2) a fully drawn $80.0 million Term Loan A facility with a maturity of six years, (3) a fully drawn $90.0 million Term Loan B facility with a maturity of seven-and-one-half years and (4) a fully drawn $90.0 million Term Loan C facility with a maturity of eight-and-one-half years. The revolving credit facility is available for general corporate purposes, including working capital and capital expenditures, and includes sublimits of $25.0 million and $10.0 million, respectively, for letters of credit and swingline loans. Upon the closing of the Transactions, the Company had $48.4 million of unused borrowing capacity under the revolving credit facility. For a description of the amortization and interest rates with respect to the new credit facilities, see "Description of New Credit Facilities and Other Indebtedness -- New Credit Facilities."

     The new credit facilities impose certain restrictions on Holdings, the Issuer and the Issuer's subsidiaries, and the indenture imposes certain restrictions on the Issuer and its subsidiaries, including restrictions on their ability to incur additional indebtedness, issue preferred stock, pay dividends and make certain distributions, make investments, sell assets, create liens, enter into certain transactions with affiliates and engage in certain other activities. In addition, the new credit facilities require the Issuer to maintain certain financial ratios. The new credit facilities and the guarantees thereunder are secured by substantially all of the assets of the Issuer and the guarantors of the new credit facilities, including real and personal property, inventory, accounts receivable and other intangibles (in each case subject to certain limited exceptions), and by the capital stock of the Issuer held by Holdings. See "Description of New Credit Facilities and Other Indebtedness -- New Credit Facilities." See "Unaudited Pro Forma Financial Information of the Company."

     Holdings and the Company incurred fees and expenses of approximately $52.2 million in connection with the Transactions. See "Unaudited Pro Forma Financial Information of the Company." In addition, Holdings and the Company substantially increased their indebtedness upon consummation of the Transactions. If the Transactions had been completed on August 1, 1999, the Company's pro forma outstanding indebtedness would have totaled $377.2 million and Holdings' consolidated pro forma outstanding indebtedness would have totaled $427.2 million, compared to actual historical outstanding indebtedness of Holdings at such date of $363.5 million. As a result of the new credit facilities and the old notes (together with any exchange notes exchanged for old notes), the Company's liquidity requirements will be significantly increased relative to Holdings' historical requirements, primarily due to increased interest expense obligations and, commencing on October 31, 2000, principal payment obligations under the new credit facilities. See "Risk Factors -- Holdings and the Company will have a substantial amount of debt that they may not be able to service."

     We estimate that capital expenditures for fiscal year 2000 will be $11.0 million.

     The Issuer's ability to satisfy its debt obligations and to pay principal and interest on debt, including the old notes and any exchange notes, fund working capital and make anticipated capital expenditures, will depend on the Company's future performance, which is subject to general economic, financial and other factors, some of which are beyond the Company's control. Management believes that based on current levels of operations and anticipated growth, cash flow from operations, together with borrowings under the revolving credit facility, will be adequate for the foreseeable future to make required payments of principal and interest on the Issuer's debt, including the old notes and any exchange notes, to fund working capital, and to make expected capital expenditures. There can be no assurance, however, that the Company's business will generate sufficient cash flow from operations or that future borrowings will be available under the revolving credit facility in an amount sufficient to enable the Issuer to service its debt, including the old notes and any exchange notes, or to fund other liquidity needs. See "Risk Factors."

BACKLOG

     It is our policy and practice to maintain an inventory of finished products or component parts and materials sufficient to ship products within a few days of receipt of a product order. As a result, we had no significant backlog of unshipped orders at August 1, 1999. Management believes that such policy and practice are typical of industry practice.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are exposed to market risks. Market risk is the potential loss arising from adverse changes in market prices, interest rates and foreign currency exchange rates. We do not enter into derivative or other financial instruments for trading or speculative purposes.

     INTEREST RATE RISK -- The Company is subject to market risk exposure related to changes in interest rates on the new credit facilities. Interest on borrowings under the new credit facilities are at a fixed percentage point spread from either (1) the greater of prime, base CD or federal funds rates or
(2) LIBOR. The Issuer is able to, at its option, fix the interest rate for LIBOR for periods ranging from one to six months. The interest rate on all outstanding obligations under the new credit facilities are currently set off of one month LIBOR. The Issuer is obligated to enter into within 120 days of the closing of the new credit facilities, and maintain for at least three years, one or more interest rate protection agreements in order to fix or limit the Issuer's interest costs with respect to at least 50% of the outstanding term loans under the new credit facilities.

     FOREIGN CURRENCY EXCHANGE RATE RISK -- Generally we generate net sales and expenses in the local currency where our products are sold and thus are not currently subject to significant currency exchange risk. In the future, it is possible that a greater portion of our net sales outside of North America may not be denominated in the same local currency as the related expenses and thus we may be subject to currency exchange risks in connection therewith.

INFLATION

     We believe that inflation has not had a material effect on our results of operations for the past three years. Historically, we believe that we have been able to minimize the effect of inflation by increasing the selling prices of our products, improving our manufacturing efficiency and increasing our employee productivity.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 131, "Disclosure About Segments of an Enterprise and Related Information" (SFAS No. 131), which is effective for our fiscal year ending October 31, 1999. This statement establishes standards for reporting segment information in annual and interim financial statements. It also establishes standards for related disclosure of products and services, geographical areas and major customers. Under SFAS No. 131, reporting segments are determined consistent with the way management organizes and evaluates financial information internally for making operating decisions and assessing performance. Management does not believe the adoption of SFAS No. 131 will have a material impact on its consolidated financial statements.

     Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), was issued by the FASB in June 1998. SFAS No. 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. Under the standard, entities are required to carry all derivative instruments in the statement of financial position at fair value. SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. We will adopt SFAS No. 133 beginning in the first quarter of fiscal year 2001.

YEAR 2000

     The year 2000 problem relates to computer systems that are designed using two digits, rather than four, to represent a given year. Therefore, such systems may recognize "00" as the year 1900 rather than the year 2000, possibly resulting in major system failures or miscalculations and causing disruptions in our operations.

     We rely on electronic information systems technology to operate our business. We continuously seek to improve these systems in order to provide better service to customers and to support our growth objectives. We have established a three-phased approach to address year 2000 issues, including embedded technology utilized in our facilities and equipment. The three phases included in our approach are (1) identification, (2) compliance and (3) validation. Internally, we have substantially completed, with the aid of outside consultants, the identification and compliance phases and will continue completing the validation phase as appropriate. The validation phase consists primarily of monitoring and testing of new software and all other components and interfaces that were implemented or upgraded as part of the software installation or as a result of other identified year 2000 deficiencies. We have completed most phases of the year 2000 project. Our management is not currently aware of any significant exposure that would prevent us from being year 2000 compliant on a timely basis.

     Externally, we are formally communicating with significant suppliers, customers and other third parties to assess their year 2000 readiness. We are also currently determining our potential exposure if any of these external parties fail to correct their year 2000 issues in a timely manner. We are currently working with all of our significant external parties in the compliance and validation phases, which include the monitoring and testing of significant interfaces with those external parties among other things. There can be no guarantee that such external parties will achieve year 2000 compliance on a timely basis, and failure by such significant external parties to achieve compliance could have a material adverse effect on us.

     We have not yet obtained information sufficient to quantify the potential effects of possible internal and external year 2000 non-compliance, to determine the likely worst case scenarios or to develop contingency plans to deal with such scenarios. Having completed the bulk of our year 2000 project, we are now developing the appropriate contingency plans. While we have proceeded over the past two years in what we believe to be a reasonably prudent manner to identify and remediate year 2000 issues, there can be no assurances that our internal and external contingency plans, once developed, will substantially reduce the risk of year 2000 non-compliance. A significant interruption in our business due to a year 2000 non-compliance issue could have a material adverse effect on our financial position, operations and liquidity.

     The total incremental direct and indirect costs of our year 2000 project are estimated to be approximately $1.5 million, including approximately $0.8 million incurred through August 1, 1999. The estimated costs of the year 2000 project are not expected to have a material impact on our business, operations or financial condition in the future periods. The anticipated impact and the total costs of the year 2000 project are based on management's best estimates and information currently available.

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                                    BUSINESS

OVERVIEW

     We are a leading developer, manufacturer, distributor and marketer of a broad range of single-use specialty medical products primarily used in the operating rooms of hospitals and surgery centers. Through our North American and European sales force of 156 full-time representatives, we sell approximately 23,000 products to approximately 7,000 customers. Our products (and the percentage they represented of our pro forma total net sales for the twelve months ended August 1, 1999) include:

     - custom procedure trays (56.6%);

     - gloves for medical examinations and surgical procedures (21.0%);

     - imaging and critical care products for cardiology and radiology (6.7%);

     - bio-safety containment products (5.8%);

     - drapes and gowns (4.6%); and

     - other single-use specialty medical products (5.3%).

     We are the second leading supplier of custom procedure trays in the United States, with approximately 29% of sales of such products in 1998, and we are the leading supplier of non-latex medical examination gloves to hospitals, surgery centers and other acute care facilities in the United States, with approximately 35% of sales of such products to such customers for the three months ended March 31, 1999. For the twelve months ended August 1, 1999, approximately 89.9% of our pro forma total net sales were in North America (substantially all of which were in the United States) and 10.1% of our pro forma total net sales were outside the United States (primarily in Europe). For the twelve months ended August 1, 1999, we generated pro forma net sales of $524.4 million and pro forma EBITDA of $75.6 million.

     Our custom procedure trays are kits containing single-use products (such as surgical drapes and gowns, needles, syringes, pressure syringes, bulb syringes, scalpels, tubing, skin markers, bowls, cotton towels, towel clamps and other non-powered instruments) used in surgical and other medical procedures. We currently assemble approximately 4,000 different custom procedure trays. We design these custom procedure trays in accordance with the specific preferences of individual end users (primarily hospitals and surgery centers) that select components from a list of approximately 9,000 components manufactured by us or other third party manufacturers. Hospitals and surgery centers have increased their use of custom procedure trays in recent years in order to increase efficiency, reduce inventory levels, protect against product contamination and allow for easier identification of costs associated with specific medical procedures.

     The gloves we manufacture include non-latex medical examination gloves, which are manufactured entirely from synthetic materials, as well as non-latex and latex gloves for use in surgical procedures. A June 1997 report published by the National Institute for Occupational Safety and Health heightened the awareness and concern of healthcare professionals about allergic reactions from exposure to latex and has, we believe, contributed to non-latex gloves becoming the fastest growing portion of medical glove sales. To capitalize on this expanding business, we have increased our glove capacity from 2.2 billion to 3.5 billion non-latex gloves per year by investing approximately $36.0 million
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since the beginning of fiscal year 1998 in additional plant capacity, including two new state-of-the-art production lines. We believe our increased capacity and high product quality position us to grow in the expanding non-latex medical glove business.

     Hospitals and surgery centers are the primary end-use customers of our products. Our North American sales force, consisting of approximately 140 full-time representatives, maintains close, direct relationships with the healthcare professionals and administrators who make the purchasing decisions for these customers. In addition, a majority of our U.S. hospital and surgery center customers are members of Buying Groups. See "-- Industry" for a description of Buying Groups. Our nationwide customer service and distribution capabilities, broad product offerings and sophisticated supply management systems, combined with the efforts of our 10 national account managers, have enabled us to develop close relationships with a number of Buying Groups, including the six largest Buying Groups, as ranked by number of member hospitals -- Premier Research Worldwide Ltd., AmeriNet, Inc., Novation, LLC, Mid-Atlantic Group Network of Shared Services Inc., MHA/MedEcon and Health Services Corporation of America. Buying Groups typically enter into contracts with various suppliers that provide that the suppliers will make available specified products at agreed-upon prices to members of the Buying Groups. Buying Groups strongly encourage their members to purchase these products, although compliance by different Buying Group members may vary. Our sales efforts at the hospital and surgery center level, which are strengthened by the use of our proprietary DataStat(TM) and ValuQuote(TM) systems (see "-- Business Strengths"), increase demand for our products among our end-use customers, including those that make purchases under Buying Group contracts.

     Led by our Chairman, President and Chief Executive Officer, Kenneth W. Davidson, and a team of senior managers who average approximately 18 years of experience in the medical products industry, we have grown through strategic acquisitions as well as through the development of new products. Our strategy has been to acquire companies and develop products that expand or complement existing product groups, increase vertical integration or enlarge our customer base. Since Mr. Davidson's arrival in 1986, we have completed 20 acquisitions (excluding Circon) which, when combined with internal growth, have generated compound annual growth rates through August 1, 1999 of 44.9% in net sales and 48.8% in EBITDA (in each case, excluding Circon).

INDUSTRY

     We compete primarily in the $5.3 billion (based on 1998 sales) U.S. single-use specialty medical products industry, which has been growing at a compound annual rate of approximately 6.6% since 1993 and is expected to grow at a compound annual rate of approximately 6.3% through 2003. The products included in the U.S. single-use specialty medical products industry are latex and non-latex medical gloves, custom procedure trays, drapes, gowns, shoe covers, face masks, non-powered instruments, headgear, needles, syringes, tubing and prepackaged needle kits and trays, all of which we sell. The primary customers for single-use specialty medical products are hospitals, surgery centers, alternate site care providers and physician practices.

     We believe several trends have had and will continue to have an impact on the single-use specialty medical products industry. First, we expect the projected aging of the population to increase demand for such products because older people tend to undergo more surgical procedures. Second, we expect efforts to reduce the transmission of

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infectious diseases and to address the occupational safety of healthcare professionals to favorably impact demand for single-use specialty medical products. Finally, in recent years, widespread efforts have been made in both the public and private sectors to control healthcare costs in the United States and abroad. Among other implications, this has led to a growing trend in the United States for hospitals and surgery centers to consolidate and/or to join Buying Groups, which are groups of independent hospitals and surgery centers that coordinate their purchasing and supply requirements on a regional or national basis in order to obtain price concessions and contain costs. We believe this trend favors suppliers, like us, that are able to serve national contracts with a broad product line, sophisticated supply management processes, high brand name recognition with member hospitals and other end use customers and nationwide customer service and distribution capabilities.

     CUSTOM PROCEDURE TRAYS. The custom procedure tray portion of the U.S. single-use specialty medical products industry, estimated at $1.1 billion (based on 1998 sales), has been growing at a compound annual rate of approximately 7.2% since 1993 and is expected to grow at a compound annual rate of approximately 6.3% through 2003. Custom procedure trays were used in approximately 65% of all surgical procedures in the United States in 1998. We believe several factors will contribute to continued growth in demand for custom procedure trays in the United States, including (1) continued growth in the number of overall surgical procedures, (2) growth in the number of more complex surgical procedures for which custom procedure trays are used and (3) growing demand for products that improve productivity and contain costs.

     MEDICAL EXAMINATION AND SURGICAL GLOVES. The medical glove portion of the U.S. single-use specialty medical products industry, estimated at $1.2 billion (based on 1998 sales), has been growing at a compound annual rate of approximately 8.9% since 1993 and is expected to grow at a compound annual rate of approximately 10.0% through 2003. The medical glove portion can be divided into latex gloves and non-latex gloves, each of which can be designed either for medical examinations or surgical procedures. U.S. sales of medical examination gloves, estimated at $940 million in 1998, are projected to grow at a compound annual rate of approximately 9.9% through 2003, with the non-latex category estimated to grow at a compound annual rate of approximately 17.5% through 2003. U.S. sales of surgical procedure gloves, estimated at $223 million in 1998, are projected to grow at a compound annual rate of approximately 10.1% through 2003, with the non-latex category estimated to grow at a compound annual rate of approximately 30.9% through 2003. A greater emphasis on protecting healthcare professionals from the transmission of infectious diseases is expected to help drive growth in sales of both latex and non-latex gloves. A June 1997 report published by the National Institute for Occupational Safety and Health heightened the awareness and concern of healthcare professionals about allergic reactions from exposure to latex and has, we believe, contributed to non-latex gloves becoming the fastest growing portion of medical glove sales.

     EUROPEAN INDUSTRY TRENDS. Although we believe the number of surgical procedures performed in Europe is only slightly less than the number of surgical procedures performed in the United States, the use of single-use specialty medical products, including custom procedure trays, currently is not as prevalent in Europe as it is in the United States. Custom procedure trays were used in approximately 8% of all surgical procedures in Europe in 1998 versus approximately 65% in the United States during such time. We believe that European healthcare providers will increase their use of single-use specialty medical products, including custom procedure trays, as demand increases in Europe for

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products that improve productivity, help contain healthcare costs and reduce the transmission of infectious diseases.

BUSINESS STRENGTHS

     We believe that the following business strengths provide us with a foundation to further enhance growth, profitability and our position as an industry leader:

          LEADING SALES POSITIONS. We are the second leading supplier of custom procedure trays in the United States, with approximately 29% of sales of such products in 1998, and we are the leading supplier of non-latex medical examination gloves to hospitals, surgery centers and other acute care facilities in the United States, with approximately 35% of sales of such products to such customers for the three months ended March 31, 1999. We believe our strong reputation for high-quality products, superior customer service and cost competitiveness makes doing business with us attractive to our end-use customers as well as to Buying Groups, and has helped us to establish our leading sales positions. Our leading sales positions in these products give our products a significant presence in the operating rooms of hospitals and surgery centers, which we believe allows us to expand the variety and increase the volume of products sold to our customers.

          STRONG CUSTOMER RELATIONSHIPS. We have developed and maintain strong relationships with Buying Groups, their member hospitals and surgery centers which purchase and use our products under Buying Group contracts and independent hospitals and surgery centers. At the Buying Group level, our nationwide customer service and distribution capabilities, broad product offerings and sophisticated supply management systems, combined with the efforts of our 10 national account managers, have enabled us to develop close relationships with a number of Buying Groups, including the six largest Buying Groups, as ranked by number of member hospitals -- Premier Research Worldwide Ltd., AmeriNet, Inc., Novation, LLC, Mid-Atlantic Group Network of Shared Services Inc., MHA/MedEcon and Health Services Corporation of America. At the hospital and surgery center level, our North American sales force, consisting of approximately 140 full-time representatives, maintains close, direct relationships with the healthcare professionals and administrators who make the purchasing decisions for these customers, providing value-added solutions and superior customer service. By working closely with these customers and learning about their individualized needs, we are able to design, assemble and deliver highly customized procedure trays quickly on a cost effective basis, which further strengthens our relationships and reputation with these customers.

          VALUE-ADDED CUSTOMER SUPPORT SYSTEMS. We have created and implemented process innovations that provide significant value to our customers, including our DataStat(TM) and ValuQuote(TM) software systems and our EnCompass(SM) Integrated Product Packaging system. Our DataStat(TM) software system enables us to help our customers measure efficiency and cost by reviewing various surgical procedures, tracking which components are used in each procedure and recording surgery time and operating room delays. Our ValuQuote(TM) software system allows our account managers to search our component database for cost-effective components that meet the product and sequencing needs of each customer. We use these two software systems to design custom procedure trays that address the specific preferences and requirements of each individual customer. Our EnCompass(SM) Integrated Product Packaging system is an innovative system that packages most of the single-use

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     components used in a surgical procedure, together with the custom procedure tray, into a single modular container. These containers are specially designed and labeled to meet the inventory and operating room set-up, turnaround and disposal needs of hospitals and surgery centers. We believe that these proprietary systems have had and will continue to have an important impact on our customers' decisions to select the Company to be their single-use specialty medical products supplier.

          MANUFACTURING EXPERTISE. We believe we have developed significant expertise in the manufacture of non-latex medical examination gloves and in the assembly and supply management processes that are important to the sale of custom procedure trays. Technology plays a major role in the development, manufacture and sale of medical gloves because medical glove performance is measured by the degree of tactility and barrier protection that the glove affords. Our most technologically advanced non-latex gloves are manufactured using a combination of trade secrets and patented formulations and manufacturing processes that we believe provide us with technological and performance advantages over our competitors. Similarly, the assembly and preparation of custom procedure trays from a selection of approximately 9,000 components requires sophisticated assembly and supply management processes, as well as extensive systems for processing customer data. We believe we have developed the physical and technological infrastructure -- including systems for ordering and tracking components, coordinating information received from customers and reducing turn-around and delivery times -- that is necessary to compete effectively in the custom procedure tray business.

          PROVEN MANAGEMENT TEAM WITH SUBSTANTIAL EQUITY OWNERSHIP. Our senior management team is comprised of eight individuals who average approximately 18 years of experience in the medical products industry. Mr. Davidson, our Chairman, President and Chief Executive Officer, has 29 years of medical products industry experience. Since joining the Company in 1986, he has overseen 20 acquisitions (excluding Circon), that have helped the Company increase its net sales from $4.6 million in fiscal year 1986 to $524.4 million for the twelve months ended August 1, 1999 (excluding Circon). As a result of the Transactions, the eight Management Investors own approximately 8.2% of the outstanding common equity of Holdings (before giving effect to the exercise of stock options or warrants) and, assuming the exercise of their stock options, will own approximately 22.8% of the outstanding common equity of Holdings on a fully-diluted basis.

BUSINESS STRATEGY

     Our key business objectives are to enhance growth, profitability and our position as an industry leader through the following key strategic initiatives:

          EMPHASIZE RELATIONSHIPS WITH BUYING GROUPS. We believe that the trend among Buying Groups to concentrate their supply contracting with fewer, larger suppliers favors suppliers, like us, that offer the ability to serve national contracts with a broad product line, sophisticated supply management processes, high brand name recognition with Buying Group members and nationwide customer service and distribution capabilities. We intend to leverage our strengths in these areas and our existing relationships in order to (1) increase the number of Buying Groups with which we do business, (2) increase the number of our products approved by each Buying Group for purchase by its members and (3) increase sales of approved products to the members of each Buying Group.

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          SEEK GREATER VERTICAL INTEGRATION.  Our profitability is greatly affected by our ability to vertically integrate the products we manufacture into our custom procedure trays. Most of the items included in our custom procedure trays, based on the cost of materials, are purchased from third parties. We intend to increase the percentage of our products integrated into our custom procedure trays through an aggressive marketing effort designed to encourage hospitals and surgery centers to select Company-manufactured products when selecting the components of the custom procedure trays we sell.

          CONTINUE GROWTH THROUGH STRATEGIC ACQUISITIONS AND PRODUCT DEVELOPMENT. An important focus of our overall strategy is to:

          - acquire companies and product groups that expand or complement our existing product groups, increase vertical integration or enlarge our customer base; and

          - continue our internal product development and enhancement efforts in order to maintain a leadership position in the medical glove business and to increase the number of Company-manufactured products that either can be sold directly or can be included in our custom procedure trays.

          We have successfully used acquisitions to build the Company into a leading single-use specialty medical products company and we intend to continue to grow through additional select acquisitions. Since 1986, we have successfully completed 20 acquisitions (excluding Circon) which, when combined with internal growth, have generated compound annual growth rates through August 1, 1999 of 44.9% in net sales and 48.8% in EBITDA (in each case, excluding Circon). We believe the Company is an attractive platform from which to grow for the following reasons:

          - our strong relationships with Buying Groups and approximately 7,000 end-use customers;

          - our North American and European sales force of 156 full-time representatives;

          - our senior management team's experience and track record of integrating acquisitions; and

          - our custom procedure tray business, which creates margin-improvement opportunities from the vertical integration of newly acquired or developed products that can be included in our trays.

          EXPAND EUROPEAN PRESENCE. We plan to increase our penetration of the expanding European single-use specialty medical products business by using our current European operations as a platform for growth and by leveraging the expertise we have developed from our U.S. experience in the manufacture, assembly, marketing and distribution of these products. We believe that European healthcare providers will increase their use of single-use specialty medical products, including custom procedure trays, as demand increases in Europe for products that improve productivity, help contain healthcare costs and reduce the transmission of infectious diseases. We first introduced products in Europe in January of 1995 through the acquisition of our Medica subsidiary. For the twelve months ended August 1, 1999, our pro forma net sales into Europe were $45.2 million, or 8.6% of our pro forma total net sales.

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PRODUCTS

     CUSTOM PROCEDURE TRAYS. Our custom procedure trays are kits containing single-use products (such as surgical drapes and gowns, needles, syringes, pressure syringes, bulb syringes, scalpels, tubing, skin markers, bowls, cotton towels, towel clamps and other non-powered instruments) used in surgical and other medical procedures. We currently assemble approximately 4,000 different custom procedure trays. We design these custom procedure trays in accordance with the specific preferences of individual end users (primarily hospitals and surgery centers) that select components from a list of approximately 9,000 component parts manufactured by us and third party manufacturers. For a description of the components that we manufacture and those that we purchase from third party manufacturers, see "-- Manufacturing." The price of custom procedure trays ranges from $5 to $1,200 depending on the complexity of the procedure, with a weighted average selling price of approximately $50 per tray for the twelve months ended August 1, 1999. For the twelve months ended August 1, 1999, our pro forma net sales from custom procedure trays were $296.9 million, representing 56.6% of our pro forma total net sales.

     By using our custom procedure trays, customers receive the following benefits:

     - productivity increases, by reducing the amount of preparation and turnaround time required for surgical procedures;

     - improved supply management, by access to approximately 9,000 single-use specialty medical components for use in procedures without the need to maintain a significant inventory of these products;

     - cost savings, by reducing the commitment of capital and personnel needed in the administration, inventory management and sterilization of a large number of reusable medical supplies for surgical and other medical procedures; and

     - cost information and reporting on a procedure-specific basis, which is important for determining a hospital's or surgery center's cost per procedure.

     Our custom procedure trays are also used as a component in our EnCompass(SM) Integrated Product Packaging system, which is an innovative system that packages most of the single-use sterile and non-sterile components used in a surgical procedure, together with the custom procedure tray, into a single modular container. These containers are specially designed and labeled to meet inventory and operating room set-up, turnaround and disposal needs of hospitals and surgery centers.

     In addition, our custom procedure tray sales are supported by our proprietary DataStat(TM) software system, which reviews various surgical procedures, tracks components used in each procedure and records surgery time and operating delays, and ValueQuote(TM) software system, which allows account managers to search our component database for cost-effective component parts that meet the sequencing needs of each customer.

     GLOVES. We manufacture gloves for medical examinations and surgical procedures. Our gloves, which are sold under brand names such as Tru-Touch(TM), SensiCare(TM), Sensicare PF(R), Tradition(TM), Eudermic(TM), Integron(TM) and Neolon(TM), are manufactured from synthetic rubber, various non-latex materials or latex and are offered lightly powdered or powder-free. For the twelve months ended August 1, 1999, pro forma sales of non-latex medical examination gloves, latex surgical gloves and non-latex surgical gloves accounted for 87.3%, 10.9% and 1.8% of our pro forma total glove net sales, respectively. We believe that our non-latex medical gloves provide a viable alternative to traditional latex gloves. A

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June 1997 report published by the National Institute for Occupational Safety and
Health heightened the awareness and concern of healthcare professionals about allergic reactions from exposure to latex and has, we believe, contributed to non-latex gloves becoming the fastest growing portion of medical glove sales. In addition, we expect that the increasing concern of healthcare professionals regarding allergic reactions to, or the mess caused by, the powder commonly used as a lubricant will increase demand for our powder-free glove products.

     Our most technologically advanced non-latex gloves are manufactured using a combination of trade secrets and patented formulations and manufacturing processes that we believe provide us with technological and performance advantages over our competitors in these product areas. These advantages include greater tactility and barrier protection for the user. In order to maintain our advantage, we continue to research and develop new compounds to improve our non-latex products and powder-free products. For the twelve months ended August 1, 1999, our pro forma net sales from gloves were $110.3 million (excluding immaterial net sales of gloves sold as part of our custom procedure trays), representing 21.0% of our pro forma total net sales.

     IMAGING AND CRITICAL CARE PRODUCTS. Our imaging and critical care product group consists of single-use specialty vascular access and pressure monitoring products for use in cardiology and interventional radiology, such as transducers, guidewires, needles, introducers and catheters. These products are generally sold under the Argon(TM) and Argon BiCath(R) brand names. Our imaging and critical care products are sold primarily on a standalone basis rather than as part of our custom procedure trays. For the twelve months ended August 1, 1999, our standalone pro forma net sales from imaging and critical care products were $35.1 million, representing 6.7% of our pro forma total net sales.

     BIO-SAFETY CONTAINMENT PRODUCTS. Bio-safety containment products, such as plastic boxes and bags, are used to dispose of sharp medical instruments and biological waste. Our bio-safety containment products are sold primarily on a standalone basis rather than as part of our custom procedure trays. For the twelve months ended August 1, 1999, standalone pro forma net sales from bio-safety containment products totaled $30.3 million, representing 5.8% of our pro forma total net sales.

     DRAPES AND GOWNS. Our drapes and gowns product group includes single-use, non-woven infection control apparel for operating room personnel and patient draping systems such as drapes, gowns, face masks, headgear and shoe coverings. We manufacture drapes and gowns for our custom procedure trays as well as for sale on a standalone basis. Our drapes and gowns products are sold under the Boundary(R) brand name. For the twelve months ended August 1, 1999, our standalone pro forma net sales from drapes and gowns were $24.2 million, representing 4.6% of our pro forma total net sales.

     OTHER PRODUCTS. Our other products include a variety of single-use medical bowls and special purpose containers, as well as our Medica(TM) products, which include various Company-manufactured and assembled single-use specialty medical products such as scrub brushes and swabbing sticks, and custom procedure kits for transfusions, infusions and patient monitoring. These products are sold primarily on a standalone basis rather than as part of our custom procedure trays. For the twelve months ended August 1, 1999, our standalone pro forma net sales from these products were $27.7 million, representing approximately 5.3% of our pro forma total net sales.

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PRODUCT DEVELOPMENT AND PATENTS; OTHER INTELLECTUAL PROPERTY

     Although we have developed a number of our own products, most of our research and development efforts have historically been directed towards product improvement and enhancement of previously developed or acquired products, with an emphasis on medical gloves. We bring a team approach to research and development that involves the cooperative effort of our engineering, manufacturing and marketing resources, including 65 dedicated research and development employees. By working closely with our sales force, our research and development teams get up-to-date feedback and information from the hospitals, surgery centers and healthcare professionals that use our products. Our research and development expenses were $5.6 million, $5.2 million and $5.1 million in fiscal years 1998, 1997 and 1996, respectively.

     We pursue a policy of seeking exclusive licenses and/or patent protection both in the United States and abroad for certain of our technology and/or manufacturing processes. While no patent covered product sales that constituted 5% or more of our pro forma total net sales for the twelve months ended August 1, 1999, obtaining or maintaining patents and/or exclusive technology licenses on certain of our new products or products under development (including for our SensiCare(TM) brand gloves) may be critical to the success of such products, and the failure to obtain or maintain such patents and licenses could have an adverse effect on our prospects or future operating results.

     We also rely on trade secrets and know-how to maintain our competitive position and to protect significant portions of our technology and/or manufacturing processes (including our DataStat(TM) and ValuQuote(TM) software systems and our EnCompass(SM) Integrated Product Packaging System). It is our practice to enter into confidentiality agreements with key employees and consultants. There can be no assurance, however, that these measures will prevent the unauthorized disclosure or use of our trade secrets and know-how or that others may not independently develop similar trade secrets or know-how or obtain access to our trade secrets, know-how or proprietary technology.

     Maxxim Medical(TM) is a registered trademark of the Company. Other important registered and common law trademarks, service marks and copyrights of the Company include Argon(TM), Argon BiCath(R), Boundary(R), DataStat(TM), EnCompass(SM), Eudermic(TM), Integra(TM), Medica(TM), Neolon(TM), SensiCare(R), SensiCare PF(R), Tradition(TM), Tru-Touch(R) and ValuQuote(TM).

MANUFACTURING

     Our products are manufactured and/or assembled from a variety of component parts and materials. The products included in our custom procedure trays are finished products, all of which we expect to continue to be readily available at reasonable costs from a variety of manufacturers and suppliers, including, where applicable, our manufacturing facilities. We assemble our custom procedure trays at our plants in California, Florida, Texas and Virginia in the United States and Ommen in The Netherlands. Each custom procedure tray is assembled to the exact specifications of the end-use customer using a procedure in which employees are provided with exact directions as to which components to include and how to assemble them on the custom procedure tray. The products we purchase from third-party vendors for inclusion in our custom procedure trays include drapes and gowns, bowls, tubing, syringes, pressure syringes, bulb syringes, towel clamps, scalpels, cotton towels and skin markers; of these products, we manufacture a portion of the drapes and gowns, bowls, tubing, syringes, pressure syringes and towel clamps that we use. Currently,

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most of the items included in our custom procedure trays, based on the cost of materials, are purchased from third parties. No single third-party manufacturer is material to our custom procedure tray sales.

     We also manufacture approximately 95% of the gloves we sell. The primary raw materials used to manufacture our medical gloves are synthetic resins, polymers and latex. All of the gloves that we manufacture are manufactured at our facilities in California, Ohio and South Carolina in the United States and Canada and Belgium. Our glove manufacturing facilities are highly automated, unlike most of our other operations, which are labor intensive. Gloves are manufactured utilizing two different processes. The primary process is a high-speed continuous line that transports a single line of glove molds through dipping, curing, automatic glove stripping and automatic packaging. The secondary and less widely used process is a medium-speed process that transports a batch of multiple side-by-side molds through dipping, curing, automatic glove stripping and automatic packaging. Process logic controllers and sensors control both processes and allow on-line real-time manufacturing and quality adjustments.

     From the summer of 1997 through the spring of 1999, we were unable to meet demand for our non-latex medical examination gloves due to manufacturing capacity constraints. As a result, during that time period, our share of U.S. sales of non-latex medical examination gloves to hospitals, surgery centers and acute care centers declined from approximately 55% in 1997 to approximately 35% for the three months ended March 31, 1999, although our total net sales of such products remained approximately constant. To remedy our capacity limitations, we have spent $36 million since the beginning of fiscal year 1998 in additional plant capacity, including two new state-of-the-art production lines and, as a result, have increased our capacity from 2.2 billion to 3.5 billion non-latex gloves per year.

     All of the imaging and critical care products that we manufacture are manufactured at our facility in Texas; all of the bio-safety containment products that we manufacture are manufactured at our facilities in California and West Virginia; all of the drapes and gowns that we manufacture are manufactured at our facilities in Mississippi and the Dominican Republic; and the products that we describe as our other products are manufactured at our facilities in Texas and The Netherlands. For products other than gloves, our manufacturing operations currently operate using one or two shifts per day and, as a result, we have the capacity to produce more of such products by adding additional shifts.

SALES, MARKETING AND DISTRIBUTION

     Through our North American and European sales force of 156 full-time sales representatives, we sell approximately 23,000 products (including approximately 4,000 different custom procedure trays) to approximately 7,000 customers. For the twelve months ended August 1, 1999, 89.9% of our pro forma total net sales were in North America (substantially all of which were in the United States), 8.6% were in Europe (primarily in The Netherlands, Germany and Belgium) and 1.5% were in the rest of the world.

     NORTH AMERICA. Our primary customers are hospitals and surgery centers, a majority of whom purchase our products under supply contracts negotiated with us by the Buying Group of which the hospital or surgery center is a member. As a result, our sales and marketing efforts target both hospitals and surgery centers as well as Buying Groups. To increase sales and awareness of our products at the hospital and surgery center level, our

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

North American sales force of approximately 140 full-time representatives maintains close, direct relationships with the healthcare professionals and administrators who make the purchasing decisions for these customers, including by offering access to our proprietary DataStat(TM) and ValuQuote(TM) systems. At the same time, our 10 national account managers focus on building relationships with Buying Groups. The Buying Group contracts typically contain the key purchasing terms and conditions, including price, for a list of products approved by the Buying Group for purchase by its member hospitals and surgery centers. Buying Groups strongly encourage their members to purchase under their Buying Group contracts, although compliance by different Buying Group members may vary.

     Whether purchasing independently or under a Buying Group contract, our North American hospitals and surgery center customers have the option of having our products delivered directly by us or through a distributor. In the event a customer chooses to purchase though a distributor, the distributor purchases our product from us and resells them to the end-use customer. In general, customers who choose to have products delivered by a distributor do so in order to streamline their purchasing process and to consolidate deliveries, and such customers bear the cost of such distributor. Under such arrangements we maintain purchase orders or supply agreements directly with the hospital or surgery center customer which set forth the basic terms upon which the hospital or surgery center purchases our products from the distributor including price. If the customer is a member of a Buying Group, the terms, including price, will ordinarily be dictated by the contract between the Buying Group and us. Because we typically maintain direct contact with the hospital or surgery center even if a Buying Group or distributor is involved, our sales representatives can provide superior customer service to increase sales of our products that are currently under contract with the Buying Group, and introduce and sell certain of our products that are not included on the Buying Group contract. For the twelve months ended August 1, 1999, direct sales to hospitals/surgery centers and distributors accounted for 20.9% and 79.1%, respectively, of our pro forma total net sales in North America. We believe that direct sales to distributors were made primarily on behalf of hospitals and surgery centers with which we had a purchase order or supply contract but which elected to have the products distributed by a distributor. In each of the past three fiscal years, no individual hospital or surgery center that purchased directly or through a distributor represented more than 5% of our total net sales.

     For products that we do not directly ship to customers, we distribute primarily through major distributors in the United States such as Owens & Minor, Inc., which typically serve as distributors under a purchase order or supply agreement between the end-user and the Company. Sales through Owens & Minor, Inc., our largest distributor, were 25.4% of our North American pro forma total net sales for the twelve months ended August 1, 1999, and 25.7%, 23.1% and 31.3% of our North American total net sales in fiscal years 1998, 1997 and 1996, respectively. For the twelve months ended August 1, 1999, no other single distributor accounted for more than 10% of our North American pro forma total net sales. We believe that in most cases, our relationship with and sales to any hospital or surgery center is not dependent upon our relationship with the distributor.

     In North America, we utilize distribution centers in 17 U.S. states and in the province of Ontario, Canada.

     EUROPE. Our sales and marketing efforts in The Netherlands, Belgium and, increasingly, France closely track our North American model by focusing on the end-users of our products. In the rest of Europe, dealers play a large role in our sales, marketing and distribution efforts. In such countries, dealers typically purchase for their own account, and

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are responsible for selling and marketing the product to the end-user. In these cases, we typically do not maintain standing purchase orders with hospitals and surgery centers and our sales representatives generally have less contact with the end-users of our products. For the twelve months ended August 1, 1999, direct sales to dealers accounted for 44.5% and direct sales to end-users accounted for 55.5% of our pro forma total net sales in Europe.

     In Europe, we utilize a contract warehousing and logistics company to deliver products to our customers, including dealers. Our products are primarily warehoused at facilities in The Netherlands and Belgium that are linked to our European computer system at our headquarters in 's-Hertogenbosch, The Netherlands.

FACILITIES

     Our principal executive and administrative offices are located in Clearwater, Florida. The following table sets forth information with respect to our principal facilities:

                                                                        BUILDING AREA
                                                      OWNED OR LEASED      (SQUARE
LOCATION                              USE               FACILITIES          FEET)
--------                              ---             ---------------   -------------
Los Gatos, California....  Glove Manufacturing;            Owned            79,000
                           Distribution
San Diego, California....  Bio-Safety Containment
                           Manufacturing;                 Leased            45,000
                           Distribution
Temecula, California.....  Tray Manufacturing;            Leased           162,500
                           Distribution
Clearwater, Florida......  Tray Manufacturing              Owned           189,500
Clearwater, Florida......  Headquarters                    Owned            21,000
Oldsmar, Florida.........  Distribution;                  Leased            20,000
                           Office/Warehouse
Columbus, Mississippi....  Drapes and Gowns                Owned           135,000
                           Manufacturing;
                           Distribution
Eaton, Ohio..............  Glove Manufacturing;            Owned           230,000
                           Distribution
Honea Path, South
  Carolina...............  Glove Manufacturing;            Owned            89,000
                           Distribution
Athens, Texas............  Imaging, Critical Care          Owned           142,900
                           Manufacturing;
                           Distribution
Richmond, Virginia.......  Tray Manufacturing;            Leased           253,000
                           Distribution
Clarksburg, West
  Virginia...............  Bio-Safety Containment          Owned            45,000
                           Manufacturing;
                           Distribution
Aalst/Erembodegem,
  Belgium................  Glove Manufacturing             Owned           150,700
Mississauga, Ontario,
  Canada.................  Glove Manufacturing;            Owned           170,000

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

                                                                        BUILDING AREA
                                                      OWNED OR LEASED      (SQUARE
LOCATION                              USE               FACILITIES          FEET)
--------                              ---             ---------------   -------------
La Romana, Dominican
Republic                   Drapes and Gowns               Leased            69,000
                           Manufacturing
's-Hertogenbosch, The
  Netherlands............  Distribution;                   Owned            25,000
                           Headquarters
's-Hertogenbosch, The
  Netherlands............  Medica Products                Leased            20,580
                           Manufacturing

Ommen, The Netherlands...  Tray Manufacturing;             Owned            24,340
                           Distribution

COMPETITION

     Our products compete with the products of numerous companies in the business of developing, manufacturing, distributing and marketing single-use specialty medical products. Some of these competitors have more extensive financial resources, research and development facilities and marketing organizations than we do. We do not typically provide the least expensive products available. Instead, we emphasize overall value through a combination of pricing, product quality and customer service.

     CUSTOM PROCEDURE TRAYS. Four companies accounted for approximately 90% of the total sales of custom procedure trays in the United States in 1998. These four companies were Cardinal Health, Inc.'s Allegiance Corporation subsidiary, the Company, DeRoyal Industries, Inc. and Medline Industries, Inc. We compete based on the quality of relationships with hospitals, surgery centers and individual healthcare providers, price, capacity, size and, in the case of contracts with Buying Groups, the ability to service accounts nationally from regional distribution centers. We believe that the barriers to entry in the custom procedure tray business are fairly low and it would be reasonably easy for medical products companies currently not in the custom procedure tray business or others to enter the business. This is because the business is not highly capital or technology intensive as a supplier of trays does not need to manufacture single-use specialty medical products. There are currently many manufacturers that package specialty medical products that may not technically be "custom procedure trays," but that effectively compete with our custom procedure trays or could be packaged with other products so as to directly compete with our custom procedure trays. In addition, our end-use customers could revert to the in-house preparation of a tray containing the same components that are found in a custom procedure tray. There are also numerous companies that supply medical procedure trays to niche markets (for example, dental and eye) that could broaden their product lines.

     MEDICAL GLOVES. Our primary North American competitors in the manufacture of medical examination and surgical procedure gloves include Cardinal Health Inc.'s Allegiance Corporation subsidiary, Safeskin Corporation, Ansell Perry, Inc., Johnson & Johnson and Medline Industries, Inc. Factors affecting medical glove competition include glove price and performance and whether the glove is latex or non-latex. Medical glove performance is measured by the degree of tactility and barrier protection that the glove affords and, as a result, technology plays a significant role in the development, manufacture

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

and sale of medical gloves. See "-- Product Development and Patents; Other Intellectual Property."

     EUROPE. In Europe, our primary competitors in custom procedure trays include the European divisions of Cardinal Health, Inc., DeRoyal Industries, Inc. and Medline Industries, Inc. as well as locally based competitors such as Schneider Worldwide (which is a unit of Pfizer, Inc.) and Molnlycke Health Care AB, and our primary competitors in medical examination gloves include the European divisions of Cardinal Health, Inc., Safeskin Corporation, Ansell Perry, Inc., Johnson & Johnson and Medline Industries, Inc., as well as locally based competitors such as Schneider Worldwide and Molnlycke Health Care AB. Factors affecting competition in Europe that differ from those affecting competition in the United States include the ability to address local market concerns (such as language and product labeling) and, because direct sales are smaller in Europe, strength of the manufacturer's relationship with dealers. See "-- Sales, Marketing and Distribution -- Europe."

GOVERNMENT REGULATION

     Our activities are subject to numerous and evolving state, federal and foreign regulations.

     DOMESTIC REGULATION. In the United States, most of our products (and products that we are likely to develop or market in the future) are subject to regulation as medical devices by the FDA pursuant to the FDCA. The FDA regulates the research, testing, manufacture, safety, labeling, storage, record keeping, promotion and distribution of medical devices in the United States to ensure that medical products distributed domestically are safe and effective for their intended uses.

     Pursuant to the FDCA, a medical device is classified as either a Class I, Class II or Class III device depending on the degree of risk associated with the device and the extent of control necessary to ensure safety and effectiveness. Class I devices are those for which safety and effectiveness can be assured by adherence to a set of general controls and guidelines that are applicable to all medical devices. Such controls include compliance with the applicable portions of the Quality Systems Regulations ("QSR") regarding FDA registration and inspections of facilities, "Good Manufacturing Practices," labeling, promotion and advertising, maintenance of records, reporting of adverse medical events and filings with the FDA (the "General Controls"). Some Class I devices also require premarket clearance by the FDA through the Section 510(k) premarket notification process described below. Class II devices are those that are subject to the General Controls and most require premarket demonstration of adherence to certain performance standards or other special controls, as specified by the FDA, and clearance by the FDA. Class III devices are those that have a new intended use or are based on advanced technology that is not substantially equivalent to a use or technology with respect to a legally marketed device.

     Most of our products are Class II devices and the remainder are Class I devices. We do not manufacture and are not developing any products that are or that we expect to be classified as Class III devices. FDA marketing approval of Class II devices is obtained through the premarket notification procedure under
Section 510(k) of the FDCA. For most Class II devices, the manufacturer must submit to the FDA a premarket notification submission, demonstrating that the device is "substantially equivalent" to either (1) a device that was legally marketed prior to May 28, 1976, the date upon which the Medical

                                       91
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Device Amendments of 1976 were enacted, or (2) another commercially available, similar device that was subsequently cleared through the Section 510(k) process. If the FDA agrees that the device is substantially equivalent, it will grant clearance to commercially market the device. By regulation, the FDA is required to clear a Section 510(k) application within 90 days of submission of the application. As a practical matter, clearance often takes longer. The FDA may require further information, including clinical data, to make a determination regarding substantial equivalence. If the FDA determines that the device, or its intended use, is not "substantially equivalent," the FDA will place the device, or the particular use of the device, into Class III, and the device sponsor must then fulfill much more rigorous PMA process.

     Approval of a PMA from the FDA is required before the marketing of products that are Class Ill devices can proceed. The PMA process is much more demanding than the Section 510(k) premarket notification process. A PMA application, which is intended to demonstrate that the device is safe and effective, must be supported by extensive data, including data from preclinical studies and human clinical trials and existing research material, and must contain a full description of the device and its components, a full description of the methods, facilities and controls used for manufacturing and proposed labeling. Following receipt of a PMA application, once the FDA determines that the application is sufficiently complete to permit a substantive review, the FDA will accept the application for review. The FDA, by statute and by regulation, has 180 days to review a filed PMA application, although the review of an application more often occurs over a significantly longer period of time, up to several years. In approving a PMA application or clearing a Section 510(k) application, the FDA may also require some form of post-market surveillance whereby the manufacturer follows certain patient groups for a number of years and makes periodic reports to the FDA on the clinical status of those patients when necessary to protect the public health or to provide additional safety and effectiveness data for the device.

     In addition, our manufacturing processes are required to comply with the applicable portions of the QSR, which covers the methods and documentation of the design, testing, production, processes, controls, quality assurance, labeling, packaging and shipping of our products. The QSR also, among other things, requires maintenance of a device master record, device history record and complaint files. Our facilities, records and manufacturing processes are subject to periodic unscheduled inspections by the FDA. In addition, all of our products must be periodically listed with the FDA. Labeling and promotional activities are subject to scrutiny by the FDA and, in certain instances, by the Federal Trade Commission. The export of devices is also subject to regulation in certain instances.

     The mandatory MDR reporting regulation obligates us to keep records and provide information to the FDA on injuries alleged to have been associated with the use of a product or in connection with certain product failures that could cause injury. If, as a result of FDA inspections, MDR reports or other information, the FDA believes that we are not in compliance with the law, the FDA can institute proceedings to detain or seize products, enjoin future violations, impose product labeling restrictions or enforce product recalls or withdrawals from the market.

     Failure to comply with the applicable FDA medical device regulatory requirements could result in, among other things, warning letters, additional product labeling requirements, fines, injunctions, civil penalties, repairs, replacements, refunds, recalls or seizures of products, total or partial suspension of production, the FDA's refusal to grant future premarket clearances or approvals, withdrawals or suspensions of current product applications and criminal prosecution. There are currently no adverse regulatory compli-

                                       92
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ance issues or actions pending with the FDA at any of our facilities or relating to our products and no recent FDA audit of our facilities has resulted in any enforcement action by the FDA.

     There are no restrictions under United States law on the export from the United States of any medical device that can be legally distributed in the United States. Certificates for export (certifying the status of a product under the FDCA) are not required by the FDA for export. However, they are often required by the foreign country importing the product.

     Many of the states in which we do business or in which our products are sold impose licensing, labeling or certification requirements that are in addition to those imposed by the FDA. To date, we have not experienced difficulty in complying with these requirements; however, there can be no assurance that one or more states will not impose additional regulations or requirements that have a material adverse effect on our ability to sell our products. In addition, numerous other federal, state and local agencies, such as environmental, fire hazard control, working condition and other similar regulators, have jurisdiction to take actions that could have a material adverse effect upon our business, financial condition or results of operations, though none have done so to date.

     We are subject to various federal and state laws pertaining to healthcare fraud and abuse, including antikickback laws and physician self-referral laws. Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal and state healthcare programs, including Medicare, Medicaid and Veterans Affairs health programs. We believe that our operations are in material compliance with such laws; however, because of the far-reaching nature of these laws, we or certain of our sales representatives may be required to alter one or more of our or their practices to be in compliance with these laws. In addition, we cannot assure you that the occurrence of one or more violations of these laws would not result in a material adverse effect on our business, financial condition or results of operations. If there is a change in law, regulation or administrative or judicial interpretations, we may have to change our business practices or our existing business practices could be challenged as unlawful, which could have a material adverse effect on our business, financial condition or results of operations.

     INTERNATIONAL REGULATION. The products manufactured and sold by us in Europe are subject to the European Community regulations for medical devices. The European Community has a registration process which includes ISO certification of manufacturing facilities and CE Mark certification. ISO certification requires that there be functioning quality systems at each facility. Following an acceptable certification inspection, the facility receives an ISO certification number. The CE Mark certification is granted once it is determined that certain products or product types meet the European Community requirements for those products. Following CE Mark certification, the "CE" symbol is printed on the product label to show the customer that the product complies with the requirements of the European Community. We have obtained ISO certification and CE Mark certification for our facilities and products in Europe as well as for those facilities and products in North America that are sold into those markets or countries which require such certification. However, there is no guarantee that we will be successful in obtaining European certifications for new facilities or products, or that we will be able to maintain our existing certifications for facilities or products in the future.

     In many of the countries in which we do business or in which our products are sold outside of the United States, we are subject to regulation by national governments and

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supranational agencies as well as by local agencies affecting, among other things, product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. To date, we have not experienced difficulty in complying with these regulations; however, there can be no assurance that one or more countries or agencies will not impose additional regulations or requirements that could have a material adverse effect on our ability to sell our products. The harmonization of standards in the European Community has caused a shift from a country-by-country regulatory system to a European Community-wide single regulatory system. However, many members of the European Community have imposed additional country specific regulations and/or requirements. Although our products generally are already subject to European Community regulation through the ISO certification and CE Mark certification processes, there can be no assurance that the changes in the regulatory schemes imposed either by the European Community, supranational agencies or individual countries affecting our products will not have a material adverse effect on our ability sell our products in Europe.

ENVIRONMENTAL AND OTHER MATTERS

     Our facilities and operations are subject to federal, state and local environmental and occupational health and safety requirements of the United States and foreign countries, including those relating to discharges of substances to the air, water and land, the handling, storage and disposal of wastes and the cleanup of properties affected by pollutants. We believe we are currently in substantial compliance with such requirements and we do not currently anticipate any material adverse effect on our business or financial condition as a result of such environmental, health or safety requirements. In the future, federal, state, local or foreign governments could enact new or more stringent requirements concerning environmental, health and safety matters that could affect our operations. Also, in the future, contamination may be found to exist at our current or former facilities or off-site locations where we have sent wastes. We could be held liable for such newly discovered contamination. Changes in environmental, health and safety requirements or liabilities from newly discovered contamination could have a material adverse effect on our business, financial condition or results of operations.

EMPLOYEES

     At August 1, 1999, we had 2,891 full-time domestic employees and 1,237 full-time foreign employees. Approximately 116 employees in Canada were covered by a collective bargaining agreement that expired in October 1999. The Company currently is renegotiating the extension of this agreement. Additionally, we are currently negotiating a collective bargaining agreement that will cover approximately 72 employees in the United States. We have never experienced any strikes or other work stoppages; however, there can be no assurance that we will not experience strikes or work stoppages in the future. We believe that our relations with our employees are satisfactory.

LEGAL PROCEEDINGS

     GENERAL. We are currently, and are from time to time, subject to claims and lawsuits arising in the ordinary course of business, including those relating to product liability, safety and health and employment matters. In some of such actions, plaintiffs request punitive or other damages or nonmonetary relief, which may not be covered by insurance, and which could, in the case of nonmonetary relief, if granted, materially affect the conduct of our business. Although we maintain insurance that we believe to be reasonable
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and appropriate, the amount and scope of any coverage may be inadequate to protect us in the event of a substantial adverse judgment. In management's opinion (taking third party indemnities into consideration), these various asserted claims and litigation in which we are currently involved are not reasonably likely to have a material adverse effect on our business, results of operations or financial position. However, no assurance can be given as to the ultimate outcome with respect to such claims and litigation.

     LATEX GLOVE LITIGATION. Since March 1996, we have been served with lawsuits alleging various adverse reactions to the latex used in certain of the medical gloves alleged to have been manufactured by us or the prior owner of the assets relating to our latex glove operations acquired in June 1995 as well as certain glove products distributed by us since 1989. We believe that most of such claims relate to gloves sold or shipped prior to June 1995. We have been and we believe we will continue to be indemnified by the prior owner with regard to such claims. Because we, as well as our competitors, have continued to manufacture and sell latex gloves, we may be subject to further claims. We are not entitled to indemnification from the prior owner for gloves that were manufactured, sold or shipped in or from one of their plants or our plants after June 1995. We intend to vigorously defend against such claims. We are aware that an increasing number of lawsuits have been brought against latex glove manufacturers with respect to such adverse reactions. There can be no assurance that we will prevail in any such lawsuits, that the prior owner will continue to indemnify us or that we will not incur costs or liabilities relating to such claims that will result in a material adverse effect on our business, financial condition or results of operations.

     SHAREHOLDER LITIGATION. A complaint was filed on June 25, 1999 in state court in Pinellas County, Florida, naming Holdings, its former directors and Fox Paine & Company, LLC as defendants. The complaint is brought on behalf of a purported class of former public shareholders of Holdings and alleges that the consideration paid in the merger was unfair and inadequate, and that the former directors of Holdings breached their fiduciary duties by failing to obtain the best price for Holdings. As relief, the complaint seeks, among other things, equitable relief and damages in an unspecified amount. The case is titled Burnetti v. Maxxim Medical, Inc. et al. No. 99-4347-CI-15 (6th Judl. Circ., Pinellas Cty., Fla.). On September 30, 1999, counsel for the plaintiffs and counsel for defendants entered into a memorandum of understanding providing that, subject to court approval and certain other conditions, the claims asserted in the case will be settled, the action will be dismissed and defendants will receive a release of all claims.

     On September 28, 1999, a complaint was filed in state court in Henderson County, Texas naming Holdings and its former directors as defendants. The complaint is brought on behalf of a purported class of former public shareholders of Holdings and alleges, among other things, that the consideration paid in the merger was unfair and inadequate and that the former directors of Holdings breached their fiduciary duties by failing to obtain the best price for Holdings. As relief, the complaint seeks, among other things, equitable relief and damages in an unspecified amount. This case is titled Krim v. Maxxim Medical, Inc., et al., No. 99-143 (3rd Judl. Dist., Henderson Cty., Tex). The defendants in this action believe the allegations of the complaint are without merit and intend to vigorously defend the lawsuit.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     As a result of the Transactions, the executive officers and directors of Holdings have also become the executive officers and directors of the Issuer. In accordance with the shareholders agreement among Holdings' shareholders, the Continuing Shareholders have the right to designate up to three members and Fox Paine has the right to designate up to four members of the board of directors of Holdings. The initial representatives of the Continuing Shareholders are Kenneth
W. Davidson and Ernest J. Henley, Ph.D., and one other individual to be chosen by Mr. Davidson in the future. The initial representatives of Fox Paine are Saul
A. Fox, W. Dexter Paine, III, and Jason B. Hurwitz, and one other individual to be chosen by Fox Paine in the future. So long as Mr. Davidson remains as the Chief Executive Officer or Chairman of Holdings' board, he will be entitled to designate all three representatives of the Continuing Shareholders. Thereafter, the representatives of the Continuing Shareholders will be elected by plurality vote of the shares held by the Continuing Shareholders. See "Certain Relationships and Related Party Transactions -- Shareholders Agreement -- Board of Directors."

     The following table sets forth the names, ages and positions with Holdings and the Issuer of the individuals who serve as the executive officers and directors of Holdings and the Issuer. Subject to Holdings' obligations under the investor participation agreement and the employment agreements described under "Certain Relationships and Related Party Transactions -- Employment Agreements," the directors and officers of Holdings and the Issuer will be elected at Holdings' or the Issuer's annual meeting of shareholders, respectively, and will serve until they resign or are removed or until their successors are elected and qualified.

NAME                                  AGE                 POSITION
----                                  ---                 --------
Kenneth W. Davidson.................  52    Chairman of the Board, President and
                                              Chief Executive Officer
Peter M. Graham.....................  52    Senior Executive Vice President,
                                              Chief Operating Officer and
                                              Secretary
David L. Lamont.....................  52    Executive Vice President, Research
                                              and Development
Alan S. Blazei......................  43    Executive Vice President, Controller
                                              and Treasurer
Henry T. DeHart III.................  52    Executive Vice President,
                                              Manufacturing Operations
Joseph D. Dailey....................  50    Executive Vice President,
                                              Information Services
Jack F. Cahill......................  49    Executive Vice President, Sales and
                                              Marketing
Suzanne R. Garon....................  46    Executive Vice President, Human
                                              Resources

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

NAME                                  AGE                 POSITION
----                                  ---                 --------
Rob W. Beek.........................  54    Executive Vice President, Managing
                                              Director, Maxxim Medical Europe
Ernest J. Henley, Ph.D..............  72    Director
Saul A. Fox.........................  46    Director
W. Dexter Paine, III................  38    Director
Jason B. Hurwitz....................  27    Director

     KENNETH W. DAVIDSON has served as a director of Holdings since 1982, and as Chairman of the Board of Directors, Chief Executive Officer and President of Holdings since November 1, 1986. Mr. Davidson is also a director of Henley Healthcare, Inc., a manufacturer of products used in physical therapy; Encore Orthopedics, Inc., a designer and manufacturer of implantable orthopedic devices, and Bovie Medical Corporation, a manufacturer and marketer of electrosurgical medical devices.

     PETER M. GRAHAM has served as Senior Executive Vice President of Holdings since January 1999, as Executive Vice President and Chief Operating Officer of Holdings since January 1986, and as Secretary of Holdings since July 1997. Mr. Graham also served as Treasurer of Holdings from April 1986 through June 1997.

     DAVID L. LAMONT has served as Executive Vice President, Research and Development of Holdings since January 1999 and as Vice President of Holdings since March 1988. Mr. Lamont also served as Group Vice President of Holdings from July 1993 through December 1998, and as President of the Argon Medical division of Holdings from January 1992 through July 1993.

     ALAN S. BLAZEI has served as Executive Vice President and Controller of Holdings since January 1999 and as Vice President and Controller of Holdings since December 1990, and as Treasurer of Holdings since July 1997.

     HENRY T. DEHART has served as Executive Vice President, Manufacturing Operations of Holdings since January 1999 and as Vice President of Holdings since November 1993. Mr. DeHart also served as Executive Vice President Manufacturing Operations, Case Management of Holdings from June 1995 through December 1998, and as President of the Boundary Healthcare division of Holdings from December 1992 through July 1995.

     JOSEPH D. DAILEY has served as Executive Vice President, Information Services of Holdings since January 1999 and as Vice President, Information Services of Holdings since August 1994. Mr. Dailey served as Director of Information Services of Holdings from January 1992 until August 1994.

     JACK F. CAHILL has served as Executive Vice President, Sales and Marketing of Holdings since January 1999 and as Vice President of Holdings since May 1995. Mr. Cahill served as Executive Vice President Sales and Marketing, Case Management of Holdings from June 1995 through December 1998, President of the Sterile Design division of Holdings from May 1994 through June 1995, and Executive Vice President, Sterile Design division of Holdings from July 1993 through May 1994.

     SUZANNE R. GARON has served as Executive Vice President, Human Resources of Holdings since January 1999 and as Vice President of Holdings since January 1997. Ms. Garon served as Vice President Human Resources, Case Management of Holdings beginning August 1995, and Manager of Human Resources, Sterile Design division of Holdings from July 1993 through August 1995.

     ERNEST J. HENLEY, PH.D. has served as a director of Holdings since 1976. Dr. Henley served as a consultant to Holdings from 1976 until May 1996. Dr. Henley's principal employment for more than the past five years has been as a Professor of Chemical Engineering at the University of Houston. Dr. Henley also is a consultant and director of Henley Healthcare, Inc.

     SAUL A. FOX has served as a director of Holdings since November 1999. Mr. Fox is the founder and has been a managing member of Fox Paine & Company, LLC and of Fox Paine Capital, LLC since their respective formations in 1997 and has served as a director of Alaska Communications Holdings Group, Inc. and Alaska Communications Systems Holdings since May, 1999. Prior to founding Fox Paine, Mr. Fox was a general partner of Kohlberg Kravis Roberts & Co.

     W. DEXTER PAINE, III has served as a director of Holdings since November 1999. Mr. Paine is the founder and has been a managing member of Fox Paine & Company, LLC and of Fox Paine Capital, LLC since their respective formations in 1997 and has served as a director of Alaska Communications Holdings Group, Inc. since October, 1998 and Alaska Communications Systems Holdings since July, 1998. Prior to founding Fox Paine, Mr. Paine was a general partner of Kohlberg & Company.

     JASON B. HURWITZ has been a director of Holdings since November 1999. Mr. Hurwitz has been a director, vice president, treasurer and secretary of Circon Holdings since its formation on June 10, 1999. Mr. Hurwitz has been employed at Fox Paine & Company, LLC since June 1997 and has served as an associate, Vice President and, currently, a director of Fox Paine & Company, LLC. Mr. Hurwitz was an associate at McCown De Leeuw & Co. from August 1996 to June 1997 and was an analyst at James D. Wolfensohn Incorporated from July 1994 to July 1996.

     No family relationships exist between any of the directors and the executive officers of Holdings; however, Davis C. Henley, who is a Vice President but not an executive officer of Holdings, is the son of Dr. Ernest J. Henley.

COMPENSATION OF DIRECTORS

     The directors of Holdings, as well as those of the Issuer, presently serve without monetary compensation for their service as directors. In the past, Holdings issued options to purchase shares of Holdings common stock to non-employee directors. In connection with the merger, the Management Investors were granted options to acquire shares of Holdings common stock and shares of Circon Holdings common stock. These options have an exercise price of $26.00 per share and are fully vested. See "The Transactions" and "Certain Relationships and Related Party Transactions -- Treatment of Continuing Shares and Options."

COMPENSATION OF EXECUTIVE OFFICERS

     The compensation, incentive and employment arrangements for the executive officers of Holdings and the Issuer, as well as such individuals' compensation and incentive arrangements with Circon Holdings, are described under "Certain Relationships and Related Party Transactions."

     The following table is a summary of the compensation paid or accrued by Holdings for the last three fiscal years for services in all capacities to each of the individuals who qualified as a "named executive officer" (as defined in Item 402(a)(3) of Regulation S-K under the Exchange Act) during fiscal year 1998.

                                                                              LONG-TERM
                                                                             COMPENSATION
                                                                                AWARDS
                                                                             ------------
                                                                              SECURITIES
                                 ANNUAL COMPENSATION                          UNDERLYING
                             ---------------------------    OTHER ANNUAL       OPTIONS       OTHER ANNUAL
NAME AND PRINCIPAL POSITION  YEAR   SALARY(1)   BONUS(1)   COMPENSATION(2)      (#)(3)      COMPENSATION(4)
---------------------------  ----   ---------   --------   ---------------   ------------   ---------------
Kenneth W. Davidson.....
Chief Executive              1998   $350,000    $192,500      $109,305          40,000          $4,750
  Officer                    1997    320,000     160,000        70,525          40,000           4,750
                             1996    320,000     160,000        22,853          50,000           4,750
Peter M. Graham.........
Senior Executive Vice        1998    200,000     110,000        44,349          25,000           3,001
  President                  1997    140,000      68,750        23,343          25,000           4,750
                             1996    135,000      67,500            --          35,000           5,471
Alan S. Blazei..........
Executive Vice               1998    175,000      96,250        35,329          20,000           2,913
  President                  1997    125,000      60,000        18,208          20,000           4,750
                             1996     99,500      28,750            --          30,000           4,065
Jack F. Cahill..........
Executive Vice               1998    165,000      90,750        35,631          20,000           2,475
  President                  1997    140,000      68,750        20,542          20,000           4,750
                             1996    135,000      67,500            --          30,000           5,091
David L. Lamont.........
Executive Vice               1998    150,000      82,500        34,359          20,000           2,526
  President                  1997    125,000      61,250        18,208          20,000           4,750
                             1996    120,000      60,000            --          30,000           4,109
Henry T. DeHart III.....
Executive Vice               1998    150,000      82,500        34,359          20,000           2,526
  President                  1997    125,000      61,250        18,208          20,000           4,750
                             1996    120,000      60,000            --          17,000           4,572

-------------------------

(1) Compensation deferred at the election of a named executive officer is included in the category (e.g., salary or bonus) and year it would have otherwise been reported had it not been deferred.

(2) Includes the value of the interest imputed on non-interest bearing loans made by Holdings and Holdings' matching contributions on compensation deferred by the named executive officers.

(3) Fiscal year 1998 includes options granted effective as of January 8, 1999 with respect to the performances of the named executive officers during fiscal year 1998. Fiscal year 1997 includes options granted effective as of November 3, 1997 with respect to the performances of the named executive officers during fiscal year 1997. Fiscal year 1996 includes options granted effective as of November 4, 1996 with respect to the performances of the named executive officers during fiscal year 1996.

(4) Includes contributions made by Holdings to its 401(k) plan on behalf of the employee. Each eligible employee has the option to contribute up to 15% of his or her salary (up to a maximum of $9,500), and to have such deferred amounts invested in the 401(k) plan. Holdings may, but is not required to, make a matching contribution to the 401(k) plan of up to the first 6% of the salary of such participating employee. All employee contributions are fully vested. Holdings' contributions vest over a six-year period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to the merger, the Compensation Committee was comprised of Mr. Davidson, Donald R. DePriest and Richard O. Martin. Messrs. DePriest and Martin ceased to be directors upon the consummation of the merger. The new board of directors has not appointed a Compensation Committee.

     Mr. Davidson is the Chairman of the Board, President and Chief Executive Officer of Holdings. Holdings entered into an employment agreement with Mr. Davidson effective November 1, 1997 that replaced a previous employment agreement effective November 1, 1994. Among other things, that employment agreement required Holdings to make a loan or loans to Mr. Davidson not to exceed an aggregate of $500,000, including loans made under Mr. Davidson's previous employment agreement, to enable Mr. Davidson to pay any federal income taxes associated with the exercise by him of options to purchase shares of Holdings common stock. Each loan made to Mr. Davidson is non-interest bearing, unsecured and is repayable in ten equal annual installments, on the third through twelfth anniversaries of the date of such loan. The total amount outstanding under all such loans at August 1, 1999 was $500,000. Mr. Davidson was, during fiscal year 1998, and at August 1, 1999, current in all of his repayment obligations under the loans.

     In connection with, and effective upon the completion of, the recapitalization (1) Mr. Davidson's employment agreement was terminated and he and Holdings entered into a new employment agreement, the terms of which are summarized under "Certain Relationships and Related Party
Transactions -- Employment Agreements," (2) all options held by Mr. Davidson were treated as set forth in "Certain Relationships and Related Party Transactions -- Treatment of Continuing Shares and Options" and (3) all loans made to Mr. Davidson in connection with his past employment agreements remain outstanding and will be repaid pursuant to the terms thereof.

     In May 1997, Mr. Davidson purchased 100,000 shares of Holdings common stock from Holdings at a price of $13.00 per share under the Senior Management Stock Purchase Plan (the "Stock Purchase Plan"). Payment for the shares was made by means of a full recourse promissory note in the amount of $1.3 million, the payment of which is secured by a pledge of the shares. The note is non-interest bearing until its due date. If the note is not paid when due, it will bear interest at the highest maximum legal rate, or, if no maximum rate is established under applicable law, then at 18% per year. In connection with the merger, the note was amended to extend the due date until the 10th anniversary of the completion of the merger. See "Certain Relationships and Related Party Transactions -- Treatment of Continuing Shares and Options."

THE CONTINUING SHAREHOLDERS AND THE MANAGEMENT INVESTORS

     Messrs. Davidson, Graham, Lamont, Blazei, DeHart, Dailey and Cahill and Ms. Garon are the Management Investors. The Management Investors, together with Dr. Henley and Mr. Davis Henley, are the Continuing Shareholders. Dr. Henley, in addition to serving as a director of Holdings, is Professor of Chemical Engineering at the University of Houston. Mr. Henley is the son of Dr. Henley and is a Vice President of Holdings.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     All of the outstanding capital stock of the Issuer is owned by Holdings. The following table sets forth certain information regarding beneficial ownership of the Holdings common stock and the Circon Holdings common stock after the Transactions by (1) each person known by the Company to own beneficially more than 5% of the Holdings common stock or the Circon Holdings common stock, (2) each director and each named executive officer of Holdings and the other Continuing Shareholders and (3) all executive officers and directors of Holdings as a group. Except as otherwise indicated in the footnotes below, each beneficial owner has the sole power to vote and to dispose of all shares held by such owner.

                                                    PERCENT OF        CIRCON        PERCENT OF FOX
                                    HOLDINGS         HOLDINGS        HOLDINGS        PAINE CIRCON
                                  COMMON STOCK     COMMON STOCK    COMMON STOCK      COMMON STOCK
                                  BENEFICIALLY     OUTSTANDING     BENEFICIALLY      OUTSTANDING
                                 OWNED AFTER THE    AFTER THE     OWNED AFTER THE     AFTER THE
                           NAME   TRANSACTIONS     TRANSACTIONS    TRANSACTIONS      TRANSACTIONS
                           ----  ---------------   ------------   ---------------   --------------
Fox Paine Capital, LLC(1)......     4,850,824          84.1%         3,691,484           86.8%
Fox Paine Capital Fund,
  L.P.(1)......................     3,930,217          68.1          2,990,901           70.3
FPC Investors, L.P.(1).........        58,317           1.0             44,379            1.0
GS Mezzanine Partners, L.P. and
  GS Mezzanine Partners
  Offshore, L.P.(2)............       394,968           6.1            273,379(3)         6.3
Kenneth W. Davidson............       304,761(4)        5.2            226,607(5)         5.2
Peter M. Graham................       162,598(6)        2.8            120,901(7)         2.8
David L. Lamont................       128,043(8)        2.2             95,207(9)         2.2
Henry T. DeHart................        79,091(10)       1.4             58,809(11)        1.4
Jack F. Cahill.................        83,392(12)       1.4             62,007(13)        1.4
Alan S. Blazei.................       108,972(14)       1.9             81,027(15)        1.9
Joseph D. Dailey...............        47,776(16)       0.8             35,524(17)        0.8
Suzanne R. Garon...............         9,636(18)       0.2              7,164(19)        0.2
Ernest J. Henley, Ph.D.........       143,385           2.5            106,615            2.5
Davis C. Henley................        86,031           1.5             63,969            1.5
Saul A. Fox(1).................        58,317           1.0             44,379            1.0
W. Dexter Paine, III(1)........        58,317           1.0             44,379            1.0
Jason B. Hurwitz(1)............            --            --                 --             --
All directors and executive
  officers as a group (12
  Persons)(20).................     1,125,970          18.1            838,241           17.8

     A person is deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under the beneficial ownership rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be beneficial owner of securities as to which such person has no economic interest. The address of Fox Paine Capital, LLC, Fox Paine Capital Fund, L.P., FPC Investors, L.P. and Messrs. Paine, Fox and Hurwitz is 950 Tower Lane, Suite 1150, Foster City, CA 94404. The addresses of Dr. Henley, Messrs. Davidson, Graham, Lamont, DeHart, Cahill, Blazei, Dailey and Henley and Ms. Garon is 10300 49th Street North, Clearwater, Florida 33762.
-------------------------

 (1) Fox Paine Capital, LLC is (a) General Partner of (1) Fox Paine Capital Fund, L.P. and (2) FPC Investors, L.P. and (b) the sole manager of (1) Maxxim Coinvestment Fund I, LLC, Maxxim Coinvestment Fund II, LLC, Maxxim Coinvestment Fund III, LLC, Maxxim Coinvestment Fund IV, LLC and Maxxim

     Coinvestment Fund V, LLC (only one of which funds owns in excess of 5% of the outstanding shares of Holdings common stock) and (2) Circon Coinvestment Fund I, LLC, Circon Coinvestment Fund II, LLC, Circon Coinvestment Fund III, LLC, Circon Coinvestment Fund IV, LLC and Circon Coinvestment Fund V, LLC (only one of which funds owns in excess of 5% of the outstanding shares of Circon Holdings common stock), and possesses voting and investment power over all shares held by each of such entities. Fox Paine Capital, LLC is not the record owner of any shares of Holdings common stock or Circon Holdings common stock. Messrs. Fox and Paine are the Members of Fox Paine Capital, LLC and share voting power of Fox Paine Capital, LLC. None of the shares shown as beneficially owned by any of Messrs. Fox, Paine and Hurwitz are owned of record by such individuals. Each of such individuals disclaims beneficial ownership of such shares except to the extent of his indirect pecuniary interest therein.

 (2) The general partner of each of GS Mezzanine Partners, L.P. and GS Mezzanine Partners Offshore, L.P. is an indirect wholly-owned subsidiary of the Goldman Sachs Group. Includes 218,407 shares held of record by GS Mezzanine Partners, L.P. or its designee and 176,561 shares purchasable under currently exercisable warrants. The address of GS Mezzanine Partners, L.P. is 85 Broad Street, New York, New York 10004.

 (3) Includes 166,208 shares held of record by GS Mezzanine Partners, L.P. or its designee and 107,171 shares purchasable under currently exercisable warrants.

 (4) Includes 194,514 shares held of record by Mr. Davidson and 120,247 shares purchasable under currently exercisable options.

 (5) Includes 102,934 shares held of record by Mr. Davidson and 123,673 shares purchasable under currently exercisable options.

 (6) Includes 75,364 shares held of record by Mr. Graham and 87,234 shares purchasable under currently exercisable options.

 (7) Includes 30,065 shares held of record by Mr. Graham and 90,836 shares purchasable under currently exercisable options.

 (8) Includes 59,917 shares held of record by Mr. Lamont and 68,126 shares purchasable under currently exercisable options.

 (9) Includes 24,415 shares held of record by Mr. Lamont and 70,792 shares purchasable under currently exercisable options.

(10) Includes 36,737 shares held of record by Mr. DeHart and 42,354 shares purchasable under currently exercisable options.

(11) Includes 17,016 shares held of record by Mr. DeHart and 41,793 shares purchasable under currently exercisable options.

(12) Includes 39,660 shares held of record by Mr. Cahill and 43,732 shares purchasable under currently exercisable options.

(13) Includes 18,764 shares held of record by Mr. Cahill and 43,243 shares purchasable under currently exercisable options.

(14) Includes 46,520 shares held of record by Mr. Blazei and 62,452 shares purchasable under currently exercisable options.

(15) Includes 16,632 shares held of record by Mr. Blazei and 64,395 shares purchasable under currently exercisable options.

(16) Includes 24,321 shares held of record held by Mr. Dailey and 23,455 shares purchasable under currently exercisable options.

(17) Includes 12,069 shares held of record by Mr. Dailey and 23,455 shares purchasable under currently exercisable options.

(18) Includes 5,024 shares held of record by Ms. Garon and 4,612 shares purchasable under currently exercisable options.

(19) Includes 2,985 shares held of record by Ms. Garon and 4,179 shares purchasable under currently exercisable options.

(20) Includes shares deemed to be beneficially owned by Messrs. Fox and Paine as a result of their relationships with and to Fox Paine. Excluding such shares, all directors and executive officers as a group beneficially own 1,067,655 Holdings shares and 793,863 Circon Holdings shares representing 17.2% and 16.8% of the common stock of Holdings and Circon Holdings, respectively.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

THE INVESTOR PARTICIPATION AGREEMENT

     In connection with the merger agreement, Fox Paine Medic Acquisition Corporation also entered into an investor participation agreement, dated as of June 13, 1999, as amended, with the Continuing Shareholders pursuant to which Fox Paine Medic Acquisition Corporation and each Continuing Shareholder agreed to be bound by all the terms and conditions set forth in a term sheet relating to the retention by the Continuing Shareholders of an equity interest in Holdings, the purchase by the Continuing Shareholders of an equity interests in Circon Holdings at the time of the Circon Sale and the terms for employment, compensation and equity incentive compensation for the Management Investors. The key provisions of the investor participation agreement are described in the next few sections.

TREATMENT OF CONTINUING SHARES AND OPTIONS

     STOCK ROLLOVER. Immediately prior to the merger, the Continuing Shareholders collectively owned 1,125,402 shares of Holdings common stock. In the merger, these shares of Holdings common stock were treated as follows:

     -- 198,084 shares of Holdings common stock (all but 2,150 of which are owned by Dr. Henley or Mr. Henley) were converted into $26.00 per share in cash;

     -- 531,854 shares of Holdings common stock were retained by the Continuing
        Shareholders in the merger (and not converted into cash) and continue to represent an ownership interest in Holdings; and

     -- 395,464 shares of Holdings common stock were converted into $26.00 per share in cash, with the gross proceeds (approximately $10.3 million) immediately being reinvested in shares of Circon Holdings common stock. See "Security Ownership of Certain Beneficial Owners and Management."

     The Continuing Shareholders and Holdings entered into agreements requiring Holdings to make loans to the Continuing Shareholders in an amount sufficient to cover the taxes due on the cash received from the conversion of the 395,464 shares of Holdings common stock used to purchase shares of Circon Holdings common stock. There will be no cash interest payments on these tax loans. Instead, interest will be imputed and the Management Investors will receive gross-up payments from Circon Holdings in respect of the taxes due on that imputed interest. These tax loans will be mandatorily repayable from the after-tax proceeds of future sales of shares of Circon Holdings common stock.

     In May 1997, Holdings issued 400,000 shares of Holdings common stock at a price of $13.00 per share to members of Holdings' senior management, including the Management Investors, under the Stock Purchase Plan. These shares were issued in exchange for non-interest bearing, full recourse promissory notes due May 23, 2000. The aggregate outstanding principal amount owed by the Management Investors under these promissory notes was approximately $4,498,000 at November 12, 1999. The amounts due under the promissory notes were divided on a pro rata basis between Holdings and Circon Holdings, with notes for an aggregate amount of $1,918,215 being transferred to Circon Holdings, to reflect the fact that some of each Management Investor's shares of Holdings common stock that were subject to the promissory notes were exchanged for shares of Circon

Holdings common stock in the recapitalization. Pursuant to the terms of the investor participation agreement, the promissory notes were amended to extend the due date until the tenth anniversary of the completion of the Transactions. The Management Investors are required to prepay the promissory notes with the after-tax proceeds of any sales of shares of Holdings or Circon Holdings common stock or options to purchase Holdings common stock or Circon Holdings common stock made after the completion of the Transactions. A Management Investor's promissory notes will not accelerate upon the termination of his or her employment. In addition, the Stock Purchase Plan was amended to remove the provision that required the holder to forfeit to Holdings 50% of the profit from the sale of shares of Holdings common stock that are subject to the promissory notes.

     OPTION ROLLOVER. Immediately prior to the merger, the Management Investors collectively owned options to acquire 1,084,200 shares of Holdings common stock at a weighted average exercise price of $13.97 per share. Upon the completion of the Transactions, vested or unvested options on 621,832 shares of Holdings common stock were canceled in exchange for a cash payment equal to the difference between the $26.00 merger price and the exercise price per share under the relevant option. The Management Investors used the after-tax proceeds of this cash-out to purchase 169,619 new shares of Holdings common stock at $26.00 per share, and were granted 452,213 new options to acquire shares of Holdings common stock, which equals the number of shares of Holdings common stock subject to the cashed-out options (621,832) minus the number of newly issued shares of Holdings common stock (169,619). The new options have an exercise price of $26.00 per share. The remaining 462,368 options held by the Management Investors were canceled, and the Management Investors received new options to acquire 462,368 shares of Circon Holdings common stock at a price of $26.00 per share. These options are fully vested, permit cashless exercise with previously owned shares and have no built-in gain.

     The following table indicates, for each Management Investor, the number of Holdings options (which will have a $26.00 exercise price) currently held and the number of Circon Holdings options (which will have a $26.00 exercise price) currently held:

                                                            NUMBER OF
                                           NUMBER OF           FOX
                                           HOLDINGS        PAINE CIRCON
                                            OPTIONS          OPTIONS
NAME                                    CURRENTLY HELD    CURRENTLY HELD
----                                    ---------------   --------------
Kenneth W. Davidson...................      120,247          123,673
Peter M. Graham.......................       87,234           90,836
David L. Lamont.......................       68,126           70,792
Henry T. DeHart III...................       42,354           41,793
Jack F. Cahill........................       43,732           43,243
Alan S. Blazei........................       62,452           64,395
Joseph D. Dailey......................       23,455           23,455
Suzanne R. Garon......................        4,612            4,179

NEW MANAGEMENT EQUITY INCENTIVE PLANS

     In connection with the Transactions, Holdings and Circon Holdings each adopted a new management equity incentive plan that grants the Management Investors options to purchase up to a total of 10% of the common equity on a fully-diluted basis of each of Holdings and Circon Holdings at an exercise price of $26.00 per share. The new incentive plans generally provide for a ten-year option term, and allow cashless exercise of the options (payment of exercise price with previously owned shares). The options are split evenly into two pools:

     -- a pool of options that will vest on the ninth anniversary of the date of grant, and vesting may be earlier accelerated (1) to the first through fifth anniversaries of the date of grant if certain corporate financial goals established under the new incentive plans are achieved (or if not achieved during the specified year, in the next fiscal year in which such financial goals are achieved) or (2) upon Fox Paine's realization of an internal rate of return of at least 30% on its investment in Holdings or Circon Holdings, as the case may be; and

     -- a pool of options that vest in 20% increments on each of the first through fifth anniversaries of the merger, or earlier, upon Fox Paine's realization of an internal rate of return of at least 30% on its investment in Holdings or Circon Holdings, as the case may be.

     Any options granted under the new incentive plans that remain unvested as of the date of a Management Investor's termination of employment with Holdings or Circon Holdings for any reason will be forfeited on the date of termination. However, any options that are vested at the time of termination may be exercised for one year following the termination of employment, after which they will be forfeited.

     Options granted under the new equity incentive plans were granted to individual Management Investors and other members of Holdings or Circon management based upon the recommendation of Mr. Davidson to the board of directors.

SPECIAL BONUS PROGRAMS

     In connection with the Transactions, Holdings established a key executive special bonus program, valued at approximately $3.7 million, for the benefit of the Management Investors. The bonus payments for all the participants, other than Mr. Graham and Mr. Blazei, became payable upon completion of the Transactions. A portion of Mr. Graham's and Mr. Blazei's bonus became payable upon completion of the Transactions, with the remaining portion to be paid subsequently (part of which will be based on the achievement of performance goals).

     In addition, the special bonus program provides that the unpaid portion of Mr. Graham's and Mr. Blazei's respective bonuses will be forfeited if their employment is terminated either by Holdings for cause or by Messrs. Graham or Blazei without good reason. If, however, Mr. Graham's or Mr. Blazei's employment is terminated by Holdings without cause or by Messrs. Graham or Blazei for good reason, or upon their disability or death, the unpaid portion of their respective bonuses will become payable in accordance with an agreed upon schedule and conditions.

     In addition, Circon Holdings established a bonus pool of approximately $5.6 million in the aggregate for the benefit of the Management Investors. Bonuses will be paid upon the occurrence of certain events and will be related to the value of the Circon Holdings equity.

EMPLOYMENT AGREEMENTS

     Effective upon the completion of the Transactions, each Management Investor (including Mr. Davidson, whose prior employment agreement was terminated) entered into a new employment agreement with Holdings and the executive continuity agreements between the Management Investors and Holdings were terminated without any termination benefits being paid under them. The following is a summary of the material terms of such new employment agreements.

     The employment period under the new employment agreements commenced upon completion of the Transactions and will terminate on the fifth anniversary of the merger, with automatic one-year renewals (unless previously terminated). Pursuant to the new employment agreements, each executive will continue in the position and with the duties and responsibilities as in effect prior to the completion of the Transactions, subject to reassignment from time to time by Mr. Davidson, in the case of all executives other than Mr. Davidson. The new employment agreements provide that each executive will receive an annual base salary equal to his or her annual base salary prior to the merger and an annual performance bonus opportunity equal to a percentage of his or her annual base salary. The annual base salary and bonus opportunity percentage for Mr. Davidson are $350,000 and 90%, respectively, and are less for the other executives. In addition, during the employment period, each executive is entitled to participate in compensation and benefit plans on terms and conditions no less favorable in the aggregate than those in effect prior to the Transactions.

     Pursuant to the new employment agreements, upon the termination of an executive's employment by Holdings other than for cause, or by the executive for good reason, the executive will be entitled to a cash payment equal to a multiple of the sum of the executive's annual base salary and the most recent annual bonus earned by the executive, as well as continued participation in Holdings' benefit plans for a number of years equal to that executive's multiple. Mr. Davidson's multiple is three, so that he is entitled to receive a payment of three times the sum of his annual base salary and most recent annual bonus, as well as continued participation in Holdings' benefit plans for a period of three years. The compensation, multiple and length of continuing participation are less for the other executives.

     Under the new employment agreements, Holdings is required to provide term life insurance with death benefits equal to two times the sum of the executive's then-current base salary and annual bonus opportunity. Should the executive become disabled, Holdings is required to pay the executive's then-current base salary and bonus opportunity for a period of 24 months.

     The new employment agreements provide that if any amounts payable to the executive in connection with a change in control (other than the Transactions) would be subject to excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), an additional payment will be made so that after the payment of all income and excise taxes the executive will be in the same after-tax position as if no excise tax under Section 4999 of the Code had been imposed. In addition, the new employment agreements with Messrs. Davidson, Graham and Blazei provide for a similar

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additional payment in the event any amounts payable to these individuals in connection with the Transactions would be subject to excise tax under Section 4999 of the U.S. tax code.

     Pursuant to the new employment agreements, each executive also has agreed to non-competition and non-solicitation restrictions during the employment period and thereafter for the number of years equal to the executive's multiple.

SHAREHOLDERS AGREEMENT

     As a result of the Transactions, the Continuing Shareholders, together with the Investors, own all of the equity of Holdings. The Continuing Shareholders and the Investors entered into a shareholders agreement that permits the Investors and the Continuing Shareholders to transfer or sell their shares in some circumstances, and anyone who becomes a shareholder of Holdings as a result of a permitted transfer or sale will be required to sign the shareholders agreement and be bound in the same way as the person who transferred or sold the shares to the new shareholder. Unless otherwise indicated, the following items apply equally to the Investors' and the Continuing Shareholders' participation in Holdings, as well as the participation in Holdings by any person who obtains shares of Holdings common stock upon the exercise of the warrants issued with the old notes or the Holdings Notes. The following is a summary of the material terms of the shareholders agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

     TAG-ALONG RIGHTS. If, at any time before an initial public offering of stock, a shareholder accepts an offer from a third party to sell any or all of its shares, each of the other shareholders will be able to participate in the offer on a proportionate basis, at the same price and on the same terms.

     DRAG-ALONG RIGHTS. If, at any time before an initial public offering of stock, Fox Paine sells at least 50% of its shares in a bona fide arm's-length transaction or series of related transactions, Fox Paine may require the other shareholders to sell a proportionate number of their shares and, at the election of Fox Paine, options or warrants (in each case whether vested or unvested) in the same transaction at the same price and on the same terms (with appropriate adjustments for warrants or options).

     REGISTRATION RIGHTS. After an initial public offering of stock, the Continuing Shareholders will collectively have the right, which can only be used twice, to demand that Holdings register their Holdings' shares for sale under the Securities Act. The Investors (excluding the Holdco Note Purchaser) will have the same right, which they will be permitted to use as a group up to five times. The Holdco Note Purchaser will also have the same right, which it will be permitted to use once. The purchasers of the Holdings common stock obtained upon exercise of the warrants sold with the old notes will have a similar one-time right, which they will be permitted to use as a group. In addition, the Continuing Shareholders, the Investors and the holders of the Holdings common stock obtained upon exercise of the warrants sold with the old notes will all have customary and full "piggyback" registration rights on registrations initiated by the other shareholders. If the underwriters request a reduction in the number of shares to be sold in any registered offering, the number of shares offered by any participating shareholders will be cut back proportionally based on the number of shares owned by each person, regardless of who initiated the registration. Expenses related to all demand registrations and piggyback registrations will be borne by Holdings. Other customary registration rights provisions will

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apply, including holdbacks, indemnification, and contribution provisions. If the
Investors are permitted to include any of their shares in an initial public offering, the other shareholders will be entitled to participate proportionately as well.

     RIGHT OF FIRST OFFER. Before an initial public offering of stock, if any shareholder proposes to sell or transfer any of its shares, it will first be required to offer to sell the shares to the other shareholders at a minimum price suggested by the selling shareholder. If the other shareholders elect not to purchase all of the offered shares, the selling shareholder will have the right to sell the shares to any other party as long as the sale price is equal to or above the minimum price offered to the other shareholders. These right of first offer provisions do not apply to transfers to customary permitted transferees (such as affiliates of the Investors or family members of the Continuing Shareholders). These right of first offer provisions also do not apply to certain transfers to related parties or otherwise by the purchasers of the Holdings common stock obtained upon exercise of the warrants sold with the old notes and the Holdco Note Purchaser.

     LIQUIDITY UPON DEATH OR DISABILITY AND SOME TERMINATIONS. The Management Investors have the right to sell any shares of Holdings common stock that are acquired upon the exercise of stock options (provided that the shares have been held for at least six months) back to Holdings at fair market value, upon death or disability or termination of employment by the Management Investors for good reason or by Holdings without cause. The Management Investors' liquidity rights described above will end upon completion of an initial public offering of Holdings shares of common stock and, in any event, are subject to Holdings' available cash flow, debt restrictions and any legal restrictions on distributions of cash. If payments related to these rights are not made immediately, the payments will remain a continuing obligation of Holdings and will be made, with interest, before the payment of any dividends or distributions to other shareholders.

     BOARD OF DIRECTORS. Pursuant to the terms of the shareholders agreement, the Continuing Shareholders have the right to appoint three members of the board of directors, and Fox Paine has the right to appoint at least four members. So long as Mr. Davidson is the Chief Executive Officer or Chairman of the Board of Directors, Mr. Davidson will have the right to designate all three representatives of the Continuing Shareholders. Thereafter, the representatives of the Continuing Shareholders will be elected by plurality vote of shares held by the Continuing Shareholders. The Holdco Note Purchaser has the right to appoint one observer to the board of directors. Fox Paine's and the Continuing Shareholders' right to designate directors will terminate upon an initial public offering of stock or a significant reduction in ownership percentage by either group. See "Management -- Executive Officers and Directors."

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to the merger agreement, the indemnification and exculpation provisions of Holdings' articles of incorporation and bylaws as in effect at the time of the completion of the merger will, to the extent they relate to matters arising before the completion of the merger, remain in force after the merger. In addition, for a period of six years after the completion of the merger, Holdings will maintain in effect the current policies of directors' and officers' liability insurance maintained by Holdings with respect to matters arising on or before the completion of the merger. Holdings will obtain only as much comparable insurance as is available at an annual premium of 150% of Holdings' annual premium prior to the merger. In addition, pursuant to the investor participation agreement, Holdings has

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adopted customary mandatory indemnification and expense advancement policies for its respective officers.

MANAGEMENT AND ADVISORY SERVICES PROVIDED BY FOX PAINE

     In connection with the Transactions, Holdings and the Issuer entered into a management services agreement with an affiliate of Fox Paine pursuant to which such affiliate will provide certain financial and strategic consulting and advisory services to Holdings and the Issuer. In exchange for these services, the Fox Paine affiliate will receive a fee based on the services provided, with an initial annual retainer of $763,000. Thereafter such fee shall be equal to 1% of the annual adjusted EBITDA of the Company for the prior fiscal year. In addition, upon the completion of the Transactions, Holdings paid to such affiliate aggregate transaction fees of approximately $8,814,000, plus reimbursement of its expenses.

SERVICES AGREEMENT

     Holdings, the Issuer, Circon Holdings and Circon have entered into a services agreement (the "Services Agreement") that provides for Holdings and the Issuer to provide services to Circon Holdings and Circon, including services and advice provided by management employees as well as general corporate overhead services. In exchange for these services, Circon Holdings and Circon will reimburse Holdings and the Issuer for all direct expenses or out of pocket fees directly attributable to the services provided to Circon Holdings and Circon. For services without expenses or fees directly attributable to Circon Holdings and Circon, the actual cost of such services will be allocated to Holdings and Circon pro rata based on net sales.

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          DESCRIPTION OF NEW CREDIT FACILITIES AND OTHER INDEBTEDNESS

NEW CREDIT FACILITIES

     The Issuer has entered into a credit agreement with The Chase Manhattan Bank, as Administrative Agent and Collateral Agent, Bankers Trust Company and Merrill Lynch Capital Corporation, as Co-Syndication Agents, Canadian Imperial Bank of Commerce and Credit Suisse First Boston, as Co-Documentation Agents, and certain other lenders that governs the new credit facilities. Chase Securities Inc. acted as advisor, lead arranger and book manager in connection with the new credit facilities. The following is a summary of the principal terms of the new credit facilities, and is subject to and qualified in its entirety by reference to the credit agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

     STRUCTURE.  The new credit facilities consist of:

     - an $80.0 million Tranche A term loan (the "Term Loan A facility");

     - a $90.0 million Tranche B term loan (the "Term Loan B facility");

     - a $90.0 million Tranche C term loan (the "Term Loan C facility" and, together with the Term Loan A facility and the Term Loan B facility, the "Term Loan facilities"); and

     - a $50.0 million revolving credit facility (which will be available, in part, for up to $25.0 million in letters of credit and up to $10.0 million in the form of swingline loans).

     SECURITY; GUARANTEES. The Issuer's obligations under the new credit facilities, any hedging arrangements entered into with a lender in relation to the new credit facilities and all obligations relating to any overdrafts and related liabilities owed to Chase or any of its affiliates arising from treasury, cash management or depository services or in connection with certain automated transfers of funds are unconditionally and irrevocably guaranteed, jointly and severally, by Holdings and by each of the Issuer's existing and subsequently acquired or organized U.S. subsidiaries and may, in certain circumstances, become guaranteed by certain non-U.S. subsidiaries. In addition, the new credit facilities and the guarantees thereunder are secured by substantially all of the assets of the Issuer and the guarantors of the new credit facilities (collectively, the "Collateral"), including, but not limited to, (1) a perfected first priority pledge (a) by Holdings of all of the Issuer's capital stock and (b) to the extent not prohibited by law or any existing contract, by the Issuer (i) of the capital stock of companies in which the Issuer holds a minority stake and (ii) of all the capital stock held by the Issuer, or any of its U.S. subsidiaries (and, in certain circumstances, by certain of the Issuer's non-U.S. subsidiaries), in any existing and subsequently acquired or organized subsidiary (which pledge, in the case of the pledge of stock of any non-U.S. subsidiary is limited, except under certain circumstances, to 65% of the capital stock of such non-U.S. subsidiary), and (2) a perfected first priority security interest in, and mortgage on, substantially all of the tangible and intangible assets of the Issuer and each guarantor of the new credit facilities (including, but not limited to, accounts receivable, documents, inventory, equipment, intellectual property, investment property, general intangibles, real property, cash and cash accounts and proceeds of the foregoing), in each case, subject to certain limited exceptions. The credit agreement and

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related guarantee and security agreements provide for the release of guarantees and of Collateral under certain limited circumstances.

     AVAILABILITY. Amounts repaid or prepaid under the Term Loan facilities may not be reborrowed. Amounts repaid under the revolving credit facility will be available for reborrowing on a revolving basis, subject to the terms of the revolving credit facility.

     AMORTIZATION; INTEREST. The Term Loan A facility is repayable in 6 principal payments over 6 years of $10.0 million, $12.0 million, $12.0 million, $14.0 million and $16.0 million on October 31, 2000, 2001, 2002, 2003 and 2004, respectively, with the balance of the Term Loan A facility ($16,000,000) payable at maturity on the sixth anniversary of the closing date for the new credit facilities. The Term Loan A facility bears interest at a rate per annum equal (at the Company's option) to: (1) an adjusted London interbank offered rate ("Adjusted LIBOR") plus 2.75% or (2) a rate equal to the greater of the administrative agent's prime rate, a certificate of deposit rate plus 1% and the Federal Funds effective rate plus 1/2 of 1% (the "Alternate Base Rate") plus 1.75%, in each case, subject to certain adjustments based on the Company's leverage.

     The Term Loan B facility is repayable in 8 principal payments over 7 1/2 years, consisting of 6 payments of $250,000 on October 31, 2000, 2001, 2002, 2003, 2004, 2005, a payment of $40.0 million on October 31, 2006 with the balance of the Term Loan B facility ($48,500,000) payable at maturity on the seven-and-one-half year anniversary of the closing date for the new credit facilities. The Term Loan B facility bears interest at a rate per annum equal (at the Company's option) to: (1) Adjusted LIBOR plus 3.25% or (2) the Alternate Base Rate plus 2.25%.

     The Term Loan C facility is repayable in 9 principal payments over 8 1/2 years, consisting of 7 payments of $250,000 on October 31, 2000, 2001, 2002, 2003, 2004, 2005, 2006, a payment of $30.0 million on October 31, 2007, with the balance of the Term Loan C facility ($58,250,000) payable at maturity on the eight-and-one-half year anniversary of the closing date for the new credit facilities. The Term Loan C facility bears interest at a rate per annum equal (at the Company's option) to: (1) Adjusted LIBOR plus 3.50% or (2) the Alternate Base Rate plus 2.50%.

     The revolving credit facility is a six-year facility, and outstanding balances thereunder bear interest at a rate per annum equal (at the Company's option) to: (1) Adjusted LIBOR plus 2.75% or (2) the Alternate Base Rate plus 1.75%, in each case, subject to certain adjustments based on the Company's leverage. All outstanding loans under the revolving credit facility will be payable at maturity.

     Amounts under the new credit facilities not paid when due bear interest at a default rate equal to 2.0% above the otherwise applicable rate.

     PREPAYMENTS. The new credit facilities permit the Issuer to prepay loans and to permanently reduce revolving credit commitments, in whole or in part, at any time. In addition, the Company is required to make mandatory prepayments of the Term Loan facilities, subject to certain exceptions, in amounts equal to (1) 50% of excess cash flow for each fiscal year (as specified in the credit agreement), (2) 100% of the net cash proceeds of certain dispositions of assets of Holdings or any of its subsidiaries and (3) 100% of certain issuances of debt obligations of Holdings or any of its subsidiaries. Mandatory and optional prepayments will be allocated pro rata among the Term Loan A facility, the Term Loan B facility and the Term Loan C facility, and, within each Term Loan facility, applied pro rata to the remaining amortization payments under such Term

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Loan, except that the lenders participating in the Term Loan B facility and the
Term Loan C facility, as applicable, will have the right to refuse mandatory prepayments, in which case such prepayments will be applied to the Term Loan A facility, or, if no portion of the Term Loan A facility remains outstanding, the Issuer may retain the prepayments. Any prepayment of Adjusted LIBOR loans other than at the end of an interest period will be subject to reimbursement of breakage costs as described in the credit agreement.

     FEES. The Issuer is required to pay to the lenders, on a quarterly basis, a commitment fee equal to 1/2 of 1% per annum on the unused commitments under the revolving credit facility, subject to adjustments based upon the Company's financial performance. The Issuer also is required to pay (1) on a quarterly basis, a commission on the face amount of all outstanding letters of credit equal to the applicable margin then in effect for Adjusted LIBOR loans under the revolving credit facility, (2) on a quarterly basis, a fronting fee to the issuing bank in the amount of 0.25% per annum on each letter of credit, (3) standard fees of the issuing bank with respect to issuance, amendment, renewal or extension of any letters of credit and (4) fees payable to the administrative agent.

     COVENANTS, EVENTS OF DEFAULT. The credit agreement contains covenants that, among other things, restrict the ability of Holdings, the ability of the Issuer and the ability of the Issuer's subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the Issuer's business, make capital expenditures, or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. In addition, under the new credit facilities, the Issuer is required to comply with specified financial ratios, including minimum interest coverage ratios and maximum total and senior leverage ratios.

     The credit agreement obligates Holdings and the Issuer to maintain separate books and records and separate financial statements for Holdings and the Issuer, on the one hand, and Circon Holdings and Circon, on the other, to not comingle financial assets or certain other assets, to have certain affiliate transactions specifically approved by the board of directors or determined to be fair by an independent expert, and to observe a number of other formalities intended to ensure that Holdings and the Issuer, on the one hand, and Circon Holdings and Circon, on the other, are managed as separate companies. The credit agreement also contains provisions that prohibits any modification of the indenture as well as representations and warranties, affirmative covenants and events of default, including cross default, material judgments and change in control.

HOLDINGS NOTES

     As part of the Transactions, Holdings issued $98.5 million principal amount at maturity of senior unsecured discount notes. The Holdings Notes were sold at a discount from their face value, resulting in accreted interest accruing on the then accreted value at a semi-annual rate of 7.0% until November 15, 2004. The Holdings Notes will mature 11 years from the date of issuance and, beginning November 15, 2004, will pay interest in cash at a rate of 14.0% per year on the accreted value of the Holdings Notes on the issue date, payable semi-annually. For the first five years from the date the Holdings Notes are issued, interest that becomes payable will be added to the then outstanding principal amount of the Holdings Notes, and will not be payable in cash. After five years from the

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issuance date, cash interest will be payable in cash unless cash interest cannot be paid without violating certain terms of the Issuer's senior or senior subordinated debt, in which case Holdings may issue additional Holdings Notes in payment of such interest. The Holdings Notes were not registered for sale under the Securities Act and are not eligible for offer or sale in the United States absent registration or an exemption from the registration process. In addition, the Holdco Note Purchaser received warrants to purchase 107,171 shares of Holdings common stock at a purchase price of $0.01 per share in connection with its purchase of the Holdings Notes. The Holdco Note Purchaser signed and entered into the Holdings shareholders agreement.

CAPITAL LEASES, INDUSTRIAL REVENUE BONDS AND OTHER LONG-TERM OBLIGATIONS

     CAPITAL LEASES. We lease our Clarksburg, West Virginia production facility as well as certain equipment at the facility under long-term leases and have the option to purchase the assets for a nominal cost at the termination of the leases. Obligations under the Clarksburg Capital Lease totaled $4.6 million as of August 1, 1999.

     INDUSTRIAL REVENUE BONDS. In 1991, the Bucks County, Pennsylvania Industrial Development Authority issued industrial revenue bonds to finance the purchase of land and facilities in Bucks County, Pennsylvania. Our obligations under these industrial revenue bonds totaled $2.8 million as of August 1, 1999.

     OTHER LONG-TERM OBLIGATIONS. We have various other long-term obligations, which totaled $1.3 million as of August 1, 1999.

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                       DESCRIPTION OF THE EXCHANGE NOTES

     Definitions of certain terms used in this Description of the Exchange Notes may be found under the caption "-- Certain Definitions." The "Issuer' refers only to Maxxim Medical Group, Inc., a Delaware corporation, and "Holdings" refers only to Maxxim Medical, Inc., a Texas corporation and the parent of the Issuer, and not any of their respective Subsidiaries. Holdings and certain Subsidiaries of the Issuer will guarantee the exchange notes and the old notes and, therefore, together with the other Restricted Subsidiaries, will be subject to many of the provisions contained in this Description of the Exchange Notes. Each company that guarantees the exchange notes and the old notes is referred to as a "Guarantor," and each guarantee of the obligations with respect to the exchange notes issued by a Guarantor is termed a "Guarantee."

GENERAL

     The Issuer will issue the exchange notes under the same indenture, dated as of November 12, 1999 among the Issuer, the Guarantors and The Bank of New York, as trustee, that governs the old notes. The indenture contains provisions that define your rights under the exchange notes. In addition, the indenture governs the obligations of the Issuer and of each Guarantor under the exchange notes and the old notes. The terms of the exchange notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. For all purposes under the indenture, the exchange notes and the old notes are treated as one class and references to the exchange notes in this "Description of the Exchange Notes" refers to both old notes and exchange notes, unless stated otherwise.

     The following description is meant to be only a summary of certain provisions of the indenture. It does not restate the terms of the indenture in their entirety. We urge that you carefully read the indenture as it, and not this description, governs your rights as a holder. The indenture has been filed as an exhibit to the registration statement of which this prospectus is a part.

OVERVIEW OF THE EXCHANGE NOTES AND THE GUARANTEES

     The exchange notes:

     - will be general unsecured obligations of the Issuer;

     - will be subordinated in right of payment to all existing and future Senior Indebtedness of the Issuer;

     - will rank pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of the Issuer;

     - will be senior in right of payment to all existing and future Subordinated Obligations of the Issuer;

     - will be effectively subordinated to all Secured Indebtedness of the Issuer and its Subsidiaries to the extent of the value of the assets securing such Indebtedness; and

     - will be effectively subordinated to all liabilities (including Trade Payables) and Preferred Stock of each Subsidiary of the Issuer that is not a Guarantor.

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     The Guarantors:

     - Initially, the exchange notes will be guaranteed by (1) Holdings and (2) each of the Domestic Subsidiaries.

     - The exchange notes will not initially be guaranteed by the Foreign Subsidiaries.

     - After the issuance of the exchange notes, (1) each Domestic Subsidiary acquired or formed after the Closing Date and (2) each Foreign Subsidiary (whether previously existing or newly acquired or formed) that Guarantees any Indebtedness of the Issuer (other than the outstanding $5,000 of 10 1/2% Senior Subordinated Notes due 2006) or a Domestic Subsidiary after the Closing Date, will, in each case, also guarantee the exchange notes.

     The Guarantee of each Guarantor:

     - will be a general unsecured obligation of such Guarantor;

     - will be subordinated in right of payment to all existing and future Senior Indebtedness of such Guarantor;

     - will rank pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of such Guarantor;

     - will be senior in right of payment to all existing and future Subordinated Obligations of such Guarantor;

     - will be effectively subordinated to all Secured Indebtedness of such Guarantor and its Subsidiaries to the extent of the value of the assets securing such Indebtedness; and

     - will be effectively subordinated to all liabilities (including Trade Payables) and Preferred Stock of each Subsidiary of such Guarantor that is not also a Guarantor.

PRINCIPAL, MATURITY AND INTEREST

     The Issuer will issue exchange notes in exchange for old notes in an aggregate principal amount at maturity of up to $144,552,000. The exchange notes will mature on November 15, 2009. The exchange notes but not the old notes will initially be represented by one or more permanent global notes in definitive, fully registered book-entry form, without interest coupons that will be deposited with, or on behalf of, DTC and registered in the name of Cede and Co., as nominee of DTC, on behalf of the acquirors of exchange notes for credit to the accounts of the acquirors or to other accounts as they may direct at DTC, or Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System, or Cedel Bank, societe anonyme.

     Each exchange note the Issuer issues will bear cash interest at a rate of 11% per annum on the initial accreted value of such exchange note ($761) on the Issue Date (and not as of any later date). Beginning on May 15, 2000, the Issuer will pay semiannually cash interest equal to $41.86 per $1,000 in principal amount at maturity to holders of record at the close of business on the May 1 or November 1 immediately preceding the interest payment date on May 15 and November 15 of each year. In addition, until November 15, 2009 (the "Full Accretion Date"), the accreted value will accrete between November 12, 1999 and the Full Accretion Date, on a semi-annual bond equivalent basis

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using a 360-day year comprised of twelve 30-day months such that the accreted value shall be equal to the full principal amount at maturity of the exchange notes on the Full Accretion Date. The Issuer will pay interest on overdue principal at 12% per annum and the Issuer will pay interest on overdue installments of interest at such higher rate to the extent lawful.

     The Issuer will also pay Additional Amounts to holders of the exchange notes if the Issuer and the Guarantors fail to consummate this exchange offer within 180 days after the issue date of the old notes or if certain other conditions are not satisfied. These provisions relating to Additional Amounts are more fully explained under the caption "Exchange and Registration Rights Agreement."

PAYING AGENT AND REGISTRAR

     The Issuer will pay the principal of, interest on, and Additional Amounts, if any, in respect of, the exchange notes at any office of the Issuer or any agency designated by the Issuer which is located in the Borough of Manhattan, The City of New York. The Issuer has initially designated the corporate trust office of the trustee to act as the paying agent of the Issuer in such matters. The location of the corporate trust office of the trustee is 101 Barclay Street, New York, NY 10268 attention of: Trust Department. The Issuer reserves the right, however, to pay interest and Additional Amounts, if any, to holders by check mailed directly to holders at their registered addresses.

     Holders may exchange or transfer their exchange notes at the location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of exchange notes. The Issuer may, however, require holders to pay any transfer tax or other similar governmental charge payable in connection with such transfer or exchange.

OPTIONAL REDEMPTION

     Except as set forth in the following paragraph, the Issuer may not redeem the exchange notes at its option prior to November 15, 2004. After this date, the Issuer may redeem the exchange notes in whole or in part, on not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of accreted value), plus accrued and unpaid interest thereon and Additional Amounts, if any, in respect thereof to the redemption date (subject to the right of holders of record on the relevant record date to receive interest and Additional Amounts, if any, due on the relevant interest payment date), if redeemed during the twelve-month period commencing on November 15 of the years set forth below:

                                                              REDEMPTION
YEAR                                                            PRICE
----                                                          ----------
2004........................................................   106.875%
2005........................................................   104.583
2006........................................................   102.292
2007 and thereafter.........................................   100.000

     Prior to November 15, 2002, the Issuer may, at its option, on one or more occasions, also redeem exchange notes representing up to a maximum of 35% of the original aggregate principal amount at maturity of the old notes with the Net Cash Proceeds of one or more Equity Offerings (1) by the Issuer or (2) by Holdings to the extent the Net Cash Proceeds thereof are contributed to the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from the Issuer, at a redemption price equal to 113 3/4% of the accreted value thereof, plus accrued and unpaid interest thereon and Additional Amounts, if any, in respect thereof to the redemption date (subject to the right of holders of record on the relevant record date to receive interest and Additional Amounts, if any, due on the relevant interest payment date); provided, however, that after giving effect to any such redemption:

          (1) at least 65% of the original aggregate principal amount at maturity of the old notes remains outstanding; and

          (2) any such redemption by the Issuer must be made within 90 days of such related Equity Offering by the Issuer or Holdings, as the case may be, and must be made upon not less than 30 nor more than 60 days' notice mailed to each holder of exchange notes being redeemed and otherwise in accordance with certain procedures set forth in the indenture.

SELECTION

     If the Issuer partially redeems the exchange notes, the trustee will select the exchange notes to be redeemed on a pro rata basis, by lot or by such other method as the trustee shall deem to be fair and appropriate (and in such manner as complies with applicable legal requirements); provided, however, that no exchange note of $1,000 in principal amount at maturity or less will be redeemed in part. If the Issuer redeems any exchange note in part only, the notice of redemption relating to such exchange note shall state the portion of the principal amount at maturity of such exchange note to be redeemed. A new exchange note in principal amount at maturity equal to the unredeemed portion of such exchange note will be issued in the name of the holder upon cancellation of the original exchange note. On and after the redemption date the accreted value of exchange notes or portion thereof called for redemption shall cease to accrete and interest will cease to accrue on exchange notes or portions of exchange notes called for redemption so long as the Issuer has deposited with the paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest on, and Additional Amounts, if any, in respect of, the exchange notes to be redeemed.

RANKING

     The debt evidenced by the exchange notes (and any Additional Amounts) will be unsecured Senior Subordinated Indebtedness of the Issuer, will be subordinated in right of payment, as set forth in the indenture, to all existing and future Senior Indebtedness of the Issuer, will rank pari passu in right of payment with all existing and future other Senior Subordinated Indebtedness of the Issuer and will be senior in right of payment to all existing and future Subordinated Obligations of the Issuer. The exchange notes will also be effectively subordinated to any Secured Indebtedness of the Issuer and its Subsidiaries to the extent of the value of the assets securing such Indebtedness. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described below under the caption "-- Defeasance" will not be subordinated to any Senior Indebtedness of the Issuer or subject to the restrictions described herein.

     The Guarantee of each Guarantor will be unsecured Senior Subordinated Indebtedness of such Guarantor, will be subordinated in right of payment, as set forth in the indenture, to all existing and future Senior Indebtedness of such Guarantor, will rank pari passu in right of payment with all existing and future other Senior Subordinated Indebtedness of such Guarantor and will be senior in right of payment to all existing and future Subordinated Obligations of such Guarantor. The Guarantee of each Guarantor will also be effectively subordinated to any Secured Indebtedness of such Guarantor and its Subsidiaries to the extent of the value of the assets securing such Secured Indebtedness.

     The Issuer currently conducts all its operations through its Subsidiaries. To the extent such Subsidiaries are not Guarantors, creditors, including trade creditors, and preferred stockholders, if any, of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuer, including the holders of the exchange notes. The exchange notes, therefore, will be effectively subordinated to the interests of creditors, including trade creditors, and preferred stockholders, if any, of Subsidiaries of the Issuer that are not Guarantors. The Foreign Subsidiaries will not initially guarantee the exchange notes. As of August 1, 1999, on a pro forma basis, the Foreign Subsidiaries would have had total liabilities, including Trade Payables, of approximately $30.1 million and no outstanding Preferred Stock.

     As of August 1, 1999, on a pro forma basis, there would have been outstanding:

     - $261.6 million of Senior Indebtedness of the Issuer (exclusive of unused commitments under the credit agreement), all of which would have been Secured Indebtedness;

     - $50.0 million of Senior Indebtedness of Holdings (one of the Guarantors) (including the Holdings Notes, but excluding Holdings' Guarantee of Indebtedness under the credit agreement), none of which would have been Secured Indebtedness;

     - $8.7 million of Senior Indebtedness of the Subsidiaries of the Issuer that are Guarantors (exclusive of Guarantees of Indebtedness under the credit agreement), $7.4 million of which would have been Secured Indebtedness;

     - no Senior Subordinated Indebtedness of the Issuer (other than the old notes and the remaining $5,000 of 10 1/2% Senior Subordinated Notes due
       2006) or the Guarantors (other than the Guarantees and their guarantees of the remaining $5,000 of 10 1/2% Senior Subordinated Notes due 2006); and

     - no Subordinated Obligations of the Issuer or the Guarantors.

     Although the indenture will limit the Incurrence of Indebtedness by the Issuer and the Restricted Subsidiaries and the issuance of Preferred Stock by the Restricted Subsidiaries, such limitations are subject to a number of significant qualifications. The Issuer and its Subsidiaries may be able to Incur substantial amounts of Indebtedness in certain circumstances. Such Indebtedness may be Senior Indebtedness. In addition, the indenture will not limit the Incurrence of Indebtedness by Holdings. See "-- Restrictive
Covenants -- Limitation on Indebtedness."

     "Senior Indebtedness" of the Issuer or any Guarantor means the principal of, premium, if any, and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Issuer or such Guarantor, as applicable, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees and other amounts (including expenses, reimbursement obligations under letters of credit and indemnities) owing in respect of, Bank Indebtedness and guarantees thereof and all other Indebtedness of the Issuer or such Guarantor, as applicable, whether outstanding on the Closing Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the exchange notes or such Guarantor's Guarantee, as applicable; provided, however, that Senior Indebtedness of the Issuer or any Guarantor shall not include:

          (1)(x) in the case of the Issuer, any obligation of the Issuer to Holdings or any Subsidiary of the Issuer or (y) in the case of such Guarantor, any obligation of such Guarantor to the Issuer, Holdings or any Subsidiary of the Issuer;

          (2) any liability for federal, state, local or other taxes owed or owing by the Issuer or such Guarantor, as applicable;

          (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business of the Issuer or such Guarantor, as applicable (including guarantees thereof or instruments evidencing such liabilities);

          (4) any Indebtedness or obligation of the Issuer or such Guarantor, as applicable (and any accrued and unpaid interest in respect thereof), that is subordinate or junior in any respect to any other Indebtedness or obligation of the Issuer or such Guarantor, as applicable, including any Senior Subordinated Indebtedness of the Issuer or such Guarantor, as applicable, and any Subordinated Obligations of the Issuer or such Guarantor, as applicable;

          (5) any obligations of the Issuer or such Guarantor, as applicable, with respect to any Capital Stock; or

          (6) any Indebtedness of the Issuer or such Guarantor, as applicable, Incurred in violation of the indenture.

     If any Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the United States Bankruptcy Code or any applicable state fraudulent conveyance law, such Senior Indebtedness nevertheless will constitute Senior Indebtedness.

     Only Indebtedness of the Issuer or a Guarantor that is Senior Indebtedness of the Issuer or such Guarantor, as applicable, will rank senior to the exchange notes or such Guarantor's Guarantee, respectively, in accordance with the provisions of the indenture. The exchange notes and such Guarantor's Guarantee will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Issuer and such Guarantor, respectively. The Issuer has agreed in the indenture that neither it nor its Restricted Subsidiaries will Incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in any respect to Senior Indebtedness, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

     The Issuer may not pay the principal of, interest on or Additional Amounts in respect of, the exchange notes, or make any deposit pursuant to the provisions described under the caption "-- Defeasance," and may not otherwise purchase, repurchase, redeem, retire, defease or otherwise acquire for value any exchange notes (collectively, "pay the exchange notes") if:

          (1) a default in the payment of the principal of, premium, if any, or interest on any Designated Senior Indebtedness occurs and is continuing or any other amount owing in respect of any Designated Senior Indebtedness is not paid when due; or

          (2) any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms,

unless, in either case,

          (a) the default has been cured or waived and any such acceleration has been rescinded; or

          (b) such Designated Senior Indebtedness has been paid in full in cash or cash equivalents;

provided, however, that the Issuer may pay the exchange notes without regard to the foregoing if the Issuer and the trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) above has occurred and is continuing.

     During the continuance of any default (other than a default described in clause (1) or (2) of the preceding paragraph) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without (x) further notice (except such notice as may be required to effect such acceleration) or (y) the expiration of any applicable grace periods, the Issuer may not pay the exchange notes for a period (a "Payment Blockage Period") commencing upon the receipt by the trustee (with a copy to the Issuer) of written notice (a "Blockage Notice") of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated:

          (1) by written notice to the trustee and the Issuer from the Person or Persons who gave such Blockage Notice;

          (2) because such Designated Senior Indebtedness has been repaid in full in cash or cash equivalents; or

          (3) because the default giving rise to such Blockage Notice is no longer continuing).

     Notwithstanding the provisions described in the immediately preceding paragraph (but subject to the provisions contained in the second preceding paragraph and in the immediately succeeding paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Issuer may resume payments on the exchange notes after the end of such Payment Blockage Period.

     Not more than one Blockage Notice may be given in any period of 360 consecutive days, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, the Representative of the Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any period of 360 consecutive days. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

     Upon any payment or distribution of the assets of the Issuer upon a total or partial liquidation or a total or partial dissolution of the Issuer or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuer or its properties:

          (1) the holders of Senior Indebtedness of the Issuer will be entitled to receive payment in full in cash or cash equivalents of such Senior Indebtedness (including interest accruing after, or that would accrue but for, the commencement of such proceeding at the rate specified in the applicable Senior Indebtedness, whether or not such claim for such interest would be allowed) before the holders of the exchange notes are entitled to receive any payment; and

          (2) until such Senior Indebtedness is paid in full in cash or cash equivalents, any payment or distribution to which holders of the exchange notes would be entitled but for the subordination provisions of the indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that holders of the exchange notes may receive and retain:

             (A) Permitted Junior Securities; and

             (B) payments made from the defeasance trust described under the caption "-- Defeasance," so long as, on the date or dates the respective amounts were paid into the defeasance trust, such payments were made with respect to the exchange notes without violating the subordination provisions described herein.

     If a payment or distribution is made to holders of the exchange notes that, due to the subordination provisions of the indenture, should not have been made to them, such holders will be required to hold the distribution in trust for the holders of Senior Indebtedness of the Issuer and pay it over to them as their interests may appear.

     If payment of the exchange notes is accelerated because of an Event of Default, the Issuer or the trustee shall promptly notify the holders of the Designated Senior Indebtedness (or their Representative) of the acceleration. If any Designated Senior Indebtedness of the Issuer is outstanding, the Issuer may not pay the exchange notes until five Business Days after the holders or the Representative of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the exchange notes only if the subordination provisions of the indenture otherwise permit payment at that time.

     By reason of the subordination provisions of the indenture, in the event of insolvency, creditors of the Issuer who are holders of Senior Indebtedness of the Issuer may recover more, ratably, than the holders of the exchange notes and creditors of the Issuer who are not holders of Senior Indebtedness of the Issuer or of Senior Subordinated Indebtedness of the Issuer may recover less, ratably, than holders of Senior Indebtedness of the Issuer and may recover more, ratably, than the holders of Senior Subordinated Indebtedness (including the exchange notes) of the Issuer.

     The indenture will contain substantially identical subordination provisions relating to each Guarantor's obligations under its Guarantee.

GUARANTEES

     Holdings, each Domestic Subsidiary existing on the Closing Date and, in the future, certain other Subsidiaries of the Issuer (as described below) (collectively reffered to as the "Guarantors"), as primary obligors and not merely as sureties, will jointly and severally irrevocably and unconditionally guarantee on an unsecured senior subordinated basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all obligations of the Issuer under the indenture (including obligations to the trustee) and the exchange notes, whether for payment of principal of, interest on, or Additional Amounts in respect of, the exchange notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors, the "Guaranteed Obligations"). Such Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the trustee or the holders of the exchange notes in enforcing any rights under the Guarantees. Each Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering the Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the Closing Date, subject to the provisions of the last paragraph of this section, the Issuer will cause (1) each Domestic Subsidiary acquired or formed after the Closing Date, and (2) each Foreign Subsidiary (whether previously existing or newly acquired or formed) that guarantees any Indebtedness of the Issuer (other than the outstanding 10 1/2% Senior Subordinated Notes due 2006) or a Domestic Subsidiary after the Closing Date, to execute and deliver to the trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the exchange notes. See "-- Restrictive Covenants -- Future Guarantors."

     The obligations of a Guarantor under its Guarantee are Senior Subordinated Indebtedness of such Guarantor. As such, the rights of holders of the exchange notes to receive payment by a Guarantor pursuant to its Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Guarantor. The terms of the subordination provisions described above with respect to the Issuer's obligations under the exchange notes apply equally to a Guarantor and the obligations of such Guarantor under its Guarantee.

     Each Guarantee is a continuing Guarantee and shall, except as described in the immediately succeeding paragraph:

          (1) remain in full force and effect until payment in full of all the Guaranteed Obligations;

          (2) be binding upon each Guarantor and its successors; and

          (3) inure to the benefit of, and be enforceable by, the trustee, the holders of the exchange notes and their successors, transferees and assigns.

     Any Guarantee by a Subsidiary of the Issuer will be automatically released upon:

          (1) the sale or other disposition (including through merger or consolidation) of the Capital Stock, or all or substantially all the assets, of the applicable Subsidiary if such sale or other disposition is made in compliance with the covenant described under the caption
     "-- Restrictive Covenants -- Limitation on Sales of Assets and Subsidiary Stock;" or

          (2) the applicable Subsidiary ceasing to be a Subsidiary of the Issuer as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof if such Subsidiary is released from its guarantees of, and all pledges and security interests granted in connection with, such Bank Indebtedness.

     In addition, if any Subsidiary is released from its guarantee of, and all pledges and security interests granted in connection with, or is not required to guarantee or provide security in respect of, any Indebtedness of the Issuer or any Subsidiary (or in the case of a Foreign Subsidiary, the Issuer or any Domestic Subsidiary) of the Issuer, then such Guarantor's Guarantee will also be automatically released, or not required, for so long as such Guarantor does not guarantee, or provide security interests in respect of, any Indebtedness of the Issuer or any Subsidiary (or in the case of a Foreign Subsidiary, the Issuer or any Domestic Subsidiary) of the Issuer; provided, however, that if such Subsidiary is a Domestic Subsidiary, such Subsidiary's Guarantee shall only be so released or not required if, after giving effect to such release or lack of Guarantee, such Subsidiary and all other Domestic Subsidiaries that are not Guarantors (1) would have generated 10% or less of the EBITDA of the Issuer and its Domestic Subsidiaries on a consolidated basis for the period of the most recent four consecutive fiscal quarters ending at the end of the most recent fiscal quarter for which financial statements are publicly available and (2) would have had assets that represented 10% or less of the Consolidated Net Tangible Assets of the Issuer and its Domestic Subsidiaries on a consolidated basis as of the end of the most recent fiscal quarter for which financial statements are publicly available; provided, further, however, that once a Subsidiary Guarantee is released or not required as contemplated above, the applicable Subsidiary of the Issuer will not be required to give a Guarantee unless it guarantees, or provides security interests in respect of, any Indebtedness of the Issuer or any Subsidiary (or in the case of a Foreign Subsidiary, the Issuer or any Domestic Subsidiary) of the Issuer.

CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each a "Change of Control"), each holder of the exchange notes will have the right to require the Issuer to repurchase all or any part of such holder's exchange notes at a purchase price in cash equal to 101% of the accreted value thereof, plus accrued and unpaid interest thereon and Additional Amounts, if any, in respect thereof to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest and Additional Amounts, if any, due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, the Issuer shall not be obligated to repurchase the exchange notes pursuant to this section in the event that it has exercised its right to redeem all the exchange notes under the terms described under the caption "-- Optional Redemption":

          (1) prior to the earlier to occur of (a) the first public offering of common stock of Holdings or (b) the first public offering of common stock of the Issuer, the Permitted Holders, taken together, cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange
     Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of Holdings or the Issuer, whether as a result of the issuance of securities of Holdings or the Issuer, any merger, consolidation, liquidation or dissolution of Holdings or the Issuer, any direct or indirect transfer of securities by any Permitted Holder or otherwise (for purposes of this clause (1) and clause (2) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of an entity (the "specified entity") held by any other entity (the "parent entity") so long as the Permitted Holders beneficially own, directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

          (2) (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (1) above, except that for purposes of this clause (2) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of Holdings or the Issuer and (b) the Permitted Holders beneficially own (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of Holdings or the Issuer than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Holdings or the Issuer, as the case may be (for the purposes of this clause (2), such other person shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if such other person is the beneficial owner (as defined in this clause (2)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

          (3) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Issuer or Holdings, as the case may be (together with any new directors (a) whose election by such Board of Directors of Holdings or the Issuer, as the case may be, or whose nomination for election by the shareholders of Holdings or the Issuer, as the case may be, was approved by a majority vote of the directors of Holdings or the Issuer, as the case may be, then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or (b) who are designees of the Permitted Holders or were nominated by the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of the Issuer or Holdings, as the case may be, then in office;

          (4) the adoption of a plan relating to the liquidation or dissolution of Holdings or the Issuer; or

          (5) the merger or consolidation of Holdings or the Issuer with or into another Person or the merger of another Person with or into Holdings or the Issuer, or the sale of all or substantially all the assets of Holdings or the Issuer to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of Holdings or the Issuer that are outstanding immediately prior to such transaction and that represent 100% of the aggregate voting power of the Voting Stock of Holdings or the Issuer are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee.

     In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of exchange notes pursuant to this covenant, then prior to the mailing of the notice to holders provided for in the immediately succeeding paragraph, but in any event within 30 days following any Change of Control, the Issuer shall:

          (1) repay in full all Bank Indebtedness or, if doing so will allow the repurchase of exchange notes, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer; or

          (2) obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the exchange notes as provided for in the immediately succeeding paragraph.

     Within 30 days following any Change of Control, the Issuer shall mail a notice to each holder of exchange notes with a copy to the trustee (the "Change of Control Offer") stating:

          (1) that a Change of Control has occurred and that such holder has the right to require the Issuer to purchase all or a portion of such holder's exchange notes at a purchase price in cash equal to 101% of the accreted value thereof, plus accrued and unpaid interest thereon and Additional Amounts in respect thereof, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

          (2) the circumstances and relevant facts and financial information regarding such Change of Control;

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

          (3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

          (4) the instructions determined by the Issuer, consistent with this covenant, that a holder must follow in order to have its exchange notes purchased.

     In the event that holders of not less than 98% of the principal amount of the outstanding exchange notes accept a Change of Control Offer and the Issuer purchases all of the exchange notes held by such holders, the Issuer will have the right, on not less than 30 nor more than 60 days' prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all the exchange notes that remain outstanding following such purchase at the purchase price specified in the Change of Control Offer plus, to the extent not included in the purchase price specified in the Change of Control Offer, accrued and unpaid interest thereon and Additional Amounts in respect thereof, if any, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date).

     The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and purchases all exchange notes validly tendered and not withdrawn under such Change of Control Offer.

     The Issuer will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of exchange notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

     The Change of Control purchase feature is a result of negotiations between the Issuer and the initial purchasers of the old notes. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that Holdings or the Issuer would decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Issuer's capital structure or credit ratings. Restrictions on the ability of the Issuer and the Restricted Subsidiaries to Incur additional Indebtedness are contained in the covenant described under the caption "-- Restrictive Covenants -- Limitation on Indebtedness." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the exchange notes then outstanding. Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford holders of exchange notes protection in the event of a highly leveraged transaction.

     The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the credit agreement. Future Senior Indebtedness of the Issuer may contain prohibitions of certain events that would constitute a Change of Control or require such Senior Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the holders of exchange notes of their right to require

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the Issuer to repurchase the exchange notes could cause a default under such
Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer's ability to pay cash to the holders of exchange notes upon a repurchase may be limited by the Issuer's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the indenture relative to the Issuer's obligation to make an offer to repurchase the exchange notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the exchange notes.

RESTRICTIVE COVENANTS

     The indenture will contain covenants including, among others, the following:

          Limitation on Indebtedness. (1) The Issuer will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Issuer or any Restricted Subsidiary (other than any Foreign Subsidiary that is not a Guarantor) may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto the Consolidated Coverage Ratio would be greater than 2:1 if such Indebtedness is Incurred on or prior to November 12, 2002, and 2.25:1 if such Indebtedness is Incurred thereafter.

          (2) Notwithstanding the foregoing paragraph (1), the Issuer and the Restricted Subsidiaries may Incur the following Indebtedness:

             (a) Bank Indebtedness of the Issuer in an aggregate principal amount not to exceed $310.0 million less the aggregate amount of all prepayments of principal of such Indebtedness pursuant to the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock;"

             (b) Indebtedness of the Issuer owed to and held by any Wholly Owned Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Issuer or any Wholly Owned Subsidiary; provided, however, that
        (i) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Indebtedness (except to the Issuer or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof, (ii) if the Issuer is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash or cash equivalents of all obligations with respect to the exchange notes and (iii) if a Restricted Subsidiary that is a Guarantor is the obligor on such Indebtedness and such Indebtedness is owed to and held by a Wholly Owned Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash or cash equivalents of all obligations of such Restricted Subsidiary with respect to its Guarantee;

             (c) Indebtedness (i) represented by the exchange notes and the Guarantees, (ii) outstanding on the Closing Date (other than the Indebtedness described in clauses (a) and (b) above), (iii) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (c) (including Indebtedness that is Refinancing Indebtedness) or the foregoing paragraph (1)

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        or (iv) consisting of guarantees of any Indebtedness otherwise permitted under the indenture (other than guarantees of Indebtedness of Subsidiaries that are not Guarantors);

             (d) (i) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Issuer (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of, or was otherwise acquired by, the Issuer); provided, however, that, if $10 million in the aggregate of Indebtedness Incurred by Restricted Subsidiaries and/or other Persons pursuant to this clause
        (d)(i) and clause (h)(i) of this paragraph (2) remains outstanding, Indebtedness may be Incurred under this clause (d)(i) only if, on the date that such Restricted Subsidiary is acquired by the Issuer, the Issuer would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (1) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (d)(i) and (ii) Refinancing Indebtedness Incurred by the Issuer or a Restricted Subsidiary in respect of Indebtedness Incurred pursuant to subclause (i) of this clause (d);

             (e) Indebtedness in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds provided by the Issuer and the Restricted Subsidiaries in the ordinary course of their business;

             (f) Indebtedness (including Capitalized Lease Obligations and Attributable Debt) Incurred by the Company or any Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or Capital Stock of any Person owning such assets that becomes a Wholly Owned Subsidiary) in an aggregate principal amount, which when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (f), does not exceed $20.0 million;

             (g) Hedging Obligations of the Issuer or any Guarantor entered into in the ordinary course of business for the purpose of fixing or hedging interest rate risk or currency fluctuations;

             (h) (i) Indebtedness of another Person Incurred and outstanding on or prior to the date on which such Person consolidates with or merges with or into the Issuer (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Person consolidates with or merges with or into the Issuer); provided, however, that (A) such transaction complies with the covenant described under the caption
        "-- Merger and Consolidation," and (B) if $10 million in the aggregate of Indebtedness Incurred by any Persons and/or Restricted Subsidiaries pursuant to this clause (h)(i) and clause (d)(i) of this paragraph (2) remains outstanding, Indebtedness may be Incurred under this clause
        (h)(i) only if, on the date that such transaction is consummated, the Issuer would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (1) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (h)(i) and (ii)

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        Refinancing Indebtedness Incurred by the Issuer or the Successor Company
        (as defined) in respect of Indebtedness Incurred pursuant to subclause
        (i) of this clause (h);

             (i)(i) Indebtedness of a Foreign Subsidiary that is not a Guarantor; provided, however, that, on the date that such Foreign Subsidiary Incurs such Indebtedness, (A) the Issuer would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (1) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (i)(i), and (B) the Foreign Coverage Ratio would be greater than 2.5:1.0 after giving effect to the Incurrence of such Indebtedness pursuant to this clause (i)(i), and (ii) Refinancing Indebtedness Incurred by such Foreign Subsidiary in respect of Indebtedness Incurred pursuant to subclause (i)of this clause (i); or

             (j) Indebtedness (other than Indebtedness permitted to be Incurred pursuant to the foregoing paragraph (1) or any other clause of this paragraph (2)) in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (j) and then outstanding, shall not exceed $10.0 million.

          (3) Notwithstanding the foregoing, a Domestic Subsidiary that is not a Guarantor may not Incur any Indebtedness pursuant to paragraph (1) or (2) (except pursuant to clauses (b) and (c) of paragraph (2)) above if such Subsidiary, together with all other Domestic Subsidiaries that are not Guarantors, (x) generated in excess of 10% of the EBITDA of the Issuer and its Domestic Subsidiaries on a consolidated basis for the period of the most recent four consecutive fiscal quarters ending at the end of the most recent fiscal quarter for which financial statements are publicly available or (y) had assets representing more than 10% of the Consolidated Net Tangible Assets of the Issuer and its Domestic Subsidiaries on a consolidated basis as of the end of the fiscal quarter for which financial statements are publicly available.

          (4) Notwithstanding the foregoing, the Issuer may not Incur any Indebtedness pursuant to paragraph (2) above if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations, unless such Indebtedness will be subordinated to the exchange notes to at least the same extent as such Subordinated Obligations. The Issuer may not Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. In addition, the Issuer may not Incur any Secured Indebtedness that is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the exchange notes equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to the exchange notes) such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien. A Guarantor may not Incur any Indebtedness if such Indebtedness is by its terms expressly subordinate or junior in ranking in any respect to any Senior Indebtedness of such Guarantor unless such Indebtedness is Senior Subordinated Indebtedness of such Guarantor or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Guarantor. In addition, a Guarantor may not Incur any Secured Indebtedness that is not Senior Indebtedness of such Guarantor unless contemporaneously therewith effective provision is made to secure the Guarantee of such Guarantor equally and ratably with (or on a senior basis

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     to, in the case of Indebtedness subordinated in right of payment to such
     Guarantee) such Secured Indebtedness for as long as such Secured Indebtedness is secured by a Lien.

          (5) Notwithstanding any other provision of this covenant, an increase in the dollar amount of Indebtedness of the Issuer or any Restricted Subsidiary that comes about solely as a result of fluctuations in the exchange rates of currencies shall not be deemed to be the Incurrence by the Issuer or such Restricted Subsidiary of additional Indebtedness.

          (6) For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant:

             (a) Indebtedness Incurred pursuant to the credit agreement prior to or on the Closing Date shall be treated as Incurred pursuant to clause
        (a) of paragraph (2) above;

             (b) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

             (c) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Issuer, in its sole discretion, shall classify such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses.

          Limitation on Restricted Payments. (1) The Issuer will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

             (a) declare or pay any dividend, make any distribution on or in respect of its Capital Stock or make any similar payment (including any payment in connection with any merger or consolidation involving the Issuer) to the holders of its Capital Stock, except (i) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (ii) dividends or distributions payable to the Issuer or another Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than the Issuer or other Restricted Subsidiaries, to its other shareholders on a pro rata basis);

             (b) purchase, repurchase, redeem or otherwise acquire or retire for value any Capital Stock of Holdings, the Issuer or any Restricted Subsidiary held by Persons other than the Issuer or another Restricted Subsidiary;

             (c) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of acquisition or payment); or

             (d) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, repurchase, redemption, defeasance, retirement, other acquisition or Investment referred to in clauses

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             (a) through (d) of this paragraph (1) being herein referred to as a
        "Restricted Payment"),

          if at the time the Issuer or such Restricted Subsidiary makes such Restricted Payment:

          (i) a Default will have occurred and be continuing (or would result therefrom);

          (ii) the Issuer could not Incur at least $1.00 of additional Indebtedness under paragraph (1) of the covenant described under the caption "-- Limitation on Indebtedness;" or

          (iii) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors of the Issuer, whose determination will be conclusive and evidenced by a resolution of the Board of Directors of the Issuer) declared or made subsequent to the Closing Date would exceed the sum, without duplication, of:

             (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Closing Date occurs to the end of the most recent fiscal quarter for which financial statements are publicly available (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit); plus

             (B) the aggregate Net Cash Proceeds received by the Issuer from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Closing Date (other than (x) an issuance or sale to a Subsidiary of the Issuer, (y) an issuance or sale to an employee stock ownership plan or other trust established by the Issuer or any of its Subsidiaries or (z) to the extent used in accordance with clause (e)(ii) or (f)(iii)(B) of paragraph (2) below); plus

             (C) the aggregate Net Cash Proceeds received by the Issuer or a Restricted Subsidiary from the sale or other disposition (other than to (x) the Issuer or a Subsidiary of the Issuer or (y) an employee stock ownership plan or other trust established by the Issuer or any of its Subsidiaries) of any Investments previously made by the Issuer or a Restricted Subsidiary and treated as a Restricted Payment; provided that the amount added pursuant to this clause (C) shall not (x) exceed the amount of such Investments previously made by the Issuer or any Restricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments and (y) include any amounts from such sale or disposition previously included in clause (iii) of this paragraph (1); plus

             (D) the amount by which Indebtedness of the Issuer or the Restricted Subsidiaries is reduced on the Issuer's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) subsequent to the Closing Date of any Indebtedness of the Issuer or the Restricted Subsidiaries issued after the Closing Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Issuer (less the amount of any cash or the fair market value of other property distributed by the Issuer or any Restricted Subsidiary upon such conversion or exchange); plus

             (E) the amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (i) payments of dividends, repayments of the principal

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        of loans or advances or other transfers of assets to the Issuer or any
        Restricted Subsidiary from Unrestricted Subsidiaries or (ii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued, in each case, as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Issuer or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments; plus

             (F) $5.0 million.

     (2) The provisions of the foregoing paragraph (1) will not prohibit:

             (a) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Capital Stock or Subordinated Obligations of the Issuer made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Issuer (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Issuer or an employee stock ownership plan or other trust established by the Issuer or any of its Subsidiaries); provided, however,that:

                  (i) such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value will be excluded in the calculation of the amount of Restricted Payments; and

                  (ii) the Net Cash Proceeds from such sale applied in the
             manner set forth in this clause (a) will be excluded from the calculation of amounts under clause (iii)(B) of paragraph (1) above;

                  (b) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Issuer made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Issuer that is permitted to be Incurred pursuant to paragraph (2) of the covenant described under the caption "-- Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value will be excluded in the calculation of the amount of Restricted Payments;

                  (c) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Issuer or any Guarantor (other than Holdings) from Net Available Cash to the extent permitted by the covenant described under the caption "-- Limitation on Sales of Assets and Subsidiary Stock"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value will be excluded in the calculation of the amount of Restricted Payments;

                  (d) dividends paid within 60 days after the date of
             declaration thereof if at such date of declaration such dividends would have complied with this covenant; provided, however, that such dividends will be included in the calculation of the amount of Restricted Payments;

                  (e) any purchase, repurchase, redemption or other acquisition or retirement for value of shares of, or options to purchase shares of, common

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             stock of the Issuer or any of its Subsidiaries from employees, former employees, consultants, former consultants, directors or former directors of the Issuer or any of its Subsidiaries (or permitted transferees of such employees, former employees, consultants, former consultants, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the Issuer under which such individuals purchase or sell, or are granted the option to purchase or sell, such shares of common stock or such options; provided, however, that the aggregate amount of such purchases, repurchases, redemptions and other acquisitions or retirements for value, together with any amounts or other distributions to Holdings under paragraph (f)(iii) below, shall not exceed in any calendar year the sum of (i) $5.0 million plus (ii) the Net Cash Proceeds (A) received since the Closing Date by the Issuer or received by Holdings and contributed to the Issuer from the sale of Capital Stock to employees, consultants and directors of Holdings or the Issuer and (B) not previously credited to any purchase, repurchase, redemption or retirement for value or other acquisition of such shares or options to purchase shares of common stock pursuant to this clause (e)(ii) or clause (f)(iii)(B) below; provided, further, however, that such purchase, repurchase, redemption or other acquisition or retirement for value shall be included in the calculation of the amount of Restricted Payments (unless made with Net Cash Proceeds excluded pursuant to clause
             (d)(iii)(B)(z) above);

                  (f) any payment of dividends, other distributions or other amounts by the Issuer solely for the purposes set forth in clauses
             (i) through (iv) below; provided, however, that any such dividend, distribution or other amount set forth in clauses (i), (iii) (unless made with Net Cash Proceeds excluded pursuant to clause
             (d)(iii)(B)(z) above) and (iv) (but not clause (ii)) shall be included in the calculation of the amount of Restricted Payments:

                       (i) to Holdings to provide for operating costs in an
                  aggregate amount not to exceed $1.0 million per fiscal year;

                       (ii) to Holdings in amounts equal to amounts required for
                  Holdings to pay U.S. federal, state and local or foreign income taxes to the extent such income taxes are attributable to the income of the Issuer and the Restricted Subsidiaries (and, to the extent of amounts actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries);

                       (iii) to Holdings in amounts equal to amounts expended by
                  Holdings to purchase, repurchase, redeem or otherwise acquire or retire for value shares of, or options to purchase shares of, common stock of Holdings from employees, former employees, consultants, former consultants, directors or former directors of Holdings, the Issuer or any of the Issuer's Subsidiaries (or permitted transferees of such employees, former employees, consultants, former consultants, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of Holdings under which such individuals purchase or sell,

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                  or are granted the option to purchase or sell, such shares of common stock of Holdings or such options; provided, however, that the aggregate amount paid, loaned or advanced to Holdings pursuant to this clause (iii), together with the amounts of any repurchases or other acquisitions under clause (e) above, shall not exceed in any calendar year the sum of (A) $5.0 million plus (B) the Net Cash Proceeds (1) received since the Closing Date by the Issuer or received by Holdings and contributed to the Issuer from the sale of Capital Stock to employees, consultants and directors of Holdings or the Issuer and (2) not previously credited to any purchase, repurchase, redemption or other acquisition or retirement for value of such shares or options to purchase shares of common stock pursuant to this clause (f)(iii)(B) or clause (e)(ii) above; and

                       (iv) to Holdings in amounts equal to amounts necessary
                  for Holdings to make loans or advances to employees in the ordinary course of business in accordance with past practices of the Issuer, but in any event not to exceed, when aggregated with amounts loaned or advanced under clause (6) of the definition of "Permitted Investments," $5.0 million in the aggregate outstanding at any one time; and

                  (g) any payment of dividends from the Issuer to Holdings on or prior to the Closing Date in order to consummate the Transactions, provided, however, that any such dividend shall be excluded in the calculation of the amount of Restricted Payments.

          Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Issuer will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

             (1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Issuer or any of the Restricted Subsidiaries;

             (2) make any loans or advances to the Issuer or any of the Restricted Subsidiaries; or

             (3) transfer any of its property or assets to the Issuer or any of the Restricted Subsidiaries, except:

             (a) any encumbrance or restriction pursuant to applicable law or an agreement in effect at or entered into on the Closing Date;

             (b) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Issuer (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Issuer) and outstanding on such date;

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             (c) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (a) or (b) above or this clause (c) or contained in any amendment to an agreement referred to in clause (a) or
        (b) above or this clause (c); provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment are no less favorable to the holders of the exchange notes than the encumbrances and restrictions contained in such predecessor agreements;

             (d)in the case of clause (3), any encumbrance or restriction:

                  (i) that restricts in a customary manner the subletting,
             assignment or transfer of any property or asset that is subject to a lease, license or similar contract; or

                  (ii) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements;

             (e) with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

             (f) any encumbrance or restriction relating to Purchase Money Indebtedness or Capitalized Lease Obligations for property acquired in the ordinary course of business that imposes restrictions on the ability of the Issuer or a Restricted Subsidiary to sell, lease or transfer the acquired property to the Issuer or its Restricted Subsidiaries;

             (g) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and

             (h) any encumbrance or restriction contained in joint venture agreements and other similar agreements entered into in the ordinary course of business and customary for such types of agreements.

     Limitation on Sales of Assets and Subsidiary Stock. (1) The Issuer will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

             (a) the Issuer or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition;

             (b) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary is in the form of cash; provided that the following shall be deemed to be cash for purposes of this clause (b) (but not for purposes of the definition of Net Available
        Cash): (i) the amount of any liabilities (as shown on the Issuer's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the exchange notes or the Guarantees) that are assumed by the transferee of any such assets, (ii) the amount of any

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        securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted or scheduled to be converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received or scheduled to be received) within 90 days following the closing of such Asset Disposition, (iii) the Fair Market Value of any Related Assets received by the Issuer or such Restricted Subsidiary in such Asset Disposition and (iv) any Designated Noncash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (iv) that has not been converted into cash or cash equivalents, not to exceed 10% of Consolidated Net Tangible Assets as of the end of the most recent fiscal quarter for which financial statements are publicly available at the time such Designated Noncash Consideration is received (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value); and

             (c) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Issuer (or such Restricted Subsidiary, as the case may be):

                  (i) first, to the extent the Issuer elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem, purchase, repurchase, defease or otherwise acquire or retire for value Senior Indebtedness of the Issuer or Indebtedness (other than obligations in respect of any Preferred Stock) of a Wholly Owned Subsidiary (in each case, other than Indebtedness owed to the Issuer or an Affiliate of the Issuer and other than obligations in respect of Disqualified Stock) within 360 days of the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

                  (ii) second, to the extent of the balance of Net Available
             Cash after application in accordance with clause (i) above, to the extent the Issuer or such Restricted Subsidiary elects to, or enters into a binding agreement to, reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with cash in an amount equal to the amount of Net Available Cash received by, or to be received by, the Issuer or another Restricted Subsidiary) within 360 days of the later of such Asset Disposition or the receipt of such Net Available Cash; and

                  (iii) third, to the extent of the balance of such Net
             Available Cash after application in accordance with clauses (i) and
             (ii) above, to make an Offer to purchase exchange notes pursuant to and subject to the conditions set forth in paragraph (2) below; provided, however, that, if the Issuer elects (or is required by the terms of any other Senior Subordinated Indebtedness), such Offer may be made ratably to purchase the exchange notes and other Senior Subordinated Indebtedness of the Issuer;

        provided, however that, in connection with any prepayment, repayment purchase, repurchase, defeasance or other acquisition or retirement for value of Indebtedness pursuant to clause (i) or (iii) above, the Issuer or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the

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        principal amount so prepaid, repaid, purchased, repurchased, defeased or otherwise acquired or retired for value.

          Upon completion of any Offer, the amount of Net Available Cash shall be reset at zero and the Issuer shall be entitled to use any remaining proceeds for any corporate purposes to the extent permitted under the indenture.

          Notwithstanding the foregoing provisions of this covenant, the Issuer and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $10.0 million.

          (2) In the event of an Asset Disposition that requires the purchase of exchange notes pursuant to clause (c)(iii) above, the Issuer will be required to offer to purchase exchange notes tendered pursuant to an offer by the Issuer for the exchange notes (an "Offer") at a purchase price of 100% of their accreted value amount plus accrued and unpaid interest thereon, and Additional Amounts in respect thereof, if any, to the date of purchase in accordance (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) with the procedures (including prorating in the event of oversubscription) set forth in the indenture and to purchase other Senior Subordinated Indebtedness on the terms and to the extent contemplated thereby. The Issuer will not be required to make an Offer for exchange notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (c)(i) and (c)(ii) above) is less than $10.0 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

          (3) The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of exchange notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

          Limitation on Transactions with Affiliates. (1) The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Issuer (an "Affiliate Transaction") unless such Affiliate Transaction is on terms:

             (a) that are no less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate;

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             (b) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $10.0 million:

                  (i) are set forth in writing; and

                  (ii) have been approved by a majority of the members of the
             Board of Directors of the Issuer having no personal stake, other than as a holder of Capital Stock of Holdings, the Issuer or such Restricted Subsidiary, in such Affiliate Transaction; and

             (c) that, in the event such Affiliate Transaction involves an amount in excess of $25.0 million or does not comply with clause (b) above, have been determined by a nationally recognized appraisal, accounting or investment banking firm to be fair, from a financial standpoint, to the Issuer and the Restricted Subsidiaries.

          (2) The provisions of paragraph (1) above will not prohibit:

             (a) any Restricted Payment permitted pursuant to the covenant described under the caption "-- Restrictive Covenants -- Limitation on Restricted Payments;"

             (b) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Issuer;

             (c) the grant of stock options or similar rights to employees, consultants and directors of the Issuer, Holdings or the Subsidiaries of the Issuer pursuant to plans approved by the Board of Directors of the Issuer or Holdings;

             (d)(x) extensions and refinancings of loans or advances existing on the Closing Date that were made to employees or consultants and (y) loans or advances to employees in the ordinary course of business in accordance with past practices of Holdings, but in any event in the case of this clause (y) not to exceed $10.0 million in the aggregate outstanding at any one time;

             (e) the payment of reasonable fees to directors of Holdings, the Issuer and the Subsidiaries of the Issuer who are not employees of Holdings, the Issuer or such Subsidiaries;

             (f) any transaction between the Issuer and a Restricted Subsidiary or between Restricted Subsidiaries;

             (g) customary indemnification and insurance arrangements in favor of officers, directors, employees and consultants of Holdings, the Issuer or any of the Restricted Subsidiaries;

             (h) the purchase and sale of inventory in the ordinary course of business on an arm's-length basis consistent with customary market pricing;

             (i) marketing and/or distribution arrangements on arm's-length terms;

             (j) payments by the Issuer or any of the Restricted Subsidiaries to Fox Paine and its Affiliates for any financial advisory, management, financing,

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        underwriting or other placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the members of the Board of Directors of the Issuer referred to in clause (b)(ii) of paragraph (1) above in good faith;

             (k) the existence of, or the performance by the Issuer or any Restricted Subsidiary of the obligations under the terms of, any stockholders' agreements (including any registration rights agreement or purchase agreement related thereto) to which any of them is a party as of the Closing Date, as such agreements may be amended from time to time pursuant to the terms thereof; provided, however, that the terms of any such amendment are no less favorable to the holders of the exchange notes than the terms of any such agreements in effect as of the Closing Date;

             (l) the issuance of Capital Stock (other than Disqualified Stock) of the Issuer for cash to any Permitted Holder;

             (m) any transaction between Circon and the Issuer or a Restricted Subsidiary in respect of the Circon Note in connection with the Transactions; and

             (n) the performance of the Services Agreement as in effect on the Closing Date (or any addition or deletion of services thereunder on substantially similar terms) or any other amendment or modification thereto or replacement thereof so long as any such other amendment, modification or replacement agreement is not materially more disadvantageous to the holders of the exchange notes than the original agreement as in effect on the Closing Date.

          Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries. The Issuer will not sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock except:

             (1) to the Issuer or a Wholly Owned Subsidiary;

             (2) if, immediately after giving effect to such issuance, sale or other disposition, neither the Issuer nor any of its Subsidiaries owns any Capital Stock of such Restricted Subsidiary; or

             (3) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under the caption "--Restrictive Covenants -- Limitation on Restricted Payments" if made on the date of such issuance, sale or other disposition.

          The cash proceeds of any sale of such Capital Stock permitted hereby will be treated as cash proceeds from an Asset Disposition and must be applied in accordance with the terms of the covenant described under the caption "-- Restrictive Covenants -- Limitation on Sales of Assets and Subsidiary Stock."

          SEC Reports. Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuer will

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     file with the SEC and provide the trustee and holders and prospective holders of the exchange notes (upon request) within 15 days after it files them with the SEC, copies of its annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In the event that the rules and regulations promulgated under the Exchange Act or the interpretations of the SEC thereof would permit the Issuer, if it were subject to the reporting requirements of
     Section 13 or 15(d) of the Exchange Act, to cease to file separate reports pursuant thereto based on the inclusion of financial or other information with respect to the Company in the reports and other financial information filed with the SEC or otherwise, Holdings may file with the SEC copies of its annual report and the information, documents and other reports that are specified in Section 13 and 15(d) of the Exchange Act (including such information as would be required to so permit the Issuer to cease to file separate reports) and provide them to the trustee and holders and prospective holders of the exchange notes (upon request) within 15 days after it files them with the SEC, in which case the Issuer will be relieved of its obligations under the previous sentence. In addition, following a Public Equity Offering, the Issuer shall furnish to the trustee and holders, promptly upon their becoming available, copies of the annual report to shareholders and any other information provided by the Issuer or Holdings to its public shareholders generally. The Issuer also will comply with the other provisions of Section 314(a) of the TIA.

          Future Guarantors. Subject to the last paragraph under "Guarantees", the Issuer will cause (1) each Domestic Subsidiary that is acquired or formed after the Closing Date, and (2) each Foreign Subsidiary (whether previously existing or newly acquired or formed) that guarantees any Indebtedness of the Issuer (other than the remaining 10 1/2% Senior Subordinated Notes due 2006) or a Domestic Subsidiary after the Closing Date, to become a Guarantor, and, if applicable, execute and deliver to the trustee a supplemental indenture in the form set forth in the indenture pursuant to which such Subsidiary will guarantee payment of the exchange notes. Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Subsidiary without rendering the Guarantee, as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

          Limitation on Lines of Business. The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business, other than a Permitted Business.

MERGER AND CONSOLIDATION

     The Issuer will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

          (1) the resulting, surviving or transferee Person (the "Successor Company") will be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and the Successor Company (if not the Issuer) will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of the Issuer under the exchange notes and the indenture;

          (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the

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     Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

          (3) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (1) of the covenant described under the caption "-- Restrictive Covenants -- Limitation on Indebtedness";

          (4) the Issuer shall have delivered to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture; and

          (5) the Issuer shall have delivered to the trustee an Opinion of Counsel to the effect that the holders of the exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of such transaction and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred.

     Notwithstanding the foregoing clause (2) or (3), the Issuer may merge with an Affiliate incorporated or formed solely for the purpose of reincorporating the Issuer in another jurisdiction.

     The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the indenture, but the Issuer, in the case of a conveyance, transfer or lease of all or substantially all its assets, will not be released from the obligation to pay the principal of and interest on the exchange notes.

     In addition, the Issuer will not permit any Guarantor to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any Person unless:

          (1) the resulting, surviving or transferee Person (the "Successor Guarantor") will be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and such Successor Guarantor (if not such Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of such Guarantor under its Guarantee;

          (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and

          (3) the Issuer will have delivered to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

     Notwithstanding clauses (2) and (3)of the fourth preceding paragraph and clause (2) of the immediately preceding paragraph, any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or another Restricted Subsidiary. In addition, the foregoing will not apply to any such consolidation with, merger with or into, or conveyance, transfer or lease to, any Person if the resulting, surviving or transferee Person will not be a Subsidiary of the Issuer and the other terms of

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the indenture, including the covenant described under "-- Restrictive
Covenants -- Limitation on Sales of Assets and Subsidiary Stock," are complied with.

DEFAULTS

     Each of the following is an "Event of Default":

          (1) a default in any payment of interest on, or Additional Amounts in respect of, any exchange note when due and payable, whether or not prohibited by the provisions described under the caption "-- Ranking," continued for 30 days;

          (2) a default in the payment of principal of any exchange note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under the caption "-- Ranking";

          (3) the failure by the Issuer to comply with its obligations under the covenant described under the caption "-- Merger and Consolidation";

          (4) the failure by the Issuer to comply for 30 days after notice to the Issuer and the trustee with any of its obligations under the covenants described under the captions "-- Change of Control" or "-- Restrictive Covenants" (in each case, other than a failure to purchase exchange notes);

          (5) the failure by the Issuer or any Guarantor to comply for 60 days after notice with its other agreements contained in the exchange notes or the indenture;

          (6) the failure by the Issuer or any Subsidiary of the Issuer to pay any Indebtedness (other than Indebtedness owing to the Issuer or a Subsidiary of the Issuer) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $5.0 million or its foreign currency equivalent (the "cross acceleration provision") and such failure continues for 10 days after receipt of the notice to the Issuer and the trustee;

          (7) certain events of bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (the "bankruptcy provisions"); or

          (8) the rendering of any judgment or decree for the payment of money in excess of $5.0 million or its foreign currency equivalent against the Issuer or a Restricted Subsidiary, to the extent such judgment or decree is not covered by insurance or is in excess of insurance coverage, if such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the "judgment default provision"); or

          (9) any Guarantee ceases to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor, or Person acting by or on behalf of such Guarantor, denies or disaffirms such Guarantor's obligations under the indenture or any Guarantee and such Default continues for 10 days after receipt of the notice specified in the indenture.

     The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of

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law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

     However, a default under clause (4), (5) or (6) above will not constitute an Event of Default until the trustee or the holders of at least 25% in aggregate principal amount of the outstanding exchange notes notify the Issuer and the trustee of the default and the Issuer or the Guarantor, as applicable, does not cure such default within the time specified in clauses (4), (5) or (6) above after receipt of such notice.

     If an Event of Default (other than an Event of Default under the bankruptcy provisions) occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding exchange notes by notice to the Issuer and the trustee may declare the principal of and accrued but unpaid interest on all the exchange notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default under the bankruptcy provisions occurs, the principal of and interest on all the exchange notes will become immediately due and payable without any declaration or other act on the part of the trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of the outstanding exchange notes may rescind any such acceleration with respect to the exchange notes and its consequences.

     Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of exchange notes, unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due on the exchange notes, no holder may pursue any remedy with respect to the indenture or the exchange notes unless:

          (1) such holder has previously given the trustee notice that an Event of Default is continuing;

          (2) holders of at least 25% in aggregate principal amount of the outstanding exchange notes have requested the trustee in writing to pursue the remedy;

          (3) such holders have offered the trustee security or indemnity reasonably acceptable to the trustee against any loss, liability, fees or expenses including reasonable fees and expenses of legal counsel;

          (4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

          (5) the holders of a majority in aggregate principal amount of the outstanding exchange notes have not given the trustee a direction inconsistent with such request within such 60-day period.

     Subject to certain restrictions, the holders of a majority in aggregate principal amount of the outstanding exchange notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to

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indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

     If a Default occurs and is continuing and is known to a Trust Officer, the trustee must mail to each holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by a Trust Officer. Except in the case of a Default in the payment of principal of or interest on any exchange note (including payments pursuant to the redemption provisions of such exchange note, if any), the trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the holders. The trustee shall not be deemed to have notice of a Default unless a Trust Officer shall have actual knowledge thereof or shall have received written notice thereof from any holder. In addition, the Issuer will be required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer will also be required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event that would constitute certain Events of Default, its status and what action the Issuer is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the indenture or the exchange notes may be amended with the written consent of the holders of a majority in aggregate principal amount of the exchange notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the exchange notes then outstanding. However, without the consent of each holder of an outstanding exchange note affected, no amendment may, among other things:

          (1) reduce the amount of exchange notes whose holders must consent to an amendment;

          (2) reduce the rate of or extend the time for payment of interest or any Additional Amounts on any exchange note;

          (3) reduce the principal of or extend the Stated Maturity of any exchange note;

          (4) reduce the premium payable upon the redemption of any exchange note or change the time at which any exchange note may be redeemed as described under the caption "-- Optional Redemption";

          (5) make any exchange note payable in money other than that stated in the exchange note;

          (6) make any change to the subordination provisions of the indenture that adversely affects the rights of any holder of an exchange note;

          (7) impair the right of any holder of an exchange note to receive payment of principal of and interest or any Additional Amounts on, such holder's exchange notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's exchange notes;

          (8) make any change in the amendment provisions which require each exchange note holder's consent or in the waiver provisions; or

          (9) modify the Guarantees in any manner adverse to the holders of the exchange notes.

     Without the consent of any holder of the exchange notes, the Issuer and trustee may amend the indenture to:

          (1) cure any ambiguity, omission, defect or inconsistency;

          (2) provide for the assumption by a successor corporation of the obligations of the Issuer under the indenture;

          (3) provide for uncertificated exchange notes in addition to or in place of certificated exchange notes (provided that the uncertificated exchange notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated exchange notes are described in Section 163(f)(2)(B) of the Code);

          (4) make any change in the subordination provisions of the indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness of the Issuer (or any representative thereof) under such subordination provisions;

          (5) add additional Guarantees with respect to the exchange notes;

          (6) secure the exchange notes;

          (7) add to the covenants of the Issuer for the benefit of the holders of the exchange notes or to surrender any right or power conferred upon the Issuer;

          (8) make any change that does not adversely affect the rights of any holder, subject to the provisions of the indenture;

          (9) provide for the issuance of the exchange notes;

          (10) comply with any requirement of the SEC in connection with the qualification of the indenture under the TIA; or

          (11) to change the name or title of the exchange notes and make any conforming changes related thereto.

     However, no amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Senior Indebtedness of the Issuer then outstanding, unless the holders of such Senior Indebtedness (or any group or Representative thereof authorized to give a consent) consent to such change.

     The consent of the holders of the exchange notes will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

     After an amendment becomes effective, the Issuer will be required to mail to holders of the exchange notes a notice briefly describing such amendment. However, the failure to give such notice to all holders, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER AND EXCHANGE

     A holder of exchange notes will be able to transfer or exchange its exchange notes. Upon any transfer or exchange, the registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a holder to pay any taxes required by law or permitted by the indenture. The Issuer will not be required to transfer or exchange any exchange note selected for redemption or to transfer or exchange any exchange note for a period of 15 days prior to a selection of exchange notes to be redeemed.

DEFEASANCE

     The Issuer may at any time terminate all its obligations under the exchange notes and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the exchange notes, to replace mutilated, destroyed, lost or stolen exchange notes and to maintain a registrar and paying agent in respect of the exchange notes.

     In addition, the Issuer may at any time terminate:

          (1) its obligations under the covenants described under "-- Restrictive Covenants" or

          (2) the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision described under "-- Defaults" and the limitations contained in clause (3) under the first paragraph under "-- Merger and Consolidation" (this clause, together with clause (1) above, "covenant defeasance").

     In the event that the Issuer exercises its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guarantee.

     The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the exchange notes may not be accelerated because of an Event of Default with respect thereto.

     If the Issuer exercises its covenant defeasance option, payment of the exchange notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries), (8) (with respect only to Significant Subsidiaries) or (9) under "-- Defaults" or because of the failure of the Issuer to comply with clause (3) under the first paragraph under "-- Merger and Consolidation."

     In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the "defeasance trust") with the trustee money, in an amount sufficient, or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the principal of and interest on, and Additional Amounts, if any, in respect of, the outstanding exchange notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the trustee of an Opinion of Counsel to the effect that holders of exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

CONCERNING THE TRUSTEE

     The Bank of New York is to be the trustee under the indenture and has been appointed by the Issuer as registrar and paying agent with regard to the exchange notes.

GOVERNING LAW

     The indenture and the exchange notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     "accreted value" means, as of any date (the "Specified Date"), the amount provided below for each $1,000 principal amount at maturity of exchange notes:

          (1) if the Specified Date occurs on one of the following dates (each, a "Semi-Annual Accrual Date"), the accreted value will equal the amount set forth below under the "Accreted Value" column for such Semi-Annual Accrual
     Date:

                                              ACCRETED VALUE
                                         ------------------------
       SEMI-ANNUAL ACCRUAL DATE           PER UNIT     AGGREGATE
       ------------------------          ----------   -----------
Issue Date                               $  761.000   110,004,072
May 15, 2000...........................     771.464   111,516,602
November 15, 2000                           782.071   113,049,929
May 15, 2001...........................     792.824   114,604,339
November 15, 2001                           803.725   116,180,122
May 15, 2002...........................     814.776   117,777,572
November 15, 2002                           825.979   119,396,986
May 15, 2003...........................     837.337   121,038,666
November 15, 2003                           848.850   122,702,920
May 15, 2004...........................     860.521   124,390,056
November 15, 2004                           872.353   126,100,391
May 15, 2005...........................     884.348   127,834,242
November 15, 2005                           896.507   129,591,933
May 15, 2006...........................     908.834   131,373,791
November 15, 2006                           921.330   133,180,150
May 15, 2007...........................     933.998   135,011,346
November 15, 2007                           946.841   136,867,721
May 15, 2008...........................     959.860   138,749,620
November 15, 2008                           973.057   140,657,395
May 15, 2009...........................     986.437   142,591,401
November 15, 2009......................   1,000.000   144,552,000

     ; or

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

          (2) if the Specified Date occurs between two Semi-Annual Accrual Dates, the accreted value will equal the sum of (a) the accreted value for the Semi-Annual Accrual Date immediately preceding such Specified Date and
     (b) an amount equal to the product of (i) the accreted value for the immediately following Semi-Annual Accrual Date less the accreted value for the immediately preceding Semi-Annual Accrual Date multiplied by (ii) a fraction, the numerator of which is the number of days elapsed from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180 (or, if the Semi-Annual Accrual Date immediately preceding the Specified Date is the Issue Date, the denominator of which is 182). In the event the trustee is required to take any action which requires the calculation described in the preceding sentence, upon request by the trustee the Issuer will calculate such accreted value and set forth such in an officers' certificate.

     "Additional Amounts" means any liquidated damages payable pursuant to any exchange agreement, registration rights agreement or similar agreement entered into in connection with the indenture.

     "Additional Assets" means:

          (1) any property or assets (other than Indebtedness and Capital Stock) to be used by the Issuer or a Restricted Subsidiary in a Permitted Business;

          (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or another Restricted Subsidiary; or

          (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Permitted Business.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under the captions "-- Restrictive Covenants -- Limitation on Transactions with Affiliates" and "-- Restrictive Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Holdings or the Issuer or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Issuer or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

          (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or a Restricted Subsidiary);

          (2) all or substantially all the assets of any division or line of business of the Issuer or any Restricted Subsidiary; or

          (3) any other assets of the Issuer or any Restricted Subsidiary outside of the ordinary course of business of the Issuer or such Restricted Subsidiary;

other than, in the case of (1), (2) and (3) above:

          (a) a disposition by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Wholly Owned Subsidiary;

          (b) for purposes of the provisions described under the caption
     "-- Restrictive Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, a disposition subject to the covenant described under the caption "-- Restrictive Covenants -- Limitation on Restricted Payments;"

          (c) a disposition of assets with a Fair Market Value of less than $100,000;

          (d) a disposition of Temporary Cash Investments or obsolete equipment or other obsolete assets in the course of business consistent with past practices of the Issuer; and

          (e) the disposition of all or substantially all of the assets of the Issuer in a manner permitted under the covenant described under the caption "-- Merger and Consolidation" or any disposition that constitutes a Change of Control under the indenture; provided that, the covenant described under the caption "-- Merger and Consolidation" or "-- Change of Control," as the case may be, is complied with.

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at 13.64%, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

          (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

          (2) the sum of all such payments.

     "Bank Indebtedness" means any and all amounts payable under or in respect of the credit agreement and the collateral documents relating thereto and any Refinancing

Indebtedness with respect thereto, as amended from time to time, including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations and all other amounts payable thereunder or in respect thereof.

     "Board of Directors" means the Board of Directors of the Issuer or Holdings, as applicable, or any committee thereof duly authorized to act on behalf of the Board of Directors of the Issuer or Holdings, as applicable.

     "Business Day" means each day that is not a Legal Holiday.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

     "Circon Note" means a promissory note that may be issued in connection with, or prior to consummation of, the Transactions by Circon to the Issuer or a Restricted Subsidiary as a dividend payment.

     "Closing Date" means the original date of the indenture.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Coverage Ratio" means, as of any date of determination, the ratio of:

          (1) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at the end of the most recent fiscal quarter for which financial statements are publicly available, to

          (2) Consolidated Interest Expense for such four fiscal quarters;

provided, however, that:

          (a) if the Issuer or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;

          (b) if the Issuer or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any

     Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Issuer or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

          (c) if since the beginning of such period the Issuer or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Issuer or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Issuer and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Issuer and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

          (d) if since the beginning of such period the Issuer or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) or an acquisition of assets (including by acquisition of the Capital Stock of an entity that becomes a Restricted Subsidiary), including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business or a product line or a line of business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

          (e) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (c) or (d) above if made by the Issuer or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

     For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition of assets or Capital Stock or Asset Disposition under clauses (c), (d) or (e) above, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Issuer and shall include those adjustments permitted in accordance with GAAP and/or Article XI of Regulation S-X (or any successor thereto) promulgated by the SEC. Notwithstanding the foregoing, with respect to any Investment or acquisition of assets or Capital Stock (in each case, by merger or otherwise), any such pro forma calculations may include the annualized amount of operating expense reductions (net of any annualized expenses (including interest expense) incurred to achieve such operating expense reductions) for such period resulting from the acquisition or other transaction which is being given pro forma effect that have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six months following any such acquisition or other transaction, including but not limited to, the execution or termination of any contracts, the termination of any personnel or the closing (or approval by the Board of Directors of the Issuer of the closing) of any facility, as applicable. In addition, and notwithstanding the foregoing, for purposes of calculating the Consolidated Coverage Ratio, as of any date of determination, pro forma effect may be given to the annualized amount of operating expense reductions (net of any annualized expenses (including interest expense) incurred to achieve such operating expense reductions) resulting from any acquisitions or other transactions occurring in either of the two fiscal quarters prior to the four quarter reference period for which the Consolidated Coverage Ratio is being calculated, provided that (A) such acquisition or other transaction would have been given pro forma effect under clause (d) or (e) above had it occurred in the four quarter reference period for which the Consolidated Coverage Ratio is being calculated and (B) such operating expense reductions have been realized, or the steps necessary for realization have been taken or are reasonably expected to be taken within six months following any such acquisition or other transaction, including the steps described in the immediately preceding sentence. In connection with any pro forma adjustment or adjustments made pursuant to either of the two immediately preceding sentences, such adjustment or adjustments shall be set forth in an Officers' Certificate signed by the Issuer's Chief Financial Officer and another Officer which states (x) the amount of such adjustment or adjustments, (y) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers' Certificate at the time of such execution and (z) that any related Incurrence of Indebtedness is permitted pursuant to the indenture.

     If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months). In addition, for purposes of the computations referred to in clause (a) and (b) above, interest expense on any Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

     "Consolidated Current Liabilities" as of any date of determination means the aggregate amount of liabilities of the Issuer and its Consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), on a Consolidated basis, after eliminating:

          (1) all intercompany items between the Issuer and any Restricted Subsidiary; and

          (2) all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Issuer and its Consolidated Restricted Subsidiaries, to the extent such interest expense was deducted in computing Consolidated Net Income plus, to the extent Incurred by the Issuer and its Consolidated Restricted Subsidiaries in such period but not included in such interest expense:

          (1) interest expense attributable to Capitalized Lease Obligations and interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

          (2) amortization of debt discount and debt issuance costs (other than (a) debt issuance costs incurred in connection with the Transactions and
     (b) any other debt issuance costs incurred in amounts, and on terms, that are customary and reasonable in light of then prevailing market conditions);

          (3) capitalized interest;

          (4) non-cash interest expense;

          (5) amortization of, or other charges for, commissions, discounts and other fees and charges attributable to letters of credit and bankers' acceptance financing;

          (6) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is guaranteed by the Issuer or any Restricted Subsidiary;

          (7) amortization of net costs associated with Hedging Obligations (including amortization of fees);

          (8) dividends in respect of all Disqualified Stock of the Issuer and all Preferred Stock of any of the Subsidiaries of the Issuer, to the extent held by Persons other than the Issuer or a Wholly Owned Subsidiary;

          (9) interest Incurred in connection with investments in discontinued operations; and

          (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Issuer) in connection with Indebtedness Incurred by such plan or trust.

     "Consolidated Net Income" means, for any period, the net income of the Issuer and its Consolidated Subsidiaries for such period; provided, however,that there shall not be included in such Consolidated Net Income:

          (1) any net income of any Person (other than the Issuer) if such Person is not a Restricted Subsidiary, except that:

             (a) subject to the limitations contained in clause (4) below, the Issuer's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash or the Fair Market Value of other assets actually distributed by such Person during such period to the Issuer or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

             (b) the Issuer's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income (but only to the extent (cumulative of such losses) of the Issuer's Investment in such Person);

          (2) any net income (or loss) of any Person acquired by the Issuer or a Subsidiary of the Issuer in a pooling of interests transaction for any period prior to the date of such acquisition;

          (3) any net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its net income is not, at the date of determination, permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter, or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived, except that the net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

          (4) any gain (but not loss) realized upon the sale or other disposition of any asset of the Issuer or its Consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person;

          (5) any extraordinary or otherwise nonrecurring gain or loss; and

          (6) the cumulative effect of a change in accounting principles.

     Notwithstanding the foregoing, for the purpose of the covenant described under the caption " -- Restrictive Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Issuer or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (d)(iii)(E)(i) of paragraph (1) thereof.

     "Consolidated Net Tangible Assets" as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of the Issuer and its Consolidated Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of:

          (1) minority interests in Consolidated Subsidiaries held by Persons other than the Issuer or a Restricted Subsidiary;

          (2) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors of the Issuer;

          (3) any revaluation or other write-up in book value of assets subsequent to the date of the indenture as a result of a change in the method of valuation in accordance with GAAP consistently applied;

          (4) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

          (5) treasury stock;

          (6) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

          (7) Investments in and assets of Unrestricted Subsidiaries.

     "Consolidation" means the consolidation of the amounts of each of the Restricted Subsidiaries with those of the Issuer in accordance with GAAP consistently applied; provided, however, that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Issuer or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

     "credit agreement" means the credit agreement dated as of November 12, 1999, among the Issuer, Holdings, The Chase Manhattan Bank, as administrative agent and collateral agent, Bankers Trust Company, as co-syndication agent, Merrill Lynch Capital Corporation, as co-syndication agent, Credit Suisse First Boston, as co-documentation agent, and the lenders party thereto, as amended, waived or otherwise modified from time to time (except to the extent that any such amendment, waiver or other modification thereto would be prohibited by the terms of the indenture, unless otherwise agreed to by the holders of at least a majority in aggregate principal amount at maturity of exchange notes at the time outstanding).

     "Currency Agreement" means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Noncash Consideration" means noncash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate that sets forth the basis for valuing such Designated Noncash Consideration.

     "Designated Senior Indebtedness" of the Issuer or a Guarantor means:

          (1) Bank Indebtedness or a guarantee thereof of the Issuer or such Guarantor, as applicable; and

          (2) any other Senior Indebtedness of the Issuer or such Guarantor that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to at least $15.0 million and is specifically designated by the Issuer or such Guarantor in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the indenture.

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     "Disqualified Stock" means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

          (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

          (2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Issuer or a Restricted Subsidiary provided, that any such conversion or exchange shall be deemed an issuance of Indebtedness or Disqualified Stock, as applicable); or

          (3) is redeemable at the option of the holder thereof, in whole or in part;

in the case of each of clauses (1), (2) and (3) on or prior to the first anniversary of the Stated Maturity of the exchange notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the exchange notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenants described under the captions "Change of Control" and "-- Restrictive Covenants -- Limitation on Sale of Assets and Subsidiary Stock."

     "Domestic Subsidiary" means any Restricted Subsidiary of the Issuer other than a Foreign Subsidiary.

     "EBITDA" for any period means the Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

          (1) income tax expense of the Issuer and its Consolidated Restricted Subsidiaries;

          (2) Consolidated Interest Expense;

          (3) depreciation expense of the Issuer and its Consolidated Restricted Subsidiaries;

          (4) amortization expense of the Issuer and its Consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period); and

          (5) all other non-cash charges of the Issuer and its Consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period, but that will not be expensed in such future periods) less all non-cash items of income of the Issuer and its Consolidated Restricted Subsidiaries (other than non-cash items representing an accrual or reserve for cash to be received in any future period but that will not be treated as income in such future periods), in each case for such period.

     Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges less all non-cash items of income of, a Restricted Subsidiary of the Issuer shall be added to Consolidated Net

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Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Issuer by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

     "Equity Offering" means any public or private sale of Capital Stock (other than Disqualified Stock) of the Issuer or Holdings, other than offerings of the Issuer or Holdings of the type that can be registered on Form S-8 (or any successor form) pursuant to the Securities Act.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Except as required by the next sentence, Fair Market Value will be determined in good faith by the Board of Directors of the Issuer, whose determination will be conclusive and evidenced by a resolution of the Board of Directors of the Issuer. For purposes of the definition of "Consolidated Net Income" and the covenant described under "Limitation on Sales of Assets and Subsidiary Stock", the Fair Market Value of assets or property, other than cash, which involves an aggregate amount in excess of $10.0 million, shall have been determined in writing by a nationally recognized appraisal, accounting or investment banking firm.

     "Foreign Coverage Ratio" has the same meaning as Consolidated Coverage Ratio except that all references (in the definition of Consolidated Coverage Ratio and in the definitions used therein) to (1) the "Issuer" shall be deemed to be references to the Foreign Subsidiaries and (2) "Restricted Subsidiaries" shall be deemed to be references only to the Foreign Subsidiaries.

     "Foreign Subsidiary" means any Restricted Subsidiary of the Issuer that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including those set forth in:

          (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

          (2) statements and pronouncements of the Financial Accounting Standards Board;

          (3) such other statements by such other entities as approved by a significant segment of the accounting profession; and

          (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

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     All ratios and computations based on GAAP contained in the indenture shall be computed in conformity with GAAP, except as specifically provided herein.

     "guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of any Person:

          (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

          (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning. The term "guarantor" shall mean any Person guaranteeing any obligation.

     "Guarantee" means each guarantee of the obligations with respect to the exchange notes issued by a Guarantor pursuant to the terms of the indenture.

     "Guarantor" means Holdings and any Subsidiary of the Issuer that has provided a guarantee of the obligations with respect to the exchange notes.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

     "Holder" or "holder" means the Person in whose name an exchange note is registered on the registrar's books.

     "Holdings" means Maxxim Medical, Inc., a Texas corporation, and parent of the Issuer, until a successor replaces it and thereafter, means the successor.

     "Incur" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person is merged or consolidated with another Person or becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time of such merger or consolidation or at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security or addition of interest to principal on a pay-in-kind security shall not be deemed the Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

          (1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

          (2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

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          (3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

          (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables and contingent obligations to pay earn-outs), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

          (5) all Capitalized Lease Obligations and all Attributable Debt of such Person;

          (6) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

          (7) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

             (A) the Fair Market Value of such asset at such date of determination and

             (B) the amount of such Indebtedness of such other Persons;

          (8) to the extent not otherwise included in this definition, Hedging Obligations of such Person; and

          (9) all obligations of the type referred to in clauses (1) through (8) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and except as provided above the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     "Interest Rate Agreement" means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

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     "Investment" in any Person means any, direct or indirect, advance, loan
(other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under the caption
"-- Restrictive Covenants -- Limitation on Restricted Payments:"

          (1) "Investment" shall include the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that, upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to:

             (a) the Issuer's "Investment" in such Subsidiary at the time of such redesignation less

             (b) the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

          (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value.

     "Issuer" means Maxxim Medical Group, Inc., a Delaware corporation, until a successor replaces it and, thereafter, means the successor.

     "Legal Holiday" means a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required by law to close.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Management Group" means the group consisting of current and former directors and executive officers of the Issuer and Holdings.

     "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

          (1) all legal fees and expenses, title and recording tax expenses, commissions and other fees and expenses incurred (including any out-of-pocket expenses relating to the relocation of assets or personnel, any severance or other personnel costs, and any other out-of-pocket expenses of a similar nature, in each case incurred within twelve months of such Asset Disposition), and all federal, state, provincial, foreign and local

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     taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition;

          (2) all payments, including any prepayment premiums or penalties, made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

          (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

          (4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Issuer or any Restricted Subsidiary after such Asset Disposition.

     "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Officer" means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Issuer. "Officer" of a Guarantor has a correlative meaning.

     "Officers' Certificate" means a certificate signed by two Officers.

     "Opinion of Counsel" means a written opinion from legal counsel. The counsel may be an employee of or counsel to the Issuer or a Guarantor.

     "Permitted Business" means any business engaged in by the Issuer or any Restricted Subsidiary on the Closing Date and any Related Business.

     "Permitted Holders" means:

          (1) Fox Paine Capital Fund, L.P. and its Affiliates, FPC Investors, L.P., Maxxim Coinvestment Fund I, LLC, Maxxim Coinvestment Fund II, LLC, Maxxim Coinvestment Fund III, LLC, Maxxim Coinvestment Fund IV, LLC, Maxxim Coinvestment Fund V, LLC and the Management Group; and

          (2) any Person acting in the capacity of an underwriter in connection with a public or private offering of Holdings' or the Issuer's Capital Stock.

     "Permitted Investment" means an Investment by the Issuer or any Restricted Subsidiary in:

          (1) the Issuer, a Restricted Subsidiary or a Person that will, upon the making of such Investment (including the purchase of its Capital Stock), become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Permitted Business;

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          (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Issuer or a Restricted Subsidiary; provided, however, that such Person's primary business is a Permitted Business;

          (3) Temporary Cash Investments;

          (4) receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

          (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (6) any loans or advances to employees made in the ordinary course of business consistent with past practices of the Issuer or such Restricted Subsidiary and not exceeding, when aggregated with amounts loaned or advanced under clause (f)(iv) of paragraph (2) of the caption
     "-- Restrictive Covenants -- Limitation on Restricted Payments," $5.0 million in the aggregate outstanding at any one time;

          (7) stock, obligations or securities received in settlement of (or foreclosure with respect to) debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments;

          (8) any Person to the extent such Investment represents the non-cash or deemed cash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under the caption "-- Restrictive Covenants -- Limitation on Sales of Assets and Subsidiary Stock;"

          (9) (x) any Investment existing on the Closing Date and (y) in the case of loans and advances made to employees and existing on the Closing Date, such loans and advances and any extensions or refinancings thereof;

          (10) Hedging Obligations permitted under clause (g) of paragraph (2) of the covenant described under the caption "-- Restrictive
     Covenants -- Limitation on Indebtedness;"

          (11) guarantees of Indebtedness permitted under the covenant described under the caption "-- Restrictive Covenants -- Limitation on Indebtedness;"

          (12) the Circon Note;

          (13) Investments which are made exclusively with Capital Stock of Holdings or the Issuer (other than Disqualified Stock); and

          (14) additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding, not to exceed $10.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

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     "Permitted Junior Securities" means debt or equity securities of the Issuer or any successor corporation issued pursuant to a plan of reorganization or readjustment of the Issuer that are subordinated to the payment of all then-outstanding Senior Indebtedness of the Issuer at least to the same extent that the exchange notes are subordinated to the payment of all Senior Indebtedness of the Issuer on the Closing Date, so long as to the extent that any Senior Indebtedness of the Issuer outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash or cash equivalents on such date, the holders of any such Senior Indebtedness not so paid in full in cash or cash equivalents have consented to the terms of such plan of reorganization or readjustment.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

     "principal" of an exchange note means the accreted value of the exchange note plus the premium, if any, payable on the exchange note which is due or overdue or is to become due at the relevant time.

     "Public Equity Offering" means an underwritten primary public offering of common stock of the Issuer pursuant to an effective registration statement under the Securities Act.

     "Purchase Money Indebtedness" means Indebtedness:

          (1) consisting of the deferred purchase price of an asset or Capital Stock, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed; and

          (2) incurred to finance the acquisition by the Issuer or a Restricted Subsidiary of such asset or Capital Stock, including additions and improvements; provided, however, that such Indebtedness is incurred within 180 days before or after the acquisition by the Issuer or such Restricted Subsidiary of such asset.

     "Purchasers" means the Persons that purchased the old notes from the Issuer in connection with the closing of the Transactions.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, replace, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

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     "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, repay, redeem, retire, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Issuer or any Restricted Subsidiary existing on the Closing Date or Incurred in compliance with the indenture (including Indebtedness of the Issuer that Refinances Refinancing Indebtedness); provided, however, that:

          (1) other than with respect to Senior Indebtedness, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

          (2) other than with respect to Senior Indebtedness, the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

          (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced (or, in the case of Bank Indebtedness, in an aggregate principal amount of commitments or loans thereunder of up to $310.0 million less the aggregate amount of prepayments of Bank Indebtedness pursuant to the covenant described under "Limitation on Sales of Assets and Subsidiary Stock"); and

          (4) if the Indebtedness being Refinanced is subordinated in right of payment to the exchange notes, such Refinancing Indebtedness is subordinated in right of payment to the exchange notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include:

          (a) Indebtedness of a Restricted Subsidiary that Refinances Indebtedness of the Issuer; or

          (b) Indebtedness of the Issuer or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Related Assets" means (1) assets used or useful in a Permitted Business or
(2) equity interests representing a majority of the Voting Stock of Persons engaged in a Permitted Business.

     "Related Business" means any business related, ancillary or complementary to the businesses of the Issuer and the Restricted Subsidiaries on the Closing Date.

     "Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

     "Restricted Subsidiary" means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

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     "SEC" means the Securities and Exchange Commission.

     "Secured Indebtedness" means any Indebtedness of the Issuer or any Guarantor, as applicable, secured by a Lien.

     "Senior Subordinated Indebtedness" of the Issuer or any Guarantor means the exchange notes or such Guarantor's Guarantee, as applicable, and any other Indebtedness of the Issuer, or such Guarantor, that specifically provides that such Indebtedness is to rank pari passu with the exchange notes or such Guarantor's Guarantee, as applicable, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Issuer or such Guarantor which is not Senior Indebtedness of the Issuer or such Guarantor, as applicable.

     "Services Agreement" means the Services Agreement to be entered into by Circon Holdings Corporation, Circon, the Issuer and Holdings in connection with the Transactions.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer thereof unless such contingency has occurred).

     "Subordinated Obligation" means any Indebtedness of the Issuer or any Guarantor, as applicable (whether outstanding on the Closing Date or thereafter Incurred) that is subordinate or junior in right of payment to the exchange notes or such Guarantor's Guarantee, as applicable, pursuant to a written agreement.

     "Subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity:

          (1) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held; or

          (2) that is, as of such date, otherwise controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

     "Subsidiary Guarantors" means the Subsidiaries of the Issuer that are Guarantors.

     "Temporary Cash Investments" means any of the following:

          (1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

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          (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

          (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

          (4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Issuer) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. ("Moody's") or "A-1" (or higher) according to Standard and Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. ("S&P"); and

          (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's.

     "TIA" means the Trust indenture Act of 1939 (15 U.S.C.
sec.sec. 77aaa-77bbbb) as in effect on the Closing Date.

     "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

     "Transactions" has the meaning set forth in this prospectus.

     "Trustee" or "trustee" means the party named as such in the indenture until a successor replaces it and, thereafter, means the successor.

     "Trust Officer" means any vice president, any assistant vice president, any secretary, any assistant treasurer or any other trust officer of the trustee assigned by the trustee to administer its corporate trust matters.

     "Unrestricted Subsidiary" means:

          (1) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

          (2) any Subsidiary of an Unrestricted Subsidiary.

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The Board of Directors of the Issuer may designate any Subsidiary of the Issuer
(including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

          (1) the Subsidiary to be so designated has total Consolidated assets of $1,000 or less; or

          (2) if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under the caption "-- Restrictive Covenants -- Limitation on Restricted Payments."

The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

          (1) the Issuer could Incur $1.00 of additional Indebtedness under paragraph (1) of the covenant described under the caption "-- Restrictive Covenants -- Limitation on Indebtedness" and (2) no Default shall have occurred and be continuing.

Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors of the Issuer shall be evidenced to the trustee by promptly filing with the trustee a copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and that are not callable or redeemable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary of the Issuer all the Capital Stock of which (other than directors' qualifying shares) is owned by the Issuer or another Wholly Owned Subsidiary.

                   EXCHANGE AND REGISTRATION RIGHTS AGREEMENT

     On November 12, 1999, the Issuer, the purchasers of the old notes and the guarantors of the Issuer's obligations under the indenture and the old notes entered into an exchange and registration rights agreement. Pursuant to the exchange and registration rights agreement, the Issuer and the guarantors agreed to (1) file with the SEC on or prior to 75 days after the issue date of the old notes a registration statement on an appropriate form relating to a registered exchange offer for the old notes under the Securities Act, and (2) use their reasonable best efforts to cause the exchange offer registration statement to
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

be declared effective under the Securities Act on or prior to 150 days after the issue date. As soon as practicable after the effectiveness of the exchange offer registration statement, the Issuer will promptly offer to the holders of Transfer Restricted Securities (as defined below) who are not prohibited by any law or policy of the SEC from participating in the exchange offer the opportunity to exchange their Transfer Restricted Securities for an issue of exchange notes that are identical in all material respects to the old notes (except that the exchange notes will not contain terms with respect to transfer restrictions and will be issued in fully registered form) and that would be registered under the Securities Act. The Issuer and the guarantors will keep the exchange offer open for not less than 30 days (or longer, if required by applicable law) after the date on which notice of the exchange offer is mailed to the holders of the old notes.

     If (1) because of any change in law or applicable interpretations thereof by the staff of the SEC, the Issuer is not permitted to effect the exchange offer as contemplated by the exchange and registration rights agreement, (2) any old notes validly tendered pursuant to the exchange offer are not exchanged for exchange notes on or prior to 180 days after the issue date of the old notes,
(3) any purchaser of the old notes so requests on or prior to the 20th business day following the date on which the exchange offer is consummated with respect to old notes not eligible to be exchanged for exchange notes in the exchange offer and held by it following the consummation of the exchange offer, (4) any applicable law or interpretations do not permit any holder of old notes to participate in the exchange offer, (5) any holder of old notes that participates in the exchange offer does not receive freely transferable exchange notes in exchange for tendered old notes so requests with respect to such old notes on or prior to the 20(th) business day following the date on which the exchange offer is consummated, or (6) the Issuer so elects, then the Issuer and the guarantors shall use their reasonable best efforts to file as promptly as practicable (but in the event more than 45 days after so required) with the SEC a shelf registration statement to register resales of Transfer Restricted Securities by such holders that satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. For purposes of the foregoing, "Transfer Restricted Securities" means each old note until (1) the date on which such old note is exchanged for a freely transferable exchange note in the exchange offer, (2) the date on which such old note is effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement or (3) the date on which such old note is distributed to the public pursuant to Rule 144 under the Securities Act or becomes salable pursuant to Rule 144(k) under the Securities Act.

     The Issuer and the guarantors will use their reasonable best efforts to have the exchange offer registration statement or, if applicable, the shelf registration statement declared effective by the SEC as promptly as practicable after the filing thereof. Unless the exchange offer would not be permitted by a policy of the SEC, the Issuer will commence the exchange offer and will use its reasonable best efforts to consummate the exchange offer as promptly as practicable, but in any event prior to 180 days after the issue date of the old notes. If applicable, the Issuer and the guarantors will use their reasonable best efforts to keep the shelf registration statement effective until the second anniversary of the Issue Date.

     If (1) the applicable registration statement is not filed with the SEC on or prior to 75 days after the issue date of the old notes; (2) the exchange offer registration statement or the shelf registration statement, as the case may be, is not declared effective on or prior to 150 days after the issue date of the old notes (or, in the case of a shelf registration

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

statement required to be filed in response to a change in law or applicable interpretations thereof by the Staff of the SEC, if later, on or prior to 60 days after publication of the change in law or interpretation); (3) the exchange offer is not consummated on or prior to 180 days after the issue date of the old notes; or (4) the shelf registration statement is filed and declared effective on or prior to 150 days after the issue date of the old notes (or, in the case of a shelf registration statement required to be filed in response to a change in law or applicable interpretations thereof by the Staff of the SEC, if later, on or prior to 60 days after publication of the change in law or interpretation) but shall thereafter cease to be effective (at any time that the Issuer and the guarantors are obligated to maintain the effectiveness thereof) without being succeeded within 45 days by an additional registration statement filed and declared effective (each such event referred to in clauses (1) through (4) above, a "registration default"), the Issuer and the guarantors will be jointly and severally obligated to pay liquidated damages to each holder of Transfer Restricted Securities, during the period of one or more such registration defaults, in an amount equal to $0.192 per week per $1,000 of accreted value of the old notes (as of the most recent interest payment date, or if no interest has been paid, the issue date of the old notes), until the applicable registration statement is filed, the exchange offer registration statement is declared effective and the exchange offer is consummated, the shelf registration statement is declared effective or the shelf registration statement again becomes effective, as the case may be. All accrued liquidated damages shall be paid to holders in the same manner as interest payments on the old notes on semi-annual payment dates that correspond to interest payment dates for the old notes. Following the cure of all registration defaults, the accrual of liquidated damages will cease.

     The exchange and registration rights agreement also provides that the Issuer and the guarantors (1) shall make available, for a period of 90 days after the consummation of the exchange offer, a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such exchange notes and (2) shall pay all expenses incident to the exchange offer (including the expense of one counsel to the holders of the old notes) and will jointly and severally indemnify certain holders of the old notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the exchange and registration rights agreement (including certain indemnification rights and obligations).

     Each holder of old notes who wishes to exchange such old notes for exchange notes in the exchange offer will be required to make certain representations, including representations that (1) any exchange notes to be received by it will be acquired in the ordinary course of its business, (2) it has no arrangement or understanding with any person to participate in the distribution of the old notes or the exchange notes and (3) it is not an "affiliate" (as defined in Rule 405 under the Securities Act) of the Issuer, or, if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     If the holder is not a broker-dealer, it is required to represent that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes. If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, it is required to deliver a prospectus in connection with any resale of such exchange notes.

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

     Holders of the old notes will be required to make certain representations to the Issuer and the guarantors (as described above) in order to participate in the exchange offer, and will be required to deliver information to be used in connection with the shelf registration statement in order to have the resale of their old notes registered under the shelf registration statement and benefit from the provisions regarding liquidated damages set forth in the preceding paragraphs. A holder who sells old notes pursuant to the shelf registration statement generally (1) will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, (2) will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and (3) will be bound by the provisions of the exchange and registration rights agreement that are applicable to such a holder (including certain indemnification obligations).

     For so long as any old notes or exchange notes are outstanding, the Issuer will continue to provide to holders of the old notes and exchange notes the information required by Rule 144A(d)(4) under the Securities Act.

     The foregoing description of the exchange and registration rights agreement is a summary only, does not purport to be complete and is qualified in its entirety by reference to all provisions of the exchange and registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

                         BOOK-ENTRY, DELIVERY AND FORM

     The exchange notes will initially be represented by one or more permanent global notes in definitive, fully registered book-entry form, without interest coupons that will be deposited with, or on behalf of, DTC and registered in the name of Cede and Co., as nominee of DTC, on behalf of the acquirors of exchange notes for credit to the accounts of the acquirors or to other accounts as they may direct at DTC, or Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System, or Cedel Bank, societe anonyme.

     The global notes may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for exchange notes in physical, certificated form except in the limited circumstances described below.

     All interests in the global notes, including those held through Euroclear or Cedel, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Cedel may also be subject to the procedures and requirements of those systems.

BOOK-ENTRY PROCEDURES FOR THE GLOBAL NOTES

     The descriptions of the operations and procedures of DTC, Euroclear and Cedel set forth below are provided as a matter of convenience. These operations and procedures are solely within the control of the settlement systems and are subject to change by them from time to time. We take no responsibility for these operations or procedures, and you are urged to contact the relevant system or its participants directly to discuss these matters.

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     DTC has advised us that it is:

     - a limited purpose trust company organized under the laws of the State of New York,

     - a "banking organization" within the meaning of the New York Banking Law,

     - a member of the Federal Reserve System,

     - a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and

     - a "clearing agency" registered pursuant to Section 17A of the Exchange
       Act.

DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers, banks and trust companies, clearing corporations and similar organizations. Indirect access to DTC's system is also available to indirect participants, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

     We expect that pursuant to procedures established by DTC, ownership of the exchange notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to the interests of participants, and the records of participants and the indirect participants, with respect to the interests of persons other than participants.

     The laws of some jurisdictions may require that purchasers of securities take physical delivery of purchased securities in definitive form. Accordingly, the ability to transfer interests in the exchange notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in exchange notes represented by a global note to pledge or transfer that interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of that interest.

     So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee will be considered the sole owner or holder of the exchange notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have exchange notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated exchange notes and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant, on the procedures of the participant through which the holder owns its interest, to exercise any rights of a holder of exchange notes under the indenture or the global note. We understand that under existing industry practice, in the event that we request any action of holders of exchange notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that

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DTC, as the holder of that global note, is entitled to take, DTC would authorize the participants to take that action and the participants would authorize holders owning through the participants to take that action or would otherwise act upon the instruction of the holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of exchange notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to exchange notes.

     Payments with respect to the principal of, and premium, if any, liquidated damages, if any, and interest on, any exchange notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing the exchange notes under the indenture. Under the terms of that indenture, we and the trustee may treat the persons in whose names the exchange notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of these amounts to owners of beneficial interests in a global note, including principal, premium, if any, liquidated damages, if any, and interest. Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

     DTC management is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter year 2000 problems. DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as they relate to the timely payment of distributions, including principal and income payments, to security holders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the industry that it is contacting and will continue to contact third party vendors from whom DTC acquires services to:

     - impress upon them the importance of their services being year 2000 compliant; and

     - determine the extent of their efforts for year 2000 remediation and, as appropriate, testing of their services.

     In addition, DTC is in the process of developing the contingency plans that it deems appropriate.

     According to DTC, the foregoing information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

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     Transfers between participants in DTC will be effected in accordance with
DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the exchange notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary. However, these cross-market transactions will require delivery of instructions to Euroclear or Cedel by the counterparty in the appropriate system in accordance with the rules and procedures and within the established deadlines, Brussels time, of the appropriate system. Euroclear or Cedel will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositories for Euroclear or Cedel.

     Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a global note from a participant in DTC will be credited, and that crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day, which must be a business day for Euroclear and Cedel, immediately following the settlement date of DTC. Cash received in Euroclear or Cedel as a result of sales of interest in a global note by or through a Euroclear or Cedel participant to a participant in DTC will be received with value on the settlement date of DTC, but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

     Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform these procedures, and these procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

CERTIFICATED EXCHANGE NOTES

     If:

     - we notify the trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of that notice or cessation;

     - we, at our option, notify the trustee in writing that we elect to cause the issuance of exchange notes in definitive form under the indenture; or

     - upon the occurrence of other events as provided in the indenture,

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then, upon surrender by DTC of the global notes, certificated exchange notes will be issued to each person that DTC identifies as the beneficial owner of the exchange notes represented by the global notes. Upon that issuance, the trustee is required to register the certificated exchange notes in the name of that person, or the nominee of any thereof, and cause the same to be delivered to that person.

     Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related exchange notes, and each beneficial owner of exchange debentures may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the exchange notes to be issued.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes some of the United States federal income tax consequences of the exchange offer to holders of old notes. The discussion is intended only as a summary and does not purport to be a complete analysis or listing of all potential tax considerations that may be relevant to holders of old notes. The discussion does not include special rules that may apply to some holders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers), and does not address the tax consequences of the law of any state, locality or foreign jurisdiction. Except where noted, this summary deals only with old notes held as capital assets by U.S. holders. The discussion is based upon currently existing provisions of the Internal Revenue Code of 1986 (the "Internal Revenue Code"), existing and proposed Treasury regulations under the Internal Revenue Code and current administrative rulings and court decisions. Everything listed in the previous sentence may change and any change could affect the continuing validity of this discussion.

     As used in this prospectus, "U.S. holder" means a beneficial owner of the old notes who or that (1) is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under Section 7701(b) of the Internal Revenue Code, (2) is a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or political subdivision of the United States, (3) is an estate the income of which is subject to U.S. federal income taxation regardless of its source, (4) is a trust, if (A) a U.S. court is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. fiduciaries have authority to control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a U.S. person, or (5) is otherwise subject to U.S. federal income tax on a net income basis in respect of the old notes. A "non-U.S. holder" is a beneficial owner of old notes who or that is not a "U.S. holder."

     If a partnership holds old notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships should consult their own tax advisors.

     THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY. THE TAX TREATMENT MAY VARY DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF

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EXCHANGING THEIR OLD NOTES FOR EXCHANGE NOTES, INCLUDING APPLICABILITY AND
EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

THE EXCHANGE OFFER

     The issuance of the exchange notes to U.S. holders or non-U.S. holders of the old notes pursuant to the terms set forth in this prospectus will not constitute an exchange for federal income tax purposes. Consequently, no gain or loss will be recognized by U.S. holders or non-U.S. holders of the old notes upon receipt of the exchange notes, and ownership of the exchange notes will be considered a continuation of ownership of the old notes. For purposes of determining gain or loss upon the subsequent sale or exchange of the exchange notes, a holder's basis in the exchange notes should be the same as the holder's basis in the old notes exchanged. A holder's holding period for the exchange notes should include the holder's holding period for the old notes exchanged. The issue price and other tax characteristics of the exchange notes should be identical to the issue price and other tax characteristics of the old notes exchanged.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for at least 90 days after the exchange offer is completed, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of exchange notes.

     We will not receive any proceeds from any sales of the exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of methods of resale, at market prices prevailing at the time of resale, at prices related to those prevailing market prices or at negotiated prices. Any resale may be made directly to the purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer and/or the purchasers of the exchange notes. Any broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay the expenses incident to the exchange offer, other than commission or concessions of any brokers or dealers and the fees of any counsel or other advisors or experts retained by the holders of old notes, and will indemnify the holders of the exchange notes (including any broker-dealers) against related liabilities, including liabilities under the Securities Act.

                             AVAILABLE INFORMATION

     We have filed with the SEC a registration statement on Form S-4 under the Securities Act for the registration of the exchange notes offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits and schedules to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us or the exchange notes offered in this prospectus, you should refer to the registration statement, including the related exhibits and financial statements. With respect to each document filed with the SEC as an exhibit to the registration statement, you should refer to the exhibit for a more complete description of the matter involved, and each discussion in this prospectus of any document filed as an exhibit to the registration statement qualified in its entirety by reference to the relevant exhibit.

     In connection with the exchange offer, we will become subject to the information requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statement and the reports and other information we file can be inspected and copied at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and the regional offices of the SEC located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of these materials may be obtained from the Public Reference Section of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its public reference facilities in New York, New York and Chicago, Illinois at prescribed rates. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. We will make our filings with the SEC electronically. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically, which information can be accessed at <http://www.sec.gov>.

     As a result of the offering of the exchange notes, each of the guarantors will become subject to the informational requirements of the Exchange Act. We will fulfill our obligations with respect to these requirements by filing periodic reports with the SEC on our own behalf or, in the case of the guarantors, by including information regarding the guarantors in our periodic reports. In addition, we will send to each holder of exchange notes copies of annual reports and quarterly reports containing the information required to be filed under the Exchange Act. So long as we are subject to the periodic reporting requirements of the Exchange Act, we are required to furnish the information required to be filed with the SEC to the trustee and the holders of the old notes and the exchange notes. We have agreed that, even if we are not required under the Exchange Act to furnish this information to the SEC, we will nonetheless continue to furnish information that would be required to be furnished by us by Section 13 of the Exchange Act to the trustee and the holders of the old notes or exchange notes as if we were subject to these periodic reporting requirements.

                                    EXPERTS

     The consolidated balance sheets of Holdings as of November 1, 1998 and November 2, 1997 and the related consolidated statements of operations, shareholders' equity and comprehensive income and cash flows for each of the three fiscal years in the period ended November 1, 1998, included elsewhere in this prospectus, have been audited by KPMG LLP, independent certified public accountants, to the extent and for the periods indicated in their report thereon.

                         VALIDITY OF THE EXCHANGE NOTES

     The validity of the exchange notes will be passed upon for us by
[          ].

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE NO.
                                                              --------
Independent Auditors' Report................................    F-2
Consolidated Balance Sheets as of November 2, 1997,
  November 1, 1998 and August 1, 1999 (unaudited)...........    F-3
Consolidated Statements of Operations for Fiscal Years Ended
  November 3, 1996, November 2, 1997 and November 1, 1998
  and for the Nine Months Ended August 2, 1998 (unaudited)
  and August 1, 1999 (unaudited)............................    F-4
Consolidated Statements of Shareholders' Equity and
  Comprehensive Income for Fiscal Years Ended October 31,
  1995, November 3, 1996, November 2, 1997 and November 1,
  1998 and for the Nine Months Ended August 1, 1999
  (unaudited)...............................................    F-5
Consolidated Statements of Cash Flows for Fiscal Years Ended
  November 3, 1996, November 2, 1997 and November 1, 1998
  and the Nine Months Ended August 2, 1998 (unaudited) and
  August 1, 1999 (unaudited)................................    F-6
Notes to Consolidated Financial Statements..................    F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Maxxim Medical, Inc.:

     We have audited the consolidated balance sheets of Maxxim Medical, Inc. and subsidiaries as of November 2, 1997 and November 1, 1998, and the consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for the fiscal years ended November 3, 1996, November 2, 1997 and November 1, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Maxxim Medical, Inc. and subsidiaries as of November 2, 1997, and November 1, 1998, and the results of their operations and their cash flows for the fiscal years ended November 3, 1996, November 2, 1997 and November 1, 1998, in conformity with generally accepted accounting principles.

                                          KPMG LLP

Houston, Texas
January 7, 1999

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                 NOVEMBER 2,   NOVEMBER 1,    AUGUST 1,
                                                    1997          1998          1999
                                                 -----------   -----------   -----------
                                                                             (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents....................   $  3,130      $  4,125      $  5,354
  Accounts receivable, net of allowances of
     $3,181, $1,840 and $1,608, respectively...     77,209        70,429       101,188
  Inventory, net...............................     83,184        79,648       131,512
  Net current deferred tax asset...............      8,691        10,325        16,398
  Prepaid expenses and other...................      2,309         8,690         7,717
                                                  --------      --------      --------
     Total current assets......................    174,523       173,217       262,169
Property and equipment.........................    122,938       169,048       237,493
  Less: accumulated depreciation...............    (31,384)      (41,538)      (53,881)
                                                  --------      --------      --------
                                                    91,554       127,510       183,612
Goodwill, net of accumulated amortization of
  $8,038, $11,826 and $17,386, respectively....    129,520       147,016       272,656
Other assets, net..............................     28,449        20,308        36,369
                                                  --------      --------      --------
     Total assets..............................   $424,046      $468,051      $754,806
                                                  ========      ========      ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt.........   $ 12,750      $     --      $ 25,000
  Current maturities of other long-term
     obligations...............................      3,133         2,544         1,853
  Accounts payable.............................     32,194        35,834        42,117
  Accrued liabilities..........................     26,631        25,921        51,645
                                                  --------      --------      --------
     Total current liabilities.................     74,708        64,299       120,615
Long-term debt, net of current maturities......     78,550        13,800       229,700
10 1/2% Senior subordinated notes..............    100,000       100,000       100,000
6 3/4% Convertible subordinated debentures.....     23,352            --            --
Other long-term obligations, net of current
  maturities...................................      3,300         5,339         6,917
Net non-current deferred tax liability.........      6,208        11,704        13,161
                                                  --------      --------      --------
     Total liabilities.........................    286,118       195,142       470,393
Commitments and contingencies
Shareholders' equity
  Preferred Stock, $1.00 par, 20,000,000 shares
     authorized, none issued or outstanding....         --            --            --
  Common Stock, $.001 par value, 40,000,000
     shares authorized, 8,871,355, 14,238,822
     and 14,276,682 shares issued and
     outstanding, respectively.................          9            14            14
  Additional paid-in capital...................    103,872       219,268       220,322
  Retained earnings............................     45,250        64,886        80,739
  Subscriptions receivable.....................     (5,200)       (5,200)       (5,200)
  Accumulated other comprehensive loss.........     (6,003)       (6,059)      (11,462)
                                                  --------      --------      --------
     Total shareholders' equity................    137,928       272,909       284,413
                                                  --------      --------      --------
     Total liabilities and shareholders'
       equity..................................   $424,046      $468,051      $754,806
                                                  ========      ========      ========

See accompanying notes to Consolidated Financial Statements.

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                           FISCAL YEARS ENDED                NINE MONTHS ENDED
                                 ---------------------------------------   ---------------------
                                 NOVEMBER 3,   NOVEMBER 2,   NOVEMBER 1,   AUGUST 2,   AUGUST 1,
                                    1996          1997          1998         1998        1999
                                 -----------   -----------   -----------   ---------   ---------
                                                                                (UNAUDITED)
Net sales......................   $399,836      $529,552      $522,516     $389,018    $485,367
Cost of sales..................    294,164       397,691       381,638      285,891     324,327
                                  --------      --------      --------     --------    --------
Gross profit...................    105,672       131,861       140,878      103,127     161,040
                                  --------      --------      --------     --------    --------
Operating expenses
  Marketing and selling........     51,781        62,603        65,837       47,804      78,974
  General and administrative...     26,199        27,498        28,573       21,321      30,973
  Transition expenses..........         --            --            --           --       3,371
                                  --------      --------      --------     --------    --------
                                    77,980        90,101        94,410       69,125     113,318
                                  --------      --------      --------     --------    --------
Income from operations.........     27,692        41,760        46,468       34,002      47,722
Interest expense, net..........     13,143        22,145        13,420       10,382      19,940
Other income, net..............        583         2,751         1,042          514         299
                                  --------      --------      --------     --------    --------
Income before income taxes.....     15,132        22,366        34,090       24,134      28,081
Income taxes...................      6,422         9,485        14,454       10,220      12,228
                                  --------      --------      --------     --------    --------
Net income.....................   $  8,710      $ 12,881      $ 19,636     $ 13,914    $ 15,853
                                  ========      ========      ========     ========    ========
Basic earnings per share.......   $   1.08      $   1.55      $   1.55     $   1.15    $   1.11
                                  ========      ========      ========     ========    ========
Diluted earnings per share.....   $   1.02      $   1.42      $   1.50     $   1.11    $   1.09
                                  ========      ========      ========     ========    ========

See accompanying notes to Consolidated Financial Statements.

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF SHAREHOLDERS'
                        EQUITY AND COMPREHENSIVE INCOME
                                 (IN THOUSANDS)

                                                                                                    ACCUMULATED
                                                                                                       OTHER
                                         COMMON STOCK      ADDITIONAL                              COMPREHENSIVE
                                      ------------------    PAID-IN     RETAINED   SUBSCRIPTIONS      INCOME
                                      SHARES   PAR VALUE    CAPITAL     EARNINGS    RECEIVABLE        (LOSS)        TOTAL
                                      ------   ---------   ----------   --------   -------------   -------------   --------
BALANCES AT OCTOBER 31, 1995........   8,088      $ 8       $ 91,677    $23,659       $    --        $  1,007      $116,351
Stock option compensation...........      --       --            311         --            --              --           311
Stock options exercised, including
  federal income tax benefit of
  $123..............................      41       --            417         --            --              --           417
Payment received on officer loan....      --       --             40         --            --              --            40
Comprehensive income:
Net income..........................      --       --             --      8,710            --              --         8,710
Other comprehensive income (loss)
  Unrealized gain on investment
    securities -- net of tax........      --       --             --         --            --             259           259
  Translation adjustment............      --       --             --         --            --          (2,532)       (2,532)
                                                                                                                   --------
    Total comprehensive income......                                                                                  6,437
                                      ------      ---       --------    -------       -------        --------      --------
BALANCES AT NOVEMBER 3, 1996........   8,129        8         92,445     32,369            --          (1,266)      123,556
Senior management stock purchase....     400        1          5,199         --        (5,200)             --            --
Officer loan, net of payment
  received..........................      --       --            (11)        --            --              --           (11)
Stock options compensation..........      --       --            471         --            --              --           471
Stock options exercised, including
  federal income tax benefit of
  $122..............................      43       --            536         --            --              --           536
Conversion of convertible
  debentures........................     299       --          5,232         --            --              --         5,232
Comprehensive income:
Net income..........................      --       --             --     12,881            --              --        12,881
Other comprehensive income (loss)
  Realized gain on investment
    securities -- net of
    reclassification adjustment (see
    disclosure).....................      --       --             --         --            --            (259)         (259)
  Translation adjustment............      --       --             --         --            --          (4,478)       (4,478)
                                                                                                                   --------
    Total comprehensive income......                                                                                  8,144
                                      ------      ---       --------    -------       -------        --------      --------
BALANCE AT NOVEMBER 2, 1997.........   8,871        9        103,872     45,250        (5,200)         (6,003)      137,928
Officer loan, net of payment
  received..........................      --       --            (40)        --            --              --           (40)
Stock options compensation..........      --       --            625         --            --              --           625
Stock options exercised, including
  federal income tax benefit of
  $269..............................      66       --          1,119         --            --              --         1,119
Conversion of convertible
  debentures........................   1,277        1         22,278         --            --              --        22,279
Secondary stock offering............   4,025        4         91,414         --            --              --        91,418
Comprehensive income:
Net income..........................      --       --             --     19,636            --              --        19,636
Other comprehensive income (loss)
  Net unrealized gain on investment
    securities -- net of tax........      --       --             --         --            --             796           796
  Translation adjustment............      --       --             --         --            --            (852)         (852)
                                                                                                                   --------
    Total comprehensive income......                                                                                 19,580
                                      ------      ---       --------    -------       -------        --------      --------
BALANCE AT NOVEMBER 1, 1998.........  14,239       14        219,268     64,886        (5,200)         (6,059)      272,909
Stock options compensation
  (unaudited).......................      --       --            595         --            --              --           595
Stock options exercised, including
  federal income tax benefit of $269
  (unaudited).......................      38       --            459         --            --              --           459
Comprehensive income:
Net income (unaudited)..............      --       --             --     15,853            --              --        15,853
Other comprehensive loss
Net unrealized loss on investment
  securities -- net of tax
  (unaudited).......................      --       --             --         --            --          (1,746)       (1,746)
  Translation adjustment
    (unaudited).....................      --       --             --         --            --          (3,657)       (3,657)
                                                                                                                   --------
    Total comprehensive income
      (unaudited)...................                                                                                 10,450
                                      ------      ---       --------    -------       -------        --------      --------
BALANCE AT AUGUST 1, 1999
  (UNAUDITED).......................  14,277      $14       $220,322    $80,739       $(5,200)       $(11,462)     $284,413
                                      ======      ===       ========    =======       =======        ========      ========

See accompanying notes to Consolidated Financial Statements.

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                      FISCAL YEARS ENDED                NINE MONTHS ENDED
                                                            ---------------------------------------   ---------------------
                                                            NOVEMBER 3,   NOVEMBER 2,   NOVEMBER 1,   AUGUST 2,   AUGUST 1,
                                                               1996          1997          1998         1998        1999
                                                            -----------   -----------   -----------   ---------   ---------
                                                                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income................................................   $   8,710     $ 12,881      $ 19,636     $ 13,914    $  15,853
 Adjustment to reconcile net income to net cash provided
   by operating activities:
   Deferred income tax expense............................       3,352        3,846         5,584        5,314        2,299
   Depreciation and amortization..........................      14,682       16,665        18,379       13,544       23,080
   Amortization of financing fees.........................         286          830         1,021          421          828
   Compensation expense for outstanding stock options.....         311          471           625          469          595
   Gain on sale of investment in equity securities........          --       (1,510)           --           --           --
   Gain on sale of building...............................          --           --           (25)         (25)        (168)
   Changes in current assets and liabilities, net of
     effects of asset acquisitions and dispositions and
     business combinations:
   (Increase) decrease in accounts receivable, net........      (8,793)       8,694        10,680       15,067        2,842
   (Increase) decrease in inventory, net..................      (9,447)      11,073         6,057        9,278      (16,176)
   (Increase) decrease in prepaid expenses and other......      (2,248)        (619)         (454)         212          765
   Increase (decrease) in accounts payable................      10,299           23        (1,716)      (2,262)      (3,151)
   (Decrease) increase in accrued liabilities.............     (16,795)      (2,777)       (4,245)      (4,085)       9,882
                                                             ---------     --------      --------     --------    ---------
Net cash provided by operating activities.................         357       49,577        55,542       51,847       36,649
                                                             ---------     --------      --------     --------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of investment securities........................      (1,620)          --            --           --           --
 Proceeds from sale of investment securities..............          --        3,130         1,650        1,500           --
 Proceeds from building sale..............................          --          500         1,200        1,200          336
 Proceeds from the sale of Henley assets..................       6,000           --            --           --           --
 Proceeds from product line sale..........................          --           --            --           --        1,592
 Purchase of Sterile Concepts, net of cash acquired.......    (118,676)          --            --           --           --
 Purchase of Winfield Medical, net of cash acquired.......          --           --       (31,267)     (31,267)          --
 Purchase of glove plant assets and assumption of
   liabilities, net.......................................          --           --       (16,096)          --           --
 Purchase of Circon, net of cash acquired.................          --           --            --           --     (246,769)
 Purchase of property and equipment, net of asset
   acquisitions and business combinations.................     (10,625)      (6,829)      (23,441)     (15,519)     (23,365)
                                                             ---------     --------      --------     --------    ---------
Net cash used in investing activities.....................    (124,921)      (3,199)      (67,954)     (44,086)    (268,206)
                                                             ---------     --------      --------     --------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Payments on long-term borrowings.........................     (73,687)      (7,500)      (81,000)     (81,000)     (29,900)
 Proceeds from long-term borrowings.......................      90,000           --            --           --      206,100
 Net borrowing (payments) on revolving line of credit.....      35,290      (29,790)        3,500      (10,300)      64,700
 (Decrease) increase in other long-term obligations and
   capital lease obligations..............................       4,580       (4,153)       (4,143)      (1,144)      (2,921)
 Net proceeds from secondary stock offering...............          --           --        91,418       91,394           --
 Net proceeds from the issuance of 10 1/2% Notes..........      97,000           --            --           --           --
 Payments on Sterile Concepts debt........................     (34,247)          --            --           --           --
 Payment of debt financing costs..........................          --           --            --           --       (5,584)
 Increase (decrease) in bank overdraft....................       6,091       (7,893)        2,843        3,514          453
 Other, net...............................................         457          529           753         (354)         126
                                                             ---------     --------      --------     --------    ---------
Net cash provided by (used in) financing activities.......     125,484      (48,807)       13,371        2,110      232,974
                                                             ---------     --------      --------     --------    ---------
Effect of foreign currency translation adjustment.........         (44)        (391)           36         (104)        (188)
                                                             ---------     --------      --------     --------    ---------
Net increase (decrease) in cash and cash equivalents......         876       (2,820)          995        9,767        1,229
Cash and cash equivalents at beginning of year............       5,074        5,950         3,130        3,130        4,125
                                                             ---------     --------      --------     --------    ---------
Cash and cash equivalents at end of year..................   $   5,950     $  3,130      $  4,125     $ 12,897    $   5,354
                                                             =========     ========      ========     ========    =========
SUPPLEMENTAL CASH FLOW DISCLOSURES:
 Interest paid during the period..........................   $   9,090     $ 21,643      $ 13,718     $  8,254    $  16,102
 Income taxes paid during the period......................       5,336        6,147         5,568        1,645        6,145
 Noncash investing and financing activities
 Conversion of 6 3/4% convertible subordinated
   debentures.............................................   $      --     $  5,232      $ 22,278     $ 22,278    $      --
   Conversion of note receivable into investment
     securities...........................................          --           --         4,000        4,000           --
   Receipt of investment securities in exchange for
     certain assets and intangible assets.................          --           --         2,706        2,706           --
   Subscriptions receivable from senior management for
     stock purchase.......................................          --        5,200            --           --           --
   Note received on building sale.........................          --          300            --           --          196
   Note receivable from sale of product line..............          --           --            --           --        1,543
   Convertible note received from sale of Henley assets...       7,000           --            --           --           --
   Net unrealized gain on investment......................         259           --           796           --        1,746

See accompanying notes to Consolidated Financial Statements.

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (INFORMATION AS OF AUGUST 1, 1999 AND FOR THE NINE MONTHS ENDED
                AUGUST 2, 1998 AND AUGUST 1, 1999 IS UNAUDITED)

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Maxxim Medical, Inc. ("Maxxim"), a Texas corporation, and its subsidiaries (collectively, "the Company") develops, manufactures, and markets specialty medical products.

Basis of Presentation

     Certain reclassifications have been made to the fiscal year 1996, fiscal year 1997 and fiscal year 1998 consolidated financial statements and the nine months ended August 2, 1999 unaudited consolidated financial information to conform with the nine months ended August 1, 1999 presentation.

Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of Maxxim and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Cash Equivalents and Financial Instruments

     Cash equivalents consist of highly liquid investments purchased with original maturities of three months or less.

Investment Securities

     Investment securities at November 1, 1998 and August 1, 1999 consist of corporate equity securities and are reflected in the Balance Sheets in prepaid expenses and other current assets. The Company classifies its equity securities as available-for-sale. Available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of shareholders' equity until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis. A decline in the market value of any available-for-sale security below cost that is deemed to be other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. Dividend income is recognized when earned.

     The Company had no investment securities at November 2, 1997. At November 1, 1998, the cost, gross unrealized holding gains, gross unrealized holding losses and fair value of available-for-sale equity securities were $4,810,000, $1,794,000, $420,000, and $6,184,000, respectively. Gross realized gains included in income were $0, $1,510,000, $0, and in fiscal years 1996, 1997 and 1998, respectively, and $0 in both the nine months ended August 2, 1998 and August 1, 1999, which is reflected in other income in the Consolidated Statements of Operations. In adjusting the Company's investment securities to fair value, an unrealized gain (loss) of $796,000, and $(1,746,000) net of tax, was recognized at November 1, 1998 and August 1, 1999, respectively.

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

Concentration Of Credit Risk

     Trade receivables have a concentration of credit risk with hospitals and healthcare distributors. The Company performs continuing credit evaluations of its customers and generally does not require collateral; however in certain circumstances, the Company may require letters of credit from its customers. Historically, the Company has not experienced significant losses related to receivables from individual customers or groups of customers in any geographic area.

Inventory

     Inventory is priced at the lower of cost or market. In determining market value, allowances for excess and obsolete items are provided. Cost is determined using the average cost method.

     Inventory included the following as of:

                                                NOVEMBER 2,   NOVEMBER 1,    AUGUST 1,
                                                   1997          1998          1999
                                                -----------   -----------   -----------
                                                                            (UNAUDITED)
                                                            (IN THOUSANDS)
Raw Materials.................................    $36,613       $33,936       $ 57,643
Work in Progress..............................      7,227         8,450         22,315
Finished Goods................................     43,393        43,487         58,144
Allowance for excess and obsolete inventory...     (4,049)       (6,225)        (6,590)
                                                  -------       -------       --------
                                                  $83,184       $79,648       $131,512
                                                  =======       =======       ========

Property and Equipment

     The costs of ordinary maintenance and repairs are expensed, while renewals and betterments are capitalized. Depreciation on property and equipment is computed for financial reporting purposes using the straight-line method over the estimated useful lives of the assets. Property and equipment included the following as of:

                                                    NOVEMBER 2,   NOVEMBER 1,    AUGUST 1,
                                      USEFUL LIFE      1997          1998          1999
                                      -----------   -----------   -----------   -----------
                                                                                (UNAUDITED)
                                                         (IN THOUSANDS)
Land................................                 $ 15,610      $ 15,815       $ 14,458
Buildings and improvements..........  5-25 years       40,240        47,658         98,195
Machinery and equipment.............  2-10 years       64,370       100,579        117,012
Furniture and fixtures..............   3-5 years        2,718         4,996          7,828
Accumulated depreciation............                  (31,384)      (41,538)       (53,881)
                                                     --------      --------       --------
                                                     $ 91,554      $127,510       $183,612
                                                     ========      ========       ========

     In fiscal 1997, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of" (SFAS No. 121). SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES
circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to future net cash flows (undiscounted and without interest charges) expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. The adoption of SFAS No. 121 did not have a material impact on the Company's Consolidated Financial Statements.

Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Goodwill

     Goodwill represents the excess of the aggregate price paid by the Company in business combinations accounted for as purchases over the fair market value of the tangible and identifiable intangible net assets acquired. The Company assesses the recoverability of intangible assets by determining whether amortization of the asset balance over its remaining useful life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of asset impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The Company believes that no impairment of goodwill exists.

Revenue Recognition

     The Company recognizes revenue upon shipment to customers, pursuant to customer orders. The Company grants rebates to certain of its customers. These sales and related receivables are recorded net of the expected rebate.

Research and Development Expenses

     The Company is continually conducting research and developing new products utilizing a team approach that involves its engineering, manufacturing and marketing resources. Although the Company has developed a number of its own products, most of its research and development efforts have historically been directed towards product improvement and enhancement of previously developed or acquired products. Company research and development expenses were approximately $5,124,000, $5,158,000, and $5,649,000, in fiscal years 1996, 1997 and 1998, respectively and $4,092,000 and $10,092,000 for the nine months ended August 2, 1998 and August 1, 1999, respectively.

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

Earnings Per Share

     The Company adopted Statement of Financial Accounting Standard No. 128, "Earnings per Share" (SFAS No. 128) during the first quarter of fiscal 1998. In accordance with SFAS No. 128, basic earnings per share is computed by dividing net earnings available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is determined on the assumption that outstanding dilutive stock options have been exercised and the aggregate proceeds as defined were used to reacquire Company common stock using the average price of such common stock for the period and assuming the conversion of the convertible subordinated debentures from the date of issue. Prior period earnings per share amounts have been restated.

     The following table summarizes the calculation of net income, weighted average number of common shares and weighted average number of diluted common shares outstanding for purposes of the computation of earnings per share in accordance with SFAS No. 128:

                                                                            PER SHARE
                                                       INCOME     SHARES     AMOUNTS
                                                      --------   --------   ----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE
                                                                  AMOUNTS)
FISCAL YEAR ENDED NOVEMBER 3, 1996
Basic EPS
Net Income..........................................  $ 8,710      8,102      $1.08
                                                                              =====
Effects of dilutive securities:
  Convertible Debt..................................  $ 1,364      1,597
  Options...........................................       --        162
                                                      -------    -------
  Diluted EPS.......................................  $10,074      9,861      $1.02
                                                      =======    =======      =====
FISCAL YEAR ENDED NOVEMBER 2, 1997
Basic EPS
Net Income..........................................  $12,881      8,326      $1.55
                                                                              =====
Effects of dilutive securities:
  Convertible Debt..................................  $ 1,123      1,297
  Options...........................................       --        208
                                                      -------    -------
  Diluted EPS.......................................  $14,004      9,831      $1.42
                                                      =======    =======      =====
FISCAL YEAR ENDED NOVEMBER 1, 1998
Basic EPS
Net Income..........................................  $19,636     12,665      $1.55
                                                                              =====
Effects of dilutive securities:
  Convertible Debt..................................  $   107         94
  Options...........................................       --        365
                                                      -------    -------
  Diluted EPS.......................................  $19,743     13,124      $1.50
                                                      =======    =======      =====

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                                                                            PER SHARE
                                                       INCOME     SHARES     AMOUNTS
                                                      --------   --------   ----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE
                                                                  AMOUNTS)
NINE MONTHS ENDED AUGUST 2, 1998 (UNAUDITED)
Basic EPS
Net Income..........................................  $13,914     12,144      $1.15
                                                                              =====
Effects of dilutive securities:
  Convertible Debt..................................  $   107        121
  Options...........................................       --        381
                                                      -------    -------
  Diluted EPS.......................................  $14,021     12,646      $1.11
                                                      =======    =======      =====
NINE MONTHS ENDED AUGUST 1, 1999 (UNAUDITED)
Basic EPS
Net Income..........................................  $15,853     14,268      $1.11
                                                                              =====
Effects of dilutive securities:
  Options...........................................       --        330
                                                      -------    -------
  Diluted EPS.......................................  $15,853     14,598      $1.09
                                                      =======    =======      =====

Stock Based Compensation

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). SFAS No. 123 allows a company to adopt a new fair value based method of accounting for its stock based compensation plans, or to continue to follow the intrinsic method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25 "Accounting for Stock to Employees."

     The Company has elected to continue to follow APB Opinion No. 25. If the Company had adopted SFAS No. 123, the Company's net income and earnings per share for the years ended November 3, 1996, November 2, 1997 and November 1, 1998 would have been impacted as discussed in Note 9.

Use Of Estimates In The Preparation Of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

52 Week Fiscal Year

     The Company's fiscal year ends on the Sunday following the last Thursday in October.

Translation Of Foreign Currency Financial Statements

     Assets and liabilities of foreign subsidiaries have been translated into United States dollars at the applicable rates of exchange in effect at the end of the period reported. Revenues and expenses have been translated at the applicable weighted average rates of exchange in effect during the period reported. Translation adjustments are reflected as a separate component of shareholders equity. Any transaction gains and losses are included in net income.

Comprehensive Income (Loss)

     On November 2, 1998, the Company adopted SFAS No. 130 "Reporting Comprehensive Income" ("SFAS No. 13"). SFAS No. 130 establishes standards for reporting and presentation of comprehensive income (loss) and its components. Comprehensive income (loss), consisting of net income (loss), unrealized holding gains and losses on available-for-sale securities, and foreign currency translation adjustments is presented in the consolidated statements of shareholders' equity and comprehensive income. SFAS No. 130 does not affect the Company's financial position or results of operations. Prior year consolidated financial statements have been reclassified to conform to the requirements of SFAS No. 130.

     The components of accumulated other comprehensive income (loss) are as follows (in thousands):

                                                                         ACCUMULATED
                                                        UNREALIZED          OTHER
                                  FOREIGN CURRENCY    HOLDING GAINS     COMPREHENSIVE
                                    TRANSLATION          (LOSSES)       INCOME (LOSS)
                                  ----------------    --------------    -------------
Balance at October 31, 1995.....      $  1,007           $    --          $  1,007
Fiscal year 1996 change.........        (2,532)              259            (2,273)
                                      --------           -------          --------
Balance at November 3, 1996.....        (1,525)              259            (1,266)
Fiscal year 1997 change.........        (4,478)             (259)           (4,737)
                                      --------           -------          --------
Balance at November 2, 1997.....        (6,003)               --            (6,003)
Fiscal year 1998 change.........          (852)              796               (56)
                                      --------           -------          --------
Balance at November 1, 1998.....        (6,855)              796            (6,059)
Nine months ended August 1, 1999
  change (unaudited)............        (3,657)           (1,746)           (5,403)
                                      --------           -------          --------
Balance at August 1, 1999
  (unaudited)...................      $(10,512)          $  (950)         $(11,462)
                                      ========           =======          ========

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

The change in holding gains (losses) in fiscal year 1997 is calculated as follows:

Unrealized holding gains arising in fiscal year 1997........  $ 1,251
Less: reclassification adjustment for gains included in net
income in fiscal year 1997..................................   (1,510)
                                                              -------
Net unrealized gains on securities..........................  $  (259)
                                                              =======

     There were no reclassification adjustments for fiscal years 1996 or 1998, or for the nine months ended August 1, 1999.

Interim Consolidated Financial Statements

     The interim consolidated financial statements as of August 1, 1999 and for the nine months ended August 2, 1998 and August 1, 1999 are unaudited. In the opinion of management, the accompanying unaudited financial statements contain all adjustments necessary to present fairly the financial position as of August 1, 1999 and the results of operations and cash flows for the nine months ended August 2, 1998 and August 1, 1999. The operating results for interim periods are not necessarily indicative of results to be expected for an entire year.

New Accounting Pronouncements

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosure About Segments of an Enterprise and Related Information" (SFAS No. 131), which is effective for the Company's fiscal year ending in 1999. This statement establishes standards for reporting segment information in annual and interim financial statements. It also establishes standards for related disclosure of products and services, geographical areas and major customers. Under SFAS No. 131, reporting segments are determined consistent with the way management organizes and evaluates financial information internally for making operating decisions and assessing performance. The Company does not believe the adoption of SFAS No. 131 will have a material impact on its consolidated financial statements.

     Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), was issued by the Financial Accounting Standards Board in June 1998. SFAS No. 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. Under the standard, entities are required to carry all derivative instruments in the statement of financial position at fair value. SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company will adopt SFAS No. 133 beginning in the first quarter of fiscal 2001.

(2) BUSINESS COMBINATIONS, SIGNIFICANT ASSET ACQUISITIONS AND DISPOSITIONS

Business Combinations

     On July 30, 1996, the Company successfully completed a tender offer (the "Tender Offer") for Sterile Concepts. As of completion of a cash-out merger between Sterile Concepts and a subsidiary of Maxxim in September of 1996, Maxxim completed its acquisition of Sterile Concepts for approximately $110,500,000, excluding acquisition costs

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES
of approximately $8,600,000 paid in fiscal 1996 and $465,000 of cash acquired with the acquisition. The Company also refinanced existing Maxxim debt of approximately $72,700,000 contemporaneously with and repaid approximately $34,200,000 of Sterile Concepts debt shortly after the consummation of the Tender Offer. Funding to complete the acquisition and debt repayment was derived from approximately $121,000,000 of borrowings under a $165,000,000 amended credit facility with its primary lender and the net proceeds of $97,000,000 from the offering of $100,000,000 of 10 1/2% Senior Subordinated Notes (See Note 3). The assets acquired in the Sterile Concepts acquisition consist primarily of accounts receivable, inventory, furniture and equipment and leased assembly and other facilities in Richmond, Virginia, Temecula, California and Minnetonka, Minnesota. Sterile Concepts assembles, packages and sterilizes custom procedure trays for hospitals, outpatient surgery centers and medical clinics. In the fourth quarter of fiscal 1996, Sterile Concepts was integrated into the already existing custom procedure tray assembly and packaging operations of the Company. The acquisition was accounted for by the purchase method of accounting and approximately $116,000,000 of goodwill was recorded with the transaction, which is being amortized on a straight line basis over 40 years. One time costs of $3,500,000 relating to the acquisition were recorded in the fourth fiscal quarter of fiscal 1996.

     On June 26, 1998, the Company purchased all of the issued and outstanding common stock of Winfield Medical. The assets acquired in the Winfield acquisition consist primarily of accounts receivable, inventory, furniture and equipment and leased manufacturing and other facilities in San Diego, California and Clarksburg, West Virginia. Winfield Medical was a developer, manufacturer and distributor of medical products. The purchase price consisted of approximately $31,267,000 in cash and the assumption of approximately $5,300,000 of capital lease obligations. The acquisition has been accounted for as a purchase with the purchase price and direct acquisition costs allocated based on fair value of assets acquired and liabilities assumed. Goodwill of approximately $23,300,000 was recorded in connection with this transaction, and is being amortized on a straight line basis over 30 years.

     Effective January 6, 1999, the Company successfully completed a tender offer for Circon Corporation ("Circon"). Upon the completion of a cash-out merger between Circon and a subsidiary of Maxxim on January 8, 1999, Maxxim completed its acquisition of Circon for approximately $260,000,000, including the repayment of $32,500,000 of Circon debt and certain fees and expenses incurred in connection with the acquisition. The Company obtained all funds required in connection with the acquisition through a bank loan, pursuant to the Third Amended and Restated Credit Agreement, dated as of January 4, 1999. The assets acquired in the Circon acquisition consist primarily of accounts receivable, inventory, furniture and equipment, intangible assets and owned or leased facilities in Stamford, Connecticut; Norwalk, Ohio; Racine, Wisconsin and Santa Barbara, California. Circon markets medical devices for diagnosis and minimally invasive surgery and general surgery. This acquisition was accounted for by the purchase method of accounting and approximately $144,000,000 of intangible assets were recorded in connection with the transaction (approximately $13,500,000 related to patents and $130,500,000 related to goodwill). Patents are being amortized over 15 years and goodwill is being amortized over 30 years, using the straight-line method in each case. Transition expenses of $3,371,000 were recorded in the first quarter of fiscal 1999. See note 15.

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

     The following unaudited pro forma summary results of operations assume the acquisition of Circon occurred on November 3, 1997.

                                                            FISCAL YEAR ENDED
                                                            NOVEMBER 1, 1998
                                                  -------------------------------------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues........................................                $674,980
Net income......................................                   4,059
Basic earnings per share........................                    0.32
Diluted earnings per share......................                    0.31

     The pro forma adjustments to the historical accounts include (a) the elimination of intercompany sales, (b) the additional amortization expense associated with goodwill and intangibles acquired, (c) the elimination of expenses incurred by Circon related to the merger, (d) the additional interest expense on the debt incurred to make the acquisition as of the beginning of the Company's fiscal year as well as the additional amortization expense associated with debt financing costs and (e) the federal income tax impact of the previous adjustments.

     The pro forma information does not purport to be indicative of results of operations or financial position which would have occurred had the acquisition been consummated on the date indicated, or which may be expected to occur in the future by reason of such acquisition.

Asset Acquisition

     In September 1998, the Company acquired the property, equipment and inventory and assumed liabilities of a non-latex medical examination glove plant in Eaton, Ohio for approximately $16,096,000. This acquisition was accounted for by the purchase method of accounting.

Asset Dispositions

     Effective May 1, 1996, the Company sold certain assets related to its Henley Healthcare division operations to Henley Healthcare, Inc., formerly and at the time of the transaction, Lasermedics, Inc., for approximately $13,000,000, which consisted of approximately $6,000,000 in cash and a $7,000,000 convertible note. The assets, which were sold at net book value, consisted primarily of receivables, inventory, furniture and equipment, two manufacturing facilities located in Sugar Land and Belton, Texas, and intangible assets related to the Henley product lines. The assets were used by the Henley division to manufacture and sell various types of products for the physical medicine, rehabilitation and pain management markets. In fiscal 1998, the Company, at its option, converted $4,000,000 of the convertible note into 2,000,000 shares of Henley Healthcare common stock. Subsequent to this conversion, the Company sold 975,000 shares during fiscal 1998 in various private transactions. The Company's consolidated financial statements reflect the remaining available-for-sale securities at fair value at November 1, 1998.

     In May 1998, the Company sold certain assets and liabilities associated with its Bovie brand of electrosurgical products to An-Con Genetics for 3,000,000 shares of An-Con Genetics common stock. Included in this sale was the "Bovie" Tradename which An-Con

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

Genetics now uses as its Company name. The assets, which were sold at net book value, consisted primarily of inventory and intangibles. The Company's consolidated financial statements reflect these available-for-sale securities at fair value at November 1, 1998.

(3) DEBT AND OTHER LONG-TERM OBLIGATIONS

Long-Term Debt

     The following summarizes the Company's long-term debt as of:

                                               NOVEMBER 2,   NOVEMBER 1,    AUGUST 1,
                                                  1997          1998          1999
                                               -----------   -----------   -----------
                                                                           (UNAUDITED)
                                                           (IN THOUSANDS)
Revolving line of credit.....................   $ 10,300       $13,800      $ 64,700
Term loan....................................     81,000            --       190,000
Less -- Current maturities...................    (12,750)           --       (25,000)
                                                --------       -------      --------
                                                $ 78,550       $13,800      $229,700
                                                ========       =======      ========

Credit Facility

     On July 30, 1996, the Company entered into a Second Amended and Restated Credit Agreement ("Second Credit Agreement") with several lending institutions. The Second Credit Agreement replaced the Company's previous credit facility. The Second Credit Agreement provided for a term loan of $90,000,000 and a $75,000,000 revolving line of credit. At closing, the term loan was fully drawn and approximately $31,000,000 of the revolver was used in conjunction with proceeds from the 10 1/2% Senior Subordinated Notes to finance the Sterile Concepts acquisition (See Note 2). Both loans were scheduled to mature on July 30, 2002; however, the term loan was repaid in March 1998 from the net proceeds of the Company's public stock offering. (See Note 12). The interest rate for the credit facilities was prime or, for LIBOR advances, the LIBOR rate, plus a margin ranging from 1.0% to 2.0%, indexed according to a defined financial ratio. For fiscal 1998, the weighted average rate of interest on the revolver was 5.94%. In connection with this repayment, $464,000 of financing costs were written off to interest expense. On November 1, 1998, the unused portion of the revolver was approximately $61,200,000. The credit facility was unsecured and required the Company to maintain certain customary financial and operating ratios and prohibited payment of dividends.

     In connection with the acquisition of Circon (See Note 2), the Company entered into a Third Amended and Restated Credit Agreement ("Third Credit Agreement") with several lending institutions. The Third Credit Agreement replaced the Second Credit Agreement. The Third Credit Agreement provides for a term loan of $200,000,000 and a $125,000,000 revolving line of credit. Additionally the Third Credit Agreement requires a pledge of the common stock of the Company's subsidiaries. Financing for the Circon acquisition required the full use of the term loan and approximately $60,000,000 of the revolver (See
Note 2). Both loans mature on January 6, 2005, with the term loan requiring repayment in twenty-four quarterly installments ranging from $5,000,000 to $10,000,000, commencing April 30, 1999. Both loans bear interest, payable quarterly on the Interest Period as defined in the Third Credit Agreement. The interest rate is prime or, for LIBOR advances, the LIBOR rate, plus a margin ranging from 1.5% to 2.75%, indexed

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES
according to a defined financial ratio. In connection with the Third Credit Agreement, the Company incurred approximately $5,584,000 in debt financing fees which are being amortized over the life of the Third Credit Agreement.

10 1/2% Senior Subordinated Notes

     In July 1996, the Company issued $100,000,000 of 10 1/2% Senior Subordinated Notes ("Notes"). The Notes mature on August 1, 2006, unless previously redeemed by the Company. Interest on the Notes is payable semi-annually on February 1 and August 1, commencing on February 1, 1997.

     The Notes will not be redeemable at the Company's option prior to August 1, 2001. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on August 1 of the years indicated below:

YEAR                                                            PERCENTAGE
----                                                            ----------
August 1, 2001..............................................      105.25%
August 1, 2002..............................................      103.50
August 1, 2003..............................................      101.75
August 1, 2004 and thereafter...............................      100.00

     Net proceeds from the offering of approximately $97,000,000 were used in conjunction with proceeds from the new credit facility to finance the Sterile Concepts acquisition (See Note 2).

     On September 30, 1999, the Company commenced a tender offer to acquire any and all of the Notes (the "Debt Tender Offer"). As part of the Debt Tender Offer, Holdings solicited consents from holders of the Notes to amendments to the terms of the Notes and the indenture governing the Notes in order to eliminate substantially all of the restrictive covenants contained therein. (See Recapitalization at Note 17). Holders of $99,995,000 of the principal amount of the Notes consented to the amendments and tendered their Notes, and all of such Notes were purchased in the Debt Tender Offer on November 12, 1999.

6 3/4% Convertible Subordinated Debentures

     In March 1993, the Company issued $28,750,000 of 6 3/4% Convertible Subordinated Debentures (the "Debentures") due March 1, 2003. The Debentures were convertible at the option of the holder into Common Stock at a conversion price of $18 per share and paid interest every six months commencing September 1, 1993, through maturity on March 1, 2003.

     On October 3, 1997, the Company called for redemption of $10,000,000, in principal amount, of the Debentures effective as of November 4, 1997 (the "First Redemption Date"). On the First Redemption Date, the redemption price of 104.17% of the principal amount, or $1,041.70 plus accrued interest of $11.81 per $1,000 face amount of the Debentures, was paid to the holders of Debentures called for redemption who had not exercised their right to convert their Debentures into common stock. As of November 2,

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

1997, $5,398,000 of the debentures had been converted into 299,882 shares of the Company's common stock and debt issuance costs of $166,000 related to these converted debentures were written off to additional paid-in capital in fiscal 1997 and are reflected in the accompanying consolidated financial statements.

     On November 12, 1997, the Company called for the redemption of the remaining outstanding Debentures effective as of December 12, 1997 (the "Second Redemption Date"). On the Second Redemption Date, the redemption price of 104.17% of the principal amount, or $1,041.70 plus accrued interest of $18.94 per $1,000 face amount of the Debentures, was paid to the holders who had not exercised their right to convert their Debentures into common stock. In the first quarter of fiscal 1998, $22,983,000 of the Debentures were converted into 1,276,732 shares of the Company's common stock and debt issuance costs of $705,000 related to these converted debentures were written off to additional paid-in capital and are reflected in the accompanying consolidated financial statements in fiscal 1998. The Company paid $369,000 to debenture holders who did not exercise their right to convert upon surrender of their certificates in fiscal 1998.

Future Minimum Principal Payments

     Future minimum principal payments on long-term debt and other obligations are as follows:

FISCAL YEARS                                                  (IN THOUSANDS)
------------                                                  --------------
1999........................................................     $  2,036
2000........................................................          505
2001........................................................          175
2002........................................................       13,928
2003........................................................           --
Thereafter..................................................      100,000
                                                                 --------
                                                                 $116,644
                                                                 ========

(4) FINANCIAL INSTRUMENTS

     During the first quarter of fiscal 1996, the Company entered into an interest rate swap agreement with its primary lender in order to reduce the impact of changes in variable interest rates on consolidated results of operations and future cash outflows for interest. The agreement converted a portion of the non-indexed part of the interest rate of the original version of the Credit Agreement facilities to a fixed rate of 5.4%. The original notional amount of the swap was $63,750,000 with an expiration of March 31, 2000. During fiscal 1998, the Company sold this agreement for $191,000. In fiscal 1998, the Company's financial position and results of operations were not materially impacted by the swap agreement.

     The Company used the interest rate swap to manage the interest risk associated with its borrowings and to manage the Company's allocation of fixed and variable rate debt. The Company accounted for its interest rate swap on the accrual method, whereby the net receivable or payable was recognized on a periodic basis and included as a component of interest expense. The Company does not trade in derivative securities.

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

     The estimated fair value of cash and cash equivalents, accounts receivable, and accounts payable, approximate their carrying amount. The estimated fair values and carrying amounts of long-term borrowings and the interest rate swap were as follows as of:

                                           NOVEMBER 2,             NOVEMBER 1,
                                              1997                    1998
                                      ---------------------   ---------------------
                                      CARRYING      FAIR      CARRYING      FAIR
                                       AMOUNT       VALUE      AMOUNT       VALUE
                                      ---------   ---------   ---------   ---------
                                                     (IN THOUSANDS)
Swap agreement, receiving fixed.....  $      --   $     310   $      --   $      --
Long-term debt (including current
  maturities).......................   (221,085)   (230,559)   (121,683)   (130,133)

     Fair values were determined from quoted market prices or discounted cash flows.

(5) COMMITMENTS AND CONTINGENCIES

  Capital Leases

     The Company leases a production facility and various equipment under long-term leases and has the option to purchase the assets for a nominal cost at the termination of the lease.

     Included in property, plant and equipment are the following assets held under capital leases as of:

                                                          NOVEMBER 2,   NOVEMBER 1,
                                                             1997          1998
                                                          -----------   -----------
                                                               (IN THOUSANDS)
Land....................................................    $   --        $  271
Buildings...............................................        --         1,914
Machinery and equipment.................................        --         6,240
Accumulated amortization................................        --          (358)
                                                            ------        ------
                                                            $   --        $8,067
                                                            ======        ======

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

     Future minimum lease payments for assets under capital leases at November 1, 1998 are as follows:

FISCAL YEARS
------------                                                  (IN THOUSANDS)
1999........................................................      $  854
2000........................................................         784
2001........................................................         760
2002........................................................         760
2003........................................................         760
Thereafter..................................................       2,455
                                                                  ------
  Total minimum lease payments..............................       6,373
Less -- amount representing interest........................       1,334
                                                                  ------
  Present value of net minimum lease payments...............       5,039
Less current maturities.....................................         508
                                                                  ------
                                                                  $4,531
                                                                  ======

OPERATING LEASES

     The Company is obligated under various operating leases. Rent expense under these operating leases for fiscal years 1996, 1997 and 1998 was approximately $1,215,000, $3,519,000 and $3,430,000, respectively. Minimum future rental payments are as follows:

FISCAL YEARS
------------                                                  (IN THOUSANDS)
1999........................................................     $ 3,533
2000........................................................       3,322
2001........................................................       3,367
2002........................................................       3,144
2003........................................................       2,484
Thereafter..................................................       3,658
                                                                 -------
                                                                 $19,508
                                                                 =======

     CLAIMS AND LITIGATION. The Company is currently, and is from time to time, subject to claims and lawsuits arising in the ordinary course of business, including those relating to product liability, safety and health and employment matters. In some of such actions, plaintiffs request punitive or other damages or nonmonetary relief, which may not be covered by insurance, and which could, in the case of nonmonetary relief, if granted, materially affect the conduct of the Company's business. Although the Company maintains insurance that it believes to be reasonable and appropriate, the amount and scope of any coverage may be inadequate to protect the Company in the event of a substantial adverse judgment. In management's opinion (taking third party indemnities into consideration), these various asserted claims and litigation in which the Company is currently involved are not reasonably likely to have a material adverse effect on the Company's business, results of operations or financial position. However, no assurance can be given as to the ultimate outcome with respect to such claims and litigation.

     Since March 1996, the Company has been served with lawsuits alleging various adverse reactions to the latex used in certain of the medical gloves alleged to have been

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES
manufactured by the Company or the prior owner of the assets relating to the Company's latex glove operations acquired in June 1995 as well as certain glove products distributed by the Company since 1989. The Company believes that most of such claims relate to gloves sold or shipped prior to June 1995. The Company has been and believes it will continue to be indemnified by the prior owner with regard to such claims. Because the Company, as well as its competitors, have continued to manufacture and sell latex gloves, the Company may be subject to further claims. The Company is not entitled to indemnification from the prior owner for gloves that were manufactured, sold or shipped in or from one of such prior owner's plants or the Company's plants after June 1995. The Company intends to vigorously defend against such claims. The Company is aware that an increasing number of lawsuits have been brought against latex glove manufacturers with respect to such adverse reactions. There can be no assurance that the Company will prevail in any such lawsuits, that the prior owner will continue to indemnify the Company or that the Company will not incur costs or liabilities relating to such claims that will result in a material adverse effect on the Company's business, financial condition or results of operations.

     A complaint was filed on June 15, 1999 in state court in Harris County, Texas, and another was filed on June 25, 1999 in state court in Pinellas County, Florida, each naming the Company, its former directors and Fox Paine & Company, LLC as defendants. Each complaint is brought on behalf of a purported class of former public shareholders of the Company and alleges that the consideration paid in the merger contemplated by the Agreement and Plan of Merger entered into by the Company on June 13, 1999 (the "Merger") was unfair and inadequate, and that such directors breached their fiduciary duties by failing to obtain the best price for the Company. As relief, each complaint seeks, among other things, damages in an unspecified amount. The cases are titled Steiner v. Maxxim Medical, Inc., et al. No. 1999-30682 (281st Judl. Dist., Harris Cty., Tex.) and Burnetti v. Maxxim Medical, Inc. et al. No. 99-4347-CI-15 (6th Judl. Circ., Pinellas Cty., Fla.). As of August 16, 1999, the plaintiffs in the Steiner action voluntarily dismissed the action. On September 30, 1999, counsel for the plaintiffs in the Burnetti action and counsel for defendants entered into a memorandum of understanding providing that the claims asserted in the Burnetti case will be settled, the action will be dismissed and defendants will receive a release of all claims. However, the settlement is subject to court approval and certain other conditions.

     On September 28, 1999, a complaint was filed in state court in Henderson County, Texas naming the Company and its former directors as defendants. The complaint is brought on behalf of a purported class of former public shareholders of the Company and alleges, among other things, that the consideration paid in the Merger was unfair and inadequate and that the former directors of the Company breached their fiduciary duties by failing to obtain the best price for the Company. As relief, the complaint seeks, among other things, damages in an unspecified amount. This case is titled Krim v. Maxxim Medical, Inc., et al., No. 99-143 (3rd Judl. Dist., Henderson Cty., Tex). The Company believes the allegations of the complaint are without merit and intends to vigorously defend the lawsuit.

     In the ordinary course of business, the Company has been named in various other lawsuits. While the final resolution of any matter may have an impact on the Company's

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES
consolidated financial results for a particular reporting period, management believes, based on consultation with counsel, that the ultimate resolution of these matters and the matters specifically discussed above will not have a material adverse impact on the Company's financial position or results of operations.

Product Liability

     The Company currently has product liability insurance which it believes to be adequate for its business. The Company's existing policy expires in November 2000.

(6) INCOME TAXES

     The components of the provision for income taxes are as follows:

                                                         FISCAL YEARS ENDED
                                               ---------------------------------------
                                               NOVEMBER 3,   NOVEMBER 2,   NOVEMBER 1,
                                                  1996          1997          1998
                                               -----------   -----------   -----------
                                                           (IN THOUSANDS)
Current domestic.............................    $1,050        $3,784        $ 8,189
Current foreign..............................     2,020         1,855            681
                                                 ------        ------        -------
                                                  3,070         5,639          8,870
                                                 ------        ------        -------
Deferred domestic............................     2,693         3,724          5,118
Deferred foreign.............................       659           122            466
                                                 ------        ------        -------
                                                  3,352         3,846          5,584
                                                 ------        ------        -------
     Total...................................    $6,422        $9,485        $14,454
                                                 ======        ======        =======

     Income tax expense differed from the amounts computed by applying the statutory U.S. federal income tax rate as a result of the following:

                                                         FISCAL YEARS ENDED
                                               ---------------------------------------
                                               NOVEMBER 3,   NOVEMBER 2,   NOVEMBER 1,
                                                  1996          1997          1998
                                               -----------   -----------   -----------
Statutory rate...............................      35%           35%           35%
Amortization of goodwill.....................       4             4             3
State taxes, net of federal benefit..........       2             2             3
Other, net...................................       1             1             1
                                                   --            --            --
Effective rate...............................      42%           42%           42%
                                                   ==            ==            ==

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

     The net effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below at:

                                                             NOVEMBER 2,    NOVEMBER 1,
                                                                1997           1998
                                                             -----------    -----------
                                                                   (IN THOUSANDS)
Current deferred:
  Deferred tax assets:
  Accounts receivable, principally due to allowance for
     doubtful accounts.....................................    $ 1,257       $  1,359
  Inventory, principally due to reserve for obsolescence
     and costs inventoried for tax purposes................      3,369          3,507
  Net operating loss carryforwards.........................         84            629
  Accruals and provisions not currently deductible.........      4,160          4,830
                                                               -------       --------
                                                                 8,870         10,325
  Deferred tax liabilities:
  Tax over book depreciation...............................       (179)            --
                                                               -------       --------
  Net current deferred tax asset...........................    $ 8,691       $ 10,325
                                                               =======       ========
Noncurrent deferred:
  Deferred tax assets:
  Net operating loss carryforwards.........................        506          1,440
  Deferred tax liabilities:
  Book over tax amortization...............................     (5,933)        (7,299)
  Differences between book and tax basis of property and
     equipment.............................................       (781)        (5,845)
                                                               -------       --------
  Net noncurrent deferred tax liability....................    $(6,208)      $(11,704)
                                                               =======       ========

     There is no valuation allowance as of the year ended November 1, 1998. It is the opinion of management that future operations will more likely than not generate taxable income to realize the deferred tax assets.

     At November 1, 1998, the Company has $10.1 million of net operating loss carryforwards for federal income tax purposes which were acquired in various acquisitions. The utilization of certain net operating loss carryforwards is subject to limitations under U.S. Federal Income Tax laws. The Company did not record a deferred tax asset for $4.2 million of these net operating loss carryforwards in the allocation of the purchase price of these acquisitions, for which subsequently recognized benefits will be allocated to reduce goodwill. The net operating loss carryforwards are available to offset future federal taxable income, if any, through 2009.

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

(7) ACCRUED LIABILITIES

     Accrued liabilities include the following as of:

                                           NOVEMBER 2,    NOVEMBER 1,     AUGUST 1,
                                              1997           1998           1999
                                           -----------    -----------    -----------
                                                                         (UNAUDITED)
                                                        (IN THOUSANDS)
Health insurance and benefit accrual.....    $ 8,471        $ 7,799        $11,666
Accrued taxes payable....................      3,831          5,314         11,993
Fees payable to hospital buying groups...      1,941          2,357          2,036
Accrued payroll and commissions..........      2,751          2,958          8,114
Accrued interest payable.................      3,349          2,807          5,924
Other....................................      6,288          4,686         11,912
                                             -------        -------        -------
                                             $26,631        $25,921        $51,645
                                             =======        =======        =======

(8) STOCK OPTION AGREEMENTS

     Commencing with November 1, 1989, it has been the practice of the board of directors to grant stock options to certain employees of the Company from time to time. The Company has also granted options to its non-employee directors from time to time. The shares purchasable by employees under such stock option agreements (subject to continued employment with the Company) vest over five years. The shares purchasable by non-employee directors under such stock option agreements (subject to continued director service to the Company) vest over a period of one to three years. Set forth below is certain information regarding such issuances, exercises and cancellations of options in each of the indicated fiscal years and nine months ended:

                                                                        WEIGHTED
                                                                    AVERAGE EXERCISE
                                                         SHARES          PRICE
                                                        ---------   ----------------
BALANCE AT OCTOBER 29, 1995...........................    581,300        $11.22
Fiscal 1996:
  Granted.............................................    275,000        $11.48
  Exercised...........................................    (41,180)         7.06
  Cancelled...........................................    (21,420)        12.06
                                                        ---------
BALANCE AT NOVEMBER 3, 1996...........................    793,700         11.40
Fiscal 1997:
  Granted.............................................    294,800        $11.48
  Exercised...........................................    (43,000)        12.99
  Cancelled...........................................    (28,780)        11.68
                                                        ---------
BALANCE AT NOVEMBER 2, 1997...........................  1,016,720         11.40
Fiscal 1998:
  Granted.............................................    302,800        $19.64
  Exercised...........................................    (65,760)        12.94
  Cancelled...........................................    (11,680)        13.13
                                                        ---------
BALANCE AT NOVEMBER 1, 1998...........................  1,242,080        $13.31
                                                        ---------

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

     The 1,242,080 options outstanding as of November 1, 1998 had exercise prices ranging between $10.73 and $24.76, a weighted average exercise price of $13.31 and a weighted average remaining contract life of 2.68 years. At November 1, 1998, options to purchase 667,476 shares, were exercisable with exercise prices ranging between $10.73 and $19.02, and a weighted average exercise price of $11.84.

     The Company has elected to continue to follow APB Opinion No. 25: however, if the Company adopted SFAS No. 123, the Company's net income and earnings per share for the years ended November 3, 1996, November 2, 1997, and November 1, 1998 and for the nine months ended August 2, 1998 and August 1, 1999 would have been reduced as follows:

                                                  FISCAL YEARS ENDED
                       ------------------------------------------------------------------------
                          NOVEMBER 3, 1996         NOVEMBER 2, 1997         NOVEMBER 1, 1998
                       ----------------------   ----------------------   ----------------------
                       AS REPORTED   PROFORMA   AS REPORTED   PROFORMA   AS REPORTED   PROFORMA
                       -----------   --------   -----------   --------   -----------   --------
                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net income...........    $8,710       $8,663      $12,881     $12,638      $19,636     $19,042
Basic earnings per
  share..............      1.08         1.07         1.55        1.52         1.55        1.50
Diluted earnings per
  share..............      1.02         1.02         1.42        1.40         1.50        1.46

     The weighted average fair value of options granted in 1996, 1997, and 1998 was $7.10, $6.59, and $13.58, respectively. The fair value of each option was determined using the Black-Scholes option valuation model. The key input variables used in valuing the options were as follows: average risk-free interest rate based on 5-year Treasury bonds, estimated option terms ranging from 2 to 6 years, and stock price volatility of 36% for fiscal years 1996 and 1997 and 53% for fiscal year 1998. The Company has no present plans to pay dividends on its Common Stock. The effect of applying SFAS No. 123 as calculated above may not be representative of the effects on reported net income for future years.

(9) SAVINGS PLAN

     The Company has a 401(k) savings plan which permits participants to contribute up to 15 percent of their base compensation (as defined) each calendar year. The Company will match at least 25 percent of a participant's contribution up to a maximum of 6 percent of gross pay. The Company's matching percentage may be adjusted as Company profitability dictates. Employer contributions were $606,000, $801,000, and $910,000, for the 1996, 1997 and 1998
plan years, respectively. Employer contributions were $502,000 and $684,000, for the seven months ended August 2, 1998 and August 1, 1999, respectively.

(10) DEFERRED COMPENSATION PLAN

     During 1998, the Company established a nonqualified deferred compensation plan for key employees of the Company. Under the program, participants may elect to reduce their compensation and to have elective deferrels credited to their accounts by making an election under the Plan, but no participants may defer more than 90% of their base and 100% of bonuses. The Company will match 100% of the first 6% of the participants'

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES
compensation deferral. Vesting in the plan is 100% immediate and the retirement age under the plan is age 55. A participant terminating employment before retirement age is entitled to a lump sum payment of all vested amounts. Employer contributions were $50,200 for fiscal year 1998 and $119,300 for the nine months ended August 1, 1999.

(11) MANAGEMENT STOCK PURCHASE PLAN

     In May 1997, the Company issued 400,000 shares of common stock pursuant to a Senior Management Stock Purchase Plan at $13.00 per share. The stock was issued in exchange for an aggregate of $5,200,000 in non-interest bearing, full recourse promissory notes due May 23, 2000 from the participating managers. These notes have been recorded as subscriptions receivable and are included in the shareholders' equity section of the Consolidated Balance Sheet. Payment of these notes also is secured by the pledge of the 400,000 shares of common stock.

(12) PUBLIC OFFERING OF COMMON STOCK

     In March 1998, the Company completed an offering of 4,025,000 shares of its common stock at a price to the public of $24.00 per share, including 525,000 shares pursuant to the underwriters' exercise of the overallotment option. After deducting offering costs and commissions, the Company received net proceeds of approximately $91,418,000. The Company used the proceeds to repay amounts due under the Second Credit Agreement.

(13) SHAREHOLDER RIGHTS PLAN

     On July 10, 1997, the Board of Directors of the Company declared a dividend of one right to purchase preferred stock ("Right") for each outstanding share of the Company's Common Stock, par value $0.001 per share ("Common Stock"), to stockholders of record at the close of business on September 15, 1997 (the "Record Date").

     The Rights have certain anti-takeover effects. The Rights are designed to protect and maximize the value of the outstanding equity interests in the Company in the event of an unsolicited attempt by an acquiror to take over the Company in a manner or on terms not approved by the Board of Directors. The Rights will cause substantial dilution to any person or group that attempts to acquire the Company without the approval of the Company's Board of Directors. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire the Company, even if such acquisition may be favorable to the interests of the Company's stockholders. Because the Board of Directors can redeem the Rights or approve a Permitted Offer, the Rights should not interfere with a merger or other business combination approved by the Board of Directors of the Company.

     The description and terms of the Rights are set forth in a Rights Agreement dated as of July 10, 1997, as amended on June 13, 1999, as it may from time to time be further supplemented or amended (the "Rights Agreement"), between the Company and Harris Trust and Savings Bank, as Rights Agent.

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

(14) FINANCIAL INFORMATION REGARDING GUARANTOR SUBSIDIARIES

     Consolidating financial information regarding the Company, guarantor subsidiaries and non-guarantor subsidiaries as of and for each of the fiscal years ended November 1, 1998, November 2, 1997, and November 3, 1996 is presented below for purposes of complying with the reporting requirements of the guarantor subsidiaries. Separate financial statements and other disclosures concerning each guarantor subsidiary have not been presented because management has determined that such information is not material to investors. The guarantor subsidiaries are wholly-owned subsidiaries of the Company who have fully and unconditionally guaranteed the Senior Subordinated Discount Notes due 2009 issued in connection with the recapitalization (see Note 17).

CONSOLIDATED BALANCE SHEET
NOVEMBER 1, 1998

                                                                 NOVEMBER 1, 1998
                                             ---------------------------------------------------------
                                              GUARANTOR     NON-GUARANTOR   ELIMINATING   CONSOLIDATED
                                             SUBSIDIARIES   SUBSIDIARIES      ENTRIES        TOTAL
                                             ------------   -------------   -----------   ------------
ASSETS
Current assets:
  Cash and cash equivalents................    $    742       $  3,383       $     --       $  4,125
  Accounts receivable, net.................      94,199          7,491        (31,261)        70,429
  Inventory, net...........................      69,261         10,387             --         79,648
  Net current deferred tax asset...........      10,325             --             --         10,325
  Prepaid expenses and other...............       8,263            427             --          8,690
                                               --------       --------       --------       --------
    Total current assets...................     182,790         21,688        (31,261)       173,217
Property and equipment.....................     116,125         52,923             --        169,048
  Less: accumulated depreciation...........     (28,688)       (12,850)            --        (41,538)
                                               --------       --------       --------       --------
                                                 87,437         40,073             --        127,510
Investment in subsidiaries.................      22,898             --        (22,898)            --
Goodwill, net..............................     146,135            881             --        147,016
Other assets, net..........................      19,072          1,236             --         20,308
                                               --------       --------       --------       --------
    Total assets...........................    $458,332       $ 63,878       $(54,159)      $468,051
                                               ========       ========       ========       ========

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                                                                 NOVEMBER 1, 1998
                                             ---------------------------------------------------------
                                              GUARANTOR     NON-GUARANTOR   ELIMINATING   CONSOLIDATED
                                             SUBSIDIARIES   SUBSIDIARIES      ENTRIES        TOTAL
                                             ------------   -------------   -----------   ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current maturities of other long-term
    obligations............................    $  2,544       $ 14,699       $(14,699)      $  2,544
  Accounts payable.........................      30,089          5,745             --         35,834
  Accrued liabilities......................      23,194          2,727             --         25,921
                                               --------       --------       --------       --------
    Total current liabilities..............      55,827         23,171        (14,699)        64,299
Long-term debt, net of current
  maturities...............................      13,800             --             --         13,800
10 1/2% Senior subordinated notes..........     100,000             --             --        100,000
Other long-term obligations, net of current
  maturities...............................       5,339         16,562        (16,562)         5,339
Net non-current deferred tax liability.....      10,457          1,247             --         11,704
                                               --------       --------       --------       --------
    Total liabilities......................     185,423         40,980        (31,261)       195,142
Commitments and contingencies
Shareholders' equity
  Preferred Stock..........................          --             --             --             --
  Common Stock.............................          14             --             --             14
  Additional paid-in capital...............     219,268             --             --        219,268
  Retained earnings........................      64,886             --             --         64,886
  Subscriptions receivable.................      (5,200)            --             --         (5,200)
  Accumulated other comprehensive income...      (6,059)            --             --         (6,059)
                                               --------       --------       --------       --------
    Total shareholders' equity.............     272,909             --             --        272,909
  Net equity of non-guarantor
    subsidiaries...........................          --         22,898        (22,898)            --
                                               --------       --------       --------       --------
    Total liabilities and shareholders'
      equity...............................    $458,332       $ 63,878       $(54,159)      $468,051
                                               ========       ========       ========       ========

CONSOLIDATED BALANCE SHEET
NOVEMBER 2, 1997

                                                                 NOVEMBER 2, 1997
                                             ---------------------------------------------------------
                                              GUARANTOR     NON-GUARANTOR   ELIMINATING   CONSOLIDATED
                                             SUBSIDIARIES   SUBSIDIARIES      ENTRIES        TOTAL
                                             ------------   -------------   -----------   ------------
ASSETS
Current assets:
  Cash and cash equivalents................    $    526        $ 2,604       $     --       $  3,130
  Accounts receivable, net.................      87,242          7,054        (17,087)        77,209
  Inventory, net...........................      74,944          8,240             --         83,184
  Net current deferred tax asset...........       8,691             --             --          8,691
  Prepaid expenses and other...............       1,529            780             --          2,309
                                               --------        -------       --------       --------
    Total current assets...................     172,932         18,678        (17,087)       174,523
Property and equipment.....................      87,044         35,894             --        122,938
  Less: accumulated depreciation...........     (21,557)        (9,827)            --        (31,384)
                                               --------        -------       --------       --------
                                                 65,487         26,067             --         91,554
Investment in subsidiaries.................      21,802             --        (21,802)            --
Goodwill, net..............................     128,658            862             --        129,520
Other assets, net..........................      27,169          1,280             --         28,449
                                               --------        -------       --------       --------
    Total assets...........................    $416,048        $46,887       $(38,889)      $424,046
                                               ========        =======       ========       ========

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                                                                 NOVEMBER 2, 1997
                                             ---------------------------------------------------------
                                              GUARANTOR     NON-GUARANTOR   ELIMINATING   CONSOLIDATED
                                             SUBSIDIARIES   SUBSIDIARIES      ENTRIES        TOTAL
                                             ------------   -------------   -----------   ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt.....    $ 12,750        $    --       $     --       $ 12,750
  Current maturities of other long-term
    obligations............................       2,953            707           (527)         3,133
  Accounts payable.........................      28,375          3,819             --         32,194
  Accrued liabilities......................      23,733          2,898             --         26,631
                                               --------        -------       --------       --------
    Total current liabilities..............      67,811          7,424           (527)        74,708
Long-term debt, net of current
  maturities...............................      78,550             --             --         78,550
10 1/2% Senior subordinated notes..........     100,000             --             --        100,000
6 3/4% Convertible subordinated
  debentures...............................      23,352             --             --         23,352
Other long-term obligations, net of current
  maturities...............................       2,980         16,880        (16,560)         3,300
Net non-current deferred tax liability.....       5,427            781             --          6,208
                                               --------        -------       --------       --------
    Total liabilities......................     278,120         25,085        (17,087)       286,118
Commitments and contingencies
Shareholders' equity
  Preferred Stock..........................          --             --             --             --
  Common Stock.............................           9             --             --              9
  Additional paid-in capital...............     103,872             --             --        103,872
  Retained earnings........................      45,250             --             --         45,250
  Subscriptions receivable.................      (5,200)            --             --         (5,200)
  Accumulated other comprehensive income...      (6,003)            --             --         (6,003)
                                               --------        -------       --------       --------
    Total shareholders' equity.............     137,928             --             --        137,928
  Net equity of non-guarantor
    subsidiaries...........................          --         21,802        (21,802)            --
                                               --------        -------       --------       --------
    Total liabilities and shareholders'
      equity...............................    $416,048        $46,887       $(38,889)      $424,046
                                               ========        =======       ========       ========

CONSOLIDATING STATEMENT OF OPERATIONS
YEAR ENDED NOVEMBER 1, 1998

                                                            YEAR ENDED NOVEMBER 1, 1998
                                             ---------------------------------------------------------
                                              GUARANTOR     NON-GUARANTOR   ELIMINATING   CONSOLIDATED
                                             SUBSIDIARIES   SUBSIDIARIES      ENTRIES        TOTAL
                                             ------------   -------------   -----------   ------------
Net sales -- third party...................    $459,728        $62,788       $     --       $522,516
Net sales -- intercompany..................       8,918         17,181        (26,099)            --
Cost of sales -- third party...............     337,268         47,071         (2,701)       381,638
Cost of sales -- intercompany..............       7,903         15,495        (23,398)            --
                                               --------        -------       --------       --------
Gross profit...............................     123,475         17,403             --        140,878
                                               --------        -------       --------       --------
Operating expenses
  Marketing and selling....................      56,770          9,067             --         65,837
  General and administrative...............      24,679          3,894             --         28,573
                                               --------        -------       --------       --------
                                                 81,449         12,961             --         94,410
                                               --------        -------       --------       --------
Income from operations.....................      42,026          4,442             --         46,468
Interest (income)/expense..................      13,465            (45)            --         13,420
Other (income)/expense, net................      (2,435)         1,393             --         (1,042)
                                               --------        -------       --------       --------
Income before income taxes.................      30,996          3,094             --         34,090
Income taxes...............................      13,308          1,146             --         14,454
                                               --------        -------       --------       --------
Net income.................................    $ 17,688        $ 1,948       $     --       $ 19,636
                                               ========        =======       ========       ========

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF OPERATIONS
YEAR ENDED NOVEMBER 2, 1997

                                                            YEAR ENDED NOVEMBER 2, 1997
                                             ---------------------------------------------------------
                                              GUARANTOR     NON-GUARANTOR   ELIMINATING   CONSOLIDATED
                                             SUBSIDIARIES   SUBSIDIARIES      ENTRIES        TOTAL
                                             ------------   -------------   -----------   ------------
Net sales -- third party...................    $463,611        $65,941       $              $529,552
Net sales -- intercompany..................       5,825         13,552        (19,377)            --
Cost of sales -- third party...............     350,714         48,961         (1,984)       397,691
Cost of sales -- intercompany..............       5,162         12,231        (17,393)            --
                                               --------        -------       --------       --------
Gross profit...............................     113,560         18,301             --        131,861
                                               --------        -------       --------       --------
Operating expenses
  Marketing and selling....................      54,692          7,911             --         62,603
  General and administrative...............      23,695          3,803             --         27,498
                                               --------        -------       --------       --------
                                                 78,387         11,714             --         90,101
                                               --------        -------       --------       --------
Income from operations.....................      35,173          6,587             --         41,760
Interest (income)/expense..................      22,203            (58)            --         22,145
Other (income)/expense, net................      (4,304)         1,553             --         (2,751)
                                               --------        -------       --------       --------
Income before income taxes.................      17,274          5,092             --         22,366
Income taxes...............................       7,624          1,861             --          9,485
                                               --------        -------       --------       --------
Net income.................................    $  9,650        $ 3,231       $     --       $ 12,881
                                               ========        =======       ========       ========

CONSOLIDATING STATEMENT OF OPERATIONS
YEAR ENDED NOVEMBER 3, 1996

                                                            YEAR ENDED NOVEMBER 3, 1996
                                             ---------------------------------------------------------
                                              GUARANTOR     NON-GUARANTOR   ELIMINATING   CONSOLIDATED
                                             SUBSIDIARIES   SUBSIDIARIES      ENTRIES        TOTAL
                                             ------------   -------------   -----------   ------------
Net sales -- third party...................    $332,785        $67,051       $              $399,836
Net sales -- intercompany..................       2,247         15,701        (17,948)            --
Cost of sales -- third party...............     249,303         46,841         (1,980)       294,164
Cost of sales -- intercompany..............       1,954         14,014        (15,968)            --
                                               --------        -------       --------       --------
Gross profit...............................      83,775         21,897             --        105,672
                                               --------        -------       --------       --------
Operating expenses
  Marketing and selling....................      43,831          7,950             --         51,781
  General and administrative...............      21,781          4,418             --         26,199
                                               --------        -------       --------       --------
                                                 65,612         12,368             --         77,980
                                               --------        -------       --------       --------
Income from operations.....................      18,163          9,529             --         27,692
Interest (income)/expense..................      13,207            (64)            --         13,143
Other (income)/expense, net................      (2,570)         1,987             --           (583)
                                               --------        -------       --------       --------
Income before income taxes.................       7,526          7,606             --         15,132
Income taxes...............................       3,363          3,059             --          6,422
                                               --------        -------       --------       --------
Net income.................................    $  4,163        $ 4,547       $     --       $  8,710
                                               ========        =======       ========       ========

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

STATEMENT OF CASH FLOWS
FOR FISCAL YEARS ENDED NOVEMBER 3, 1996, NOVEMBER 2, 1997 AND
NOVEMBER 1, 1998

                                          NOVEMBER 3, 1996            NOVEMBER 2, 1997            NOVEMBER 1, 1998
                                      -------------------------   -------------------------   -------------------------
                                      GUARANTOR   NON-GUARANTOR   GUARANTOR   NON-GUARANTOR   GUARANTOR   NON-GUARANTOR
                                      ---------   -------------   ---------   -------------   ---------   -------------
Cash flows from operating
activities:
 Net income.........................  $   4,161     $   4,549     $  9,650       $3,231       $ 17,688      $  1,948
 Adjustment to reconcile net income
   to net cash provided by operating
   activities:
   Deferred income tax expense......      2,693           659        3,724          122          5,118           466
   Depreciation and amortization....     11,099         3,869       13,966        3,529         16,330         3,070
   Compensation expense for
     outstanding stock options......        311            --          471           --            625            --
   Gain on sale of investment in
     equity securities..............         --            --       (1,510)          --             --            --
   Gain on sale of building.........         --            --           --           --            (25)           --
   Changes in current assets and
     liabilities, net of effects of
     asset acquisitions and
     dispositions and business
     combinations:
   (Increase) decrease in accounts
     receivable, net................     (8,458)         (335)      11,342       (2,648)        11,117          (437)
   (Increase) decrease in inventory,
     net............................     (7,220)       (2,227)       9,201        1,872          8,204        (2,147)
   (Increase) decrease in prepaid
     expenses and other.............     (2,275)           27         (169)        (450)          (730)          276
   Increase (decrease) in accounts
     payable........................     10,102           197        2,626       (2,603)        (3,642)        1,926
   (Decrease) increase in accrued
     liabilities....................    (16,227)         (568)      (1,580)      (1,197)        (4,074)         (171)
                                      ---------     ---------     --------       ------       --------      --------
Net cash provided by (used in)
 operating activities...............     (5,814)        6,171       47,721        1,856         50,611         4,931
                                      ---------     ---------     --------       ------       --------      --------
Cash flows from investing
 activities:
 Purchase of investment
   securities.......................     (1,620)           --           --           --             --            --
 Proceeds from sale of investment
   securities.......................         --            --        3,130           --          1,650            --
 Proceeds from building sale........         --            --          500           --          1,200            --
 Proceeds from the sale of Henley
   assets...........................      6,000            --           --           --             --            --
 Proceeds from product line sale....         --            --           --           --             --            --
 Purchase of Sterile Concepts, net
   of cash acquired.................   (119,461)          785           --           --             --
 Purchase of Winfield Medical, net
   of cash acquired.................         --            --           --           --        (31,267)           --
 Purchase of glove plant assets and
   assumption of liabilities, net...         --            --           --           --        (16,096)           --
 Purchase of Circon, net of cash
   acquired.........................         --            --           --           --             --            --
 Purchase of property and equipment,
   net of asset acquisitions and
   business combinations............     (6,466)       (4,159)      (3,632)      (3,197)        (6,467)      (16,974)
                                      ---------     ---------     --------       ------       --------      --------
Net cash used in investing
 activities.........................   (121,547)       (3,374)          (2)      (3,197)       (50,980)      (16,974)
                                      ---------     ---------     --------       ------       --------      --------

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                                          NOVEMBER 3, 1996            NOVEMBER 2, 1997            NOVEMBER 1, 1998
                                      -------------------------   -------------------------   -------------------------
                                      GUARANTOR   NON-GUARANTOR   GUARANTOR   NON-GUARANTOR   GUARANTOR   NON-GUARANTOR
                                      ---------   -------------   ---------   -------------   ---------   -------------
Cash flows from financing
activities:
 Payments on long-term borrowings...  $ (73,687)    $  (2,380)    $ (7,500)          --       $(81,000)           --
 Proceeds from long-term
   borrowings.......................     92,380            --           --           --             --            --
 Net borrowing (payments) on
   revolving line of credit.........     35,290            --      (29,790)          --          3,500            --
 (Decrease) increase in other long-
   term obligations and capital
   lease obligations................      4,580            --       (4,653)      $  500        (17,817)     $ 13,674
   Net proceeds from secondary stock
     offering.......................         --            --           --           --         91,418            --
 Net proceeds from the issuance of
   10 1/2% Senior subordinated
   notes............................     97,000            --           --           --             --            --
 Payments on Sterile Concepts
   debt.............................    (34,247)           --           --           --             --            --
 Payment of debt financing costs....         --            --           --           --             --            --
 Increase (decrease) in bank
   overdraft........................      6,091            --       (7,893)          --          2,843            --
 Other, net.........................        559          (102)         529           --            753            --
                                      ---------     ---------     --------       ------       --------      --------
Net cash provided by (used in)
 financing activities                   127,966        (2,482)     (49,307)         500           (303)       13,674
                                      ---------     ---------     --------       ------       --------      --------
Effect of foreign currency
 translation adjustment                      --           (44)         280         (671)           888          (852)
                                      ---------     ---------     --------       ------       --------      --------
Net increase (decrease) in cash and
 cash equivalents                           605           271       (1,308)      (1,512)           216           779
Cash and cash equivalents at
 beginning of year                        1,229         3,845        5,950        4,116            526         2,604
                                      ---------     ---------     --------       ------       --------      --------
Cash and cash equivalents at end of
 year                                 $   1,834     $   4,116     $  4,642       $2,604       $    742      $  3,383
                                      =========     =========     ========       ======       ========      ========

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

(15) QUARTERLY FINANCIAL DATA (UNAUDITED)

                                           FIRST      SECOND     THIRD      FOURTH
                                          --------   --------   --------   --------
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
YEAR ENDED NOVEMBER 2, 1997
  Net Sales.............................  $133,401   $136,042   $128,654   $131,455
  Gross Profit..........................    32,236     33,439     32,489     33,697
  Net Income............................     3,459      2,717      3,192      3,513
  Basic earnings per share..............      0.43       0.33       0.38       0.41
  Diluted earnings per share............      0.39       0.31       0.34       0.37
YEAR ENDED NOVEMBER 1, 1998
  Net Sales.............................  $128,003   $132,958   $128,057   $133,498
  Gross Profit..........................    33,061     34,742     35,324     37,751
  Net Income............................     3,751      4,719      5,444      5,722
  Basic earnings per share..............      0.38       0.38       0.38       0.40
  Diluted earnings per share............      0.37       0.37       0.37       0.39
NINE MONTHS ENDED AUGUST 1, 1999
  Net Sales.............................  $136,126   $175,963   $173,278
  Gross Profit..........................    41,561     60,647     58,832
  Net Income............................     3,876      6,067      5,910
  Basic earnings per share..............      0.27       0.43       0.41
  Diluted earnings per share............      0.26       0.42       0.41

(16) TRANSITION EXPENSES (UNAUDITED)

     Transition expenses for the nine months ended August 1, 1999 represent expenses incurred in connection with the Company's sales force restructuring and the acquisition and integration of Circon with the Company and include the following:

                                            NINE MONTHS ENDED
                                             AUGUST 1, 1999
                                            -----------------
                                               (UNAUDITED)
                                             (IN THOUSANDS)
Severance...............................         $1,243
Training................................            950
Other transition expenses...............          1,178
                                                 ------
                                                 $3,371
                                                 ======

     Other transition expenses include bonuses and professional fees incurred as a result of the acquisition of Circon.

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

(17) RECAPITALIZATION (UNAUDITED)

     On November 12, 1999, the Company completed a recapitalization whereby each outstanding share of Maxxim, except for a portion of the shares held by certain senior executive officers and certain other current shareholders of Maxxim and shares as to which holders have perfected appraisal rights, were converted into the right to receive $26.00 per share in cash. In connection with the merger, the existing debt of the Company was refinanced, with the Company making a consent solicitation and tender offer for all of its outstanding 10 1/2% Senior Subordinated Notes, due 2006 (see note 3). The recapitalization required total funding of approximately $799,600,000.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation has the power to indemnify its officers, directors, employees and agents (or persons serving in such positions in another entity at the request of the corporation) against expenses, including attorneys' fees, judgments, fines or settlement amounts actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation (and, with respect to any criminal action, had no reasonable cause to believe the person's conduct was unlawful), except that if such action shall be by or in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or another court in which the suit was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity. The Registrant's Certificate of Incorporation and Bylaws provide that the Registrant will indemnify its officers and directors to the fullest extent permitted by Delaware law. In addition, the Registrant's Bylaws require it to pay the expenses incurred by its officers, directors, employees and agents (or persons serving in such positions in another entity at the request of the corporation) in defending a pending or threatened civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such persons to repay such amount if it shall ultimately be determined that he or she is not entitled to indemnification by the Registrant.

     As permitted by Section 102 of the DGCL, the Registrant's Certificate of Incorporation provides that no director shall be liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director other than (i) for breaches of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock purchases or redemptions under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:

  3.1     --  Certificate of Incorporation of the Registrant.
  3.2     --  By-Laws of the Registrant.
  3.3     --  Certificate of Incorporation of Maxxim Medical, Inc., a
              Texas corporation
  3.4     --  By-Laws of Maxxim Medical, Inc., a Texas corporation
  3.5     --  Certificate of Incorporation of Maxxim Medical, Inc., a
              Delaware corporation
  3.6     --  By-Laws of Maxxim Medical, Inc., a Delaware corporation
  3.7     --  Certificate of Incorporation of Maxxim Investment
              Management, Inc.
  3.8     --  By-Laws of Maxxim Investment Management, Inc.

     3.9          --  Certificate of Incorporation of Fabritek La Romana, Inc.
     3.10         --  By-Laws of Fabritek La Romana, Inc.
     4.1          --  Indenture, dated as of November 12, 1999, among the Registrant, the Guarantors (as defined therein) and the Bank of New York, as Trustee.
     4.2          --  Purchase Agreement, dated as of November 12, 1999, by and among the Registrant, the
                      Guarantors and the Purchasers (as defined therein).
     4.3          --  Warrant Agreement, dated as of November 12, 1999, among Maxxim Medical, Inc., a Texas corporation, and the Purchasers (as defined therein).
     4.4          --  Exchange and Registration Rights Agreement, dated as of November 12, 1999, by and among the
                      Registrant and the Purchasers (as defined therein).
     4.5          --  Indenture, dated as of November 12, 1999, by and between Maxxim Medical, Inc., a Texas corporation, and Wilmington Trust Company, as Trustee.
     4.6          --  Purchase Agreement, dated as of November 12, 1999, by and among Maxxim Medical Inc., a
                      Texas corporation, and GS Mezzanine Partners, L.P. and GS Mezzanine Partners Offshore, L.P.
     4.7          --  Warrant Agreement, dated as of November 12, 1999, among Maxxim Medical Inc., a Texas corporation, and GS Mezzanine Partners, L.P. and GS Mezzanine Partners Offshore, L.P.
     4.8          --  Exchange and Registration Rights Agreement, dated as of November 12, 1999, by and among
                      Maxxim Medical Inc., a Texas corporation, and GS Mezzanine Partners, L.P. and GS Mezzanine
                      Partners Offshore, L.P.
    *5            --  Opinion of counsel (including consent).
    10.1          --  Credit Agreement, dated as of November 12, 1999, by and among the Registrant, Maxxim
                      Medical, Inc., a Texas corporation, The Chase Manhattan Bank, Bankers Trust Company,
                      Merrill Lynch Capital Corporation, Canadian Imperial Bank of Commerce, Credit Suisse First
                      Boston and the financial institutions party thereto.
    10.2          --  Stockholders' Agreement, dated as of November 12, 1999, by and among Maxxim Medical, Inc., a Texas corporation, and the shareholders listed on the signature pages thereto.
   *10.3          --  Employment Agreement, dated as of March 12, 1999, by and among the Registrant, Maxxim
                      Medical, Inc., a Texas corporation, and Kenneth W. Davidson.
   *10.4          --  Employment Agreement, dated as of March 12, 1999, by and among the Registrant, Maxxim
                      Medical, Inc., a Texas corporation, and Peter M Graham.
   *10.5          --  Employment Agreement, dated as of April 19, 1999, by and among the Registrant, Maxxim
                      Medical, Inc., a Texas corporation, and Alan S. Blazei.
   *10.6          --  Employment Agreement, dated as of April 19, 1999, by and among the Registrant, Maxxim
                      Medical, Inc., a Texas corporation, and Jack F. Cahill.
    10.7          --  Maxxim Medical, Inc., a Texas corporation, 1999 Stock Incentive Plan.
    10.8          --  Form of Vested Stock Option Agreement.
    10.9          --  Form of Time Accelerated Stock Option Agreement.
    10.10         --  Form of Time Vesting Stock Option Agreement.
    12            --  Statement re: computation of ratios.
    21            --  Subsidiaries of the Registrant.

    23.1          --  Consent of KPMG LLP.
   *23.2          --  Consent of counsel (included in Exhibit No. 5).
    24            --  Powers of Attorney. A power of attorney, pursuant to which amendments to this Registration
                      Statement may be filed, is included in the signature pages contained in Part II.
    25            --  Statement of Eligibility and Qualification of Trustee on Form T-1 of the Bank of New York
                      under the Trust Indenture Act of 1939.
    27            --  Financial Data Schedule (for SEC use only).
   *99.1          --  Form of Letter of Transmittal for the Senior Subordinated Discount Notes due 2009.
   *99.2          --  Form of Notice of Guaranteed Delivery.
   *99.3          --  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
   *99.4          --  Form of Institutions Letter
   *99.5          --  Form of Client Letter

-------------------------

* To be filed by amendment.

     (b) Financial Statement Schedule.

     Schedule II -- Valuation and Qualifying Account and Allowances

     All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or information required is included in the consolidated financial statements and, therefore, have been omitted.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (d) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida on December 15, 1999.

                                          MAXXIM MEDICAL, INC.
                                          (a Texas corporation)

                                          By:    /s/ KENNETH W. DAVIDSON
                                             -----------------------------------
                                                     Kenneth W. Davidson
                                                   Chairman of the Board,
                                                President and Chief Executive
                                                           Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth W. Davidson and Alan S. Blazei, and each of them, his attorney-in-fact with power of substitution for him in any and all capacities, to sign any amendments, supplements, subsequent registration statements relating to the offering to which this registration statement relates, or other instruments he deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 15, 1999.

                     SIGNATURE                                         TITLE
                     ---------                                         -----
              /s/ KENNETH W. DAVIDSON                  Chairman of the Board, President and
---------------------------------------------------      Chief Executive Officer
                Kenneth W. Davidson

                /s/ ALAN S. BLAZEI                     Executive Vice President, Controller
---------------------------------------------------      and Treasurer (principal financial
                  Alan S. Blazei                         officer)

            /s/ ERNEST J. HENLEY, PH.D                 Director
---------------------------------------------------
              Ernest J. Henley, Ph.D

                  /s/ SAUL A. FOX                      Director
---------------------------------------------------
                    Saul A. Fox

             /s/ W. DEXTER PAINE, III                  Director
---------------------------------------------------
               W. Dexter Paine, III

               /s/ JASON B. HURWITZ                    Director
---------------------------------------------------
                 Jason B. Hurwitz

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida on December 15, 1999.

                                          MAXXIM MEDICAL GROUP, INC.

                                          By:    /s/ KENNETH W. DAVIDSON
                                             -----------------------------------
                                                     Kenneth W. Davidson
                                              Chairman of the Board, President,
                                             Chief Executive Officer, Treasurer
                                                        and Secretary

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth W. Davidson and Alan S. Blazei, and each of them, his attorney-in-fact with power of substitution for him in any and all capacities, to sign any amendments, supplements, subsequent registration statements relating to the offering to which this registration statement relates, or other instruments he deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 15, 1999.

                     SIGNATURE                                         TITLE
                     ---------                                         -----
              /s/ KENNETH W. DAVIDSON                  Chairman of the Board, President,
---------------------------------------------------      Chief Executive Officer, Treasurer
                Kenneth W. Davidson                      and Secretary

                /s/ ALAN S. BLAZEI                     Vice President, Chief Financial
---------------------------------------------------      Officer and Assistant Treasurer
                  Alan S. Blazei                         (principal accounting officer)

            /s/ ERNEST J. HENLEY, PH.D                 Director
---------------------------------------------------
              Ernest J. Henley, Ph.D

                  /s/ SAUL A. FOX                      Director
---------------------------------------------------
                    Saul A. Fox

             /s/ W. DEXTER PAINE, III                  Director
---------------------------------------------------
               W. Dexter Paine, III

               /s/ JASON B. HURWITZ                    Director
---------------------------------------------------
                 Jason B. Hurwitz

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida on December 15, 1999.

                                          MAXXIM MEDICAL, INC.
                                          (a Delaware corporation)

                                          By:    /s/ KENNETH W. DAVIDSON
                                             -----------------------------------
                                                     Kenneth W. Davidson
                                             President, Chief Executive Officer
                                                        and Secretary

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth W. Davidson and Alan S. Blazei, and each of them, his attorney-in-fact with power of substitution for him in any and all capacities, to sign any amendments, supplements, subsequent registration statements relating to the offering to which this registration statement relates, or other instruments he deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 15, 1999.

                     SIGNATURE                                         TITLE
                     ---------                                         -----
              /s/ KENNETH W. DAVIDSON                  President, Chief Executive Officer
---------------------------------------------------      and Secretary
                Kenneth W. Davidson

                /s/ ALAN S. BLAZEI                     Executive Vice President, Treasurer
---------------------------------------------------      and Controller (principal financial
                  Alan S. Blazei                         officer)

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida on December 15, 1999.

                                          MAXXIM INVESTMENT MANAGEMENT, INC.

                                          By:      /s/ PETER M. GRAHAM
                                             -----------------------------------
                                                       Peter M. Graham
                                                President and Chief Executive
                                                           Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter M. Graham and Alan S. Blazei, and each of them, his attorney-in-fact with power of substitution for him in any and all capacities, to sign any amendments, supplements, subsequent registration statements relating to the offering to which this registration statement relates, or other instruments he deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 15, 1999.

                     SIGNATURE                                         TITLE
                     ---------                                         -----
                /s/ PETER M. GRAHAM                    President, Chief Executive Officer
---------------------------------------------------      and Director
                  Peter M. Graham

                /s/ ALAN S. BLAZEI                     Treasurer and Director (principal
---------------------------------------------------      accounting officer and principal
                  Alan S. Blazei                         financial officer)

                                                       Director
---------------------------------------------------
                   Janice George

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida on December 15, 1999.

                                          FABRITEK LA ROMANA, INC.

                                          By:    /s/ KENNETH W. DAVIDSON
                                             -----------------------------------
                                                     Kenneth W. Davidson
                                             President, Secretary and Treasurer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth W. Davidson and Alan S. Blazei, and each of them, his attorney-in-fact with power of substitution for him in any and all capacities, to sign any amendments, supplements, subsequent registration statements relating to the offering to which this registration statement relates, or other instruments he deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 15, 1999.

              SIGNATURE                                 TITLE
              ---------                                 -----
       /s/ KENNETH W. DAVIDSON          President, Secretary, Treasurer and
--------------------------------------    Director (principal executive
         Kenneth W. Davidson              officer)

          /s/ ALAN S. BLAZEI            Vice President (principal accounting
--------------------------------------    officer and principal financial
            Alan S. Blazei                officer)